Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT A THIRD-PARTY OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REpreSENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIbED HEREIN, WHICH transactions will be subject to the completion of definitive documents incorporating the terms set forth herein and the closing of any transaction shall be subject to the terms and conditions set forth in such definitive documents and the approval rights of the parties set forth herein and in such definitive documents, in each case, subject to the terms hereof.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of May 20, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):1

i.	Akorn, Inc., a company incorporated under the Laws of Louisiana (“Akorn”), and each of its direct and indirect subsidiaries listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Term Lenders (the Entities in this clause (i), collectively, the “Company Parties”); and

ii.	the undersigned holders of Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Term Lenders”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company Parties and the Consenting Term Lenders, including those Consenting Term Lenders that are members of an ad hoc group represented by Gibson, Dunn & Crutcher LLP (the “Ad Hoc Group”) have negotiated certain transactions in pursuit of a sale of some or all of the Company Parties’ assets on the terms set forth in this Agreement and as specified in the following documents (such transactions, the “Transactions”):

i.	the bidding procedures attached hereto as Exhibit B (as amended, modified, waived or supplemented in accordance herewith, the “Bidding Procedures”);

ii.	in the event that the Stalking Horse Bidder is the Successful Bidder, the Stalking Horse APA, substantially in the form attached hereto as Exhibit C, pursuant to which up to the full amount of indebtedness under the Term Loan Credit Agreement shall be credit bid or, in the event that a Qualified Bidder other than the Stalking Horse Bidder is the Successful Bidder, the purchase agreement for the Successful Bidder as approved by the Bankruptcy Court;

iii.	the debtor-in-possession credit agreement by and among certain Company Parties, the DIP Agent, and the Consenting Term Lenders party thereto setting forth the terms and conditions of a $30 million debtor-in-possession financing facility, substantially in the form attached as Exhibit D to this Agreement (the “DIP Credit Agreement”); and

iv.	the term sheet setting forth the Transactions, substantially in the form attached hereto as Exhibit E (including any exhibits and schedules thereto “Plan Term Sheet”).

WHEREAS, the Company Parties intend to implement the Transactions, including through the commencement of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement, the Stalking Horse APA, the DIP Credit Agreement, the DIP Order, the Plan Term Sheet, and the Bidding Procedures.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.             Definitions and Interpretation.

1.01.       Definitions. The following terms shall have the following definitions:

“Ad Hoc Group” has the meaning set forth in the recitals to the Agreement.

2

“Ad Hoc Group Advisors” means Gibson, Dunn & Crutcher LLP, Greenhill & Co., LLC, and Young Conaway Stargatt & Taylor, LLP.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“AIPL Assets” means the Company Parties’ Interests in Akorn India Private Limited, including, for the avoidance of doubt, any Interests held by WorldAkorn Pharma Mauritius.

“Alternative Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Transactions and not contemplated by the Plan or Bidding Procedures.

“Auction” has the meaning given to such term in the Bidding Procedures.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Bid Deadline” has the meaning given to such term in the Bidding Procedures.

“Bidding Procedures” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

3

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means, collectively, the Company Parties that commence the Chapter 11 Cases.

“DIP Agent” means, Wilmington Savings Fund Society, FSB, as the administrative agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“DIP Facility Claims” means any Claim on account of the DIP Facility Documents.

“DIP Facility” means the new superpriority secured term loans to be made by certain holders of Term Loan Claims in accordance with the DIP Facility Credit Agreement.

“DIP Facility Documents” means the DIP Facility Credit Agreement and any other documentation necessary to effectuate the incurrence of the DIP Facility.

“DIP Order” means, as applicable, the interim and final orders of the Bankruptcy Court setting forth the terms of the debtor-in-possession financing, which shall be consistent with the DIP Credit Agreement.

“Definitive Documents” means the documents listed in Section 3.01.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Motion” means the motion filed with the Bankruptcy Court seeking approval of the adequacy of the Disclosure Statement.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the adequacy of information in the Disclosure Statement and authorizing the Debtors to solicit votes in connection with the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“Interest” means common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests.

4

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Term Loan Claims who meets the requirements of Section 10.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” the proposed plan of reorganization, as contemplated by the Plan Term Sheet.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Plan Term Sheet” has the meaning given to such term sheet in the recitals of this Agreement.

“Qualified Bid” has the meaning given to such term in the Bidding Procedures.

“Qualified Bidder” has the meaning given to such term in the Bidding Procedures.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Term Loan Claims (or enter with customers into long and short positions in Term Loan Claims), in its capacity as a dealer or market maker in Term Loan Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Release Price” means a Qualified Bid for a going-concern Sale Transaction sufficient to pay in full, in cash, all allowed Term Loan Claims or such other amount as may be agreed by the Required Consenting Term Lenders.

“Required Consenting Term Lenders” means, as of the relevant date, Consenting Term Lenders holding more than 60.00% of the aggregate outstanding principal amount of Term Loans that are held by Consenting Term Lenders.

“Restructuring Effective Date” means the Plan Effective Date and Sale Closing.

5

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Sale Closing” means the date of closing of the Sale Transaction.

“Sale Transaction” means a sale of some or all of the Company Parties’ assets in accordance with (a) the Stalking Horse APA, pursuant to which the full amount of indebtedness under the Term Loan Credit Agreement shall be credit bid, or (b) in the event that a Qualified Bidder other than the Stalking Horse Bidder is the Successful Bidder, pursuant to the Required Consenting Term Lenders’ election to pursue a transaction for consideration greater than the Release Price, the purchase agreement for the Successful Bidder as approved by the Bankruptcy Court.

“Shareholder Settlement” means the full and final settlement and resolution of any and all claims related to that certain litigation, captioned In re Akorn, Inc. Data Integrity Securities Litigation, Civ. A. No. 1:18-cv-01713 (N.D. Ill. Mar. 8, 2018), that did not “opt out” of such settlement pursuant to that certain Order and Final Judgment Approving Class Action Settlement [Document No. 190].

“Stalking Horse APA” has the meaning given to such term in the Bidding Procedures.

“Stalking Horse Bidder” has the meaning given to such term in the Bidding Procedures.

“Standstill Agreement” means that certain standstill agreement, dated as of May 6, 2019, by and among Akorn, Inc., certain Term Loan Lenders under the Term Loan Credit Agreement, and the Term Loan Agent (as may be amended, restated, or otherwise modified from time to time).

“Successful Bidder” has the meaning given to such term in the Bidding Procedures.

“Securities Act” means the Securities Act of 1933, as amended.

“Term Loan” means loans outstanding under the Term Loan Credit Agreement.

“Term Loan Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan, including any successors thereto.

“Term Loan Claims” means any Claim on account of the Term Loan, including but not limited to any exit fees, call protection, or other fees provided for thereunder.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of April 17, 2014, by and among Akorn, Inc., as borrower, and certain of the Company Parties as guarantors party thereto, Wilmington Savings Fund Society, FSB, in its capacity as successor administrative agent, and the other lender parties thereto, as may be amended, restated, or otherwise supplemented from time to time (including by the Standstill Agreement).

“Term Loan Credit Documentation” means collectively, the Term Loan Credit Agreement and the other documents and instruments related thereto (including, without limitation, the notes, guarantees, collateral documents, amendments, and fee letters entered into in connection therewith).

“Term Loan Lenders” means the lenders under the Term Loan Credit Agreement, each in their capacities as such.

6

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01, 13.02, 13.03, or 13.04.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit F.

1.02.       Interpretation. For purposes of this Agreement:

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof shall not be effective in regard to the interpretation hereof.

(a)          in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)          capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)          unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)          unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)          unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)           the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

7

(g)          captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)          references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)           the use of “include” or “including” is without limitation, whether stated or not;

(j)           the phrase “counsel to the Consenting Term Lenders” refers in this Agreement to each counsel specified in Section 16.12 other than counsel to the Company Parties; and

(k)          unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

Section 2.             Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)          each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)          each of the Consenting Term Lenders consisting of holders of Term Loans together holding at least two-thirds (2/3) of the principal amount of the Term Loans in the aggregate shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company; provided, that signature pages executed by Consenting Term Lenders shall be delivered to (x) other Consenting Term Lenders in a redacted form that removes such Consenting Term Lenders’ holdings of Term Loans, and (y) the Company, the advisors to the Company and (solely with respect to members of the Ad Hoc Group) the Ad Hoc Group Advisors in an unredacted form; provided, further, that such recipients shall not disclose the unredacted signature pages and shall keep such unredacted signature pages in strict confidence, except as required by law;

(c)          the Company shall have paid all reasonable and documented fees and out of pocket expenses and all agreed and unpaid professional retainer amounts of the Ad Hoc Group Advisors in accordance with their respective fee letters or engagement letters for which an invoice has been received by the Company on or before the date that is one (1) Business Day prior to the Agreement Effective Date; and

(d)          counsel to the Company Parties shall have given notice to counsel to the Consenting Term Lenders in the manner set forth in Section 16.12 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

This Agreement shall be effective from the Agreement Effective Date until validly terminated pursuant to the terms set forth in Section 13 (such period, the “Effective Period”). To the extent that a signatory to this Agreement holds, as of the date hereof or thereafter, multiple claims or interests in the Company, such Party shall be deemed to have executed this Agreement in its capacity as a holder of all such claims and interests, and this Agreement shall apply severally to such Party with respect to each such claim held by such Party.

8

Section 3.             Definitive Documents.

3.01.       The Definitive Documents governing the Transactions shall include the following: (a) this Agreement; (b) documents implementing and achieving the Transactions, including any substantive “first day” or “second day” motions; (c) the Stalking Horse APA, or, in the event that a Qualified Bidder other than the Stalking Horse Bidder is the Successful Bidder, the purchase agreement for the Successful Bidder; (d) the Plan; (e) the Confirmation Order; (f) the Disclosure Statement; (g) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (h) the Plan Supplement; (i) the DIP Order; (j) the DIP Facility Documents; (j) any motion seeking approval of the Bidding Procedures and/or a sale of some or all of the Company Parties’ assets and all agreements, documents, orders, and/or amendments in connection therewith (collectively, the “Sale Documents”); and (k) any exit financing agreements (as applicable).

3.02.       The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Transactions, or any amendments thereto, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 15. The Definitive Document shall be, to the extent permitted by law, consistent with this Agreement in all respects and otherwise reasonably acceptable in form and substance to (i) the Company, (ii) the Consenting Term Lenders that hold, in aggregate on the relevant date, at least sixty (60) percent in principal amount outstanding of Term Loans held by the Consenting Term Lenders (the “Required Consenting Term Lenders”); provided that, notwithstanding anything herein to the contrary, (1) the DIP Facility Documents (including the DIP Credit Agreement, any agreement documenting the DIP Facility, and the DIP Order) shall be acceptable in form and substance in all material respects to the DIP Lenders (it being understood that DIP Credit Agreement attached hereto as Exhibit D shall be deemed to be acceptable to the DIP Lenders); provided further, that any exit facility that replaces the DIP Facility Claims (in lieu of payment in full in cash) shall be acceptable in form and substance in all respects to the DIP Lenders.

9

Section 4.             Milestones

On and after the Agreement Effective Date, the Company Parties shall use commercially reasonable efforts to implement the Transaction in accordance with the following milestones (the “Milestones”), as applicable, unless extended or waived in writing (which may be by electronic mail between applicable counsel) by the Company Parties and the Required Consenting Term Lenders; provided that, with respect to the Milestones in subsections (a), (d), (f) and (h) herein, such Milestones may be extended by the Company Parties and the Ad Hoc Group Advisors. For the avoidance of doubt, nothing in these Milestones shall prevent the Debtors from exercising their respective fiduciary duties under applicable law:2

(a)          no later than 5:00 p.m. (prevailing Eastern time) on May 15, 2020, provide the Ad Hoc Group Advisors with an ABL contact log, process letter, and CIM;

(b)          no later than 11:59 p.m. (prevailing Eastern time) on May 20, 2020, the Company Parties shall have commenced the Chapter 11 Cases in the Bankruptcy Court (the “Petition Date”);

(c)          no later than three (3) days after the Petition Date, the Bankruptcy Court shall have entered the DIP Order on an interim basis, which DIP Order shall be in the form and substance acceptable to the DIP Lenders;

(d)          no later than three (3) days after the Petition Date, the Company shall initiate outreach to contact log for ABL;

(e)          no later than 11:59 p.m. (prevailing Eastern time) the date that is five (5) days after the Petition Date, the Company Parties shall have filed the Plan, Disclosure Statement, and Disclosure Statement Motion;

(f)           no later than 11:59 p.m. (prevailing Eastern time) on the date that is thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered (i) an order approving the Bidding Procedures (which Bidding Procedures shall be in form and substance acceptable to the Required Consenting Term Lenders) and (ii) the DIP Order on a final basis (which DIP Order shall be in form and substance acceptable to the DIP Lenders);

(g)          no later than 5:00 p.m. (prevailing Eastern time) on the date that is thirty-three (33) days after the Petition Date, non-binding term sheets for a new asset-based lending facility (the “Exit ABL”) shall be due;

(h)          no later than forty-eight (48) days after the Petition Date (or such later date as may be required to accommodate the Bankruptcy Court’s schedule), (i) the hearing to approve the Disclosure Statement shall have occurred and (ii) the Disclosure Statement Order shall have been entered;

(i)           no later than sixty-three (63) days after the Petition Date, commitment letters with respect to the Exit ABL shall be due;

(j)           no later than 11:59 p.m. (prevailing Eastern time) on the date that is seventy-five (75) days after the Petition Date, the Company Parties shall have received any and all Qualified Bids;

[2]	The date of each Milestone provided for in this Section 4 shall be calculated in accordance with Rule 9006 of the Federal Rules of Bankruptcy Procedure.

10

(k)          if applicable, as soon as reasonably practicable, but in no event later than eighty-two (82) days after the Petition Date, the Auction shall have occurred;

(l)           no later than eighty-nine (89) days (or such later date as may be required to accommodate the Bankruptcy Court’s schedule) after the Petition Date, (i) the Bankruptcy Court shall have approved the Sale Transaction and entered into the order approving the Sale Transaction and (ii) the confirmation hearing shall have occurred and, within two (2) Business Days thereafter, the Bankruptcy Court shall have entered the Confirmation Order; and

(m)         no later than one hundred and three (103) days after the Petition Date, (i) the Sale Transaction shall have closed and (ii) the Plan Effective Date shall have occurred, provided that, if regulatory approvals associated with a Sale Transaction remain pending as of such date, this date shall automatically be extended to the date that is the third Business Day following receipt of all regulatory approvals.3

Section 5.             Commitments of the Consenting Term Lenders.

5.01.       General Commitments, Forbearances, and Waivers.

(a)          During the Agreement Effective Period, each Consenting Term Lender agrees (severally and not jointly), in respect of all of its Term Loan Claims, to:

(i)             use its commercially reasonable efforts to support the Transaction and to act in good faith and take all reasonable actions necessary to implement and consummate the Transaction in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement, the Plan, and the Bidding Procedures, as applicable;

(ii)            direct the Term Loan Agent (or any designated subagent) to credit bid up to the full amount of the indebtedness under the Term Loan Credit Agreement and otherwise facilitate the transactions contemplated by this Agreement and the Stalking Horse APA, including, without limitation, by causing the Stalking Horse Bidder to execute the Stalking Horse APA;

(iii)           take, and direct the Term Loan Agent to take, all actions reasonably necessary in furtherance of the Company Parties’ sale of the AIPL Assets;

(iv)          negotiate in good faith the applicable Definitive Documents and use its commercially reasonable efforts to agree to the form and substance of such Definitive Documents consistent with the terms of this Agreement;

(v)           support the Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions;

[3]	As soon as reasonably practicable after closing the Auction, the Debtors shall finalize definitive documentation to implement the terms of the Successful Bid, and, as applicable, cause such definitive documentation to be filed with the Bankruptcy Court.

11

(vi)          direct the Term Loan Agent to take all actions in furtherance of such Consenting Term Lender’s respective obligations under this Agreement, and if the Term Loan Agent takes any action inconsistent with a Party’s obligations under this Agreement, such Party shall promptly direct such Term Loan Agent to cease and refrain from taking any such action;

(vii)         to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(viii)        use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Transactions from the Company Parties’ other stakeholders;

(ix)           use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.01(b);

(x)            give any notice, order, instruction, or direction to the Term Loan Agent necessary to give effect to the Transactions; and

(xi)           negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it or the Stalking Horse Bidder is required to be a party.

(b)          During the Agreement Effective Period, each Consenting Term Lender agrees (severally and not jointly), in respect of all of its Term Loan Claims, that it shall not directly or indirectly:

(i)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(ii)           direct the Term Loan Agent to take any action inconsistent with such Consenting Term Lender’s respective obligations under this Agreement;

(iii)           propose, file, support, or vote for any Alternative Proposal;

(iv)          object to, delay, impede, or take any other action to terminate, shorten, or interfere with the Company Parties’ exclusivity rights under section 1121 of the Bankruptcy Code;

(v)           object to, the Company Parties’ (A) retention of professionals in connection with the Transactions, if applicable, and (B) allowance and/or payment of the reasonable and documented fees and expenses incurred by such professionals in connection with the Transactions, provided that such fees and expenses are incurred pursuant to and in accordance with the terms of the engagement letters between such professionals and the Company Parties in effect as of the Agreement Effective Date;

12

(vi)          object to or challenge, in any way, any payments made by the Company Parties prior to or during the pendency of the Agreement Effective Period pursuant to any employee compensation or benefit programs; provided that any employee compensation or benefit programs instituted during the Agreement Effective Period shall be in form and substance acceptable to the Required Consenting Term Lenders;

(vii)         file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(viii)        initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(ix)           object to, delay, impede, or take any other action to interfere with the enforcement or implementation of the Shareholder Settlement;

(x)            exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties; or

(xi)           object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.02.       Commitments with Respect to Chapter 11 Cases.

(a)          During the Agreement Effective Period, each Consenting Term Lender that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Term Lender, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)             vote each of its Term Loan Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)            support all of the debtor and third-party releases, injunctions, discharge, and exculpation provisions provided in the Plan, substantially consistent with those set forth in Exhibit 1 to the Plan Term Sheet;

(iii)           to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iv)           not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) through (iii) above.

13

(b)          During the Agreement Effective Period, each Consenting Term Lender, in respect of each of its Term Loan Claims, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

(c)          During the Agreement Effective Period, each Consenting Term Lender (severally, and not jointly) agrees to support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any action in furtherance of any key employee retention, pre-paid retention programs, and/or other retention and incentive programs, nor will any Consenting Term Lender directly or indirectly object to, delay, impede, or take any other action to interfere with any additional compensation programs implemented by any Company Party during the Chapter 11 Cases (if applicable); provided that any such programs identified in this Section 5.02(c) shall be in form and substance acceptable to the Required Consenting Term Lenders.

(d)          During the Agreement Effective Period, each Consenting Term Lender will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with, nor will any Consenting Term Lender direct the Term Loan Agent to object to, delay, impede, or take any action to interfere with, any DIP Facility Document filed by any Company Party in the Bankruptcy Court.

(e)           During the Agreement Effective Period, the Consenting Term Lenders agree:

(i)             If the Successful Bidder is the Stalking Horse Bidder, then the Consenting Term Lenders agree (severally and not jointly), and direct the Term Loan Agent (as applicable), to (a) with respect to any and all liens, encumbrances, and interests in the assets of the Company Parties, including all Collateral (as defined in the Term Loan Credit Agreement), including on account of the Term Loan Credit Documentation automatically release and discharge such liens, encumbrances, and interests without any further action of such Consenting Term Lender, (b) consent to the Sale Transaction pursuant to the Auction and Plan, and (c) otherwise support, negotiate in good-faith, and implement such Sale Transaction. The Consenting Lenders hereby authorize and instruct the Term Loan Agent to promptly execute and deliver any instruments, documentation and agreement necessary or desirable or reasonably requested by the Company Parties to evidence and confirm the release of all such liens, encumbrances, interests and claims pursuant to the forgoing Section 5.02(e)(i).

(ii)            If the Successful Bidder is a Qualified Bidder other than the Stalking Horse Bidder, the Consenting Term Lenders agree (severally and not jointly), and direct the Term Loan Agent (as applicable), to: (a) with respect to any and all liens, claims, encumbrances, and interests in the assets of the Company Parties, including all Collateral (as defined in the Term Loan Credit Agreement), including on account of the Term Loan Credit Documentation, automatically release and discharge such liens, claims, encumbrances, and interests without any further action of such Consenting Term Lender, provided that the Successful Bidder is not the Term Loan Lenders; (b) consent to the Sale Transaction pursuant to the Auction and Plan; and (c) otherwise support, negotiate in good-faith, and implement such Sale Transaction. The Consenting Lenders hereby authorize and instruct the Term Loan Agent to promptly execute and deliver any instruments, documentation and agreement necessary or desirable or reasonably requested by the Company Parties to evidence and confirm the release of all such liens, encumbrances, interests and claims pursuant to the forgoing Section 5.02(e)(ii).

14

(iii)           Each Consenting Term Lender will support, and will direct the Term Loan Agent to support, the Company Parties’ Transactions and will not object to, delay, impede, or take any other action to interfere with entry of any Sale Document and/or consummation of any Sale Transaction, provided that such Sale Transaction complies with the Plan and the Bidding Procedures.

Section 6.             Additional Provisions Regarding the Consenting Term Lenders’ Commitments.

6.01.       Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Term Lender to consult with any other Consenting Term Lender, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), subject to all applicable Confidentiality Agreements; (b) impair or waive the rights of any Consenting Term Lender to assert or raise any objection permitted under this Agreement in connection with the Transactions; and (c) prevent any Consenting Term Lender from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 7.             Commitments of the Company Parties.

7.01.       Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a)          use commercially reasonable efforts (i) to pursue the Transactions on the terms and in accordance with the Milestones set forth in this Agreement, including by negotiating the Definitive Documents in good faith, and (ii) cooperate with the Consenting Term Lenders to obtain necessary Bankruptcy Court approval of the Definitive Documents to consummate the Transactions;

(b)          not take any action, and not encourage any other person or entity to, take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance or implementation of the Transactions, this Agreement, the Sale Transaction, or the Plan;

(c)          negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative agreements to address any legal, financial, or structural impediment to the Transactions that are necessary to effectuate the Transactions in accordance with the terms hereof;

(d)          use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Transactions;

(e)          negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Transactions as contemplated by this Agreement;

15

(f)           use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent;

(g)          to the extent reasonably practicable, provide counsel for the Ad Hoc Group a review period of (i) at least three (3) calendar days (or such shorter review period as is necessary or appropriate under the circumstances) prior to the date when the Company intends to file any Definitive Document with the Bankruptcy Court and (ii) at least one (1) calendar day (or such shorter review period as necessary or appropriate) prior to the date when the Company intends to file any other material pleading with the Bankruptcy Court (but excluding retention applications, fee applications, and any declarations in support thereof or related thereto) with the Bankruptcy Court; and

(h)          provide the Consenting Term Lenders with a schedule of all the Company’s existing employee bonus obligations, employee retention plans, employee incentive plans, or other similar obligations on the Agreement Effective Date.

7.02.       Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)          object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(b)          take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Transactions described in, this Agreement or the Plan;

(c)          modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(d)          file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

Section 8.             Additional Provisions Regarding Company Parties’ Commitments.

8.01.       Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not, and shall not be deemed to, constitute a breach of this Agreement. Notwithstanding anything to the contrary herein, each Consenting Term Lender reserves its rights to challenge any action taken in the exercise of such fiduciary duties.

16

8.02.       Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 8.01, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider and respond to Alternative Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Proposals; (d) otherwise cooperate with, assist or participate in any inquiries, proposals, discussions, or negotiation of Alternative Proposals in good faith and consistent with applicable fiduciary obligations; and (e) enter into or continue discussions or negotiations with holders of Term Loan Claims (including any Consenting Term Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Transactions or Alternative Proposals. If any Company Party receives a written or oral proposal or expression of interest regarding any Alternative Proposal that a majority of the Company Parties’ applicable Board of Directors, Board of Managers, or similar governing body determines in good faith and following consultation with counsel is a bona fide committed proposal that represents higher or otherwise better economic recovery to the Company Parties’ stakeholders than the Transactions taken as a whole, within two (2) Business Days, the Company Party shall notify (with email being sufficient) the Ad Hoc Group Advisors of any such proposal or expression of interest, with such notice to include a copy of such proposal, if it is in writing, or otherwise a summary of the material terms thereof. If the board of directors of the Company Parties decides (i) that proceeding with any of the Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Proposal (a “Fiduciary Out”), the Company Parties shall notify counsel to the Consenting Term Lenders within two (2) Business Days of such decision. Upon any determination by any Company Party to exercise a Fiduciary Out, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with Section 13.02 hereof.

8.03.       Notwithstanding anything to the contrary herein, nothing in this Agreement shall create or impose any additional fiduciary obligations upon any Company entity or any of the Consenting Term Lenders, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party, that such entities did not have prior to the Agreement Effective Date.

8.04.       Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9.             Cooperation and Support

Each Party hereby covenants and agrees to cooperate with the other Parties in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) with respect to: (a) all matters relating to their rights hereunder; (b) all matters concerning the implementation of the Plan and the Transactions; and (c) the pursuit, approval and support of the Transactions (including confirmation of the Plan). Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, or to effectuate the solicitation of the Plan and/or the Transactions, including making and filing any required regulatory filings, executing and delivering any other necessary agreements or instruments, and voting any claims against or interests in the Company Parties in favor of the Plan, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

17

Section 10.           Transfer of Interests and Securities.

10.01.     During the Agreement Effective Period, no Consenting Term Lender shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Term Loan Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either (a) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (b) the transferee is a Consenting Term Lender and the transferee provides notice of such Transfer (including the amount and type of Term Loan Claim Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

10.02.     Upon compliance with the requirements of Section 10.01, (a) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Term Loan Claims and (b) the transferee shall be deemed to be a Consenting Term Lender under this Agreement with respect to such transferred Term Loan Claims. Any Transfer in violation of Section 10.01 shall be deemed null and void ab initio and of no force or effect until such a Transfer Agreement is executed and effective.

10.03.     This Agreement shall in no way be construed to preclude the Consenting Term Lenders from acquiring additional Term Loan Claims; provided, however, that (a) such additional Term Loan Claims shall automatically and immediately upon acquisition by a Consenting Term Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Term Lenders) and (b) such Consenting Term Lender must provide notice of such acquisition (including the amount and type of Term Loan Claim acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

10.04.     This Section 10 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Term Lender to Transfer any of its Term Loan Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

18

10.05.     Notwithstanding Section 10.01, a Qualified Marketmaker that acquires any Term Loan Claims with the purpose and intent of acting as a Qualified Marketmaker for such Term Loan Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Term Loan Claims if (a) such Qualified Marketmaker subsequently transfers such Term Loan Claims (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 10.01; and (c) the Transfer otherwise is permitted under Section 10.01. To the extent that a Consenting Term Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Term Loan Claims that the Qualified Marketmaker acquires from a holder of the Term Loan Claims who is not a Consenting Term Lender without the requirement that the transferee be a Permitted Transferee.

10.06.     The Company understands that the Consenting Term Lenders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Term Lender that principally manage and/or supervise the Consenting Term Lender’s investment in the Company, and shall not apply to any other trading desk or business group of the Consenting Term Lender, so long as they are not acting at the direction or for the benefit of such Consenting Term Lender or in connection with such Consenting Term Lender’s investment in the Company.

10.07.     Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Consenting Term Lender that is a Qualified Marketmaker before the occurrence of conditions giving rise to the effective date for the obligations and the support hereunder, such Consenting Term Lender shall be a Consenting Term Lender hereunder solely with respect to the Term Loan Claims listed on such signature pages and shall not be required to comply with this Agreement for any other Term Loan Claims it may hold from time to time in its role as a Qualified Marketmaker.

10.08.     Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 11.           Representations and Warranties of Consenting Term Lenders. Each Consenting Term Lender severally, and not jointly, represents and warrants that, as of the date such Consenting Term Lender executes and delivers its signature page to this Agreement and as of the Plan Effective Date:

(a)          it is the beneficial or record owner of the face amount of the Term Loan Claims or is the nominee, investment manager, or advisor for beneficial holders of the Term Loan Claims reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Term Loan Claims or is the nominee, investment manager, or advisor for beneficial holders of the Term Loan Claims other than those reflected in, such Consenting Term Lender’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 10);

19

(b)          it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Term Loan Claims;

(c)          such Term Loan Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, right of participation, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Term Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)          it has the full power to vote, approve changes to, and transfer all of its Term Loan Claims referable to it as contemplated by this Agreement subject to applicable Law; and

(e)          solely with respect to holders of Term Loan Claims, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Term Lender in connection with the Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 12.           Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on the Restructuring Effective Date:

(a)          it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)          except as expressly provided in this Agreement, the Stalking Horse APA, the Confirmation Order, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)          the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)          except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)          except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

20

Section 13.          Termination Events.

13.01.     Consenting Term Lender Termination Events. This Agreement may be terminated with respect to the Consenting Term Lenders, by the Required Consenting Term Lenders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.12 hereof upon the occurrence of the following events:

(a)          the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is materially adverse to the Consenting Term Lenders seeking termination pursuant to this provision and (ii) remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of notice of such breach;

(b)          the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Consenting Term Lenders transmit a written notice in accordance with Section 16.12 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)          the Milestones set forth in Section 4 have not been achieved, extended, or waived within three (3) business days after the date identified for completion of such Milestone (as such date may be extended or waived);

(d)          the Bankruptcy Court enters an order denying confirmation of the Plan;

(e)          entry of a DIP Order that is not acceptable to the DIP Lenders or Required Consenting Term Lenders, as applicable;

(f)           entry of a final order that grants relief terminating, annulling, or materially modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Transactions;

(g)          if the Company withdraws the Plan or files any plan of reorganization or liquidation or disclosure statement that is not consistent in any material respect with this Agreement, the Plan Term Sheet, or the Plan;

(h)          if the Company files any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Consenting Lenders’ Term Loan Claims;

(i)           the occurrence of any Event of Default under the DIP Facility that has not been cured (if susceptible to cure) or waived by the applicable percentage of DIP Lenders in accordance with the terms of the DIP Facility;

21

(j)           the Company files a motion, application, or adversary proceeding (or the Company supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Term Loan Claims or asserting any other cause of action against the Consenting Term Lenders or with respect or relating to such Term Loan Claim, the Term Loan Credit Agreement or any Loan Document (as such term is defined in the Term Loan Credit Agreement) or the prepetition liens securing the Term Loan Claims or (B) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Term Loan Claims or asserting any other cause of action against the Consenting Term Lenders or with respect or relating to such Term Loan Claims or the prepetition liens securing the Term Loan Claims;

(k)          the Company loses the exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(l)           the commencement of an involuntary case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding;

(m)         without the prior consent of the Required Consenting Term Lenders, the Company (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) files an answer admitting the material allegations of a petition filed against it in any proceeding, (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing;

(n)          the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Term Lenders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement; or

(o)          the occurrence of a termination event in Section 13.02 of this Agreement.

22

13.02.     Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 16.12 hereof upon the occurrence of any of the following events:

(a)          the breach in any material respect by one or more of the Consenting Term Lenders of any provision set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by the Consenting Term Lenders of notice of such breach, including:

(i)             Any direct or indirect objection, delay, impediment, or other action taken by a Consenting Term Lender against any action in furtherance of any key employee retention, pre-paid retention programs, and/or other retention and incentive programs that otherwise complies with the terms of this Agreement;

(ii)            Any direct or indirect objection, delay, impediment, or other action taken by a Consenting Term Lender or Term Loan Agent against any DIP Facility Document filed by any Company Party in the Bankruptcy Court; provided that such DIP Facility Document is materially consistent with this Agreement and the Plan;

(iii)           Any direct or indirect objection, delay, impediment, or other action taken by a Consenting Term Lender or Term Loan Agent opposing entry of any Sale Document and/or consummation of any Sale Transaction; provided that such Sale Transaction is materially consistent with this Agreement, the Plan, and the Bidding Procedures; or

(iv)           The failure of the Consenting Term Lenders to negotiate in good faith, support, and implement a Sale Transaction.

(b)          the Milestones set forth in Section 4 have not been achieved, extended, or waived within three (3) business days after the date identified for completion of such Milestone (as such date may be extended or waived);

(c)          the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, to exercise a Fiduciary Out;

(d)          the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.12 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(e)          the Bankruptcy Court enters an order denying (i) confirmation of the Plan or (ii) approval of the Sale Transaction.

13.03.     Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Term Lenders; and (b) each Company Party.

23

13.04.     Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

13.05.     Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement or otherwise; provided, however, that any Consenting Term Lender withdrawing or changing its vote pursuant to this Section 13.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Term Lenders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Term Lender, and (b) any right of any Consenting Term Lender, or the ability of any Consenting Term Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Term Lender. No purported termination of this Agreement shall be effective under this Section 13.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.02(c) or Section 13.02(e). Nothing in this Section 13.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(c).

13.06.     The Company acknowledges that after the Petition Date, the giving of notice of termination by any Party pursuant to this Agreement shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s right to argue that the giving of notice of termination was not proper under the terms of this Agreement.

24

Section 14.           Fees and Expenses. The Company shall pay or reimburse all reasonable and documented fees and expenses of the Ad Hoc Group Advisors, including the fees and expenses of Gibson, Dunn & Crutcher LLP, as legal counsel to the Ad Hoc Group, and Greenhill & Co., as financial advisor to the Ad Hoc Group, within five (5) Business Days of receipt.

Section 15.           Amendments and Waivers.

(a)          This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 15.

(b)          This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing (email being sufficient) signed by (i) each Company Party and (ii) the Required Consenting Term Lenders, solely with respect to any modification, amendment, waiver or supplement that materially and adversely affects the rights of such Parties and unless otherwise specified in this Agreement.

(c)          Any proposed modification, amendment, waiver or supplement that does not comply with this Section 15 shall be ineffective and void ab initio.

(d)          The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 16.           Miscellaneous.

16.01.     Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02.     Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include all such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

16.03.     Further Assurances.  Each Party hereby covenants and agrees to cooperate with each other in good faith with respect to the pursuit, approval, implementation, and consummation of the Transactions, the Sale Transaction, and the Plan, as well as the negotiation, drafting, execution, and delivery of documents (including any related orders, agreements, instruments, schedules, or exhibits) described in this Agreement or the Definitive Documents or otherwise necessary or desirable to facilitate the Transactions in accordance with this Agreement and the Definitive Documents. Furthermore, subject to the terms hereof, each Party shall take such action as may be reasonably necessary or reasonably requested by another Party to carry out the purpose and intent of this Agreement, including facilitating any necessary regulatory filings, and shall refrain from taking any action that would frustrate the purpose and intent of this Agreement.

25

16.04.     Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

16.05.     GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

16.06.     Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.07.     Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.08.     Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Term Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Term Lenders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.09.     Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

26

16.10.     Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in Section 14 shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

16.11.     Relationship Among the Parties. It is understood and agreed that no Party to this Agreement has any duty of trust or confidence in any form with any other Party, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Party to this Agreement may trade in the loans and/or commitments under the Term Loan or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Party, subject to applicable securities laws, the terms of any applicable non-disclosure agreement, and the terms of this Agreement; provided, further, that neither any Party to this Agreement nor the Company shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.

16.12.     Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)          if to a Company Party, to:

Akorn, Inc.

1925 W. Field Court, Suite 300

Lake Forest, Illinois 60045

Attention:             Duane Portwood

E-mail:                 duane.portwood@akorn.com

with copies to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:             Patrick J. Nash, Jr., P.C.

Gregory F. Pesce

Christopher M. Hayes

E-mail:                 patrick.nash@kirkland.com

gregory.pesce@kirkland.com

christopher.hayes@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:             Nicole L. Greenblatt, P.C.
E-mail:                 nicole.greenblatt@kirkland.com

27

(b)          if to a Consenting Term Lender, to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:            Scott J. Greenberg

Steven A. Domanowski

Jeremy D. Evans

E-mail:                 sgreenberg@gibsondunn.com

sdomanowski@gibsondunn.com

jevans@gibsondunn.com

Any notice given by delivery, mail, or courier shall be effective when received.

16.13.     Independent Due Diligence and Decision Making. Each Consenting Term Lender hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

16.14.     Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

16.15.     Waiver. If the Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16.16.     Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

28

16.17.     Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

16.18.     Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.19.     Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.20.     Capacities of Consenting Term Lenders. Each Consenting Term Lender has entered into this agreement on account of all Term Loan Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Term Loan Claims.

16.21.     Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 15, or otherwise, including a written approval by the Company Parties or the Required Consenting Term Lenders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

16.22.     Other Interpretive Matters.

(a)            Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iii) words imparting the singular number only shall include the plural and vice versa; (iv) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (v) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vi) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; (vii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified; and (viii) “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

29

(b)          The Company and Consenting Term Lenders have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature Pages to Follow]

30

Company Parties’ Signature Page to
the Restructuring Support Agreement

Akorn, Inc.
10 Edison Street LLC
13 Edison Street LLC
Advanced Vision Research, Inc.
Akorn (New Jersey), Inc.
Akorn Animal Health, Inc.
Akorn Ophthalmics, Inc.
Akorn Sales, Inc.
Clover Pharmaceuticals Corp.
Covenant Pharma, Inc.
Hi-Tech Pharmacal Co., Inc.
Inspire Pharmaceuticals, Inc.
Oak Pharmaceuticals, Inc.
Olta Pharmaceuticals Corp.
VersaPharm Incorporated
VPI Holdings Corp.
VPI Holdings Sub, LLC

By:	/s/Duane Portwood

Name: Duane Portwood

Authorized Signatory

[Consenting Term Lender Signature Pages]

Exhibit A

Company Parties

Akorn, Inc.

10 Edison Street LLC

13 Edison Street LLC

Advanced Vision Research, Inc.

Akorn (New Jersey), Inc.

Akorn Animal Health, Inc.

Akorn Ophthalmics, Inc.

Akorn Sales, Inc.

Clover Pharmaceuticals Corp.

Covenant Pharma, Inc.

Hi-Tech Pharmacal Co., Inc.

Inspire Pharmaceuticals, Inc.

Oak Pharmaceuticals, Inc.

Olta Pharmaceuticals Corp.

VersaPharm Incorporated

VPI Holdings Corp.

VPI Holdings Sub, LLC

Exhibit B

Bidding Procedures

in the UNITED STATES BANKRUPTCY COURT
FOR THE District of delaware

)
In re:	)	Chapter 11
)
AKORN, INC., et al.,[1]	)	Case No. 20-[____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

BIDDING PROCEDURES

On May 20, 2020, Akorn, Inc. (the “Selling Debtor”), entered into an asset purchase agreement (the “Stalking Horse APA”) with [●] (“Purchaser” or the “Stalking Horse Bidder”) pursuant to which Purchaser proposes to, among other things, purchase, acquire, and take assignment and delivery of certain assets (the “Acquired Assets”) and assume certain liabilities (the “Assumed Liabilities”) of the Selling Debtor, and the other Debtors, identified in Section 1.1 of the Stalking Horse APA.

On [●], 2020, the United States Bankruptcy Court for the District of Delaware (the “Court”) entered an order [Docket No. [●]] (the “Bidding Procedures Order”),2 by which the Court authorized the Debtors to solicit bids for and conduct an auction (the “Auction”) for a sale or disposition (collectively, the “Sale,” and each, a “Sale Transaction”) of all or substantially all of the Debtors’ assets or sub-groups thereof free and clear of all liens, claims, encumbrances, and other interests (other than those permitted by an applicable Stalking Horse Agreement) and in accordance with the following procedures (the “Bidding Procedures”).

Set forth below are the Bidding Procedures that will be employed in connection with the Sale of substantially all of the Debtors’ assets or sub-groups thereof.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if any, are: Akorn, Inc. (7400); 10 Edison Street LLC (7890); 13 Edison Street LLC; Advanced Vision Research, Inc. (9046); Akorn (New Jersey), Inc. (1474); Akorn Animal Health, Inc. (6645); Akorn Ophthalmics, Inc. (6266); Akorn Sales, Inc. (7866); Clover Pharmaceuticals Corp. (3735); Covenant Pharma, Inc. (0115); Hi-Tech Pharmacal Co., Inc. (8720); Inspire Pharmaceuticals, Inc. (9022); Oak Pharmaceuticals, Inc. (6647); Olta Pharmaceuticals Corp. (3621); VersaPharm Incorporated (6739); VPI Holdings Corp. (6716); and VPI Holdings Sub, LLC. The location of the Debtors’ service address is: 1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045.

[2]	Terms utilized but not otherwise defined herein shall have the meanings ascribed to them in the Stalking Horse APA or the Bidding Procedures Order, as applicable.

ANY PARTY INTERESTED IN BIDDING ON THE ACQUIRED ASSETS SHOULD CONTACT THE DEBTORS’ PROPOSED ADVISORS, AS FOLLOWS:

PJT Partners, Inc. 280 Park Ave New York, New York 10017 Attn: Tom Davidson, Mark Buschmann Michael O’Hara, Tarek Aguizy, and Harold Kim	Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attn.: Richard J. Campbell, P.C. and Steve Toth	Richards, Layton, & Finger, P.A. 920 N. King Street Wilmington, Delaware 19801 Attn.: Paul N. Heath Paul N. Heath Amanda R. Steele Zachary I. Shapiro Brett M. Haywood

I.	Description of the Acquired Assets.

The Debtors are seeking to sell the Acquired Assets, which include the Debtors’ owned real property, unexpired leases, executory contracts, and certain equipment, inventory, supplies, intellectual property, insurance proceeds, receivables, prepaid expenses and deposits, and books and records, in each case, free and clear of all liens, claims, interests, or other encumbrances. The Acquired Assets are specifically identified in the Stalking Horse APA and the Sale Hearing Notice.

II.	Participation Requirements.

A.	Potential Bidders.

To participate in the bidding process or otherwise be considered for any purpose hereunder, a person or entity interested in the Acquired Assets or part of the Acquired Assets (other than the Stalking Horse Bidder) (a “Potential Bidder”) must deliver to each of the Debtors’ advisors the following documents and information (collectively, the “Preliminary Bid Documents”):

1.	an executed confidentiality agreement on terms acceptable to the Debtors (a “Confidentiality Agreement”);

2.	proof by the Potential Bidder of its financial capacity to close a proposed Sale Transaction(s), which may include audited financial statements of, or verified financial commitments obtained by, the Potential Bidder (or, if the Potential Bidder is an entity formed for the purpose of acquiring the desired Acquired Assets, the party that will bear liability for a breach), the adequacy of which will be assessed by the Debtors and their advisors; and

3.	a non-binding preliminary indication of the amount of the cash purchase price in U.S. Dollars or other consideration that the Potential Bidder is prepared to pay or deliver in exchange for the acquisition of some or all of the Acquired Assets.

2

With respect to items 2 and 3 above, such information shared with the Debtors' advisors shall be shared with the Consultation Parties' advisors no later than 48 hours after such receipt.

Each Potential Bidder shall comply with all reasonable requests for information and due diligence access by the Debtors and their advisors regarding the ability of such Potential Bidder, as applicable, to consummate its contemplated transaction; provided that the Consultation Parties and their respective advisors shall be permitted to submit reasonable requests for information from Potential Bidders only through the Debtors and their advisors and, for the avoidance of doubt, shall not be permitted to directly contact any Potential Bidder and/or its respective advisor(s).

B.	Obtaining Due Diligence.

The Debtors (in consultation with the Consultation Parties), with their advisors will determine and notify each Potential Bidder whether such Potential Bidder has submitted adequate Preliminary Bid Documents so that such Potential Bidder may submit a Bid (each, an “Acceptable Bidder”, and each such bid, an “Acceptable Bid”). Notwithstanding anything herein to the contrary, the Debtors reserve the right to work with Potential Bidders (in consultation with the Consultation Parties) to aggregate bids into a consolidated Acceptable Bid, or otherwise improve bids to be Acceptable Bids, prior to the Bid Deadline (defined herein). The Stalking Horse Bidder shall be deemed an Acceptable Bidder, and the bid as set forth in the Stalking Horse APA (the “Stalking Horse Bid”) an Acceptable Bid. For the avoidance of doubt, the Prepetition Secured Parties shall be deemed an Acceptable Bidder.

Only Acceptable Bidders shall be eligible to receive due diligence information and access to the Debtors’ electronic data room and to additional non-public information regarding the Debtors and the Acquired Assets.

The Debtors and their advisors shall coordinate all reasonable requests from Acceptable Bidders for additional information and due diligence access; provided that (i) the Debtors shall have the right (in consultation with the Consultation Parties) to limit the information and due diligence provided to competitors and (ii) the Debtors may (in consultation with the Consultation Parties) decline to provide such information, after prior notice to Acceptable Bidders who, at such time and in the Debtors’ reasonable business judgment, have not established, or who have raised doubt, that such Acceptable Bidders intends in good faith to, or has the capacity to, consummate a proposed Sale Transaction. The due diligence period will end on the Bid Deadline and, subsequent to the Bid Deadline, the Debtors shall have no obligation to furnish any due diligence information. Additional due diligence will not be provided after the Bid Deadline, unless otherwise deemed reasonably appropriate by the Debtors (in consultation with the Consultation Parties). The Debtors and the Consultation Parties, and each of their representatives and advisors, are not responsible for, and will bear no liability with respect to, any information obtained by any Acceptable Bidder in connection with any Sale or Sale Transaction.

3

III.	Requirements for Qualified Bids.

Any binding proposal, solicitation, or offer (each, a “Bid”) will be considered a qualified bid only if the Bid is submitted in writing by an Acceptable Bidder, by the Bid Deadline, and is deemed to comply with all of the following in the Debtors’ business judgment (in consultation with the Consultation Parties) (a “Qualified Bid” and such bidder a “Qualified Bidder”); provided that the Prepetition Secured Parties shall be deemed a Qualified Bidder (and any bid submitted by them, a Qualified Bid) without the need to satisfy any of the other requirements placed on Acceptable Bidders hereunder:

1.	Purpose. Each Qualified Bidder must state that the Bid includes an irrevocable and binding offer by the Qualified Bidder to purchase some or all of the Acquired Assets (identified with specificity) and specify the Debtors’ liabilities that the Qualified Bidder seeks to assume.

2.	Assets and Liabilities. The Bid must clearly identify the following: (a) the Acquired Assets, or the portion thereof, to be purchased; and (b) the liabilities and obligations to be assumed, including any indebtedness to be assumed; if any.

3.	Purchase Price. The Bid must clearly set forth the cash purchase price, and any other non-cash consideration (with the form of such consideration specified), to be paid. If the Bid proposes an acquisition of only certain of the Acquired Assets, the purchase price must be applied to each Acquired Asset or package of Acquired Assets in that Bid.

4.	Deposit. Each Bid must be accompanied by a good faith deposit in the form of cash (or other form acceptable to the Debtors in their reasonable discretion, subject to consultation with the Consultation Parties) in an amount equal to not less than ten (10) percent of the aggregate purchase price of the Bid to be held in an escrow account to be identified and established by the Debtors (the “Deposit”).

5.	Marked Agreement. Each Bid must include duly executed, non-contingent transaction documents necessary to effectuate the transactions contemplated in the Bid (the “Bid Documents”). The Bid Documents shall include a schedule of Assigned Contracts (as defined in the Stalking Horse APA) to the extent applicable to the Bid, and a clearly marked version of the Stalking Horse APA and the Sale Order showing all changes requested by the Acceptable Bidder, as well as all other material documents integral to such Bid.

6.	Committed Financing. To the extent that a Bid is not accompanied by evidence of the Acceptable Bidder’s capacity to consummate the proposed transactions set forth in its Bid with cash on hand, each Bid must include committed financing documented to the satisfaction of the Debtors (in consultation with the Consultation Parties) that demonstrates that the Acceptable Bidder has received sufficient unconditional debt and/or equity funding commitments to satisfy the Acceptable Bidder’s Purchase Price and other obligations under its Bid, including providing adequate assurance of future performance under all contracts proposed to be Assigned Contracts by such Bid. Such funding commitments or other financing must be unconditional and must not be subject to any internal approvals, syndication requirements, diligence, or credit committee approvals, and shall have covenants and conditions acceptable to the Debtors (in consultation with the Consultation Parties).

4

7.	Contingencies; No Financing or Diligence Outs. A Bid shall not be conditioned on the obtaining or the sufficiency of financing or any internal approval, or on the outcome or review of due diligence.

8.	Identity. The Bid must fully disclose the identity of each person or entity that (a) will directly or indirectly own and/or control five percent or more (individually or collectively) of the equity and/or voting securities of the Qualified Bidder, including its full legal name, jurisdiction of incorporation or formation and its location in the Qualified Bidder’s corporate structure, that will be bidding for some or all of the Acquired Assets or otherwise participating in connection with such Bid, (b) will directly or indirectly own and/or control any amount of equity and/or voting securities of the Potential Bidder, (c) for trusts and similar legal arrangements that meet the criteria for subparts (a) and (b) above, (w) each trust’s settlor (the provider of funds), (x) each trustee or person or entity exercising control over each trust, (y) any person with the power to remove any trustee and (z) the beneficiaries of such trust(s) or similar legal arrangement, (d) for foundations that meet the criteria for subparts (a) and (b) above, (x) the founders of such foundation, (y) the key individuals who control such foundation and (x) such foundation’s source of funds and (e) has a connection or agreement with any Debtor or with any other prospective bidder for some or all of the Acquired Assets or any officer, director or equity security holder of any Debtor.

9.	Irrevocable. An Acceptable Bidder’s Bid must be irrevocable and binding; provided that if the Bid is not selected as the Successful Bid or Backup Bid (defined below), the Bid may be revoked after consummation of the Successful Bid or Backup Bid.

10.	Backup Bidder. Each Bid must contain an agreement for the Acceptable Bidder to be a Backup Bidder (as defined below) if such bidder’s Qualified Bid is selected as the next highest or next best bid after the Successful Bid.

11.	As-Is, Where-Is. The Bid must include the following representations and warranties: (a) expressly state that the Acceptable Bidder has had an opportunity to conduct any and all due diligence regarding the Debtors’ businesses and the Acquired Assets prior to submitting its bid; and (b) a statement that the Acceptable Bidder has relied solely upon its own independent review, investigation, and/or inspection of any relevant documents and the Acquired Assets in making its Bid and did not rely on any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express or implied, by operation of law or otherwise, regarding the Debtors’ businesses or the Acquired Assets or the completeness of any information provided in connection therewith, except as expressly stated in the representations and warranties contained in the Acceptable Bidder’s proposed asset sale agreement ultimately accepted and executed by the Debtors.

5

12.	Authorization. The Bid must include evidence that the Acceptable Bidder has obtained authorization or approval from its board of directors (or comparable governing body) acceptable to the Debtors with respect to the submission, execution, and delivery of its Bid and Bid Documents, participation in the Auction, and closing of the proposed transaction(s) contemplated in such Bid. The Bid shall further state that any necessary filings under applicable regulatory, antitrust, and other laws will be made in a timely manner and that payment of the fees associated therewith shall be made by the Acceptable Bidder.

13.	Disclaimer of Fees. Each Bid (other than the Stalking Horse Bid) must disclaim any right to receive a fee analogous to a break-up fee, expense reimbursement, “topping” or termination fee, or any other similar form of compensation. For the avoidance of doubt, no Qualified Bidder (other than the Stalking Horse Bidder) will be permitted to request, nor be granted by the Debtors, at any time, whether as part of the Auction or otherwise, a break-up fee, expense reimbursement, termination fee, or any other similar form of compensation, and by submitting its Bid is agreeing to refrain from and waive any assertion or request for reimbursement on any basis, including under section 503(b) of the Bankruptcy Code.

14.	Time Frame for Closing. A Bid by an Acceptable Bidder must be reasonably likely (based on antitrust or other regulatory issues, experience, and other considerations in the Debtors’ business judgment) to be consummated, if selected as the Successful Bid (as defined herein), within a time frame reasonably acceptable to the Debtors (in consultation with the Consultation Parties). The Acceptable Bidder must commit to closing the proposed Sale(s) contemplated by the Bid as soon as practicable and provide perspective on any potential regulatory issues that may arise in connection with such Acceptable Bidder’s acquisition of the Acquired Assets including timing for resolution thereof; provided that the closing of the transaction shall not be later than the milestones set forth in the Standstill Agreement.

15.	Adherence to Bid Procedures. Each Bid must include (a) a statement that the Acceptable Bidder has acted in good faith consistent with section 363(m) of the Bankruptcy Code; and (b) that the Bid constitutes a bona fide offer to consummate the proposed transactions, and agrees to be bound by these Bidding Procedures.

16.	Postpetition Financing Order. All Bids must be in accordance with the terms and conditions of any order authorizing the use of cash collateral and providing postpetition financing.

6

17.	Joint Bids. The Debtors will be authorized to approve joint Bids in their discretion (in consultation with the Consultation Parties) on a case-by-case basis.

18.	Cooperation. The Acceptable Bidder must provide a covenant to cooperate with the Debtors to provide pertinent factual information regarding such Bidder’s operations reasonably required to analyze issues arising with respect to any applicable laws or regulatory requirements.

19.	No Collusion. The Acceptable Bidder must acknowledge in writing that (a) in connection with submitting its Bid, it has not engaged in any collusion that would be subject to section 363(n) of the Bankruptcy Code with respect to any Bids or the Sale, specifying that it did not agree with any Potential Bidders, Acceptable Bidders or Qualified Bidders to control price; and (b) it agrees not to engage in any collusion that would be subject to section 363(n) of the Bankruptcy Code with respect to any Bids, the Auction, or the Sale.

20.	Other Information. The Bid contains such other information as may be reasonably requested by the Debtors and the Consultation Parties with such requests made through the Debtors.

IV.	Bid Deadline.

An Acceptable Bidder that desires to make a bid must transmit via email (in .pdf or similar format) or deliver written copies of its bid to the following parties so as to be received not later than 5:00 p.m. (prevailing Eastern Time) on August 3, 2020 (the “Bid Deadline”): (i) proposed counsel to the Debtors, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Nicole L. Greenblatt, email: ngreenblatt@kirkland.com, and Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, Attn: Patrick J. Nash, email: patrick.nash@kirkland.com, Richard J. Campbell, email: rcampbell@kirkland.com, Steve Toth, email: steve.toth@kirkland.com, Gregory F. Pesce, email: gregory.pesce@kirkland.com, Christopher M. Hayes, email: christopher.hayes@kirkland.com (ii) proposed Delaware counsel to the Debtors, Richards, Layton & Finger, P.A., 920 N. King Street, Wilmington, Delaware 19801, Attn: Paul Heath, email: heath@rlf.com; and (iii) the Debtors’ proposed investment banker, PJT Partners, Inc., 280 Park Ave, New York, New York 10017, Attn: Tom Davidson, email: davidson@pjtpartners.com, Mark Buschmann, email: buschmann@pjtpartners.com, Michael O'Hara, email: ohara@pjtpartners.com, Tarek Aguizy, email: aguizy@pjtpartners.com, Harold Kim, email kimh@pjtpartners.com.

The Debtors will provide copies of all Bids via electronic mail within 24 hours of receiving any Final Bid to the Consultation Parties and to the Office of the United States Trustee.

V.	Qualified Bidders.

No later than 24 hours prior to the commencement of the Auction, the Debtors (in consultation with the Consultation Parties) shall notify each Acceptable Bidder whether such party is a Qualified Bidder. Promptly upon designating the Qualified Bidders, the Debtors shall provide the adequate assurance information received from the applicable Qualified Bidder to the Consultation Parties pursuant to such Qualified Bidder’s proposed transaction.

7

If any Bid is determined by the Debtors (in consultation with the Consultation Parties) not to be a Qualified Bid, the Debtors will refund such Acceptable Bidder’s Deposit on or before the date that is five (5) Business Days after the Bid Deadline.

The Debtors may accept (in consultation with the Consultation Parties), as a single Qualified Bid, multiple bids for non-overlapping material portions of the Acquired Assets such that, when taken together in the aggregate, such bids would otherwise meet the standards for a single Qualified Bid. The Debtors may permit (in consultation with the Consultation Parties) otherwise Qualified Bidders who submitted bids by the Bid Deadline for less than a substantial (but nevertheless a material) portion of the Acquired Assets but who are not identified as a component of a single Qualified Bid consisting of such multiple bids, to participate in the Auction and to submit higher or otherwise better bids that in subsequent rounds of bidding may be considered, together with other bids for non-overlapping material portions of the Acquired Assets, as part of such a single Qualified Bid for overbid purposes. The Debtors (in consultation with the Consultation Parties) may conduct the Auction in any manner to facilitate a sale of all or different subgroupings of the Debtors’ assets, including conducting multiple Auctions for different subgroupings of the Debtors’ Acquired Assets (each, a “Sub-Auction”).

Between the date that the Debtors notify an Acceptable Bidder that it is a Qualified Bidder and the Auction, the Debtors may discuss, negotiate, or seek clarification of any Qualified Bid from a Qualified Bidder. Without the prior written consent of the Debtors (in consultation with the Consultation Parties), a Qualified Bidder may not modify, amend, or withdraw its Qualified Bid, except for proposed amendments to increase the consideration contemplated by, or otherwise improve the terms of, the Qualified Bid, during the period that such Qualified Bid remains binding as specified in these Bidding Procedures; provided that any Qualified Bid may be improved at the Auction as set forth herein. Any improved Qualified Bid must continue to comply with the requirements for Qualified Bids set forth in these Bidding Procedures.

Each Qualified Bidder shall comply with all reasonable requests for additional information and due diligence access requested by the Debtors or their advisors (in consultation with the Consultation Parties) regarding the ability of such Qualified Bidder to consummate its contemplated transaction. Failure by a Qualified Bidder to comply with such reasonable requests for additional information and due diligence access may be a basis for the Debtors (in consultation with the Consultation Parties) to determine that such bidder is no longer a Qualified Bidder or that a bid made by such bidder is not a Qualified Bid.

Notwithstanding anything to the contrary herein, the Stalking Horse Bidder is deemed to be a Qualified Bidder, and the Stalking Horse Bid shall be deemed to be a Qualified Bid, such that the Stalking Horse Bidder shall not be required to submit an additional Qualified Bid.

VI.	Right to credit bid.

Any Qualified Bidder who has a valid and perfected lien on any Acquired Assets of the Debtors’ estates (a “Secured Creditor”) shall have the right to credit bid all or a portion of the value of such Secured Creditor’s claims within the meaning of section 363(k) of the Bankruptcy Code; provided that a Secured Creditor shall have the right to credit bid its claim only with respect to the collateral by which such Secured Creditor is secured.

8

Notwithstanding anything to the contrary contained herein, the Prepetition Secured Creditors shall have the right to credit bid all or any portion of the aggregate amount of their applicable outstanding secured obligations pursuant to section 363(k) of the Bankruptcy Code, and any such credit bid will be considered a Qualified Bid to the extent such bid is received by the Bid Deadline and complies with section 363(k) of the Bankruptcy Code; provided that a credit bid shall not constitute a Qualified Bid if the bid does not (a) include a cash component sufficient to pay in full, in cash, all claims for which there are valid, perfected, and unavoidable liens on any assets included in such Bid that are senior in priority to those of the party seeking to credit bid (unless such Secured Creditor consents to alternative treatment) or (b) comply with the terms of the priority scheme contained in the Credit Agreement and the Bidding Procedures Order.

VII.	The Auction.

If the Debtors receive a Qualified Bid (other than the Stalking Horse Bid), the Debtors shall conduct the Auction to determine the Successful Bidder with respect to the Acquired Assets or portion of the Acquired Assets. If one or more Qualified Bid(s) exist for acquiring specific sub-groups of the Debtors’ Acquired Assets, then the Debtors may, in the exercise of their reasonable business judgment (in consultation with the Consultation Parties), first conduct a Sub-Auction for each of the businesses or Acquired Assets that has at least one Qualified Bid pursuant to the Bid Procedures. If the Debtors do not receive a Qualified Bid (other than the Stalking Horse Bid), the Debtors will not conduct the Auction and will designate the Stalking Horse’s Qualified Bid as the Successful Bid.

No later than 24 hours prior to the commencement of the Auction or specific Sub-Auction, the Debtors will notify all Qualified Bidders of the highest or otherwise best Qualified Bid, as determined in the Debtors’ reasonable business judgment (in consultation with the Consultation Parties) (the “Baseline Bid”), and provide copies of the Bid Documents supporting the Baseline Bid to all Qualified Bidders. The determination of which Qualified Bid constitutes the Baseline Bid and which Qualified Bid constitutes the Successful Bid shall take into account any factors the Debtors (in consultation with the Consultation Parties) reasonably deem relevant to the value of the Qualified Bid to the Debtors’ estates, including, among other things: (a) the number, type, and nature of any changes to the Stalking Horse APA requested by the Qualified Bidder, including the type and portion of the Acquired Assets sought and Assumed Liabilities to be assumed in the Qualified Bid; (b) the amount and nature of the total consideration; (c) the likelihood of the Bidder’s ability to close the proposed Sale Transaction(s), the conditions thereto, and the timing thereof; (d) the net economic effect of any changes to the value to be received by the Debtors’ estates from the transactions contemplated by the Bid Documents; and (e) the tax consequences of such Qualified Bid (collectively, the “Bid Assessment Criteria”).

The Auction shall take place at [●] (prevailing Eastern Time) on August 10, 2020, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or such later date, time and location as designated by the Debtors (in consultation with the Consultation Parties), after providing notice to the Notice Parties. In the event that the Auction cannot be held at a physical location, the Auction will be conducted via a virtual meeting. The Debtors shall have the right to conduct any number of Auctions on that date, if the Debtors determine, in their reasonable business judgment (in consultation with the Consultation Parties), that conducting such Auctions would be in the best interests of the Debtors’ estates.

9

A.	Participants and Attendees.

The Debtors and their advisors shall direct and preside over the Auction. At the start of the Auction, the Debtors shall describe the terms of the Baseline Bid. All incremental Bids made thereafter shall be Overbids (as defined herein) and shall be made and received on an open basis, and all material terms of each Overbid shall be fully disclosed to all other Qualified Bidders. The Debtors shall maintain a written transcript of the Auction and of all Bids made and announced at the Auction, including the Baseline Bid, all Overbids, and the Successful Bid (defined below).

Only Qualified Bidders that have submitted Qualified Bids by the Bid Deadline are eligible to participate in the Auction, subject to other limitations as may be reasonably imposed by the Debtors (in consultation with the Consultation Parties) in accordance with these Bidding Procedures. Qualified Bidders participating in the Auction must appear in person (or through a duly authorized representative), telephonically, or through a video teleconference. The Auction will be conducted openly and all creditors may be permitted to attend; provided that the Debtors may (in consultation with the Consultation Parties) establish a reasonable limit on the number of representatives and/or professional advisors that may appear on behalf of or accompany each Qualified Bidder or creditor at the Auction. Any creditor and its advisors wishing to attend the Auction may do so by contacting, no later than three (3) Business Days prior to the start of the Auction, the Debtors’ advisors; provided that the Ad Hoc Group Advisors shall be permitted to attend the Auction without any prior notice to the Debtors’ advisors.

Each Qualified Bidder participating in the Auction will be required to confirm in writing and on the record at the Auction that (i) it has not engaged in any collusion with respect to the submission of any bid or the Auction and (ii) each Qualified Bid it submits at the Auction is a binding, good faith and bona fide offer to purchase the Acquired Assets identified in such bid.

B.	Auction Procedures.

The Auction or Sub-Auction shall be governed by the following procedures, subject to the Debtors’ right to modify such procedures in their reasonable business judgment (in consultation with the Consultation Parties), and upon approval by the Purchaser pursuant to the Stalking Horse APA:

1.	Baseline Bids. Bidding shall commence at the amount of the Baseline Bid.

2.	Minimum Overbid. Qualified Bidders may submit successive bids higher than the previous bid, based on and increased from the Baseline Bid for the relevant Acquired Assets (each such bid, an “Overbid”). Any Qualified Bidder’s initial Overbid shall be made in increments of at least $5,000,000 in cash, cash equivalents, or such other consideration that the Debtors deem equivalent (in consultation with the Consultation Parties). The Debtors may, in their reasonable business judgment (in consultation with the Consultation Parties), announce increases or reductions to initial or subsequent Overbids at any time during the Auction or specific Sub-Auction.

10

3.	Highest or Best Offer. After the first round of bidding and between each subsequent round of bidding, the Debtors (in consultation with the Consultation Parties) shall announce the bid that they believe in their reasonable business judgment to be the highest or otherwise best offer for the relevant Acquired Assets (the “Leading Bid”) and describe the material terms thereof. Each round of bidding will conclude after each participating Qualified Bidder has had the opportunity to submit a subsequent bid with full knowledge of the Leading Bid. To the extent not previously provided (which is determined by the Debtors), a Qualified Bidder submitting a subsequent bid must submit, as part of its subsequent bid, written evidence (in the form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to the Debtors) demonstrating such Qualified Bidder’s ability to close the transaction at the Purchase Price contemplated by such subsequent bid.

4.	Rejection of Bids. The Debtors may, in their reasonable business judgment (in consultation with the Consultation Parties) reject, at any time before entry of an order of the Court approving a Qualified Bid, any bid that the Debtors determine is (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of the Sale, or (c) contrary to the best interests of the Debtors, their estates, their creditors, and other stakeholders.

5.	No Round-Skipping. Round-skipping, as described herein, is explicitly prohibited. To remain eligible to participate in the Auction or specific Sub-Auction for a particular Acquired Assets, in each round of bidding, (i) each Qualified Bidder must submit a Bid in such round of bidding that is a higher or otherwise better offer than the immediately preceding Bid submitted by a Qualified Bidder in such round of bidding and (ii) to the extent a Qualified Bidder fails to bid in such round of bidding or to submit a Bid in such round of bidding that is a higher or otherwise better offer than the immediately preceding Bid submitted by a Qualified Bidder in such round of bidding, as determined by the Debtors in their reasonable business judgment (in consultation with the Consultation Parties), such Qualified Bidder shall be disqualified from continuing to participate in the Auction for such Acquired Assets; provided that with the consent of the Consultation Parties, the Debtors may adopt and utilize the Auction procedures other than the foregoing procedure for any round of bidding.

6.	Additional Information. The Debtors (in consultation with the Consultation Parties) shall have the right to request any additional financial information that will allow the Debtors to make a reasonable determination as to a Qualified Bidder’s financial and other capabilities to consummate the transactions contemplated by their proposal and any further information that the Debtors believe is reasonably necessary to clarify and evaluate any bid made by a Qualified Bidder during the Auction or Sub-Auction.

11

7.	Modification of Procedures. The Debtors may announce, at the Auction, modified or additional procedures for conducting the Auction or otherwise modify these Bidding Procedures provided, that at no point may the form of currency be in a form other than cash unless a hybrid offer is made that provides for sufficient cash to pay the term loans off in cash at par plus any accrued interest and any applicable fees. All such modifications and additional rules will be communicated in advance to each of the Consultation Parties, Prospective Bidders, and Qualified Bidders; provided, that, to the extent such modifications occur at the Auction, disclosure of such modifications shall be limited to those in attendance at the Auction.

The Auction or specific Sub-Auction shall include open bidding in the presence of all other Qualified Bidders. All Qualified Bidders shall have the right to submit additional bids and make modifications to any prior Qualified Bid or Overbid at the Auction to improve their bids; provided that any Overbid made by a Qualified Bidder (including with respect to any Backup Bid (defined below)) must remain open and binding on the Qualified Bidder until the earlier of (a) the closing of a Sale Transaction for the applicable Acquired Assets pursuant to the Successful Bid and (b) 45 days after the date of the Sale Hearing, unless otherwise decided (in consultation with the Consultation Parties). The Debtors may, in their reasonable business judgment (in consultation with the Consultation Parties), negotiate with any and all Qualified Bidders participating in the Auction or specific Sub-Auction.

C.	Adjournment of the Auction.

The Debtors reserve the right, in their reasonable business judgment (in consultation with the Consultation Parties), to adjourn the Auction one or more times to, among other things, (i) facilitate discussions between the Debtors and Qualified Bidders, (ii) allow Qualified Bidders to consider how they wish to proceed, and (iii) provide Qualified Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors, in their reasonable business judgment, may require, that the Qualified Bidder has sufficient internal resources or has received sufficient non-contingent debt or equity funding commitments to consummate the proposed Sale Transaction(s) at the prevailing bid amount.

D.	Successful Bidder.

Immediately prior to the conclusion of the Auction or specific Sub-Auction, the Debtors shall (i) determine (in consultation with the Consultation Parties) consistent with these Bidding Procedures, which bid constitutes the highest or otherwise best bid(s) for the applicable Acquired Assets (each such bid, a “Successful Bid”); and (ii) notify all Qualified Bidders at the Auction for the applicable Acquired Assets of the identity of the bidder that submitted the Successful Bid (each such bidder, the “Successful  Bidder”) and the amount of the purchase price and other material terms of the Successful Bid.

12

The Debtors shall file a notice identifying the Successful Bidder and Backup Bidder (if selected) by 5:00 p.m. (prevailing Eastern Time) as soon as reasonably practicable after closing the Auction, if any, and in any event not less than 24 hours following closing the Auction.

VIII.	Backup Bidder.

Notwithstanding anything in these Bidding Procedures to the contrary, if an Auction or Sub-Auction is conducted, the Qualified Bidder with the next-highest or otherwise second-best Qualified Bid as compared to the Successful Bid at the Auction or Sub-Auction for the Acquired Assets or sub-group thereof, as determined by the Debtors in the exercise of their reasonable business judgment (in consultation with the Consultation Parties) (the “Backup Bid”), shall be required to serve as a backup bidder (the “Backup Bidder”), and each Qualified Bidder shall agree and be deemed to agree to be the Backup Bidder if so designated. In the case of the Stalking Horse Bidder, it shall agree to serve as the Backup Bidder only to the extent provided in Sections 5.1(e) and 8.1(h) of the Stalking Horse APA.

The identity of the Backup Bidder and the amount and material terms of the Qualified Bid of the Backup Bidder shall be announced by the Debtors at the conclusion of the Auction or relevant Sub-Auction at the same time the Debtors announce the identity of the Successful Bidder.

The Backup Bid shall remain binding on the Backup Bidder until the earlier of (a) the closing of a Sale Transaction for the applicable Acquired Assets pursuant to the Successful Bid and (b) 45 days after the date of the Sale Hearing, unless otherwise decided. If a Successful Bidder fails to consummate the approved transactions contemplated by its Successful Bid, the Debtors may select the Backup Bidder as the Successful Bidder, and such Backup Bidder shall be deemed a Successful Bidder for all purposes.

The Debtors will be authorized, but not required, to consummate (in consultation with the Consultation Parties) all transactions contemplated by the Bid of such Backup Bidder without further order of the Court or notice to any party.

IX.	ACCEPTANCE OF SUCCESSFUL BID

The Debtors’ presentation of a particular Qualified Bid to the Court for approval does not constitute the Debtors’ acceptance of such Qualified Bid. The Debtors will be deemed to have accepted a Bid only when the Bid has been approved by the Court at the Sale Hearing (defined below). The Debtors shall seek approval by the Court to consummate the Backup Bid, solely in the event the Successful Bidder fails to close the transaction as provided in the Successful Bid and with all rights reserved against the Successful Bidder.

13

X.	Free AND CLEAR of Any and all encumbrances

All rights, titles and interests in and to the Acquired Assets subject thereto shall be sold free and clear of all liens, claims, interests, and encumbrances (collectively, the “Encumbrances”), subject only to the Assumed Liabilities and Permitted Encumbrances (each as defined in the Stalking Horse APA or in another Successful Bidder’s purchase agreement), if any, in accordance with Bankruptcy Code section 363(f), with such Encumbrances to attach to the net proceeds (if any) received by the Debtors from the Sale of the Acquired Assets in accordance with the Bankruptcy Code, applicable non-bankruptcy law and any prior orders of the Court.

XI.	notice Parties.

The term “Notice Parties” as used in these Bidding Procedures shall mean (i) Wilmer Cutler Pickering Hale and Dorr LLP, as counsel to Wilmington Savings Fund Society, FSB (in its capacity as successor administrative agent under the Term Loan Credit Agreement, or any of its predecessors or successors (the “Term Loan Agent”) to the Debtors’ term loan lenders’ party to that certain Term Loan Agreement, dated as of April 17, 2014 (as the same shall have been amended, supplemented, or otherwise modified from time to time), among Akorn Inc., the Loan Parties (as defined in the Term Loan Agreement) and the lenders from time to time party thereto (the “Term Loan Lenders”), (ii) Gibson, Dunn & Crutcher, LLP, as counsel to the ad hoc group of the Debtors’ Term Loan Lenders (the “Ad Hoc Group”), Young Conaway Stargatt & Taylor as co-counsel to the Ad Hoc Group, and Greenhill & Co. LP, as financial advisor to the Ad Hoc Group (collectively, the “Ad Hoc Group Advisors”), (iii) the U.S. Trustee for the District of Delaware, and (iv) counsel to any official committee appointed in these Chapter 11 Cases.

XII.	Consultation by the debtors

The Debtors shall consult with the Consultation Parties (as defined below) as explicitly provided for in these Bidding Procedures. Each reference in these Bidding Procedures to “consultation” (or similar phrase) with the consultation Parties shall mean consultation in good faith. The following parties will constitute the “Consultation Parties”: (a) the Ad Hoc Group (including the Ad Hoc Group Advisors); and (b) counsel to any official committee appointed in these Chapter 11 Cases. Notwithstanding anything to the contrary herein, during any period in which a Consultation Party (i) has submitted a Qualified Bid and has become a Qualified Bidder hereunder, or (ii) submits (or indicates its intent to submit) a Credit Bid, such Consultation Party shall no longer be considered a Consultation Party for purposes of these Bidding Procedures unless and until such party unequivocally revokes its bid and waives its right to continue in the Auction process.

14

XIII.	Reservation of Rights.

The Debtors reserve the right to, in their reasonable business judgment (in consultation with the Consultation Parties) to modify these Bidding Procedures in good faith, to further the goal of attaining the highest or otherwise best offer for the Acquired Assets, or impose, at or prior to selection of the Successful Bidder, additional customary terms and conditions on the Sale of the Acquired Assets, including, without limitation: (a) extending the deadlines set forth in these Bidding Procedures; (b) adjourning the Auction (if held) without further notice; (c) adding or modifying procedural rules that are reasonably necessary or advisable under the circumstances for conducting the Auction and/or adjourning the Sale Hearing (as defined below) in open court (if held); (d) canceling the Auction or electing not to hold an Auction; (e) rejecting any or all Bids or Qualified Bids; (f) adjusting the applicable minimum Overbid increment, including by requesting that Qualified Bidders submit last or final bids on a “blind basis”; and (g) selecting a draft purchase agreement agreed to by a Qualified Bidder in connection with a Qualified Bid to serve as the purchase agreement that will be executed by the Successful Bidder or Successful Bidders, as applicable and with any necessary adjustments for the assets and liabilities being purchased and assumed, upon conclusion of the Auction, if held; provided, however, that that any changes to the dates and deadlines set forth herein shall: (i) comply with the milestones agreed upon in the Standstill Agreement or (ii) shall be made only with the consent of the Ad Hoc Group; provided, further, that any modification to the form of currency used for payment, prior to the fulfillment of any obligations owed to each of the Term Loan Lenders, shall be made only with the consent of the Ad Hoc Group and not until the Term Loan Lenders are paid off fully in cash. The Debtors shall provide reasonable notice of any such modification to any Qualified Bidder, including any Stalking Horse Bidders.

XIV.	Consent to Jurisdiction.

All Potential Bidders, Acceptable Bidders and Qualified Bidders shall be deemed to have consented to the exclusive jurisdiction of the Court and waived any right to a jury trial in connection with any disputes relating to the Auction, the construction and enforcement of these Bidding Procedures, and/or the Bid Documents, as applicable.

XV.	Sale Hearing.

A hearing to consider approval of the sale of the Debtors’ Acquired Assets to the Successful Bidder, Backup Bidder (if applicable), or to approve the Stalking Horse APA if no Auction is held (the “Sale Hearing”), is currently scheduled to take place on August 20, 2020, at [●], (prevailing Eastern Time), before the Honorable [●], at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, [●]th Floor, Courtroom No. [●], Wilmington, Delaware 19801.

The Sale Hearing may be continued to a later date by the Debtors (in consultation with the Consultation Parties) by sending notice prior to, or making an announcement at, the Sale Hearing. No further notice of any such continuance will be required to be provided to any party (including the Stalking Horse Bidder).

At the Sale Hearing, the Successful Bidder and the Backup Bidder must acknowledge on the record at the start of the hearing that in connection with submitting their Bids, they did not engage in any collusion that would be subject to section 363(n) of the Bankruptcy Code with respect to any Bids, the Auction or the Sale, specifying that they did not agree with any Potential Bidders, Acceptable Bidders or Qualified Bidders to control the price or any other terms of the Sale.

15

Objections to the sale of any Acquired Assets free and clear of liens, claims, interests, and encumbrances pursuant to section 363(f) of the Bankruptcy Code to the Successful Bidder(s) and/or a Backup Bidder, as applicable, any of the relief requested in the motion, and entry of any order approving the sale (the “Sale Order”) must (i) be in writing and specify the nature of such objection; (ii) comply with the Bankruptcy Code, Bankruptcy Rules, Local Rules, and all orders of the Court; and (iii) be filed with the Court and served on the Notice Parties by August 15, 2020 at 4:00 p.m. (prevailing Eastern Time).

XVI.	Fiduciary Out.

Nothing in these Bidding Procedures will require the board of directors, board of managers, or such similar governing body of a Debtor or non-debtor affiliate to take any action, or to refrain from taking any action, with respect to the Bidding Procedures, to the extent such board of directors, board of managers, or such similar governing body reasonably determines in good faith that taking such action, or refraining from taking such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law.

XVII.	Return of Deposit.

The Deposit of the Successful Bidder shall be applied to the purchase price of such transaction at closing. The Deposits for each Qualified Bidder shall be held in one or more accounts on terms acceptable to the Debtors in their sole discretion and shall be returned (other than with respect to the Stalking Horse Bidder, the Successful Bidder, and the Backup Bidder) on or before the date that is five (5) Business Days after the Auction. The Stalking Horse Bidder’s Deposit shall be returned in accordance with the terms of the Stalking Horse APA. The Backup Bidder’s Deposit shall be held in escrow until the closing of the Sale with the Successful Bidder. In the event the Successful Bidder fails to close and the Debtors opt to close on the Sale Transaction(s) set forth in the Backup Bid, the Backup Bidder’s Deposit shall be applied to the purchase price of such transaction(s) at closing. In the event of a breach or failure to consummate a Sale by the Successful Bidder or the Backup Bidder, as applicable, the defaulting Successful Bidder’s Deposit or Backup Bidder’s Deposit, as applicable, shall be forfeited to the Debtors, and the Debtors specifically reserve the right to seek all available remedies against the defaulting Successful Bidder or Backup Bidder, as applicable, subject to the terms of the Stalking Horse APA. For the avoidance of doubt, any forfeited Successful Bidder’s Deposit or Backup Bidder’s Deposit shall become Collateral of the Term Loan Lenders under the Term Loan Agreement.

*      *      *      *      *

16

Exhibit C

Stalking Horse APA

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of May 20, 2020

by and between

[_______], as Purchaser,

and

AKORN, Inc., as the Company,

and

the other Sellers named herein

Table of Contents

Page

Article I Purchase and Sale of the Acquired Assets; Assumption of Assumed Liabilities	1

1.1.	Purchase and Sale of the Acquired Assets	1

1.2.	Excluded Assets	4

1.3.	Assumption of Certain Liabilities	6

1.4.	Excluded Liabilities	7

1.5.	Assumption/Rejection of Certain Contracts	9

Article II Consideration; Payment; Closing	12

2.1.	Consideration; Payment	12

2.2.	Closing	13

2.3.	Closing Deliveries by Sellers	13

2.4.	Closing Deliveries by Purchaser	14

2.5.	Withholding	15

Article III Representations and Warranties of Sellers	15

3.1.	Organization and Qualification	15

3.2.	Authorization of Agreement	16

3.3.	Conflicts; Consents	16

3.4.	Equity Interests of Non-Debtor Subsidiaries	17

3.5.	Financial Statements; Internal Controls; SEC Reports	18

3.6.	Real Property	19

3.7.	Title to Property; Sufficiency of Assets	21

3.8.	Insurance	21

3.9.	Contracts	22

3.10.	Litigation	24

3.11.	Permits; Compliance with Laws	24

3.12.	Anti-Corruption and International Trade Compliance	25

3.13.	Environmental Matters	26

3.14.	Intellectual Property	27

3.15.	Tax Matters	29

3.16.	Seller Plans	30

3.17.	Employees	32

3.18.	Affiliate Transactions	33

3.19.	Brokers	33

3.20.	Inventory	33

3.21.	Customers and Suppliers	34

3.22.	Product Liability	34

3.23.	Health Care Regulatory Matters	35

3.24.	Absence of Certain Changes	37

i

3.25.	Bank Accounts	40

3.26.	No Other Representations or Warranties	40

Article IV Representations and Warranties of Purchaser	40

4.1.	Organization and Qualification	40

4.2.	Authorization of Agreement	41

4.3.	Conflicts; Consents	41

4.4.	Financing	42

4.5.	Brokers	42

4.6.	Credit Bid	42

4.7.	No Litigation	42

4.8.	Certain Arrangements	42

4.9.	Investment Representation; Investigation	42

4.10.	No Additional Representations or Warranties	43

Article V Bankruptcy Court Matters	43

5.1.	Bankruptcy Actions	43

5.2.	Cure Costs	44

5.3.	Sale Order	45

5.4.	Sale Free and Clear	45

5.5.	Approval	45

Article VI Covenants and Agreements	46

6.1.	Conduct of Business of Sellers	46

6.2.	Access to Information	51

6.3.	Employee Matters	53

6.4.	Regulatory Matters	56

6.5.	Antitrust Notification	58

6.6.	Reasonable Efforts; Cooperation	59

6.7.	Notification of Certain Matters	59

6.8.	Further Assurances	60

6.9.	Insurance Matters	61

6.10.	Receipt of Misdirected Assets	61

6.11.	Acknowledgment by Purchaser	62

6.12.	Directors’ and Officers’ Indemnification	63

6.13.	No Successor Liability	63

6.14.	Change of Name	64

6.15.	Excluded Subsidiaries; Cash Repatriation	64

6.16.	Communications with Customers and Suppliers	65

6.17.	Exclusive License	65

6.18.	Treatment of Contracts	66

6.19.	Retained Privileged Materials	66

Article VII Conditions to Closing	66

7.1.	Conditions Precedent to the Obligations of Purchaser and Sellers	66

7.2.	Conditions Precedent to the Obligations of Purchaser	67

7.3.	Conditions Precedent to the Obligations of the Company	68

Article VIII Termination	68

8.1.	Termination of Agreement	68

8.2.	Effect of Termination	71

Article IX Taxes	71

9.1.	Transfer Taxes	71

9.2.	Allocation of Purchase Price	71

9.3.	Cooperation	72

9.4.	Preparation of Tax Returns and Payment of Taxes	72

9.5.	“G” Reorganization	73

Article X Miscellaneous	74

10.1.	Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers	74

10.2.	Expenses	75

10.3.	Notices	75

10.4.	Assignment	77

10.5.	Amendment and Waiver	77

10.6.	Third Party Beneficiaries	77

10.7.	Non-Recourse	77

10.8.	Severability	77

10.9.	Construction	78

10.10.	Schedules	78

10.11.	Complete Agreement	78

10.12.	Specific Performance	79

10.13.	Jurisdiction and Exclusive Venue	79

10.14.	Governing Law; Waiver of Jury Trial	80

10.15.	Counterparts and PDF	80

10.16.	Publicity	81

10.17.	Bulk Sales Laws	81

10.18.	No Solicitation	81

Article XI Additional Definitions and Interpretive Matters	82

11.1.	Certain Definitions	82

11.2.	Index of Defined Terms	94

11.3.	Rules of Interpretation	96

INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B	FORM OF PATENT ASSIGNMENT AGREEMENT

EXHIBIT C	FORM OF TRADEMARK ASSIGNMENT AGREEMENT

EXHIBIT D	FORM OF BIDDING PROCEDURES ORDER

EXHIBIT E	FORM OF SPECIAL WARRANTY DEED

EXHIBIT F	FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

EXHIBIT G	WIND-DOWN BUDGET

EXHIBIT H	FORM OF SALE ORDER

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of May 20, 2020, by and among [______], a Delaware limited liability company (“Purchaser”), Akorn, Inc., a Louisiana corporation (the “Company”), and the Subsidiaries of the Company that are indicated on the signature pages attached hereto (together with the Company, each a “Seller” and collectively “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein or in Article XI.

Whereas, the Company and the other Sellers intend to file voluntary petitions for relief (collectively, the “Petitions”) under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to be jointly administered for procedural purposes (collectively, the “Bankruptcy Case”);

Whereas, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105, 363 and 1142 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order; and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows.

Article I

Purchase and Sale of the Acquired Assets;

Assumption of Assumed Liabilities

1.1.            Purchase and Sale of the Acquired Assets. On the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchaser or a Designated Purchaser, and Purchaser or a Designated Purchaser shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title and interest in and to the Acquired Assets as of the Closing, free and clear of all Encumbrances other than Permitted Encumbrances. “Acquired Assets” means all of the properties, rights, interests and other assets of Sellers as of the Closing of every kind and nature, whether tangible or intangible (including goodwill), real, personal, or mixed, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP or specifically referred to in this Agreement, including any such properties, rights, interests, and other assets acquired by Sellers after the date hereof and prior to the Closing in accordance with Section 6.1, including the following properties, rights, interests and other assets of Sellers, but excluding in all cases, the Excluded Assets:

(a)            other than any Excluded Cash, (i) all Cash and Cash Equivalents and (ii) all deposits (including maintenance deposits, customer deposits, and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments that have been prepaid by any Seller and are not referenced in Section 1.1(f) or Section 1.1(p);

1

(b)            subject to Section 1.5, all Contracts to which any Seller is a party, including the Contracts listed on Schedule 1.1(b), and all purchase orders (the “Assigned Contracts”), and which schedule may be modified from time to time after the date hereof in accordance with Section 1.5, and, in each case, all rights under any such Assigned Contracts;

(c)            all trade and non-trade accounts receivable, notes receivable, negotiable instruments and chattel paper owned or held, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, but, in each case, for purposes of this Section 1.1(c), excluding any intercompany Indebtedness among Sellers and any amounts owing from any Excluded Subsidiary; provided, however, that Acquired Assets shall include the intercompany receivable described on Schedule 1.1(c);

(d)            other than any Documents whose transfer to Purchaser is prohibited by applicable Law, and subject to Section 1.2(c), all Documents, including (i) all Regulatory Documentation and Tax Returns (subject to Section 6.2(c) and Sellers’ right to retain copies of such Tax Returns) (and any related work papers) relating to the other Acquired Assets or Assumed Liabilities, and (ii) subject to Section 6.2(c) and Sellers’ right to retain copies thereof, those prepared or received by or on behalf of any Seller in connection with the sale of the Acquired Assets, this Agreement, or the transactions contemplated hereby, including (A) all records and reports prepared or received by Sellers, any of their respective Affiliates or Advisors in connection with the sale of the Acquired Assets and the transactions contemplated hereby, and (B) all bids and expressions of interest received from third parties with respect to the acquisition of any of Sellers’ businesses or assets;

(e)            the Owned Real Property listed on Schedule 1.1(e) (the “Acquired Owned Real Property”);

(f)             the Leased Real Property listed on Schedule 1.1(f) (the “Acquired Leased Real Property”), including any Leasehold Improvements and all permanent fixtures, improvements, and appurtenances thereto and including any security deposits or other deposits delivered in connection therewith;

(g)            other than the assets set forth on Schedule 1.1(g)(i), all tangible assets (including Equipment, accessories, materials, machinery and all other similar items of tangible personal property or capital assets) of Sellers, including any tangible assets of Sellers located at any Acquired Leased Real Property or Acquired Owned Real Property or any location set forth on Schedule 1.1(g)(ii) and any other tangible assets on order to be delivered to any Seller;

2

(h)            all rights against third parties (including suppliers, vendors, merchants, manufacturers and counterparties to leases, licensees, licensors or of the Company or any of its Subsidiaries arising under or related to any Assigned Contract, other Acquired Asset or Assumed Liability), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds (including Tax refunds (i) with respect to the Acquired Assets, except to the extent any anticipated Tax refund is taken into account in reducing the Wind-Down Amount, and/or (ii) arising from the carryback of any net operating loss to a prior taxable year, whenever received, or the amount of any cash with respect to such Tax refund, including any amount received in respect of the federal income Tax refund filings described on Schedule 1.1(h)), Actions, rights of set off, rights of recovery, rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties or other similar rights, in each case with respect to Assumed Liabilities or arising from the use, ownership, possession, operation, business integration operation, sale or lease of any Acquired Assets;

(i)             to the extent transferrable under applicable Law, all of the rights, interests and benefits accruing under all Permits and Governmental Authorizations, and all pending applications therefor;

(j)             subject to Section 6.15, all shares of capital stock or other equity interests that any Seller owns, directly or indirectly, in the Subsidiaries set forth on Schedule 1.1(j) (the “Acquired Subsidiaries”), including any securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interests, investments or contributions in the Acquired Subsidiaries;

(k)            the sponsorship of each Assumed Benefit Plan and all right, title and interest in any assets thereof or relating thereto;

(l)             all Company Owned Intellectual Property, all rights to collect royalties and proceeds in connection therewith, all rights to sue and recover for past, present and future infringements, dilutions, misappropriations of, or other conflicts with, such Company Owned Intellectual Property and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

(m)           all goodwill, payment intangibles and general intangible assets and rights of Sellers;

(n)            all Inventory of Sellers whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights related thereto;

(o)            all Product Registrations, Registration Information, and all other data and information regarding the development and commercialization of the Products, including all safety and efficacy databases, clinical data, non-clinical data and related books and records;

3

(p)            all credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items and duties to the extent related to the other Acquired Assets (including Assigned Contracts) or the Assumed Liabilities;

(q)            except with respect to any Excluded Confidentiality Arrangements, all rights and obligations under non-disclosure, confidentiality, and similar arrangements with (or for the benefit of) employees and agents of Sellers or with third parties (including any non-disclosure, confidentiality agreements or similar arrangements entered into in connection with or in contemplation of the filing of the Bankruptcy Case and the Auction contemplated by the Bidding Procedures Order);

(r)            (i) all Avoidance Actions relating to the Acquired Assets and/or Assumed Liabilities, including actions relating to vendors and service providers that are counterparties to Assigned Contracts or relating to Assumed Liabilities (collectively, the “Acquired Avoidance Actions”) and (ii) all rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment existing as of the Closing of any Seller against any Transferred Employee or any employee of any Acquired Subsidiary;

(s)            all insurance benefits, including rights and proceeds, to the extent arising from or relating to any of the Acquired Assets or Assumed Liabilities (including returns and refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies); and

(t)             except for the Excluded Bank Accounts, all of Sellers’ bank accounts.

At any time at least one (1) Business Day prior to the Closing, Purchaser may, in its sole discretion and by written notice to the Company, designate any of the Acquired Assets (other than (A) any purchase orders (except a purchase order entered into in connection with, or otherwise governed by, any Excluded Contract) and any Assumed Benefit Plans, and (B) any Contracts, the treatment of which are the subject of Section 1.5(b)) as additional Excluded Assets, which notice shall set forth in reasonable detail the Acquired Assets so designated. Purchaser acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Acquired Assets as Excluded Assets pursuant to the operation of this paragraph. Notwithstanding any other provision hereof to the contrary, the Liabilities of Sellers under or related to any Acquired Asset designated as an Excluded Asset pursuant to this paragraph will constitute Excluded Liabilities.

1.2.            Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, or convey, and Sellers shall retain all right, title and interest to, in and under the following assets, properties, interests and other interests of such Seller (collectively, the “Excluded Assets”):

(a)            any Excluded Cash, if applicable, and any retainers or similar amounts paid to Advisors or other professional service providers (which amounts shall be taken into account in the Wind-Down Budget and determining the Wind-Down Adjustment Amount);

(b)            each Contract of any Seller that is listed on Schedule 1.2(b), which schedule may be modified from time to time after the date hereof in accordance with Section 1.5 (the “Excluded Contracts”);

4

(c)            all Documents (i) to the extent (and solely to the extent) exclusively related to any of the Excluded Assets or Excluded Liabilities; (ii) minute books, organizational documents, stock registers and such other similar books and records of any Seller (excluding, for the avoidance of doubt, the Acquired Subsidiaries) as pertaining to ownership, organization or existence of such Seller (other than Tax Returns described in Section 1.1(d)), or any corporate seal of any Seller (other than an Acquired Subsidiary); or (iii) that any Seller is required by applicable Law to retain; provided that, to the extent not prohibited by applicable Law, Purchaser shall have the right to make copies of such Documents (or any portions thereof);

(d)            all materials, Documents, reports and records of a Seller or any of its Affiliates that are subject to any attorney-client privilege and the transfer of which to Purchaser would result in the waiver of any such privilege (“Retained Privileged Materials”);

(e)            without prejudice to Section 6.9, all current and prior director and officer insurance policies, and all rights and benefits of any nature of Sellers with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries under such insurance policies;

(f)             all membership interests or other equity interests of any Seller or any of their respective Subsidiaries (excluding the Acquired Subsidiaries) (the “Excluded Subsidiaries”), or securities convertible into, exchangeable, or exercisable for any such membership interests or other equity interests of such Excluded Subsidiaries but excluding, for the avoidance of doubt, any investment or contribution described on Schedule 1.2(f);

(g)            other than the Acquired Avoidance Actions, all other rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment existing as of the Closing of any Seller, in each case, solely to the extent (y) related to any other Excluded Assets or any Excluded Liabilities and (z) not against any Transferred Employee or employee of any Acquired Subsidiary;

(h)            Sellers’ claims or other rights under this Agreement, including the right to be paid the Purchase Price hereunder at the Closing in accordance with the terms hereof, or Sellers’ rights under any agreement, certificate, instrument, or other document executed and delivered between any Seller and Purchaser in connection with the transactions contemplated hereby entered into on or after the date hereof;

(i)             subject to Section 1.1(h), all Tax attributes that are not transferred by the operation of applicable Tax Law;

(j)             all real estate and all interests in real estate (including any Leasehold Improvements thereon), other than the Acquired Owned Real Property and the Acquired Leased Real Property (including, for the avoidance of doubt, any Leasehold improvements thereon);

(k)            every asset of Sellers that would otherwise constitute an Acquired Asset (if owned immediately prior to the Closing) if conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (i) in compliance with the terms and conditions of this Agreement (including Section 6.1) or (ii) if Purchaser otherwise agrees, in writing after the date hereof, to such conveyance or other disposition;

5

(l)             the tangible assets (including Equipment, accessories, materials, machinery and all other similar items of tangible personal property or capital assets) of Sellers expressly set forth on Schedule 1.1(g)(i);

(m)           any Excluded Confidentiality Arrangements, if applicable;

(n)            the Excluded Bank Accounts (but not, for the avoidance of doubt, any Cash and Cash Equivalents, or any other property or assets, held or deposited in such Excluded Bank Accounts other than Excluded Cash, if any);

(o)            any asset, property, interest or other interest of a Seller which is an Excluded Asset by operation of Section 6.15; and

(p)            the properties and assets set forth on Schedule 1.2(p).

1.3.            Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, Purchaser or a Designated Purchaser shall assume from Sellers (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers shall convey, transfer, and assign to Purchaser or a Designated Purchaser, only the following Liabilities (and no other Liabilities, which other Liabilities shall be retained by Sellers), without duplication and only to the extent not paid, performed, discharged or otherwise satisfied prior to the Closing (collectively, the “Assumed Liabilities”):

(a)            all Liabilities of Sellers arising from the Assigned Contracts, solely to the extent arising from periods occurring after the Closing and excluding, for the avoidance of doubt, any Liabilities contemplated by Section 1.4(e);

(b)            all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (the “Cure Costs”);

(c)            all Liabilities arising out of the ownership or operation of the Acquired Assets, in each case, by Purchaser solely to the extent arising from periods occurring after the Closing and excluding, for the avoidance of doubt, any Liabilities contemplated by Section 1.4(e);

(d)            all (i) accrued trade and non-trade payables, (ii) open purchase orders (except a purchase order entered into in connection with, or otherwise governed by, any Excluded Contract), (iii) Liabilities arising under drafts or checks outstanding at Closing, (iv) accrued royalties, (v) accrued compensation, employee expenses and benefits in each case for Transferred Employees, but excluding workers’ compensation claims for injuries occurring prior to the Closing, and (vi) all Liabilities arising from rebates, returns, recalls, chargebacks, coupons, discounts, failure to supply claims and similar obligations, in each case, to the extent (and solely to the extent) (x) incurred in the Ordinary Course and otherwise in compliance with the terms and conditions of this Agreement (including Section 6.1) and (y) not arising under or otherwise relating to any Excluded Asset;

(e)            Assumed Taxes;

6

(f)             subject to Section 6.15, the sponsorship of, and all Liabilities at any time arising under, pursuant to or in connection with, the Seller Plans (the “Assumed Benefit Plans”), and all Liabilities for compliance with the requirements of Section 4980B of the Code with respect to all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulations §54.4980B-9;

(g)            to the extent, and solely to the extent, arising from Purchaser’s failure to comply with Section 6.3, all Liabilities related to Purchaser’s selection of employees, including any failure to extend offers of employment, pursuant to Section 6.3 and any Liabilities for severance or under the WARN Act, in each case, that (i) constitute bankruptcy administrative expenses of Sellers and (ii) result from or arise out of Purchaser’s failure to make an offer of employment to any employees or any Sellers’ subsequent termination of such employee’s employment in connection with or following the Closing;

(h)            all Liabilities owing to any Subsidiary of the Company, other than to an Excluded Subsidiary;

(i)             Liabilities arising under Section 503(b)(9) of the Bankruptcy Code;

(j)             all Liabilities and obligations of Sellers for compliance with ISRA at the Acquired Leased Real Property in New Jersey; and

(k)            all Liabilities, if any, set forth on Schedule 1.3(k).

The assumption by Purchaser (or a Designated Purchaser) of any Assumed Liability shall not, in any way, expand the rights of any third party relating thereto.

1.4.            Excluded Liabilities. Purchaser and the Designated Purchaser(s) (if any) shall not assume and shall not be deemed to have assumed, nor shall be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, Sellers or relating to the Acquired Assets, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing prior to or on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities, and Sellers shall be solely and exclusively liable for any and all such Liabilities, including those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)            except to the extent of any Liabilities expressly assumed pursuant to Section 1.3, all Liabilities arising out of, relating to or otherwise in respect of the Acquired Assets or the operation of the business of Sellers arising on or prior to the Closing;

(b)            all Liabilities to the extent relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(c)            except to the extent of any Liabilities expressly assumed pursuant to Sections 1.3(d)(v), 1.3(g), and 1.3(i) and without prejudice to Section 6.3, any and all Liabilities in respect of the Excluded Contracts and any other Contracts to which any Seller is party or is otherwise bound that are not Assigned Contracts;

7

(d)            except to the extent of any Liabilities expressly assumed pursuant to Sections 1.3(d) or 1.3(h), any and all Liabilities of Sellers for Indebtedness;

(e)            all Liabilities arising from or related to any Action (whether civil, criminal, administrative, investigative, or informal) against the Company or any of its Subsidiaries (including, for the avoidance of doubt, any Action related to fraud, breach of fiduciary duty, misfeasance or under any other theory relating to conduct, performance or non-performance of the Company or any of its Subsidiaries, or any of their respective directors, officers, or employees), or related to the Acquired Assets or the Assumed Liabilities, pending or threatened or having any other status or with respect to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date (including any breach, default, failure to perform, torts related to performance, violations of Law, infringements or indemnities, guaranties and overcharges, underpayments or penalties, whether in respect of any Contract, agreement, arrangement, promise or understanding of any kind), including any successor liability claims or that may be owed to or assessed by, any Governmental Body or other Person, and whether commenced, filed, initiated, or threatened prior to, on or following the Closing;

(f)             except to the extent of any Liabilities expressly assumed pursuant to Section 1.3(g) and without prejudice to Sections 10.2, 6.3 or 1.3(b), all costs and expenses incurred or to be incurred by Sellers in connection with the drafting, preparation, negotiation, diligence, execution, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(g)            except to the extent of any Liabilities expressly assumed pursuant to Sections 1.3(d), 1.3(f), or 1.3(g) and without prejudice to Section 6.3, all Liabilities related to any current or former employee of the Company or of any Subsidiary of the Company (other than all Liabilities related to the Transferred Employees arising on or after the date such applicable Employee becomes a Transferred Employee, including under the WARN Act);

(h)            all Liabilities for any Taxes (including Taxes payable by reason of contract, assumption, transferee or successor Liability, operation of Law, pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of any state or local law) or otherwise: (i) arising or relating to any Pre-Closing Tax Period (including any Straddle Period Taxes), (ii) owed by any of Sellers (whether or not relating to a Pre-Closing Tax Period), including pursuant to any Tax sharing, Tax indemnity or similar agreement or arrangement to which any Seller (or any Affiliate thereof) is obligated under or a party to, (iii) arising in connection with the consummation of the transactions contemplated by this Agreement, and (iv) Taxes arising from or in connection with an Excluded Asset), in each case, other than to the extent such Tax is an Assumed Tax;

(i)             except to the extent of any Liabilities expressly assumed pursuant to Sections 1.3(d) or 1.3(f) and without prejudice to Section 6.3, all Liabilities arising out of, relating to, or with respect to any and all Employees and contractors of the Company or any of its Subsidiaries arising at any time on or prior to the Closing;

8

(j)             except to the extent of any Liabilities expressly assumed pursuant to Section 1.3(f) and without prejudice to Sections 1.5 or 6.3, all Liabilities of Sellers arising out of any Contract, agreement, Permit, franchise or claim that is not transferred to Purchaser as part of the Acquired Assets or, is not transferred to Purchaser because of any failure to obtain any Consent or Governmental Authorization required for such transfer;

(k)            subject to Section 1.3(j), all Liabilities of Sellers arising under or pursuant to Environmental Laws, including with respect to any real property owned, operated, leased or otherwise used by Sellers, whether or not used in the Ordinary Course, including any Liabilities for noncompliance with Environmental Laws or the Release of Hazardous Substances, to the extent arising as a result of any act, omission, or circumstances taking place on or prior to the Closing, whether known or unknown as of the Closing;

(l)             drafts or checks outstanding as of the Closing (except to the extent expressly stated as an Assumed Liability in Section 1.3(d)); and

(m)           all Liabilities set forth on Schedule 1.4(m).

Purchaser hereby acknowledges and agrees that no Liability of any Non-Debtor Subsidiary shall be an Excluded Liability and that all Liabilities of any Non-Debtor Subsidiary as of the Closing shall continue to be the Liabilities of such Non-Debtor Subsidiary following the Closing; provided, and notwithstanding the foregoing provisions of this sentence to the contrary, Sellers hereby acknowledge and agree that any Liability of an Excluded Subsidiary (other than Sellers) shall, at and following the Closing, not be an Assumed Liability.

1.5.            Assumption/Rejection of Certain Contracts.

(a)            Assumption and Assignment of Executory Contracts. Schedule 1.5(a) sets forth a list of all executory Contracts (including all Leases with respect to Leased Real Property) to which, to the Knowledge of Sellers, one or more Sellers are party or to which any of their assets are bound and which are to be included in the Assigned Contracts. From time to time, and as reasonably requested by Purchaser, Sellers shall update Schedule 1.5(a). Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases that are Assigned Contracts and take all other actions necessary or otherwise required to cause such Contracts to be assumed by Sellers and assigned to Purchaser or any other Designated Purchaser pursuant to Section 365 of the Bankruptcy Code to the extent that such Contracts are Assigned Contracts as of the Closing (including (x) serving on all non-Seller counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contract(s) and of the deadline for objecting to the Cure Costs or any other aspect of the proposing assumption and assignment of their Contracts to Purchaser and (y) taking, as promptly as practicable, all other actions reasonably requested by Purchaser to facilitate any negotiations with the counterparties to such Assigned Contracts and to obtain an Order, including a finding that the proposed assumption and assignment of the Assigned Contracts to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code). The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, Sellers shall assign or cause to be assigned to Purchaser or a Designated Purchaser, as applicable, the Assigned Contracts, each of which shall be identified by the name or appropriate description and date of the Assigned Contract (if available), the other party to the Assigned Contract and the address of such party for notice purposes, a notice filed in connection with the motion for approval of the Sale Order or a separate motion for authority to assume and assign such Assigned Contracts. Such exhibit shall also set forth Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assigned Contracts as determined by Sellers based on Sellers’ books and records or as otherwise determined by the Bankruptcy Court. At the Closing and subject to the last paragraph of Section 1.1 and Section 1.5(b), Sellers shall, pursuant to the Sale Order, and the Assignment and Assumption Agreement(s), assume and assign to Purchaser or a Designated Purchaser (the consideration for which is included in the Purchase Price), all Assigned Contracts that may be assigned by any such Seller to Purchaser or a Designated Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code. At the Closing, Purchaser (i) shall pay all Cure Costs and (ii) shall, assume or cause to be assumed, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform (or cause to be fully satisfied, discharged and performed) all of the obligations (other than any Excluded Liabilities) that are Assumed Liabilities under each Assigned Contract pursuant to Section 365 of the Bankruptcy Code and the Assignment and Assumption Agreements, as applicable.

9

(b)            Excluding or Adding Assigned Contracts Prior to Closing. Without prejudice to Section 6.18(a), Purchaser shall have the right to notify Sellers in writing of any Assigned Contract (other than any purchase order, unless such purchase order was (x) entered into in connection with, or is otherwise governed by, any Excluded Contract, or (y) entered into in breach of this Agreement after the date hereof) that it does not wish to assume or a Contract to which any Seller is a party that Purchaser wishes to add as an Assigned Contract up to one (1) Business Day prior to the Closing and (i) any such previously considered Assigned Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assigned Contracts and automatically deemed added to the Schedules related to Excluded Contracts, in each case, without any adjustment to the Purchase Price, and (ii) any such previously considered Excluded Contract that Purchaser wishes to assume as an Assigned Contract shall be automatically deemed added to the Schedules related to Assigned Contracts, automatically deemed removed from the Schedules related to Excluded Contracts, and assumed by Sellers to sell and assign to Purchaser, in each case, without any adjustment to the Purchase Price. Purchaser may request, in its reasonable business judgment, certain modifications and amendments to any Contract as a condition to such Contract becoming an Assigned Contract, and Sellers shall use their reasonable best efforts to obtain such modifications or amendments; provided, however, that, for so long as Sellers use their reasonable best efforts to obtain such modifications or amendments, the failure to obtain any such modifications or amendments shall, in and of itself, not be a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement on the Closing Date. All reasonable and documented costs and expenses payable prior to Closing in connection with transferring any Assigned Contracts as contemplated by this Agreement (other than the Cure Costs) shall be borne by Sellers.

(c)            Non-Assignment. Notwithstanding the foregoing, a Contract shall not be an Assigned Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract (1) expires by its terms on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder or (2) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of the applicable Seller’s rights under such Contract in accordance with applicable Law, and such Consent or Governmental Authorization has not been obtained. In the event that any Contract that would otherwise have been assigned to Purchaser or a Designated Purchaser is deemed not to be assigned pursuant to clause (ii) of the first sentence of this Section 1.5(c), the Closing shall, subject to the satisfaction of the conditions set forth in Article VII, nonetheless take place subject to the terms and conditions set forth herein and, thereafter, through the earliest of (w) such time as such Consent or Governmental Authorization is obtained, (x) the expiration of the term of such Contract in accordance with its current term, (y) the execution of a replacement Contract by Purchaser or a Designated Purchaser and (z) the closing of the Bankruptcy Case, Sellers and Purchaser shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of any Seller’s rights and obligations with respect to any such Assigned Contract, under which (1) Purchaser shall receive the claims, rights, remedies and benefits under, or arising pursuant to, the terms of such Assigned Contract with respect to which the Consent and/or Governmental Authorization has not been obtained and (2) subject to receiving any such claims, rights, remedies and benefits, Purchaser shall thereafter assume and bear all Assumed Liabilities with respect to such Assigned Contract from and after the Closing (as if such Assigned Contract had been transferred to Purchaser as of the Closing) in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Assigned Contract after the Closing, such Assigned Contract shall promptly be transferred and assigned to Purchaser or a Designated Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code, and otherwise without any further additional consideration. Without limitation of the foregoing, prior to the Closing, Sellers shall cooperate with Purchaser in connection with obtaining any Consent, including by providing Purchaser with reasonable access to and facilitating discussions with the applicable counterparties (provided Purchaser shall provide Sellers a reasonable opportunity to consult with Purchaser, and, if reasonably practicable, an opportunity to be present (but not participate) at any meeting) in respect of such Consents, and shall use reasonable best efforts to assist Purchaser with obtaining such Consents as promptly as practicable after the date hereof and prior to the Closing.

10

(d)            With respect to any Permit(s) reasonably required to operate the business of Sellers, Sellers shall, and shall cause their Subsidiaries to, use reasonable best efforts to obtain or cause to be obtained or made any Consent or Governmental Authorization required to sell, assign, transfer or convey such Permits at the Closing, and Purchaser shall provide reasonable cooperation to Sellers and their Subsidiaries in connection therewith as reasonably requested by Sellers, in each case to the extent obtaining or making any such Consent or Governmental Authorization is allowed to occur prior to the Closing pursuant to applicable Law. If any such Consent or Governmental Authorization is not obtained prior to the Closing, then, until the earlier of such time as (i) such Consent or Governmental Authorization is obtained by Sellers, (ii) Purchaser separately obtains any such Permit (sufficient to conduct the business of the Company and its Subsidiaries in the Ordinary Course) and (iii) the closing of the Bankruptcy Case, Sellers shall, and shall cause their respective Subsidiaries to continue to, use reasonable best efforts to obtain, or cause to be obtained, such Consent or Governmental Authorization, and Purchaser shall provide reasonable cooperation to Sellers, subject to any approval of the Bankruptcy Court that may be required, and Sellers shall, and shall cause their Subsidiaries to enter into an arrangement reasonably acceptable to Purchaser intended to both (x) provide Purchaser, to the fullest extent not prohibited by applicable Law, the claims, rights, remedies and benefits under, and pursuant to, such Permit(s) and (y) cause Purchaser, subject to Purchaser receiving such claims, rights, remedies and benefits, to assume and bear all Assumed Liabilities with respect to such Permits from and after the Closing (as if such Permit had been transferred to Purchaser as of the Closing) in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). Upon obtaining the relevant Consent or Governmental Authorization, each Seller shall, and shall cause any of its applicable Subsidiaries to, promptly sell, convey, assign, transfer and deliver to Purchaser such Permit for no additional consideration. All reasonable and documented costs and expenses payable prior to Closing in connection with transferring any Permits as contemplated by this Agreement shall be borne by Sellers.

11

Article II

Consideration; Payment; Closing

2.1.            Consideration; Payment.

(a)            The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities, (ii) the credit bid of 100% of the Loan Agreement Indebtedness (the “Credit Bid Amount”) (such portion of the Purchase Price, the “Credit Bid Portion”) which amount shall be satisfied by discharging all Loan Agreement Indebtedness pursuant to section 363(k) of the Bankruptcy Code and (iii) an amount in cash equal to the amount set forth opposite “Total Wind-Down Budget Amount” in the Wind-Down Budget (the “Wind-Down Amount”). At the Closing, in lieu of paying all or any portion of the Wind-Down Amount, Purchaser may, by delivery of a written notice to Sellers at least two (2) Business Days prior to the Closing Date, instruct Sellers to retain a portion of, and not to exceed, the cash expected to be actually held at Closing by Sellers (net of written but uncashed checks) in an amount set forth in such notice and such cash shall constitute “Excluded Cash” hereunder and reduce, on a dollar for dollar basis, the Wind-Down Amount to be paid by Purchaser at the Closing.

(b)            In accordance with Section 2.1(a), Purchaser shall satisfy the Purchase Price at the Closing as to the Credit Bid Portion by discharging Sellers, and Sellers shall be deemed to be discharged, from the Loan Agreement Indebtedness in an aggregate amount equal to the Credit Bid Amount (for the avoidance of doubt, any Encumbrance and security interest of Purchaser on any asset of Sellers that is not an asset being purchased by Purchaser pursuant to this Agreement shall not be released and will continue to secure the remaining outstanding amount of the Loan Agreement Indebtedness).

(c)            Notwithstanding anything to the contrary in this Agreement, to the extent that the actual amount paid by Sellers to wind down the bankruptcy estate of Sellers for the aggregate amount of any (i) claims asserted pursuant to Section 503(b)(9) of the Bankruptcy Code, (ii) Taxes, (iii) fees and expenses of professionals engaged by Sellers, or (iv) other amounts contemplated by the Wind-Down Budget (including administrative and priority claims not assumed by Purchaser), in each case, to the extent set forth therein and, in each case, whether due to settlement or otherwise is less than the Wind-Down Amount (the amount of such difference, the “Wind-Down Adjustment Amount”), the Purchaser shall be entitled to receive the Wind-Down Adjustment Amount, and, promptly following the determination of such amount (and in no event later than two (2) Business Days following such determination), Sellers shall deliver, or cause to be delivered, to Purchaser an aggregate amount equal to the Wind-Down Adjustment Amount in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by Purchaser.

12

2.2.            Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654) at 8:00 a.m. Chicago time on the third (3rd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.3.            Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Purchaser:

(a)            a bill of sale and assignment and assumption agreement substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”) duly executed by Sellers;

(b)            a short-form patent assignment agreement substantially in the form of Exhibit B, duly executed by Sellers;

(c)            a short-form trademark assignment agreement substantially in the form of Exhibit C, duly executed by Sellers;

(d)            an assignment and assumption of lease for the leases related to the Acquired Leased Real Property (the “Acquired Leases”) substantially in the form of Exhibit F (the “Assignment and Assumption of Lease”), duly executed by Sellers;

(e)            each Seller (or, if a Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii) the entity that is treated as the transferor of the relevant Acquired Assets) shall deliver a certificate to Purchaser satisfying the requirements of Treasury Regulations Section 1.1445-2(b);

(f)             an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(g)            a special warranty deed (or general warranty deed if it is customary for a commercial seller to deliver a general warranty deed in any jurisdiction in which Acquired Owned Real Property is located) without any covenants by Sellers substantially in the form of Exhibit E for each Acquired Owned Real Property, in each case (i) in proper form for recordation or equivalent in accordance with applicable Law, (ii) sufficient to vest in Purchaser good and marketable title in, and fee simple ownership of, each Acquired Owned Real Property, subject only to the Permitted Encumbrances, together with (iii) any certificates, affidavits, forms and such other documents reasonably requested by Purchaser that are customary for presentation or submission when transferring real property or recording deeds in jurisdictions where the Acquired Owned Real Property is located (without expanding or supplementing any of the representations and warranties hereunder or Purchaser’s remedies with respect thereto, except as customarily required by title insurance companies in connection with the transfer of and insuring title to, in each applicable jurisdiction, commercial real estate or interests therein);

13

(h)            such customary affidavits and indemnities as Purchaser’s title insurance company may reasonably require (including a so-called gap indemnity) in order to issue at the Closing owner’s (and lender’s, if applicable) title insurance policy (or policies) insuring Purchaser’s (and lender’s, if applicable) fee simple title to (or in the case of a lender, security interest in) the Acquired Owned Real Property, subject to no exceptions other than Permitted Encumbrances (without expanding or supplementing any of the representations and warranties hereunder or Purchaser’s remedies with respect thereto, except as customarily required by title insurance companies in connection with the transfer of and insuring title to, in each applicable jurisdiction, commercial real estate or interests therein); and

(i)             the Seller FDA Transfer Letters, dated as of the Closing Date.

2.4.            Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to (or at the direction of) the Company:

(a)            the Assignment and Assumption Agreement, duly executed by Purchaser;

(b)            an Assignment and Assumption of Lease for each Acquired Lease, duly executed by Purchaser;

(c)            an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;

(d)            documentation establishing that a Remediation Certification, Remediation Funding Source/Cost Review Form and Remediation Funding Source have been submitted to the New Jersey Department of Environmental Protection for the Acquired Leased Real Property in New Jersey as set forth in Section 6.4(b);

(e)            a notice concerning the beneficial owners of the Swiss Company pursuant to art. 697j of the Swiss Code of Obligations, duly signed for and behalf of Akorn Luxembourg (the sole shareholder of the Swiss Company), reflecting the status of the ownership of the Swiss Company immediately after Closing; and

(f)             satisfaction of the Purchase Price as to the Credit Bid Portion by discharging Sellers, and Sellers shall be deemed to be discharged, from the Loan Agreement Indebtedness in an aggregate amount equal to the Credit Bid Amount.

14

2.5.            Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that at least ten (10) Business Days prior to the Closing, except with respect to compensatory payments or to the extent a Seller fails to provide the documentation described in Section 2.3(e), Purchaser must notify such Seller of any potentially applicable withholding requirement and, in the event such Seller informs Purchaser that it believes such deduction or withholding is inapplicable, the Parties shall use commercially reasonable efforts to cooperate to eliminate or reduce any such withholding obligation. To the extent that amounts are properly withheld and paid to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III

Representations and Warranties of Sellers

Except as (i) disclosed in the forms, reports, schedules, statements, exhibits and other documents filed with the SEC by the Company to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System during the twelve (12) months preceding the date hereof (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) (the “Filed SEC Documents”) or (ii) set forth in the disclosure schedules delivered by the Company concurrently herewith (the “Schedules”) and subject to Sections 6.7 and 10.10, Sellers, jointly and severally, represent and warrant to Purchaser as follows as of the date hereof and as of the Closing Date:

3.1.            Organization and Qualification.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power and corporate authority necessary to carry on the its business as it is now being conducted, subject to the provisions of the Bankruptcy Code. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law), in each case, as a “foreign” entity by the applicable Secretary of State of such jurisdiction, in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True and complete copies of the Company’s articles of incorporation and bylaws are included in the Filed SEC Documents, each of which are in full force and effect, and the Company is not in violation of any of the provisions thereof, except as would not reasonably be expected to be material to the Company.

(b)            Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate or similar organizational power and authority necessary to carry on its business as it is now being conducted, subject to the provisions of the Bankruptcy Code. Each of the Company’s Subsidiaries organized in the United States is duly licensed or qualified, in each case, as a “foreign” entity by the applicable Secretary of State of such jurisdiction, to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified, licensed, and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of each such Subsidiary’s organizational documents have been made available by the Company to Purchaser prior to the date of this Agreement, each of which are in full force and effect, and each such Subsidiary is not in violation of any of the provisions of its organizational documents, except as would not reasonably be expected to be material to such Subsidiary.

15

(c)            Schedule 3.1(c) sets forth a true, complete and correct list of each jurisdiction in which the Company and each of the Company’s Subsidiaries is duly licensed or qualified to do business, in each case, as a “foreign” entity by the applicable Secretary of State of such jurisdiction.

3.2.            Authorization of Agreement. Each Seller has all necessary corporate or similar organizational power and authority to execute and deliver this Agreement and each of the other agreements contemplated hereby (each such agreement, an “Ancillary Agreement”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by such Seller of the transactions contemplated hereby or thereby, subject to requisite Bankruptcy Court approvals as described in this Agreement, have been, or with respect to any Ancillary Agreement to which such Seller is a party, will be prior to the execution and delivery thereof, duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part or on the part of any of its stockholders or other equityholders are, or will be when so executed and delivered, necessary to authorize the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated hereby or thereby.  Subject to requisite Bankruptcy Court approvals, this Agreement has been, and at or prior to Closing, each Ancillary Agreement to which it is a party will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Enforceability Exceptions”).

3.3.            Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals are obtained, (b) the notices, authorizations, registrations, approvals, Orders, permits or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), (c) the requirements of the HSR Act and any other applicable antitrust, competition or merger control Laws promulgated by any Governmental Body (“Foreign Competition Laws”) are complied with, and (d) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution and delivery by Sellers of this Agreement and each Ancillary Agreement, and the consummation by Sellers of the transactions contemplated hereby or thereby, and the performance and compliance by Sellers with any of the terms or provisions hereof or thereof, do not and will not (i) conflict with or violate any provision (1) of the Company’s articles of incorporation or bylaws or (2) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company, any of its Subsidiaries or any of the Acquired Assets or by which the Company, any of its Subsidiaries or any of the Acquired Assets may be bound or affected, (iii) require consent from any party in connection with the transfer of any Acquired Owned Real Property or Acquired Leased Real Property, (iv) conflict with, violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or result in the acceleration of any obligation under or give rise to a right of termination, modification, acceleration or cancelation of any obligation or to the loss of any benefit under, any of the terms or provisions of any Material Contract, Permit, loan or credit agreement or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Acquired Assets is subject, or (v) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (iii), (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Assumed Liabilities, taken as a whole.

16

3.4.            Equity Interests of Non-Debtor Subsidiaries.

(a)            The authorized and outstanding capital stock or other equity interests of each of the Subsidiaries of the Company, other than Sellers (such Subsidiaries, the “Non-Debtor Subsidiaries”), are as set forth on Schedule 3.4(a). All of the outstanding capital stock or other equity interests of the Non-Debtor Subsidiaries have been duly authorized, validly issued, fully paid and are non-assessable (where such concepts are legally recognized in the jurisdictions of organization of such Non-Debtor Subsidiaries). Except as set forth on Schedule 3.4(a), there are no outstanding options, warrants, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, rights to subscribe to, purchase rights, calls or commitments relating to the issuance, purchase, sale or repurchase of any capital stock or other equity interests issued by the Non-Debtor Subsidiaries containing any equity features, or Contracts, commitments, understandings, arrangements or other obligations by which any of the Non-Debtor Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other equity interests, or options, warrants, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, rights to subscribe to, purchase rights, calls or commitments relating to any capital stock or other equity interests of the Non-Debtor Subsidiaries, or that otherwise give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity securities of any Non-Debtor Subsidiary (including any rights to receive any payment in respect, or based on the price or value, thereof). None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any such securities or any other agreement relating to the disposition, voting or dividends with respect to any such securities. Except as set forth on Schedule 3.4(a), the Company or one or more of the other Sellers own all of the outstanding capital stock or other equity interests of the Non-Debtor Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances).

17

(b)            Except as set forth on Schedule 3.4(b), there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company or any of the Company’s Subsidiaries own as of the date of this Agreement, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

3.5.            Financial Statements; Internal Controls; SEC Reports.

(a)            The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are consistent in all material respects with the books and records of the Company and its Subsidiaries, (iii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X), and (iv) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and reflect only actual transactions.

(b)            The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The accounting controls of the Company have been and are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) and to maintain proper accountability for such items, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) violations of the applicable Anti-Corruption Laws will be prevented and detected, and (vi) the Company does not maintain any off-the-books accounts or more than one set of books and financial records. Neither the Company nor, to the Knowledge of Sellers, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth on Schedule 3.5(b).

18

(c)            Schedule 3.5(c) lists all Indebtedness for borrowed money of any Non-Debtor Subsidiaries.

(d)            None of the Acquired Subsidiaries has any Liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (i) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of the date of the most recent audited balance sheet included in the Annual Report on Form 10-K filed by the Company with the SEC on February 26, 2020 (without giving effect to any amendment thereto filed on or after the date hereof), (ii) for liabilities and obligations incurred in the Ordinary Course since December 31, 2019, (iii) as will be paid off or discharged prior to or at the Closing without any Liability to Purchaser and its Affiliates, (iv) as arise under this Agreement or the Ancillary Agreements or (v) as are not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

3.6.            Real Property.

(a)            The Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the real estate owned by the Company or any of its Subsidiaries (together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or such Subsidiary, as applicable, relating to the foregoing) (the “Owned Real Property”) free and clear of all Encumbrances, including any leases, subleases, licenses, concessions or other agreements by or pursuant to which the Company or its Subsidiaries, as applicable, grants to any party or parties the right of use or occupancy of any portion of the Owned Real Property (other than Permitted Encumbrances). Schedule 3.6(a) sets forth the address and owner of all such Owned Real Property. All buildings, structures, improvements and fixtures located on, under or within the Owned Real Property, and all other material aspects of each parcel of Owned Real Property (including heating, cooling and ventilation, electrical, plumbing, drainage, sprinkler and other mechanical or other systems or improvements) are in good operating condition and repair, reasonable wear and tear excepted and taking into account the relative ages and/or service period of such assets, and are structurally sound and free of any material defects that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 3.6(a), the Company and its Subsidiaries do not own any real property. The Company has delivered or made available to Purchaser complete and correct copies of the following, if any, in the possession of the Company or any Subsidiary: title insurance policies and land survey documents with respect to current title to the Owned Real Property.

19

(b)            Except as set forth on Schedule 3.6(b): (i) there are no outstanding options, repurchase rights or rights of first refusal to purchase or lease any Owned Real Property, or any portion thereof or interest therein, or any other real property, to which the Company or its Subsidiaries are a party; (ii) except as would not reasonably be expected to be material to the ownership, use or operation thereof, the buildings and improvements on the Owned Real Property are located within the boundary lines of the Owned Real Property, are not encroached upon, are not in violation in any material respect of any applicable setback requirements, Law, restriction or similar agreement and do not encroach in any material way on any other property or any easement that may burden the Owned Real Property; (iii) the Owned Real Property has reasonable direct vehicular access to at least one public roadway and the Company and its Subsidiaries have not received any written notice of any fact or condition that will result in the termination of any existing access to or from any of the Owned Real Property and any public right of ways and roads; (iv) neither the Company nor any of its Subsidiaries is a lessor under, or otherwise a party to, any lease, sublease, license, concession or other agreement pursuant to which the Company or any of its Subsidiaries has granted to any Person the right to use or occupy all or any portion of the Owned Real Property; (v) there is no, and neither the Company nor its Subsidiaries has received written notice from any Governmental Body regarding, presently pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to any of the Owned Real Property; and (vi) it is not the case that, and neither the Company nor its Subsidiaries has received written notice from any Governmental Body or other Person that, the use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, contractual obligation (including requirements of any Encumbrances), or applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws.

(c)            The Company or one of its Subsidiaries, as applicable, has a good and valid leasehold interest to all real property leased by the Company (the “Leased Real Property”), free and clear of all Encumbrances (other than Permitted Encumbrances). Schedule 3.6(c) sets forth a true, correct and complete list of all leases, licenses, subleases and other use agreements with respect to such Leased Real Property, and all amendment, supplements, addendums and guarantees thereto (collectively, the “Leases”) along with the address of each such Leased Real Property and all parties to each Lease. Except pursuant to the Leases, neither the Company nor any of its Subsidiaries lease, sublease, license or, except with respect to the Owned Real Property, use or occupy any real property. The Company has made available to Purchaser true, correct and complete copies (in all material respects) of the Leases and any estoppels or subordination, non-disturbance and attornment agreements relating thereto.

(d)            With respect to the Leased Real Property, except as set forth on Schedule 3.6(d): (i) the Company or a Subsidiary of the Company is in exclusive possession thereof; (ii) the Leases are valid, binding and in full force and effect and there are no unwritten or oral modifications by the Company or any of its Subsidiaries to the Leases or any course of dealing or business operations involving the Company or its Subsidiaries that could reasonably be construed as a modification to the Leases that would reasonably be expected to be material to the Company and its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a lessor under, or otherwise a party to, any lease, sublease, license, concession or other agreement pursuant to which the Company or any of its Subsidiaries has granted to any Person the right to use or occupy all or any portion of the Leased Real Property; (iv) except as a result of the commencement of the Bankruptcy Case, neither the Company nor its Subsidiaries nor, to the Knowledge of Sellers, any landlords are in default under any of the Leases in any material respect, nor does any event or circumstances exist which, with the passage of time or the giving of notice would constitute such a default under any of the Leases, nor has the Company or any of its Subsidiaries received or provided written notice from or to any Person that any such default exists under any of the Leases; (v) there is no, and neither the Company nor its Subsidiaries has received written notice from any Governmental Body regarding, presently pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property; and (vi) it is not the case that, and neither the Company nor its Subsidiaries has received written notice from any Governmental Body or other Person, that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, in the Ordinary Course, violates in any material respect any deed restrictions, contractual obligation (including requirements of any Encumbrances), or applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws.

20

3.7.            Title to Property; Sufficiency of Assets.

(a)            Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, (i) the Company and its Subsidiaries own good and valid title to, or hold a valid leasehold interest in, all of the Acquired Assets, whether tangible or intangible (other than Inventory sold in the Ordinary Course on or after January 1, 2020 and otherwise in accordance with this Agreement), free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) at the Closing, Sellers will transfer, convey and assign good and valid title to, or a valid leasehold interest in, all of the Acquired Assets (including record and beneficial ownership of all equity securities, or securities convertible, exchangeable or exercisable into such securities, of the Acquired Subsidiaries) free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)            Other than the Excluded Assets and any Permits, the Acquired Assets constitute all of the material assets, properties and rights held for use or necessary to operate and conduct the business of the Company and its Subsidiaries as conducted in the Ordinary Course as of the date of this Agreement.

3.8.            Insurance. Schedule 3.8 lists each material insurance policy maintained by the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of Sellers, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, of the types and in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries or as may otherwise be required by applicable Law and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof occurring after the date of this Agreement. The Company and its Subsidiaries have not received written notice of cancelation or modification with respect to such insurance policies other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. All premiums in respect of each insurance policy maintained by the Company or any of the Company’s Subsidiaries have been paid when due.

21

3.9.         Contracts.

(a)          Schedule 3.9(a) sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (in each case, excluding any Seller Plan) that:

(i)             is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            relates to the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement (including any Contract involving a sharing of revenues, profits, losses, costs or liabilities), other than (A) with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries and (B) for the avoidance of doubt, marketing, licensing, manufacturing, development and distribution Contracts entered into in the Ordinary Course;

(iii)          (A) is for Indebtedness of the Company or any of its Subsidiaries; (B) relates to the mortgaging or pledging of, or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on, any of the Acquired Assets; or (C) is in the nature of a capital or direct financing lease that is required by GAAP to be treated as a long-term liability involving payments above $1,000,000 annually, in each case other than (x) Indebtedness solely between or among any of the Company and its wholly-owned Subsidiaries or (y) Liabilities which will be fully discharged under the Bankruptcy Code;

(iv)          relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $5,000,000 (A) that was entered into after January 1, 2017 or (B) pursuant to which any material earn-out, indemnification or deferred or contingent payment obligations remain outstanding (in each case, excluding for the avoidance of doubt, acquisitions of Inventory in the Ordinary Course);

(v)           under which the Company or any of its Subsidiaries is lessee of (i) any real property or (ii) material personal property with annual lease payments in excess of $500,000, in each case, owned by any other party (including the Leased Real Property);

(vi)          is a Contract (A) (other than purchase orders), with any Material Supplier or (B) for the purchase of materials, supplies, goods, services, Equipment or other assets pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make payments of more than $3,000,000 during any fiscal year (other than a Contract with any Material Supplier that is otherwise disclosed in subsection (A) above);

(vii)         is a Contract (other than purchase orders) (A) with any Material Customer or (B) with a direct or indirect customer of the Company or any of its Subsidiaries (other than a Material Customer) pursuant to which the Company or any of its Subsidiaries received aggregate net payments of more than $5,000,000, during the fiscal year ended December 31, 2019;

22

(viii)        contains any provision (A) limiting, in any material respect, the right of the Company or any of its Subsidiaries to engage in any business (including developing or commercializing any pharmaceutical products), compete with any Person, or operate anywhere in the world (other than provisions in any license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of applicable Intellectual Property of a third party to specified fields of use or specified territories), (B) granting any exclusivity right to any third party, or containing a “most favored nation” provision or any option, right of first refusal or preferential or similar right in favor of any third party or that is a “take or pay” or similar provision requiring the business to make a minimum payment for goods or services from third party suppliers irrespective of usage, in each case, other than a Contract that can be terminated by the Company or one of its Subsidiaries on ninety (90) days’ notice or less without resulting in a breach or violation of, or any acceleration of any rights or obligations or the payment of any money under, such Contract;

(ix)           is a Contract (x) that contains an exclusive license of Intellectual Property to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted or (y) pursuant to which the Company or any of its Subsidiaries has a right to use any Intellectual Property of any other Person, which Intellectual Property is material to the business of the Company and its Subsidiaries as currently conducted, excluding in each case (A) licenses that are ancillary or incidental to the sale of goods or provision of services and (B) standard licenses for computer software that is readily commercially available on a “click wrap” or other similar basis;

(x)            is a Contract with a Governmental Body;

(xi)           is a surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(xii)          is a license, sublicense, development, collaboration or royalty agreement or other Contract relating to the use of any Company Owned Intellectual Property by any third party (other than licenses granted to customers, resellers and distributors in the Ordinary Course) pursuant to which the Company or any of its Subsidiaries received payments above $1,000,000 during the fiscal year ended December 31, 2019;

(xiii)         is a Contract for any interest rate, currency or commodity derivatives or hedging transaction; or

(xiv)         is a binding commitment or agreement to enter into any of the foregoing.

(b)          Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction by Purchaser of any applicable Cure Costs) and except with respect to any Contract that has previously expired in accordance with its terms (or, after the date of this Agreement, is terminated, restated or replaced in compliance with this Agreement), subject to the Enforceability Exceptions, (i) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of Sellers, each other party thereto, and is in full force and effect; (ii) the Company and each of its Subsidiaries, and, to the Knowledge of Sellers, any other party thereto, have performed all obligations required to be performed by it under each Material Contract; (iii) except as a result of the commencement of the Bankruptcy Case, neither the Company nor any of its Subsidiaries have given or received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract; (iv) except as a result of the Bankruptcy Case, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries, or to the Knowledge of Sellers, any counterparty under such Material Contract; and (v) to the Knowledge of Sellers, the Company has not received any notice from any Person that such Person currently intends to terminate, or not renew, any Material Contract, in each instance of (ii), (iii), (iv) and (v), except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole.

23

(c)           There are no Material Contracts that cannot be readily fulfilled or performed by the Company and its Subsidiaries without undue or unusual expenditure of money or effort or any preparation, action or arrangement outside of the Ordinary Course (including, as may be a result of any pandemic (including the “Coronavirus” or “COVID-19”) or any quarantine or trade restrictions related, or which would reasonably be expected to be related, thereto).

3.10.        Litigation. Except as set forth on Schedule 3.10, there is no Action pending, or to the Knowledge of Sellers threatened, against or relating to the Company or any of its Subsidiaries, the Acquired Assets or the Assumed Liabilities that (a) if adversely determined against the Company and its Subsidiaries would reasonably be expected to result in fines or damages of more than $1,000,000 or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) (i) relates to a criminal matter or (ii) calls for injunctive relief or other restriction that, if adversely determined against the Company and its Subsidiaries, would reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole. Except as set forth on Schedule 3.10, since January 1, 2017, there has been no (x) such Action pending, or to the Knowledge of Sellers threatened, against the Company or any of its Subsidiaries, or (y) Order imposed (or otherwise pending or the Knowledge of Sellers threatened) upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Body.

3.11.        Permits; Compliance with Laws. Except as set forth on Schedule 3.11, the Company and each of its Subsidiaries are, and have been since January 1, 2017, in compliance in all material respects with all Laws or Orders applicable to the Company or any of its Subsidiaries or the ownership and operation of the Acquired Assets.  The Company and each of its Subsidiaries hold, and, to the extent applicable, have filed timely applications to renew, all licenses, notifications, franchises, permits, certificates, registrations, approvals, consents, waivers, clearances, exemptions, classifications and other authorizations from Governmental Bodies necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole.  Since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body (i) claiming or alleging that it is not in compliance with any applicable Law or Order applicable to any of them, or the operation of their respective businesses, in any material respect or (ii) requesting or requiring the Company or any of its Subsidiaries to take, or refrain from taking, any action in connection with the “Coronavirus” or “COVID-19” except for publicly announced notices and Orders of general applicability, in each case of (i) and (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of their business in the Ordinary Course or material to the Acquired Assets and the Assumed Liabilities, taken as a whole.

24

3.12.       Anti-Corruption and International Trade Compliance.

(a)            In the last five years, neither Sellers, nor the Company and its Subsidiaries or their employees, or to the Knowledge of Sellers, any other Person acting on behalf of any of the foregoing, has directly or knowingly indirectly in connection with the business and operations of the Company and its Subsidiaries (i) made, offered, promised to make or authorized any unlawful payment, gift, or any other thing of value or advantage in violation of Anti-Corruption Laws, (ii) requested or received any payment, gift, or other thing of value or advantage in violation of Anti-Corruption Laws or (iii) otherwise violated any provision of the Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws.

(b)           The Company and its Subsidiaries have implemented policies and procedures reasonably designed to prevent, detect, and deter violations of any Anti-Corruption Laws and International Trade Laws.

(c)            In the last five years, neither Sellers nor the Company and its Subsidiaries have received any notice from any Governmental Body or any other Person regarding any actual, alleged, or investigated violation of, or failure to comply with or Liability under, any Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws, and to the Knowledge of Sellers there are no conditions or circumstances that would reasonably be expected to give rise to any material future Action against, or voluntary disclosure by, the Company and its Subsidiaries with respect to any Anti-Corruption Laws and International Trade Laws.

(d)           In the last five years, neither Sellers nor the Company and its Subsidiaries have: (i) acted, directly or knowingly indirectly, on behalf of a Sanctioned Person, nor are Sellers, the Company, and its Subsidiaries Sanctioned Persons; (ii) conducted any business, directly or knowingly indirectly, or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in violation of International Trade Laws; or (iii) unlawfully directly or knowingly indirectly dealt in, or otherwise directly or knowingly indirectly engaged in, any transaction relating to, any property or interests of Sanctioned Persons in violation of International Trade Laws.

(e)            The Company and its Subsidiaries are and in the last five years have been in compliance with the customs and import Laws of Canada, India, Luxembourg, Switzerland, the United States, and of each country where the Company and its Subsidiaries conduct business.

25

3.13.       Environmental Matters. Except as set forth on Schedule 3.13, (a) the Company, each of its Subsidiaries and their respective businesses are, and have been since January 1, 2017, in compliance with all applicable Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to any of the respective businesses of the Company or its Subsidiaries (to the extent such businesses are included as Acquired Assets or Assumed Liabilities), taken as a whole, (b) neither the Company nor any of its Subsidiaries have received any written notice alleging that the Company is or was in material violation of or has material liability under, or any other written request for information pursuant to, any Environmental Law, in each case to the extent the subject matter of such notice or request is still unresolved or otherwise pending, (c) the Company and its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses (“Environmental Permits”), except where the failure to possess or comply with such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole, (d) neither the execution, delivery or performance of this Agreement will result in the material modification or termination of any Environmental Permit that would, individually or in the aggregate, reasonably be expected to be material to any of the respective businesses of the Company or its Subsidiaries (to the extent such businesses are included as Acquired Assets or Assumed Liabilities), taken as a whole, and neither the Company nor any of its Subsidiaries has received any written notice regarding the revocation, suspension or material amendment of any Environmental Permit that would, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole, (e) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or threatened in writing or, to the Knowledge of Sellers, orally, against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole, (f) neither the Company nor any of its Subsidiaries are subject to any Order imposed by any Governmental Body pursuant to Environmental Laws under which there are uncompleted, outstanding or unresolved material obligations on the part of the Company or its Subsidiaries, (g) no Hazardous Substances have been Released by the Company or any of its Subsidiaries at any location or are present at the Owned Real Property or Leased Real Property, in each case that are reasonably likely to result in any material Liability to the Company or any of its Subsidiaries under Environmental Laws, (h) to the Knowledge of Sellers, no Hazardous Substances present at any real properties to which the Company or any of its Subsidiaries has sent Hazardous Substances for treatment or disposal would reasonably be expected to result in material Liability to the Company or any of its Subsidiaries under Environmental Laws, (i) neither the Company nor any of its Subsidiaries has assumed or retained by contract or operation of law or indemnified any third party against any material liability or obligation under Environmental Laws which is unresolved and of which the Company or its Subsidiaries have received written notice, and (j) the Company has provided to Purchaser copies of all final third party reports prepared at the request, or on behalf of, the Company or any of its Subsidiaries in the last three (3) years or, to the Knowledge of Sellers, earlier with respect to any material environmental or health and safety assessments, investigations, studies, audits, tests, reviews or other similar documents, in each case with respect to any environmental conditions or violation of Environmental Laws at any properties that are Acquired Assets or are owned, leased, or operated by any of the Acquired Subsidiaries that are in the possession or reasonable control of the Company or any of its Subsidiaries.

26

3.14.       Intellectual Property.

(a)           The Company and its Subsidiaries exclusively own all of the rights, title and interest in and to the Company Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Company Owned Intellectual Property is presumed valid, subsisting, and, to the Knowledge of Sellers, enforceable. None of the Company Owned Intellectual Property is involved in any filed interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of Sellers, no such Action is or has been threatened with respect to any of the Company Owned Intellectual Property. A true and complete list of all registered Company Owned Intellectual Property (including country, application number, registration number, filing date, title, owner and status) is set forth in Schedule 3.14(a). The Company Owned Intellectual Property and the Company Licensed Intellectual Property are sufficient for the conduct of the business of the Company and its Subsidiaries in the Ordinary Course as currently conducted, in all material respects.

(b)           (i) The Company and its Subsidiaries own or have legally enforceable and sufficient rights to use all Intellectual Property that is used in and material to or otherwise necessary for the conduct of the business of the Company and its Subsidiaries in the Ordinary Course, as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with industry practice to (x) protect their rights in the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted and (y) to maintain the confidentiality of non-public Intellectual Property (including trade secrets) owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries in the Ordinary Course, and all other non-public Intellectual Property that the Company or any of its Subsidiaries is required by the provisions of any Contract to protect as confidential; provided that nothing in this Section 3.14(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement, misappropriation, or violation of any Intellectual Property, which is the subject of Section 3.14(c) and Section 3.14(d).

(c)           As of the date hereof, no Actions are pending or threatened in writing or, to the Knowledge of Sellers, orally, against the Company or its Subsidiaries, and since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice or claim, (i) challenging the ownership, validity, enforceability or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, the Intellectual Property of any Person. None of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries in the Ordinary Course is subject to any outstanding Order restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(d)          As of the date hereof, (i) to the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to the Company or a Subsidiary of the Company and (ii) except as would not be material, the operation of the business of the Company and its Subsidiaries has not violated, misappropriated or infringed the Intellectual Property of any other Person and the operation of the business of the Company and its Subsidiaries in the Ordinary Course as of the date of this Agreement does not violate, misappropriate or infringe the Intellectual Property of any other Person.

27

(e)           No present or former employee, officer or director of the Company or any of its Subsidiaries, or agent, outside contractor or consultant of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted.

(f)            The Company’s and its Subsidiaries’ technology systems and infrastructure, including middleware, servers, workstations, routers, and all other information technology software or equipment used by the Company and its Subsidiaries are adequate for the current conduct of the business of the Company and its Subsidiaries in the Ordinary Course, in all material respects. Each of the Company and its Subsidiaries has taken reasonable steps and implemented reasonable procedures designed to ensure that its internal computer systems used in connection with its business (consisting of hardware, software, databases or embedded control systems, “Systems”) are free from disabling codes and contaminants and are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries in the Ordinary Course. Each of the Company and its Subsidiaries has taken reasonable steps to protect the integrity and security of its respective Systems and the information stored therein from unauthorized use, access or modification. The Company and its Subsidiaries provide for the back-up and recovery of material data and have implemented commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. Since January 1, 2017, to the Knowledge of Sellers, there have been no breaches of or unauthorized intrusions into the security of any Systems, and the Company and its Subsidiaries have not experienced any incident in which Personal Information was or may have been stolen, lost, destroyed, altered or improperly accessed, disclosed or used without authorization.

(g)           Since January 1, 2017, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to privacy, data security, data protection, and collection, storing, use, security, processing and transferring of Personal Information.

(h)           No government funding or facilities of a university, college, other educational institution or research center was used in the development of any Company Owned Intellectual Property. No employee of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions that have been or may be incorporated into any Products or related to Company Owned Intellectual Property during a period of time during which such employee was also performing services for the Company or any of its Subsidiaries.

(i)            Except as set forth in Schedule 3.14(i), since January 1, 2017, neither the Company nor any of its Subsidiaries has transferred ownership of any Company Owned Intellectual Property that was used in the conduct of the business of the Company or any of its Subsidiaries.

28

(j)            Assuming that (A) requisite Bankruptcy Court approvals are obtained and (B) the notices, authorizations, registrations, approvals, Orders, permits or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), the consummation of the transactions contemplated hereby will not result in (i) the grant of any right or license to any third party of any Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries or (ii) the loss of the Company’s or any of its Subsidiaries’ rights or obligations under any Contract under which Intellectual Property is licensed to the Company or any of its Subsidiaries, in each case of the immediately clauses (i) and (ii), that is material to the business of the Company and its Subsidiaries.

3.15.       Tax Matters. Other than with respect to any Excluded Subsidiary:

(a)            The Company and each of its Subsidiaries has prepared (or caused to be prepared) and duly and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by (or on behalf of) any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by either the Company or any of its Subsidiaries with respect to, or that relate to a material amount of Taxes (individually or in the aggregate) that (if unpaid) could give rise to an Encumbrance on, the Acquired Assets.

(b)           All income and other material Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have, in all material respects, been timely paid in full or have been adequately reserved against in accordance with GAAP.

(c)           There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, other than statutory Encumbrances for current Taxes not yet due or payable or that are being contested in good faith by appropriate Actions and for which adequate reserves have been established in the Current Financial Statements in accordance with GAAP, and no written claim for unpaid Taxes has been made by any Governmental Body that could give rise to any such Encumbrance.

(d)           (i) Neither the Company nor any of its Subsidiaries (other than any Subsidiaries identified on Schedule 3.15(d)), is, or has ever been, and (ii) none of the Subsidiaries identified on Schedule 3.15(d) is, or has been within the past five years, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or one of its Subsidiaries) or has any material Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor.

(e)           No written notice from any Governmental Body of proposed adjustment, deficiency or underpayment of Taxes with respect to any Seller or the Acquired Assets has been received by any Seller that has not since been fully satisfied by payment or been finally withdrawn, and no written notification has been provided by any Governmental Body of a current intent to raise such issues. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes (individually or in the aggregate) or agreed to any extension of time with respect to an assessment or deficiency for any such Taxes (other than pursuant to automatic extensions of time to file Tax Returns duly obtained in the Ordinary Course).

29

(f)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)           There are no pending or threatened in writing audits, investigations, disputes, notices of deficiency, assessments or other Actions or proceedings for or relating to any Liability for Taxes of the Company or any of its Subsidiaries or for Taxes relating to the Acquired Assets.

(h)           No claim has ever been made by an authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is subject to taxation by that jurisdiction.

(i)            Sellers have collected or withheld all amounts required to be collected or withheld by Sellers for all material Taxes or assessments, and all such amounts have been fully and timely paid to the appropriate Governmental Body. The Company and its Subsidiaries have complied with in all material respects all applicable Laws relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions) with respect to the Acquired Assets.

(j)            No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.445-2.

(k)           None of the Acquired Assets includes any stock, partnership interests, limited liability company interests, legal, or beneficial interests or any other equity interests in or of any Person, and there is no joint venture, co-tenancy, contract, or other similar arrangement involving the Acquired Assets for which an election is in effect under Section 761(a) of the Code or that could be treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code if no such election has been made.

(l)            None of the Assumed Liabilities includes any obligation to any Person under any Tax allocation, sharing, indemnity obligation, or similar agreement or arrangement with respect to Taxes (other than any customary commercial agreement or arrangement entered into the ordinary course of business the primary purpose of which is not the allocation of Taxes).

Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 3.15 and Section 3.16 (insofar as they relate to Taxes) shall constitute the sole representation and warranties with respect to Taxes. No representation or warranty is made with respect to the validity of any Tax position or the availability of any Tax attribute, in each case, for any Tax period (or any portion thereof) following the Closing.

3.16.       Seller Plans.

(a)           Schedule 3.16(a) contains a true and complete list, as of the date of this Agreement, of each material Seller Plan. With respect to each material Seller Plan (but for non-United States material Seller Plans, only to the extent reasonably available to the Company), the Company has made available to Purchaser true and complete copies (to the extent applicable) of (i) the current plan document (or, if the Seller Plan is unwritten, a written description of the material terms thereof), including any amendments thereto other than any document that the Company or any of its Subsidiaries are prohibited from making available to Purchaser as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the Department of Labor, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) each current material related insurance Contract or trust agreement, (vi) the most recent actuarial report, financial statement and trustee report, and (vii) all non-routine correspondence with the IRS or United States Department of Labor since January 1, 2017 for which a Liability remains outstanding.

30

(b)           Each United States Seller Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter issued by the IRS.  There are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of any such qualification status of any such United States Seller Plan.  There are no pending or, to the Knowledge of Sellers, anticipated or threatened Actions or other claims (other than routine claims for benefits) by, on behalf of, against or with respect to any Seller Plan (or, to the Knowledge of Sellers, any fiduciary thereof or service provider thereto) and no audit or other Action by a Governmental Body is pending, or, to the Knowledge of Sellers, anticipated or threatened with respect to such Seller Plan. Since January 1, 2017, the Seller Plans have complied in form and in operation in all material respects with their terms and applicable Laws, including the applicable requirements of the Code and ERISA. Except as could not reasonably be expected to result in any liability for Purchaser or its Affiliates, all contributions or premiums required to be made under the terms of each Seller Plan or by applicable Laws have been timely made in all material respects in accordance with applicable Laws and the terms of the Seller Plans.

(c)           Neither the Company nor any Subsidiary has, in the past six years, sponsored, maintained, contributed to or has been required to maintain or contribute to, or has any Liability with respect to any (i) plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)           No Seller Plan provides or has (in the last 24 months) provided benefits or coverage in the nature of health or life insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other applicable Law.

(e)           The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any United States Seller Plan, (ii) subject to Purchaser’s compliance with Section 6.3, cause the payment of any severance benefits to any individual, or (iii) cause the Company to transfer or set aside any assets to fund any benefits under any United States Seller Plan.

31

(f)            The consummation of the transactions contemplated hereby will not, either alone or in combination with another event result in any “disqualified individual” receiving any payment that would be characterized as an “excess parachute payment” (each such term as defined in Section 280G of the Code). No director, officer, employee or other individual service provider of the Company or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments” or with respect to any violation of Section 409A of the Code.

(g)           With respect to the Swiss Company, Sections 3.16(a) through 3.16(f) shall not apply to any pension plan maintained by the Swiss Company. All accrued pension claims of the Swiss Company’s employees are either covered by funds of a special foundation, by insurance contracts or provisions the Swiss Company has specifically established for such purpose, all pursuant to applicable laws and actuarial principles consistently applied in the past two (2) financial years. The Swiss Company has and will have complied up to the Closing Date with all relevant social security regulations and have and will have made up to the Closing Date all deductions and payments required to be made and/or due under such regulations for all social security, employment related insurance premiums and pension plan contributions in respect of its employees. There is no funding deficit (Unterdeckung) under any of the occupational pension plans, funds, contracts, schemes or arrangements relating to the Swiss Company or its employees.

(h)           Each Seller Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times complied in both form and operation with the requirements of Section 409A of the Code.

3.17.       Employees.

(a)           Schedule 3.17(a) lists each employee of Sellers as of the date hereof and as of the date that is three (3) Business days prior to the Closing Date (provided that Sellers shall be permitted to deliver Schedule 3.17(a) as of three (3) Business Days prior to the Closing Date until the date that is two (2) Business Days prior to the Closing Date), along with his or her (i) base salary, (ii) title/position, (iii) Fair Labor Standards Act classification, (iv) leave status, (v) date of hire and (vi) accrued paid time-off.

(b)           Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreements or similar Contracts with any labor union applicable to any employees of the Company or any of its Subsidiaries.  Since January 1, 2017, no demand for recognition as the exclusive bargaining representative of any employees has been made to the Company or any of its Subsidiaries by or on behalf of any labor union and, since January 1, 2017, there have been no union organizing activities. There is no pending or, to the Knowledge of Sellers, threatened strike, lockout, slowdown, or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries and there has been no such event since January 1, 2017. Since January 1, 2017, each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws respecting employment and employment practices, including Laws concerning terms and conditions of employment, wages and hours, immigration, classification and occupational safety and health. Each of the Company and its Subsidiaries is not, and since January 1, 2017 has not been, involved in any material litigation, audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including allegations of employment discrimination, retaliation, noncompliance with wage and hour Laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices). The Company and its Subsidiaries have not experienced a “plant closing” or “mass layoff” or similar group employment loss as defined in the WARN Act with respect to which there is any unsatisfied liability. During the 90-day period preceding the date hereof, no more than 10 employees at any “single site of employment” have suffered an “employment loss” as defined in the WARN Act with respect to the Company and its Subsidiaries. Since January 1, 2017, there have been no sexual harassment allegations against any officer or other key employee of the Company or its Subsidiaries.

32

(c)            To the Knowledge of Sellers, there are no facts that would reasonably be expected to give rise to a claim or claims of sexual harassment, other unlawful harassment or unlawful discrimination against or involving the Company or its Subsidiaries or any employee, director or independent contractor of the Company or its Subsidiaries.

(d)           Sellers have taken actions reasonably designed to protect their employees from the effects of the “Coronavirus” or “COVID-19”, as described on Schedule 3.17(d).

3.18.       Affiliate Transactions. Except as set forth on Schedule 3.18, or in the “Compensation Discussion and Analysis” or “Related Party Transactions” disclosures in the Filed SEC Documents, to the Knowledge of Sellers, no Affiliate of the Company (other than any Seller or any of their Subsidiaries), or any officer or director of the Company or any of its Subsidiaries (a) is a party to any agreement or transaction with the Company or its Subsidiaries having a potential or actual value or a contingent or actual Liability exceeding $50,000, other than (i) employment arrangements in the Ordinary Course and (ii) the Seller Plans, (b) has any material interest in any material property (whether tangible or intangible) used by the Company or its Subsidiaries or (c) owns any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a Material Supplier (or other professional Advisor) or Material Customer of the Company or any of its Subsidiaries.

3.19.        Brokers. Except for PJT Partners LP and Greenhill & Co., LLC, the fees and expenses of which will be paid by the Company on or prior to the Closing Date, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.20.       Inventory. Except for those items the value of which has been reduced or written off the books and records of the Company in the Ordinary Course, all Inventory consists of a quality usable and salable in the Ordinary Course, none of which (a) is materially damaged in any significant way, except for any such damage that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Assumed Liabilities, taken as a whole or (b) is held on a consignment basis. The Inventory conforms in all material respects to all standards and Laws applicable to each item of Inventory or its use or sale imposed by any Governmental Body, and is not part of a current or past recall except for those items the value of which have been reduced or written off the books of the Company in the Ordinary Course.

33

3.21.       Customers and Suppliers.

(a)           Schedule 3.21(a) sets forth a true, complete and correct list of (i) the five (5) largest customers of the Company and its Subsidiaries (measured by dollar volume of sales to such customers) for the fiscal year ended December 31, 2019 (such customers collectively referred to as the “Material Customers”); and (ii) the ten (10) largest suppliers (excluding any professional Advisors) from which the Company and its Subsidiaries purchased materials, supplies, services or other goods (measured by dollar volume of purchases from such suppliers) for the fiscal year ended December 31, 2019 (such suppliers collectively referred to as “Material Suppliers”), and the amount each such Material Supplier was paid by the Company and its Subsidiaries during such period.

(b)           Except as set forth on Schedule 3.21(b), neither the Company nor any of its Subsidiaries has received any written notice that any Material Customer or Material Supplier (i) has terminated its relationship with the Company or any of its Subsidiaries, or (ii) intends to terminate its relationship with the Company or any of the Company’s Subsidiaries.

(c)           As of May 18, 2020, the aggregate value of backorders is as set forth on Schedule 3.21(c).

3.22.       Product Liability. Except as set forth on Schedule 3.22 and excluding voluntary recalls and field alerts, all products sold by the Company and its Subsidiaries since January 1, 2017, or provided, manufactured or delivered by the Company and its Subsidiaries since January 1, 2017, were designed, manufactured, prepared, assembled, packaged, labeled, sterilized, stored, serviced and processed in compliance, in all material respects, with applicable Law, applicable contractual commitments and the Company’s specifications and quality standards. Except as set forth on Schedule 3.22, there are no pending or, to the Knowledge of Sellers, threatened Actions arising out of any injury to a Person or property as a result of the ownership, design, manufacture, possession, provision, clinical development, distribution, marketing, promotion, sale, implanting, or other use of the Products sold, provided, manufactured or delivered by the Company and its Subsidiaries after January 1, 2017 and prior to the Closing Date. All Actions (including those relating to clinical trials) against or, to the Knowledge of Sellers, involving or threatened against the Company and its Subsidiaries that are pending or were asserted since January 1, 2017 and that relate in any way to the Products, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Schedule 3.22. Since January 1, 2017, no allegation has been asserted or threatened in writing that any Products contain a design defect or a manufacturing defect.

34

3.23.       Health Care Regulatory Matters. Except as set forth in Schedule 3.23 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and since January 1, 2017:

(a)            The Company and its Subsidiaries, and to the Knowledge of Sellers, each of their directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times after January 1, 2017 were, in compliance with all Health Care Laws to the extent applicable to the Company or any of its products or activities, except, with respect to such agents, contractors, manufacturers, suppliers and distributors, as would not reasonably be expected to prevent the Company and its Subsidiaries from being in such compliance themselves. To the Knowledge of Sellers, there are no facts or circumstances that reasonably would be expected to give rise to any failure by the Company and its Subsidiaries to be in such compliance under any Health Care Laws that would reasonably be expected to give rise to a Material Adverse Effect.

(b)           All material Governmental Authorizations required by the Health Care Laws are in full force and effect. Neither the Company nor any of its Subsidiaries have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Governmental Authorization required under Health Care Laws or of any application for a Governmental Authorization required under Health Care Laws currently pending before the FDA, DEA, or such other Governmental Body.

(c)           All reports, documents, claims, notices, or Governmental Authorizations required under Health Care Laws to be filed, maintained or furnished to the FDA, DEA, or any Governmental Body by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, notices, or Governmental Authorizations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Sellers all such reports, documents, claims, notices, and other Governmental Authorizations were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d)           All preclinical and clinical trials conducted by or, to the Knowledge of Sellers, on behalf of the Company or any of its Subsidiaries, have been, and if still pending are being, conducted in compliance with research protocols and all applicable Health Care Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314, 320, 511, and 814. No clinical trial conducted by or on behalf of the Company or its Subsidiaries has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiaries has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)           All manufacturing operations conducted by or, to the Knowledge of Sellers, for the benefit of the Company or its Subsidiaries have been and are being conducted in material compliance with all Governmental Authorizations issued by a Governmental Body under Health Care Laws and in material compliance with all applicable Health Care Laws, including the FDA’s current Good Manufacturing Practice (cGMP) regulations at 21 C.F.R. Parts 210-211, Quality System (QS) regulations at 21 C.F.R. Part 820, animal drug cGMP regulations at 21 C.F.R. Part 507, and all comparable foreign regulatory requirements of any Governmental Body.

35

(f)            Neither the Company nor any of its Subsidiaries have received any written communication or, to the Knowledge of Sellers, any oral communication from an applicable Governmental Body that relates to an alleged violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, subpoena, civil investigative demand, FDA Warning Letter or Untitled Letter, or any action by a Governmental Body relating to any Health Care Laws, in each case, that has not been resolved to the satisfaction of the applicable Governmental Body.

(g)           Neither the Company nor any of its Subsidiaries are party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

(h)           There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing or distribution relating to the Products required or requested by a Governmental Body, or voluntary recalls, field notifications, field corrections, product removals, market withdrawals or replacements, “dear doctor” letters, safety alerts, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products (“Safety Notices”), in each case that has not been resolved to the satisfaction of the applicable Governmental Body. To the Knowledge of Sellers, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice.

(i)            Neither the Company, nor its Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent, or distributor of the Company or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Body, failed to disclose a material fact required to be disclosed to a Governmental Body, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)            Neither the Company, nor its Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent, or distributor acting on behalf of the Company or any of its Subsidiaries has committed any act, made any statement or failed to make any statement in connection with the business and operations of the Company and its Subsidiaries that violates the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, the federal False Claims Act, 31 U.S.C. § 3729 et seq., or other Health Care Laws applicable in the jurisdictions in which the Products are sold or intended to be sold.

(k)           Neither the Company nor its Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent, or distributor of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a, exclusion under 42 U.S.C. § 1320a-7, or any other Health Care Law applicable in other jurisdictions in which the Products are sold or intended to be sold.

36

(l)            The Company and each of its Subsidiaries (i) are and have been in compliance with all applicable statutes, regulations, rules, and regulatory guidance relating to Product pricing, price reporting, discounts, and rebates, including those relating to the Medicaid Drug Rebate Program, the 340B Drug Pricing Program, the Medicare Part B Program, the Veterans Health Care Act Drug Pricing Program, and applicable state price reporting laws, and (ii) have calculated and reported the applicable pricing metrics under the foregoing programs (including Average Manufacturer Price, Best Price, 340B Ceiling Price, Average Sales Price, and Non-Federal Average Manufacturer Price) consistent with the applicable Health Care Laws associated with the foregoing programs.

(m)          Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or under any other Health Care Law.

3.24.       Absence of Certain Changes. Except as set forth on Schedule 3.24, since December 31, 2019 through the date hereof, (w) the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects (other than the (i) marketing of the Company, and processes and negotiations with Advisors and third parties in connection therewith (including the execution of confidentiality agreements and the sharing of confidential information pursuant thereto), (ii) preparation and commencement of the Bankruptcy Case and actions related thereto, (iii) the tightening of credit and payment terms with business counterparties following public announcement of the Company’s potential plans for strategic or bankruptcy transactions, and (iv) responses to the “Coronavirus” or “COVID-19” as described on Schedule 3.17(d)), (x) there has not been any Material Adverse Effect, (y) there is no material business interruption or similar event, change or circumstance that has occurred, or is occurring, at any of the facilities, plants, offices, laboratories, warehouses, distribution centers and other properties (including at any Owned Real Property or Leased Real Property) owned or operated by the Company or any of its Subsidiaries, and (z) the Company and its Subsidiaries have not taken any of the following actions:

(a)            (i) redeemed, purchased or otherwise acquired any of the outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of such capital stock or other equity or voting interests, other than the acceptances of shares of Company common stock as payment for the exercise price of, or any withholding Taxes incurred with the vesting or settlement of, any Company equity awards; (ii) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the capital stock or other equity or voting interests, other than cash dividends and distributions by an Acquired Subsidiary to another Acquired Subsidiary, or (iii) split, combined, subdivided or reclassified any shares of the capital stock or other equity or voting interests;

(b)           issued, incurred, assumed or otherwise become liable for any material Indebtedness, including any Indebtedness for borrowed money in excess of $1,000,000;

37

(c)           sold, divested, distributed, assigned, licensed, mortgaged, pledged, encumbered, transferred, leased or subleased to any Person, or otherwise disposed of, in a single transaction or series of related transactions, any of their assets (other than any Company Owned Intellectual Property), that are (or would otherwise be) Acquired Assets, other than (i) sales of Products in the Ordinary Course, (ii) Permitted Encumbrances, and (iii) dispositions of obsolete or worn out assets;

(d)           made or authorized any capital expenditures, including for property, plant and Equipment, in excess of $1,000,000, except for those that are expressly contemplated by the Company’s capital plan that has been made available to Purchaser in item 6.2.1 of the Dataroom;

(e)            made any acquisition of, or investment in, or otherwise acquired, any properties, assets, securities or business (including by merger, asset acquisition, equity purchase or other similar transaction), except for any acquisition of Inventory in the Ordinary Course;

(f)            other than as required by applicable Law or as required to comply with any Contract or Seller Plan binding on the Company and its Subsidiaries (i) granted to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries any increase in compensation or benefits, (ii) granted to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries any severance, retention, change in control, termination or similar compensation or benefits, (iii) granted or amended any equity, equity-based or other incentive or similar awards, (iv) established, adopted, entered into, materially amended or terminated any material Seller Plan, or (v) taken any action to accelerate or materially modify the vesting of, or payment of, any compensation or benefit under any Seller Plan; provided, however, that the foregoing clauses (i) through (v) shall not include the Company or any of its Subsidiaries entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, plans, agreements, benefits and compensation arrangements (including any cash-based bonus arrangements, but excluding, for the avoidance of doubt, any equity incentive grants or similar equity, or equity-linked grants or awards) that have a value that is consistent with past practice of making compensation and benefits available to newly hired or promoted employees in similar positions and otherwise consistent with the Ordinary Course; provided further, and for the avoidance of doubt, any increase in any severance, retention, change in control, termination or similar compensation or benefits shall not be deemed “Ordinary Course” or “consistent with past practice” for purposes of this Section 3.24(f);

(g)           hired or terminated (other than with cause, as determined by Sellers in good-faith), any director, officer, employee, individual independent contractor or other individual service provider, other than any employee, individual independent contractor or individual service provider whose base salary did not (and following any such action did not) exceed $250,000 per annum;

(h)           other than as required by applicable Law, entered into, amended or waived in any material respect any collective bargaining agreement (or similar agreement or arrangement);

38

(i)             made any material changes in financial accounting methods, principles, practices, procedures or policies, except insofar as may be required by (i) GAAP or (ii) or any applicable Law, including Regulation S-X under the Securities Act;

(j)             authorized, consented to or effected any amendment or change in (i) the Company’s articles of incorporation or bylaws or (ii) the organizational documents of any Subsidiary of the Company;

(k)            waived, released, assigned, instituted, compromised, or settled, with respect to any pending or threatened Action related to the Company or any of its Subsidiaries, their respective businesses, the Acquired Assets or the Assumed Liabilities, other than involving solely money damages not in excess of $500,000 individually, or $1,000,000 in the aggregate;

(l)            (i) made any unusual or extraordinary efforts to collect any accounts receivable, intercompany obligation or Liability for Indebtedness, or given any discounts or concessions for early payment of such accounts receivable, intercompany obligation or Liability for Indebtedness or (ii) made any sales of, or, other than Permitted Encumbrances, conveyed any interest in, any such accounts receivable, intercompany obligation or Liability for Indebtedness to any third party;

(m)           licensed on-market or in-development products from third parties other than (i) in the Ordinary Course, (ii) which would not reasonably expected to result in payments, over the life of such Contract (including any purchaser order or similar agreement or binding arrangement associated therewith), of amounts in excess of $1,000,000 and (iii) those which would not impose any obligations on the Company and its Subsidiaries of the type contemplated by Section 3.9(a)(viii);

(n)           (i) abandoned, cancelled, failed to renew, or permitted to lapse (A) any Company Owned Intellectual Property that is used in the conduct of the business or held for use by the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries or (B) any material Company Licensed Intellectual Property to the extent that a Seller has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the applicable Seller, (ii) sold, transferred, licensed or otherwise encumbered any material Company Owned Intellectual Property, other than licenses of Company Owned Intellectual Property in the Ordinary Course, or (iii) except in the Ordinary Course, withdrawn, amended, modified or terminated any Product Registrations;

(o)           amended in any material respect, cancelled or permitted to terminate any material insurance policy naming the Company or a Subsidiary of the Company as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage;

(p)           granted any waiver under or amended or modified, or surrendered, revoked, permitted to lapse or otherwise terminated any Permit, other than in the Ordinary Course and as would not reasonably be expected to be material to the Acquired Assets, the Assumed Liabilities or the operation of the business of the Company and its Subsidiaries; or

39

(q)           authorized any of, or committed, or agreed in writing or otherwise, to take any of, the foregoing actions.

3.25.       Bank Accounts. Schedule 3.25 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Sellers and the Acquired Subsidiaries.

3.26.       No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate of the Company delivered pursuant to Section 2.3(f) (the “Express Representations”), neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries, the Acquired Assets or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person (including in the Projections, the Confidential Information Memorandum prepared by PJT Partners LP) (the “Information Presentation”) or in that certain datasite administered by Intralinks (the “Dataroom”) or elsewhere to Purchaser or any of its Affiliates or Advisors on behalf of the Company or any of its Affiliates or Advisors. Except with respect to the Express Representations, all other representations and warranties, whether express or implied, are hereby expressly disclaimed by the Company. Nothing in this Section 3.26 shall limit any rights or remedies of Purchaser with respect to a claim for Fraud.

Article IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date.

4.1.          Organization and Qualification. Purchaser is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and limited liability company authority necessary to carry on its business as it is now being conducted, except (other than with respect to Purchaser’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is not in violation of any of the provisions of its organizational documents, except as would not reasonably be expected to be material to Purchaser.

40

4.2.         Authorization of Agreement. Purchaser has all necessary limited liability company power and limited liability company authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, subject to requisite Bankruptcy Court approvals, have been, or with respect to any Ancillary Agreement to which Purchaser is a party, will be prior to the execution and delivery thereof, duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are, or will be when so executed and delivered, necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby.  Subject to requisite Bankruptcy Court approvals, this Agreement has been, and at or prior to the Closing, each Ancillary Agreement to which it is a party will be, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which it is a party constitutes a legal, valid and binding obligation of Purchaser when so executed, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

4.3.         Conflicts; Consents.

(a)           Assuming that (a) requisite Bankruptcy Court approvals are obtained, (b) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3 are made, given or obtained (as applicable), (c) the requirements of the HSR Act are complied with, and (d) any filings required by any applicable federal or state securities or “blue sky” Laws are made, neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, nor performance or compliance by Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of Purchaser’s articles of incorporation or bylaws or similar organizational documents, (ii) conflict with or violate any Law or Order applicable to Purchaser, (iii) conflict with, violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or result in the acceleration of or give rise to a right of termination, modification, acceleration or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of material Contract to which Purchaser is a party, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Purchaser or any of its Subsidiaries, except, in the case of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)           Except as set forth on Schedule 4.3(b), Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) as otherwise set forth on Schedule 4.3 or (iv) where failure to file, seek or obtain such notice, authorization, approval, Order, permit or consent, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated hereby.

41

4.4.          Financing. Purchaser has, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the Wind-Down Amount (to the extent that the Wind-Down Amount is not reduced to zero by Excluded Cash), to assume the Assumed Liabilities and to consummate all of the other transactions contemplated by this Agreement. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and the related Assumed Liabilities.

4.5.          Brokers. Except for Greenhill & Co., LLC, the fees and expenses of which will be paid solely by Purchaser, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.6.          Credit Bid. The Required Lenders (as defined in the Direction Letter), as holders of outstanding Loan Agreement Indebtedness, delivered to Purchaser, on or prior to the date hereof, a direction letter to fully authorize Purchaser to, among other things, enter into and perform and comply with this Agreement and consummate the transactions contemplated hereby, including the credit bid contemplated in Section 2.1(a), which is attached on Schedule 4.6 (the “Direction Letter”).

4.7.          No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser that will adversely affect in any material respect Purchaser’s ability to consummate the transactions contemplated by this Agreement (other than with respect to any objection, adversary proceeding or other contested matter which may after the date hereof be filed or otherwise arise in connection with the Bankruptcy Case).

4.8.          Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between any member of the Purchaser Group, on the one hand, and any member of the management of the Company or any of its Subsidiaries or board of directors (or applicable governing body of any Subsidiary), any holder of equity or debt securities of the Company or its Subsidiaries, or any lender or creditor of the Company or its Subsidiaries, on the other hand, (a) relating in any way to the acquisition of the Acquired Assets or the transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of the Company to entertain, negotiate or participate in any such transaction.

4.9.          Investment Representation; Investigation. Purchaser is acquiring the capital stock or other equity interests of the Acquired Subsidiaries for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act. Purchaser has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and is able to bear the substantial economic risk of such investment for an indefinite period of time.

42

4.10.        No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate delivered by Purchaser pursuant to Section 2.4(c), each Seller, on behalf of itself and each other Seller Party, acknowledges and agrees that neither Purchaser nor any other Person on behalf of Purchaser makes, and none of the Seller Parties have relied on the accuracy or completeness of any express or implied representation or warranty with respect to Purchaser or with respect to any other information provided by or on behalf of any Purchaser.

Article V

Bankruptcy Court Matters

5.1.          Bankruptcy Actions.

(a)            As promptly as practicable after the date hereof (and, in any event, in accordance with the milestones set forth in the RSA), Sellers shall file with the Bankruptcy Court consistent with the consent rights set forth in the RSA (i) the Petitions and (ii) a motion seeking approval of (y) the Bidding Procedures Order and (z) the form of this Agreement and Sellers’ authority to enter into this Agreement (the “Bidding Procedures Motion”); provided that the Company may modify the Bidding Procedures Motion pursuant to discussions with the United States Trustee assigned to the Bankruptcy Case, the Bankruptcy Court, any creditor or statutory committee representing a group of creditors in the Bankruptcy Case, or any other party in interest and otherwise in a manner consistent with the RSA; provided further that any and all such modifications are first approved by Purchaser in writing. The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Purchaser agrees and acknowledges that Sellers, including through their representatives, are and may continue soliciting inquiries, proposals or offers from third parties in connection with any Alternative Transaction.

(b)            From the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article VIII and (ii) the Closing Date, Sellers shall diligently pursue the entry of (i) the Bidding Procedures Order and (ii) the Sale Order, in each case, by the Bankruptcy Court.

(c)            Sellers and Purchaser shall reasonably cooperate with the Company to assist in obtaining the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable, including furnishing affidavits, non-confidential financial information, or other documents or information for filing with the Bankruptcy Court and making such Advisors of Purchaser and Sellers and their respective Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing adequate assurances of performance by Purchaser as required under Section 365 of the Bankruptcy Code, and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(d)            Each of the Company and Purchaser shall appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement and keep the other reasonably apprised of the status of material matters related to this Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by any Seller from the Bankruptcy Court or any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

43

(e)            If the prevailing party at the conclusion of the Auction (such prevailing party, the “Successful Bidder”) fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, the next highest bidder (the “Backup Bidder”) will be deemed to have the new prevailing bid, and the Company shall be required to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement; provided, however, that Purchaser shall only be required to keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) the Outside Back-Up Date or (ii) the date of closing of an Alternative Transaction with the Successful Bidder.

(f)            The Company and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. The Company and Purchaser acknowledge that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about the Company to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets, conducting an Auction.

(g)            Notwithstanding any other provision of this Agreement to the contrary, Purchaser acknowledges that Sellers and their Affiliates and Advisors are and may continue soliciting and/or responding to inquiries, proposals or offers for the Acquired Assets and may furnish any information with respect to, or assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do any of the foregoing in connection with any Alternative Transaction.

(h)            Purchaser shall provide adequate assurance of future performance as required under Section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.

5.2.          Cure Costs. Subject to entry of the Sale Order and consummation of the Closing, Purchaser shall, on the Closing, pay the Cure Costs and cure any and all other defaults and breaches under the Acquired Contracts so that such Contracts may be assumed by the applicable Seller and assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.

44

5.3.          Sale Order. The Sale Order shall, among other things, (a) approve, pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their respective obligations under this Agreement; (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code; (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity; (e) find that Purchaser has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts; and (f) find that Purchaser shall have no Liability for any Excluded Liability. Without limiting Sellers’ obligation to take all such actions as are reasonably necessary to obtain Bankruptcy Court approval of the Sale Order, Purchaser agrees that it will promptly take reasonable actions to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. Nothing in this Agreement shall require Purchaser or its Affiliates to give testimony to or submit any pleading, affidavit or information to the Bankruptcy Court or any Person that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

5.4.          Sale Free and Clear. Sellers acknowledge and agree, and the Sale Order shall provide that, except as otherwise provided in Section 1.3, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Acquired Assets. On the Closing Date, the Acquired Assets shall be transferred to Purchaser free and clear of all obligations, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

5.5.          Approval. Sellers’ obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Sale Order). Nothing in this Agreement shall require the Company or its Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

45

Article VI

Covenants and Agreements

6.1.          Conduct of Business of Sellers.

(a)            Except as (i) required by applicable Law, (ii) required by order of the Bankruptcy Court or required, authorized or restricted pursuant to the Bankruptcy Code or the Financing Order or the DIP Credit Agreement, as the case may be, (iii) expressly contemplated or required by this Agreement or (iv) expressly set forth in Schedule 6.1(a), during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (provided, and without prejudice to Section 6.2(b), in the event that Sellers request, in writing, to take any reasonable action of short term duration which, based on Sellers’ good faith business judgment, is necessary to respond the “Coronavirus” or “COVID-19” (or the Effects thereof), Purchaser shall not unreasonably withhold, condition or delay its consent for such action), the Company shall, and shall cause each of its Subsidiaries to, carry on its and their business in the Ordinary Course, pay all of their respective post-petition obligations in the Ordinary Course and use its and their commercially reasonable efforts to preserve substantially intact their goodwill and relationships with employees, suppliers, vendors, licensors, licensees, distributors, consultants, customers and other Persons having material relationships with the Company and its Subsidiaries, taken as a whole (other than making any payment of any pre-petition claim).

(b)            Except as (i) required by applicable Law, (ii) required by order of the Bankruptcy Court or required, authorized or restricted pursuant to the Bankruptcy Code or the Financing Order or the DIP Credit Agreement, as the case may be, (iii) expressly contemplated or required by this Agreement, or (iv) expressly set forth in Schedule 6.1(a), and without limiting the generality of the restrictions set forth in Section 6.1(a), during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (provided, and without prejudice to Section 6.2(b), in the event that Sellers request, in writing, to take any reasonable action of short term duration which, based on Sellers’ good faith business judgment, is necessary to respond the “Coronavirus” or “COVID-19” (or the Effects thereof), Purchaser shall not unreasonably withhold, condition or delay its consent for such action), the Company shall not, and shall cause each of its Subsidiaries not to, do any of the following (whether by merger, operation of law or otherwise):

(i)            (A) issue, sell, encumber or grant any shares of the capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of such capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of such capital stock or other equity or voting interests; (B) redeem, purchase or otherwise acquire any of the outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of such capital stock or other equity or voting interests, other than the acceptance of shares of Company common stock as payment for the exercise price of, or any withholding Taxes incurred with the vesting or settlement of, any Company equity awards, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of the capital stock or other equity or voting interests, other than cash dividends and distributions by an Acquired Subsidiary to another Acquired Subsidiary, but subject to Section 6.1(a), or (D) split, combine, subdivide or reclassify any shares of the capital stock or other equity or voting interests;

46

(ii)            issue, incur, assume or otherwise become liable for (A) any indebtedness for borrowed money, (B) any notes, mortgages, bonds, debentures or other debt securities or warrants or other rights to acquire any notes, mortgages, bonds, debentures or other debt securities of the Company or any of its Subsidiaries, (C) any letters of credit, security or performance bonds or similar credit support instruments or overdraft facilities or cash management programs of any Person, (D) any amounts owing as deferred purchase price for property or services, including any capital leases, seller notes and “earn out” payments, or other contingent payment obligations, or (E) any guarantee of any of the foregoing obligations of another Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except Indebtedness that will constitute Excluded Liabilities;

(iii)            sell, divest, distribute, assign, license, mortgage, pledge, encumber, transfer, lease or sublease to any Person, or otherwise dispose of, in a single transaction or series of related transactions, any of the Acquired Assets (other than Intellectual Property), except (A) Ordinary Course dispositions of Inventory, and (B) dispositions of obsolete or worn out assets; provided, however, that the Company shall not, and shall not permit its Subsidiaries to (i) take any such action, or otherwise terminate, amend, modify, extend, waive, renew or otherwise alter any of the Leases, (ii) construct, alter or destroy any material improvement on the Owned Real Property, except in connection with any capital expenditures expressly contemplated by Section 6.1(b)(iv), or (iii) take any such action with respect to any of the Owned Real Property or any portion thereof;

(iv)            make or authorize capital expenditures, including for property, plant and Equipment, except for those that are expressly contemplated by the Company’s capital plan that has been made available to Purchaser in item 6.2.1 of the Dataroom;

(v)            make any acquisition of, or investment in, or otherwise acquire, any properties, assets, securities or business (including by merger, asset acquisition, equity purchase or other similar transaction), except for any acquisition of Inventory in the Ordinary Course and, in each case, otherwise in accordance with the budget contemplated by the Financing Order the DIP Credit Agreement and except in connection with any capital expenditures expressly contemplated by Section 6.1(b)(iv);

47

(vi)           other than as required by applicable Law, required to comply with any Contract or Seller Plan binding on the Company and its Subsidiaries as of the date of this Agreement and made available to Purchaser (if so required by this Agreement), or as set forth on Schedule 6.1(b)(vi) (1) grant to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries any increase in compensation or benefits, (2) grant to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries any severance, retention, change in control, termination or similar compensation or benefits, (3) grant or amend any equity, equity-based or other incentive or similar awards, (4) establish, adopt, enter into, materially amend or terminate any material Seller Plan, or (5) take any action to accelerate or materially modify the vesting of, or payment of, any compensation or benefit under any Seller Plan; provided, however, that the foregoing clauses (1) through (5) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, plans, agreements, benefits and compensation arrangements (including any cash-based bonus arrangements, but excluding, for the avoidance of doubt, any equity incentive grants or similar equity, or equity-linked grants or awards) that have a value that is consistent with past practice of making compensation and benefits available to newly hired or promoted employees in similar positions and otherwise consistent with the Ordinary Course; provided further, and for the avoidance of doubt, any increase in any severance, retention, change in control, termination or similar compensation or benefits shall not be deemed “Ordinary Course” or “consistent with past practice” for purposes of this Section 6.1(b)(vi);

(vii)          hire or terminate (other than with cause, as determined by Sellers in good-faith), any director, officer, employee, individual independent contractor or other individual service provider, other than any employee, individual independent contractor or individual service provider whose base salary does not (and following any such action will not) exceed $250,000 per annum;

(viii)         other than as required by applicable Law, enter into, amend or waive in any material respect any collective bargaining agreement (or similar agreement or arrangement);

(ix)            make any material changes in financial accounting methods, principles, practices, procedures or policies, except insofar as may be required by (A) GAAP or (B) or any applicable Law, including Regulation S-X under the Securities Act;

(x)            authorize, consent to or effect any amendment or change in (A) the Company’s articles of incorporation or bylaws or (B) the organizational documents of any Subsidiary of the Company;

(xi)            sell, lease, transfer, license, abandon or otherwise dispose of, or grant any Encumbrance (other than Permitted Encumbrances), on any Acquired Assets (other than Intellectual Property), other than (A) any Encumbrance to secure Indebtedness and other obligations in existence at the date of this Agreement (and required to be so secured by their terms); provided that any such Encumbrance will be extinguished in connection with the Closing; or (B) sales of Inventory in the Ordinary Course;

(xii)           waive, release, assign, institute, compromise, or settle, with respect to any pending or threatened Action related to the Company or any of its Subsidiaries, their respective businesses, the Acquired Assets or the Assumed Liabilities, other than (i) the Bankruptcy Case or (ii) involving solely money damages not in excess of $500,000 individually, or $1,000,000 in the aggregate which will constitute Excluded Liabilities;

48

(xiii)          (A) terminate, amend, supplement, modify or waive any provision of, or accelerate any rights, benefits or obligations under, any Material Contract, except any such action which would otherwise not be material and is in the Ordinary Course or the expiration in accordance with its term or (B) enter into any Contract that would be a Material Contract if executed prior to the date of this Agreement or which would result in an obligation of the Company or any of its Subsidiaries in excess of $3,000,000, except for any renewal of any such Contract in the Ordinary Course upon terms and conditions which are no less favorable to the Company and its Subsidiaries, in any material respect, than those in effect as of the date of this Agreement;

(xiv)         (A) make any unusual or extraordinary efforts to collect any accounts receivable, intercompany obligation or Liability for Indebtedness, or give any discounts or concessions for early payment of such accounts receivable, intercompany obligation or Liability for Indebtedness or (B) make any sales of, or, other than Permitted Encumbrances and any Encumbrances provided for in the Financing Order, convey any interest in, any accounts receivable, intercompany obligation or Liability for Indebtedness to any third party;

(xv)           license on-market or in-development products from third parties other than (A) in the Ordinary Course, (B) those that would not reasonably be expected to result in payments, over the life of such Contract (including any purchaser order or similar agreement or binding arrangement associated therewith), of amounts in excess of $3,000,000 and (C) which would not impose any obligations on the Company and its Subsidiaries of the type contemplated by Section 3.9(a)(viii);

(xvi)         (A) abandon, cancel, fail to renew, or permit to lapse, as applicable, (1) any Company Owned Intellectual Property that is used in the conduct of the business or held for use by the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries or (2) any material Company Licensed Intellectual Property to the extent that a Seller has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the applicable Seller, (B) sell, transfer, license or otherwise encumber any material Company Owned Intellectual Property, other than licenses of Company Owned Intellectual Property in the Ordinary Course, or (C) except in the Ordinary Course, withdraw, amend, modify or terminate any Product Registrations;

(xvii)         amend in any material respect, cancel or permit to terminate any material insurance policy naming the Company or a Subsidiary of the Company as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage;

(xviii)        grant any waiver under or amend or modify, or surrender, revoke, permit to lapse or otherwise terminate any Permit, other than in the Ordinary Course and as would not reasonably be expected to be material to the Acquired Assets, the Assumed Liabilities or the operation of the business of the Company and its Subsidiaries;

49

(xix)          except as required by applicable Law, (1) make, revoke or change any material Tax election or method of accounting with respect to Taxes, (2) file any Tax Return (other than in the Ordinary Course and consistent with past practice and applicable Law) or amend any Tax Return, (3) enter into any closing agreement, (4) commence, settle or compromise any material Tax claim or assessment, (5) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to a material amount of Taxes, (6) grant any power of attorney with respect to material Taxes, or (7) enter into any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any customary commercial agreement or arrangement entered into in the Ordinary Course the primary purpose of which is not the allocation of Taxes); in each case to the extent such action could adversely affect Purchaser or the Acquired Assets or increase the amount of any Assumed Liabilities; or

(xx)           authorize any of, or commit, agree in writing or otherwise, to take any of, the foregoing actions.

It is understood and agreed that certain actions may be contemplated by one or more provisions of this Section 6.1(b) and, in such event, such action may only be taken (or omitted to be taken) if so permitted by each such provision of this Section 6.1(b).

(c)            Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or business prior to the Closing, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations.  Prior to the Closing, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)            In furtherance of the provisions of Section 6.1(a) and Section 6.1(b), it is the intent of the Parties that, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (such consent to be provided in Purchaser’s sole discretion), other than as set forth on Schedule 6.1(d), Sellers shall not, and Sellers shall cause their Subsidiaries not to, (i) sell, divest, distribute, assign, license, mortgage, pledge, encumber, transfer, lease or sublease to any Subsidiary that is not a Seller or, at the Closing, is an Acquired Subsidiary, any property, right, privilege, interest or any other asset of Sellers or any such Acquired Subsidiary that would otherwise (A) constitute an Acquired Asset if owned immediately prior to the Closing or (B) is or would otherwise constitute a property, right, privilege, interest or any other asset of any such Acquired Subsidiary, or (ii) convey, transfer or otherwise assign to any Seller or such Acquired Subsidiary any Liability of any entity that is an Excluded Subsidiary.

50

6.2.          Access to Information.

(a)            From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), the Company will, and will cause its Subsidiaries and use commercially reasonable efforts to cause its Advisors and other representatives to, provide Purchaser and its Advisors with reasonable access and upon reasonable advance notice and during regular business hours to the books and records (including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other Documents), documents, data, files, personnel and offices and properties of the Company and its Subsidiaries, in order for Purchaser and its Advisors to access such information regarding the Company and its Subsidiaries as is reasonably necessary in order to consummate the transactions contemplated by this Agreement or otherwise as reasonably requested by Purchaser in connection with Purchaser’s actions provided for in this Agreement, or as requested by Purchaser in order for Purchaser and its Advisors to conduct a Phase I or similar environmental site assessment of any of the Acquired Assets; provided that (i) such access does not unreasonably interfere with the normal and Ordinary Course operations of the Company and its Subsidiaries, (ii) all requests for access will be directed to PJT Partners LP or such other Person(s) as the Company may designate in writing from time to time, (iii) nothing herein will require the Company to provide access to any properties, plants or facilities for the purposes of conducting (A) any Phase I or similar environmental site assessment, including a Preliminary Assessment (as defined in ISRA), for any Acquired Leased Real Property in New Jersey for which a General Information Notice was submitted or (B) any subsurface or invasive environmental sampling or testing (for clarity, a Phase I environmental site assessment or similar environmental assessment shall not constitute subsurface or invasive environmental sampling or testing) and (iv) nothing herein will require the Company to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would result in the waiver of any attorney-client, work-product or other legal privilege or accountant privilege, (B) would reasonably be expected to violate any applicable Laws (including the HSR Act and Foreign Competition Laws), or (C) would violate any fiduciary duty; provided further that the Company and its Subsidiaries will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that is not inconsistent with the foregoing; provided further that no such access shall be required in connection with a proceeding between Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

(b)            From time to time following the date hereof and prior to the Closing, upon Purchaser’s reasonable request with respect to any Effects on the Company and its Subsidiaries relating to or arising from the “Coronavirus” or “COVID-19” (including any quarantine or trade restrictions or similar Effects reasonably related thereto) that would reasonably be expected to adversely impact the business and operations of the Company and its Subsidiaries in any material respect, the Sellers shall, and shall use their commercially reasonable efforts to cause their Advisors to, promptly (and, in any event, within five (5) Business Days of any written request of Purchaser) (i) provide, in a manner consistent with the provisions of Section 6.2(a), information reasonably requested by Purchaser and relating to such Effects and the Company and its Subsidiaries or, to the extent relevant to such Effects, its historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Company or any of its Subsidiaries related thereto, (ii) participate in meetings or teleconferences reasonably requested by Purchaser (including such members of senior management of the Company as may be reasonably requested or necessary with respect to such Effects) to discuss such Effects and information referred to in the immediately preceding clause (i), and (iii) consider in good-faith Purchaser’s requests, recommendations and advice in connection therewith.

51

(c)            The information provided pursuant to this Section 6.2 will be used solely for the purpose of consummating the transactions contemplated hereby or in connection with Purchaser’s actions provided for in this Agreement, and will be governed by all the confidentiality terms and conditions of the Loan Documents. Neither the Company nor any of Sellers makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, other than the Express Representations.

(d)            From and after the Closing for a period of three (3) years following the Closing Date (or, if earlier, the closing of the Bankruptcy Case), Purchaser will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other Documents transferred to Purchaser pursuant to this Agreement (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, in each case, in Purchaser’s possession or control and solely to the extent concerning periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to personnel, offices and properties of Purchaser, as may be reasonably requested by the Company in connection with the Bankruptcy Cases, the wind-down and liquidation of Sellers, to comply with legal, regulatory, stock exchange and financial reporting requirements, to satisfy any audit, accounting or similar requirement; provided, in each case, that such access does not unreasonably interfere with the normal operations of Purchaser; provided further that nothing herein will require Purchaser to provide access to, or to disclose any information to, Sellers if such access or disclosure (A) would result in the waiver of any attorney-client, work-product or other legal privilege or accountant privilege, (B) would reasonably be expected to violate any applicable Laws (including the HSR Act and Foreign Competition Laws), (C) would reasonably expected to be in violation of the provisions of any agreement (including any confidentiality obligation) by which Purchaser or any of its Subsidiaries is bound, or (D) would violate any fiduciary duty; provided that Purchaser and its Subsidiaries will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that is not inconsistent with the foregoing; provided further that no such access shall be required in connection with a proceeding between Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

(e)            Unless otherwise consented to in writing by the other Parties, no Party, for a period of three (3) years following the Closing Date, shall destroy, alter or otherwise dispose of any of the books and records relating to any period occurring on or prior to the Closing without providing reasonable advance notice to such other Party and offering to permit such other Party (at such other Party’s sole cost and expense) to make copies of such books and records or any portion thereof that such Party may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will, and will cause its employees to, provide Sellers with reasonable assistance, support and cooperation, upon reasonable advance notice and during normal business hours, with Sellers’ wind-down and related activities (e.g., helping to locate documents or information related to and assistance with preparation of Tax Returns or prosecution or processing of insurance/benefit claims); provided that such assistance, support and cooperation does not (x) unreasonably interfere with Purchaser’s business and operations or (y) require Purchaser to incur any out of pocket costs or expenses.

52

(f)            Except for contacts in the Ordinary Course unrelated to the transactions contemplated hereby, Purchaser will not, and will not permit any member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of the Company or its Subsidiaries prior to the Closing with respect to the Company, its Subsidiaries, their business or the transactions contemplated by this Agreement without the prior written consent of the Company for each such contact, such consent not to be unreasonably withheld, conditioned or delayed.

(g)            From and after the Closing for a period of three (3) years following the Closing Date (or, if earlier, the closing of the Bankruptcy Case), Sellers will provide Purchaser and its Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents relating to the Company or its Subsidiaries (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, in each case, in Sellers’ possession or control and solely to the extent concerning periods or occurrences prior to the Closing Date as may be reasonably requested by Purchaser (x) to comply with legal, contractual, regulatory, stock exchange and financial reporting requirements, (y) to satisfy any audit, accounting or similar requirement, or (z) to satisfy any other bona fide legal compliance, accounting or tax purpose; provided that nothing herein will require Sellers to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would result in the waiver of any attorney-client, work-product or other legal privilege or accountant privilege, (B) would reasonably be expected to violate any applicable Laws (including the HSR Act and Foreign Competition Laws), or (C) would violate any fiduciary duty; provided that Sellers will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that is not inconsistent with the foregoing; provided further that no such access shall be required in connection with a proceeding between Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

6.3.          Employee Matters.

(a)            Purchaser shall extend to all employees of Sellers listed on Schedule 3.17(a) (or hired in compliance with Section 6.1) (the “Employees”) an offer of employment in a position that is comparable to such Employee’s position immediately prior to the Closing (including level of responsibility, primary location of employment, and authority) on the terms set forth in this Section 6.3 (“Transfer Offer”) that, if accepted, shall become effective immediately after the Closing. Employees who accept such Transfer Offers with Purchaser in accordance with this Section 6.3(a) shall be referred to herein as “Transferred Employees.” Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all of the Employees will accept the offer of employment from Purchaser or will continue in employment with Purchaser following the Closing. Purchaser shall carry out all actions necessary under applicable Law to effect the transfer of employment to it of each such Transferred Employee who has accepted that offer. Effective as of the Closing, each Transferred Employee shall cease to be an employee of Sellers or their Affiliates.

53

(b)            For a period of one year from and after the Closing Date, Purchaser shall provide or cause to be provided each Transferred Employee with: (i) base compensation/wage rate that is no lower than that provided to such Transferred Employees as of the date hereof; (ii) short-term cash bonus opportunities substantially similar in amounts to the portion of existing retention bonus opportunities tied to short-term incentive opportunities (i.e., excluding any portion of the retention bonus opportunities that were calculated based on long-term incentives) that is no less favorable than that provided to such Transferred Employee as of the date hereof; and (iii) other employee benefits (including severance benefits, but excluding any equity incentive or other long term incentive arrangements, defined benefit pension benefits and post-employment welfare benefits) that are substantially comparable in the aggregate to those provided by Sellers to such Transferred Employees as of the date hereof under the Seller Plans made available to Purchaser (but excluding any severance benefits under any employment agreement not assumed by Purchaser). For purposes of eligibility and vesting (other than vesting of future equity awards) under the benefit plans and programs maintained by Purchaser or any of its Affiliates after the Closing Date in which Transferred Employees are eligible to participate (the “Purchaser Plans”), each Transferred Employee who is so eligible shall be credited with his or her years of service with Sellers or any of their respective Subsidiaries before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under substantially similar Seller Plans in which such Transferred Employees participated before the Closing Date, except to the extent such credit would result in a duplication of benefits.

(c)            Without limiting the generality of any other provision of this Agreement: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all Purchaser Plans that are made available to Transferred Employees at the relevant time as required by Section 6.3(c); (ii) for purposes of each Purchaser Plan providing health or welfare benefits, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Plan to be waived for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Seller Plans); and (iii) Purchaser shall use commercially reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee or his or her covered dependents during the plan year in which the Closing Date occurs to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Purchaser Plan.

(d)            Purchaser shall assume and be solely responsible for paying, providing and satisfying when due the following: (a) all accrued and unused vacation, personal days, sick pay and other paid time off for Transferred Employees earned but unused as of the Closing Date, (b) all cash retention and cash long term incentive plans and similar obligations and Liabilities to the extent the payee and the time and amount of payment are specified on Schedule 6.3(d), and (c) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice, and benefits (including any employer Taxes or other payments related thereto), in each case of this clause (c), accruing, incurred or arising as a result of employment or separation from employment with Purchaser after the Closing Date with respect to Transferred Employees.

54

(e)            Sellers shall reasonably cooperate in providing, pursuant to Section 6.2, to Purchaser all information reasonably requested by Purchaser with respect to Purchaser’s compliance with its obligations under this Section 6.3.

(f)            The provisions of this Section 6.3 are for the sole benefit of the Parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any Employees or Transferred Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.3 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall, subject to compliance with the other provisions of this Section 6.3, alter or limit Purchaser’s or Sellers’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(g)            Effective as of the Closing, Purchaser and Purchaser’s Affiliates shall assume all obligations, Liabilities and commitments in respect of claims made by any Transferred Employee (or any other individual claiming that he or she is or should be a Transferred Employee) for severance or other termination benefits (including claims for wrongful dismissal, notice of termination of employment, pay in lieu of notice or breach of Contract) arising out of, relating to or in connection with any failure of Purchaser to offer employment to, or to continue the employment of, any such Transferred Employee (or other individual claiming that he or she is or should be a Transferred Employee) on terms and conditions consistent with Purchaser’s obligations under this Section 6.3(g).

(h)            Purchaser will, or will cause its Affiliates to, provide any required notice to Transferred Employees under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”) and to otherwise comply with the WARN Act to Transferred Employees with respect to any “plant closing” or “mass layoff” or group termination or similar event under the WARN Act affecting Employees (including as a result of the consummation of transactions contemplated by this Agreement) and occurring on and after the Closing. Purchaser will not, and will cause its Affiliates not to, take any action on or after the Closing Date that would cause any termination of employment of any Employees by Sellers or their respective Affiliates occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act that would result in any Liability for Sellers, or to create any Liability or penalty to Sellers or any of their respective Affiliates for any employment terminations under Law.

(i)            For any Transferred Employees who are principally based outside the United States, the provisions of this Section 6.3 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law. With respect to the employees of the Swiss Company (the “Swiss Employees”), no transfer of employment relationships will occur as a consequence of the Closing of the transactions contemplated hereby and the currently applicable terms and conditions of employment (including social security and pension plan scheme) of such Swiss Employees shall remain unaltered in full force and effect. The provisions of this Section 6.3, in particular, without limitation, with respect to compensation and other employee benefits, shall also apply mutatis mutandis to the Swiss Employees.

55

6.4.          Regulatory Matters.

(a)            Subject to Section 6.5, the Company will (1) make or cause to be made all filings and submissions required to be made by the Company or its Subsidiaries under any applicable Laws for the consummation of the transactions contemplated by this Agreement set forth on Schedule 6.4, including filings or submissions related to Product Registrations and a General Information Notice for each Acquired Leased Real Property in New Jersey subject to ISRA, (2) reasonably cooperate with Purchaser in exchanging such information and providing reasonable assistance as Purchaser may reasonably request in connection with any filings made by the Purchaser Group pursuant to Section 6.4(b), and (3) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.4(a) or Section 6.4(b), and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances in connection with such filings. Prior to Closing, the Company shall engage a Licensed Site Remediation Professional (“LSRP”) that is reasonably acceptable to Purchaser to commence performance of a Preliminary Assessment (as defined in ISRA) for each Acquired Leased Real Property in New Jersey for which a General Information Notice was submitted.  The Company and Purchaser shall cooperate in good faith regarding the performance of the Preliminary Assessments, including the Company responding as promptly as reasonably practicable to any inquiries from Purchaser about the status of the Preliminary Assessments. Purchaser shall have the reasonable right to review and comment on the Preliminary Assessments, and the Company shall request that the LSRP consider in good faith any reasonable comments on the Preliminary Assessments received from Purchaser. At Closing, the Company shall end its engagement of the LSRP, at which time Purchaser shall directly engage the LSRP in connection with its assumption of responsibility for ISRA under Section 6.4(b)(ii). In the event the Preliminary Assessments have not been finalized at Closing, Purchaser shall be responsible, at its sole cost and expense, to complete the Preliminary Assessments.

(b)            Subject to Section 6.5, Purchaser will, and will cause its Affiliates and Advisors to, (i) make or cause to be made all filings and submissions required to be made by any member of the Purchaser Group under any applicable Laws and necessary to permit the consummation of the transactions contemplated by this Agreement, including any such filings or submissions related to Product Registrations, (ii) two (2) calendar days prior to Closing, submit a Remediation Certification, as defined under ISRA, to the New Jersey Department of Environmental Protection for each Acquired Leased Real Property in New Jersey subject to ISRA identifying Purchaser as the person responsible for ISRA compliance after Closing along with a Remediation Cost Review and RFS/FA Form, a Remediation Funding Source instrument and 1% annual surcharge check, as required, (iii) reasonably cooperate with the Company in exchanging such information and providing reasonable assistance as the Company may reasonably request in connection with any filings made by the Company pursuant to Section 6.4(a), and (iv) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.4(b) or Section 6.4(a) and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances.

56

(c)            From and after the date hereof, the Parties will cooperate in connection with the transfer of the transferable Product Registrations to Purchaser as of the Closing Date and the obtaining by Purchaser of new Product Registrations to the extent a Product Registration is not transferable. Promptly following the date hereof, the Parties will agree upon procedures to ensure a transition from the Sellers to Purchaser of all of the activities required to be undertaken by the holder of the Product Registrations, including adverse experience reporting, quarterly and annual reports to the FDA, handling and tracking of complaints, sample tracking, and communication with health care professionals and customers. Subject to Section 6.4(d), after the Closing, Purchaser shall assume all responsibility for the Product Registrations, including all responsibility for communications with the FDA and any other Governmental Body concerning the Products. The Parties shall cooperate in making and maintaining all required regulatory filings, and reporting all material communications (whether written or oral) from a Governmental Body in relation to a transfer and, to the extent one Party (Seller or Purchaser, as the case may be) requires the other Party’s (Purchaser or Seller, as the case may be) participation to effectuate the transfer of the Product Registrations, it shall give the other Party reasonable notice of all meetings and telephone calls with any Governmental Body expected to have a material impact upon a transfer and give the other Party a reasonable opportunity to participate at each such meeting or telephone call.

(d)            On the Closing Date (or within such time after the Closing Date as permitted under applicable Law) or as soon as practicable after the Closing Date, Sellers shall submit to the FDA the executed Seller FDA Transfer Letters. To the extent required, Sellers shall submit or deliver to the FDA and other appropriate Governmental Bodies within timelines as prescribed under applicable Law such documents and instruments of conveyance as necessary and sufficient to effectuate the transfer of each Permit and Governmental Authorization to Purchaser under applicable Law on the Closing Date or as soon as practicable after the Closing Date. Unless otherwise required by applicable Law, from the Closing Date until the relevant date of transfer for each Product Registration, Sellers shall use commercially reasonable efforts to maintain or cause to be maintained in force each such Product Registration and Purchaser shall promptly reimburse Sellers for the reasonable documented and out-of-pocket costs and expenses incurred by Sellers in connection with maintaining or causing to be maintained such Product Registrations. Unless otherwise required by applicable Law and as may be agreed between the Parties, Sellers shall use commercially reasonable efforts to progress or cause to be progressed any pending application filed prior to the Closing Date for a Product Registration. Notwithstanding anything contained in this Agreement to the contrary (including Section 6.1), Sellers shall not, from the Closing Date until the relevant date of transfer for such Product Registration, absent the prior written consent from Purchaser, or as is required by a Governmental Body, withdraw or suspend a Product Registration that is pending as of the Closing Date. The Sellers shall ensure that an employee or other authorized person is reasonably available to Purchaser to effectuate any transfers contemplated by this Section 6.4 and occurring after the Closing.

(e)            Prior to the Closing, the actions taken by Sellers pursuant to Section 6.4(c) shall be at the sole cost and expense of the Sellers. All documented and out-of-pocket costs and expenses incurred by Sellers after the Closing at the request of Purchaser in connection with this Section 6.4 shall be reimbursed by Purchaser.

57

6.5.          Antitrust Notification.

(a)            The Company and Purchaser will, as promptly as practicable and no later than ten (10) Business Days following the date hereof, (i) file with the United States Federal Trade Commission and the United States Department of Justice, the notification form required pursuant to the HSR Act for the transactions contemplated by this Agreement, which form will specifically request early termination of the waiting period prescribed by the HSR Act and (ii) make all notifications, filings, registrations or other materials required or necessary under the Foreign Competition Laws set forth on Schedule 6.5(a). Each of the Company and Purchaser will (and shall cause their respective Affiliates to) furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such Foreign Competition Laws and will provide any supplemental information requested by any Governmental Body as promptly as practicable. Purchaser and Sellers will use reasonable best efforts to comply as promptly as practicable with any requests made for any additional information in connection with such filings. Whether or not the transactions contemplated by this Agreement are consummated, Sellers will be responsible for all filing fees payable in connection with such filings.

(b)            Subject to the immediately following sentence, the Company and Purchaser will use their reasonable best efforts to promptly obtain any clearance required, or any clearance that is otherwise advisable, under the HSR Act or such Foreign Competition Laws for the consummation of this Agreement and the transactions contemplated hereby and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request. Purchaser will take, and will cause its Affiliates to take, any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement, including (i) opposing any motion or action for a temporary, preliminary or permanent injunction or Order against or preventing or delaying the consummation of the transactions contemplated by this Agreement, (ii) entering into a consent decree, consent agreement or other agreement or arrangement containing Purchaser’s agreement to hold separate, license, sell or divest (pursuant to such terms as may be required by any Governmental Body) such assets or businesses of Purchaser and its Affiliates after the Closing (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), and (iii) agreeing to such limitations on conduct or actions of members of Purchaser and its Affiliates after the Closing as may be required in order to obtain satisfaction of the closing conditions set forth in Section 7.1(a) prior to the Outside Date.

(c)            The Parties commit to instruct their respective counsel to cooperate with each other in good faith and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or such Foreign Competition Laws at the earliest practicable dates. Such efforts and cooperation shall include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with each other regarding communications with such Governmental Bodies and the content of any such communications, including any analyses, clearances, memoranda, briefs, arguments, opinions, proposals or presentations made or submitted by or on behalf of any Party in connection with the identification and resolution of any issues arising under the HSR Act, other U.S. Antitrust Laws, or such Foreign Competition Laws. Neither the Company nor Purchaser will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other Party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Purchaser or the Company, will be limited to outside antitrust counsel only). Each Party will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

58

6.6.          Reasonable Efforts; Cooperation.

(a)            Without prejudice to any other term or provision of this Agreement, each Party shall, and shall cause its Subsidiaries and its and their respective Advisors to, use its reasonable best efforts to perform their respective obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things reasonably necessary, proper or advisable to cause the transactions contemplated herein to be effected as soon as reasonably practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to reasonably cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder.

(b)            The obligations of Purchaser pursuant to this Agreement shall be subject to the Direction Letter. The obligations of the Company pursuant to this Agreement, including this Section 6.6(b), shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), the obligations under Sellers’ debtor-in-possession financing, and each of Sellers’ obligations as a debtor-in-possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

(c)            From and after the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, Sellers will use commercially reasonable efforts to seek estoppel certificates from parties to any recorded agreements materially affecting title to the Acquired Owned Real Properties and Acquired Leased Real Properties set forth on Schedule 6.6(c) in a form reasonably acceptable to the parties; provided that such efforts shall not include the payment by or on behalf of Sellers of any non-de minimis costs or expenses in connection therewith or the commencement of any litigation or the taking of any similar adverse action.

6.7.          Notification of Certain Matters.

(a)            The Company will promptly (and, in any event, within ten (10) days) notify Purchaser in writing of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body, or any Action by any Governmental Body, related to or in connection with the transactions contemplated by this Agreement (including that may restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement); (iii) the discovery of any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article III to be untrue or inaccurate such that the condition set forth in Section 7.2(a) will not be satisfied; and (iv) any event that has had, or is reasonably expected to have, a Material Adverse Effect or would otherwise cause, or reasonably be expected to cause, the failure of any condition to Closing for the benefit of the Purchaser set forth in Article VII. If the subject matter of any such notification required by the previous sentence requires any change in the Schedules, the Company shall deliver to Purchaser prior to the Closing a supplement to such Schedule (the “Updated Schedules”) with such change; provided that in no event will any Updated Schedule serve to amend, supplement or modify the Schedules for purposes of Section 7.2(a) or otherwise determining whether any condition set forth in Article VII was or has been satisfied or any statement set forth in the officer’s certificate of the Company delivered pursuant to Section 2.3(f) was or is true and correct; provided further that if the Closing occurs, the Updated Schedules will (other than in respect of any claim for Fraud with respect to (x) the representations and warranties of the Sellers made as of the date hereof or (y) the officer’s certificate delivered pursuant to Section 2.3(f)) be considered and deemed to be part of the Schedules for all purposes under this Agreement and each reference in this Agreement to a particular Schedule will mean such Schedule in, or as updated by, the Updated Schedules.

59

(b)            Purchaser will promptly notify the Company in writing of: (i) any notice or other communication from any Governmental Body, or any Action by any Governmental Body, related to or in connection with the transactions contemplated by this Agreement (including that may restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement); (ii) any Actions relating to or involving or otherwise affecting Purchaser or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.7; and (iii) the discovery of any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 7.3(a) will not be satisfied; provided that the delivery of any notice pursuant to this Section 6.7(b) will not limit the remedies available to Sellers under or with respect to this Agreement.

6.8.          Further Assurances. Without prejudice to any other term or provision of this Agreement, from time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the transfer of title to the Acquired Assets to Purchaser or its designee(s) in accordance with the terms of the Agreement.

60

6.9.          Insurance Matters. Purchaser acknowledges that, upon Closing, all nontransferable insurance coverage provided in relation to Sellers and the Acquired Assets that is maintained by any Seller or its Affiliates other than by the Acquired Subsidiaries themselves, if any, (whether such policies are maintained with third party insurers or with such Seller or its Affiliates (other than with the Acquired Subsidiaries)), shall cease to provide any coverage to Purchaser and the Acquired Assets with respect to post-Closing occurrences related thereto and no further coverage shall be available with respect to such post-Closing occurrences to Purchaser or the Acquired Assets under any such policies; provided, however, that Purchaser shall have the right to make claims and the right to any proceeds with respect to any matter related to the Assumed Liabilities under any insurance policies for occurrence-based claims pertaining to, arising out of and inuring to the benefit of any Seller for all periods prior to the Closing, and Seller shall use reasonable best efforts to seek the maximum recovery or allow Purchaser to seek recovery (including by executing or delivering any document, agreement, instrument or other information as Purchaser may reasonably request to seek such recovery) under such insurance policies, in each case, at Purchaser’s sole cost and expense (including, if and to the extent unpaid and otherwise payable as a result of such recovery, any deductibles, self-insured retentions or other out-of-pocket expenses required to be paid by Purchaser or to the insurer in connection therewith), and Seller shall cooperate with Purchaser’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Purchaser’s request, direct any such insurer to pay directly to Purchaser) any insurance proceeds actually obtained therefrom (net of such Seller’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Purchaser) to Purchaser or its designee; provided that, subject to compliance with the terms and conditions of this Section 6.9, Sellers shall be liable for any uninsured or uncollected amounts of such claim(s).

6.10.         Receipt of Misdirected Assets. From and after the Closing, if any Seller or any of its respective Affiliates receives any right, property or asset that is an Acquired Asset, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the Company, and such asset will be deemed the property of the Company held in trust by Purchaser for the Company until so transferred.

61

6.11.        Acknowledgment by Purchaser.

(a)            Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it has conducted an independent investigation and analysis of the business, including its financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Company and its Subsidiaries and the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser and the Purchaser Group have, other than the Express Representations, relied on the results of the Purchaser Group’s own independent investigation and analysis and have not relied on, are not relying on, and will not rely on, any Seller, any Subsidiary, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom, the Information Presentation, or the Projections or any information, statements, disclosures or materials, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made by any Seller Party to Purchaser or any member of the Purchaser Group on which Purchaser or any member of the Purchaser Group may rely in connection with the transactions contemplated by this Agreement; and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (1) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent set forth in the Express Representations) including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of the Company and its Subsidiaries, any of the Seller Parties or any other Person on behalf of the Company, its Subsidiaries or any of the Seller Parties or any of their respective Affiliates or Advisors and (2) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Seller Parties, and each Seller. Purchaser, on its own behalf and on behalf of the Purchaser Group: (x) disclaims reliance on the items in clause (ii) in the immediately preceding sentence (which do not, for the avoidance of doubt, include Purchaser’s and the Purchaser Groups’ reliance on the Express Representations) and (y) together with Sellers, acknowledges and agrees that Purchaser has relied on, is relying on and will rely on only the Express Representations. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized by or on behalf of any Seller Party to make, and subject to Section 6.11(c), Purchaser, on its own behalf and on behalf of the Purchaser Group, hereby waives all rights and claims it or they may have against any Seller Party with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (A) any potentially material information regarding the Company, its Subsidiaries or any of their respective assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or operations and (B) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, Liabilities, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects or any portion thereof, except, in each case, solely to the extent expressly set forth in the Express Representations.

(b)            Without limiting the generality of the foregoing (including any of the Express Representations), in connection with the investigation by the Purchaser Group of the Company and its Subsidiaries, Purchaser and the members of the Purchaser Group, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Purchaser acknowledges and agrees, without limiting any of the Express Representations, on its own behalf and on behalf of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

62

(c)            Nothing in this Section 6.11 shall limit any rights or remedies available to Purchaser in the case of a claim for Fraud.

6.12.            Directors’ and Officers’ Indemnification.

(a)            Following the Closing until the six (6) year anniversary thereof, Purchaser shall cause the Acquired Subsidiaries not to amend, repeal or otherwise modify the Acquired Subsidiaries’ constitutive documents as in effect as of the date of this Agreement, in any manner that would adversely affect the rights to indemnification or exculpation thereunder of individuals who are or were directors or officers of the Acquired Subsidiaries prior to the Closing. Purchaser shall not take any action to cancel or otherwise reduce coverage under any “tail” insurance policies purchased by the Acquired Subsidiaries prior to the Closing; provided that no payments or other obligations shall be required of the Acquired Subsidiaries or the Purchaser Group with respect to such policies after the Closing.

(b)            As soon as practicable after the Closing, and no later than five (5) Business Days after the Closing (exclusive), Purchaser shall, or shall cause to, adopt the required resolutions and make the necessary applications or filings in order to ensure that (i) those directors and officers of the Swiss Company who resign as of the Closing shall no longer be directors and/or officers of the Swiss Company, (ii) the effect of such resignations shall be registered with the relevant Swiss commercial register, and (iii) shall hold an extraordinary shareholders’ meeting of the Swiss Company by which the aforementioned resignations of the current board members are acknowledged and, subject to a full and unconditional release, in form and substance reasonably acceptable to Purchaser, being delivered by any such directors and officers, a full and unconditional release is granted to the resigning board members and the new board members designated by Purchaser are elected. The granting of release is to be repeated at the next ordinary shareholders’ meeting of the Swiss Company and Purchaser further covenants to procure that neither Purchaser nor any of its Affiliates makes any claim against any directors or officers of the Swiss Company relating to their mandate or activities for the Swiss Company up to and including Closing or in connection with the transactions contemplated hereby, save for gross negligence and intentional actions.

6.13.            No Successor Liability. The Parties intend that, to the fullest extent permitted by applicable Law (including under Section 36 of the Bankruptcy Code), upon the closing, Purchaser shall not be deemed to: (a) be the successor of any Seller, (b) have, de facto, or otherwise, merged with or into Sellers, (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of their businesses or arising under or related to the Acquired Assets other than as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that Purchaser shall have no Liability for any Encumbrance (other than the Assumed Liabilities and Permitted Encumbrances on the Acquired Assets) against Sellers or any of Sellers predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the businesses of Sellers, the Acquired Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions substantially in the form set forth in this Section 6.13.

63

6.14.            Change of Name. Promptly (and, in any event, within thirty (30) Business Days) following the Closing, each Seller shall, and shall cause their Subsidiaries to, discontinue the use of their current name (and any other trade names or “d/b/a” names currently utilized by each Seller or their Subsidiaries) and shall not subsequently change any of their names to or otherwise use or employ any name which includes the words “Akorn” and the other names listed on Schedule 6.14 without the prior written consent of Purchaser, and each Seller shall cause the name of Sellers in the caption of the Bankruptcy Cases to be changed to the new names of each Seller.

6.15.            Excluded Subsidiaries; Cash Repatriation.

(a)            Notwithstanding Schedule 1.1(j), at any time following the date of this Agreement and three (3) Business Days prior to the Closing Date, Purchaser shall have the right, but the not the obligation, by delivery of a written notice to the Company, to designate WorldAkorn Pharma Mauritius as an Excluded Subsidiary, in which case, any such entity so designated by Purchaser in writing shall be deemed an Excluded Subsidiary hereunder, and notwithstanding anything contained herein to the contrary, Purchaser shall not acquire any of the equity securities of such Excluded Subsidiary (whether at the Closing, or otherwise) and, for the avoidance of doubt, none of the Liabilities of any such Excluded Subsidiary shall be assumed by Purchaser in connection with this Agreement (including any Liabilities in respect of the employees of the India Company (including any obligation contemplated by this Agreement in relation to the employees of the India Company), or otherwise as may have arisen under an Assumed Benefit Plan in connection with any current or former employees of such Excluded Subsidiary).

(b)            Notwithstanding anything contained herein to the contrary, in the event that (i) at least ten (10) Business Days prior to the Closing, (A) Purchaser delivers a written request to Sellers and (B) a sale or disposition of the India Company (whether by equity sale, asset sale, merger or otherwise) or WorldAkorn Pharma Mauritius (by asset sale) is consummated and (ii) Purchaser has designated WorldAkorn Pharma Mauritius as an excluded Subsidiary pursuant to Section 6.15(a), then the Company shall, to the extent permissible under applicable Law and any other legally binding obligations of any of its Subsidiaries who are not Sellers or Acquired Subsidiaries, cause any of its Subsidiaries who are not Sellers or Acquired Subsidiaries to, immediately prior to the Closing, declare and otherwise consummate any dividend, distribution or similar transaction (as may be requested by Purchaser), or otherwise repay any intercompany Indebtedness, such that, subject to Section 6.15(e), all Cash and Cash Equivalents of any such Person are held by Sellers as of immediately prior to the Closing.

(c)            In the event that (i) a sale or disposition of the India Company (whether by equity sale, asset sale, merger or otherwise) or WorldAkorn Pharma Mauritius (by asset sale) is consummated after the date that is ten (10) Business Days prior to the Closing and (ii) Purchaser has designated WorldAkorn Pharma Mauritius as an Excluded Subsidiary pursuant to Section 6.15(a), then, subject to Section 6.15(e), Sellers shall pay, or cause to be paid, to the extent permissible under applicable Law and any other legally binding obligations of any of its Subsidiaries who are not Sellers or Acquired Subsidiaries, to Purchaser all Cash and Cash Equivalents of any such Person and the net cash proceeds received in consideration therefor no later than the later of the Closing and the date that is five (5) Business Days following receipt thereof.

64

(d)            In the event that (i) a sale or disposition of WorldAkorn Pharma Mauritius (whether by equity sale, merger or otherwise, but not by asset sale) is consummated after the Closing and (ii) Purchaser has designated WorldAkorn Pharma Mauritius as an Excluded Subsidiary pursuant to Section 6.15(a), then, subject to Section 6.15(e), Sellers shall pay, or cause to be paid, to Purchaser all Cash and Cash Equivalents of any such Person and the net cash proceeds received in consideration therefor no later than the date that is five (5) Business Days following receipt thereof; provided, however, that if such sale or disposition is not consummated within the later of three (3) months of the Closing and the “outside date” in any Contract with respect to such transaction that is entered into in accordance with this Agreement prior to such time, Sellers shall pay, or cause to be paid, to the Purchaser the Cash and Cash Equivalents of WorldAkorn Pharma Mauritius and India Company as of such time.

(e)            The Cash and Cash Equivalents contemplated by Section 6.15(b), 6.15(c) or 6.15(d) and the net cash proceeds contemplated by Section 6.15(c) or 6.15(d) shall be determined net of (i) any applicable fees, expenses, and Taxes of Sellers or any of their Subsidiaries in connection with sale or disposition of the India Company (whether by equity sale, asset sale, merger or otherwise) or WorldAkorn Pharma Mauritius or in connection with the distribution of such amounts from the applicable Subsidiary to the applicable Seller, and (ii) any holdbacks, reserves, escrows, or other similar amounts in respect of indemnification, purchase price adjustments, or other contingent obligations of Sellers or any of their Subsidiaries in connection with such sale or disposition or in connection with such distribution; provided that upon release, expiration, or other applicable termination of such contingent obligations, any such amounts, subject to the immediately preceding clause (i), shall be promptly paid to Purchaser.

6.16.            Communications with Customers and Suppliers. Subject to Section 6.2(f), prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of Sellers in relation to this Agreement and the transactions contemplated hereby.

6.17.            Exclusive License. With respect to each Product that is an Acquired Asset whose title is not transferred to Purchaser as of the Closing Date, Sellers hereby grant to Purchaser an irrevocable, exclusive, royalty-free, fully paid-up, sublicensable, transferrable license under Sellers’ rights in the applicable Product and Product Registration to sell, distribute and otherwise commercialize or exploit such Product. For the avoidance of doubt, following the Closing, Purchaser will have full and exclusive rights to commercialize such Products and retain all profits with respect thereto.

65

6.18.            Treatment of Contracts.

(a)            Notwithstanding anything contained herein to the contrary, during the pendency of the Bankruptcy Case, Sellers shall not reject or transfer any Excluded Contract without first obtaining Purchaser’s prior written consent. In the event that any of the Parties to this Agreement discovers a Contract related to the business of the Company and its Subsidiaries, the Acquired Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not set forth on Schedule 1.5(a), (ii) is a Contract which Purchaser wishes to assume the rights and obligations of, and (iii) has not been rejected by Sellers (with Purchaser’s prior written consent in compliance with the immediately preceding sentence), Purchaser and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Purchaser or a Designated Purchaser to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 1.5.

6.19.            Retained Privileged Materials. Following the Closing (i) in the event of a dispute between Purchaser and its Affiliates, on the one hand, and a third party (other than Sellers), on the other hand, Purchaser shall have the right to, or to require Sellers to, assert the attorney-client privilege to prevent disclosure of any Retained Privileged Materials to a third party, and (ii) without Purchaser’s prior written consent, Sellers shall not, unless required by applicable Law, disclose, transfer or otherwise make available any Retained Privileged Materials to any third-party, in any manner that would reasonably be expected to result in the waiver of the attorney-client privilege with respect to such materials. In the event that Purchaser or any of its Affiliates (including the Acquired Subsidiaries after the Closing) should discover in its possession after the Closing any Retained Privileged Materials, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Sellers, keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Retained Privileged Materials, Purchaser and each of its Subsidiaries, together with any of their respective Affiliates, successors or assigns, further agree that none of the foregoing may use or rely on any of the Retained Privileged Materials in any action against or involving any of Sellers. The Retained Privileged Materials may be used by Sellers in connection with any dispute that relates in any way to this Agreement or the transactions contemplated hereby.

Article VII

Conditions to Closing

7.1.            Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of the Company and Purchaser, in their respective sole discretion) on or prior to the Closing Date, of each of the following conditions:

(a)            the waiting period (and any extension thereof), or any approval, as applicable, related to the transactions contemplated by this Agreement under the HSR Act or under the Foreign Competition Laws or other regulations set forth in Schedule 7.1 shall have been received or terminated, or shall have expired, as applicable;

(b)            no court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; and

66

(c)            the Bankruptcy Court shall have entered the Bidding Procedures Order, the Sale Order and the Financing Order, and such orders shall not have been reversed, modified, amended or stayed.

7.2.            Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)            (i) the representations and warranties made by Sellers in Article III (other than the Seller Sufficiency Representations and the Seller Fundamental Representations) shall be true and correct, in each case as of the date hereof and the Closing Date with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein (other than “material weaknesses” in Section 3.5(b) and the word “Material” when used in the instances of the defined terms “Material Contract”, “Material Customer” and “Material Supplier”)) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties set forth in Sections 3.1 (other than the last sentence of Section 3.1(a), the last sentence of Section 3.1(b) and Section 3.1(c)), 3.2, 3.3 (solely with respect to clause (i) thereof), 3.4 and 3.19 (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects, other than for de minimis inaccuracies, in each case as of the date hereof and the Closing Date with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date) and (iii) the representations and warranties set forth in Section 3.7(b) (the “Seller Sufficiency Representations”) shall be true and correct in all respects, in each case as of the date hereof and the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date;

(b)            Sellers shall have performed or complied with, or caused to be performed or complied with, in all material respects, all of the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing;

(c)            Sellers shall have delivered, or caused to be delivered, to Purchaser (i) all of the items set forth in Section 2.3;

(d)            The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall have become a Final Order;

(e)            each consent, approval, assignment or waiver of any Person identified on Schedule 7.2(e) shall, in each case, (i) have been obtained and delivered to Purchaser, (ii) be in form and substance reasonably acceptable to Purchaser, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) be in full force and effect;

67

(f)            Purchaser shall have obtained, or there is a reasonable expectation that Purchaser will obtain within ten (10) Business Days following the Closing (or within such time as otherwise required by applicable Law), all Permits required by Purchaser to operate the business of the Company and its Subsidiaries following the Closing consistent, in all material with respects, with the operation of such business in the Ordinary Course as of the date of this Agreement; and

(g)            no Material Adverse Effect shall have occurred and then be continuing.

7.3.            Conditions Precedent to the Obligations of the Company. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by the Company in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)            the representations and warranties made by Purchaser in Article IV shall be true and correct, in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein) would not materially impair or prevent Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(b)            Purchaser shall have performed or complied with, or caused to be performed or complied with, in all material respects, all of the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing; and

(c)            Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.4.

Article VIII

Termination

8.1.            Termination of Agreement. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing:

(a)            by the mutual written consent of the Company and Purchaser;

(b)            by written notice of either Purchaser or the Company to the other Party, upon the issuance by any Governmental Body of an Order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final and non-appealable; provided that no termination may be made by a Party under this Section 8.1(b) if the issuance of such Order was primarily caused by the breach by such Party (including, with respect to the Company, any of its Subsidiaries) with respect to, or action or inaction of such Party (including, with respect to the Company, any of its Subsidiaries) in violation of, any obligation or condition of this Agreement;

68

(c)            by written notice of either Purchaser or the Company to the other Party, if the Closing shall not have occurred on or before the date that is one hundred three (103) days after the date hereof (the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Sections 7.1(a) or 7.1(b) (solely if and to the extent relating to matters set forth in Section 7.1(a)) have not been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided further that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to the date that is the third Business Day following receipt of all regulatory approvals and such date shall become the Outside Date for purposes of this Agreement; provided further that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred on or prior to the Outside Date was primarily caused by the breach by such Party (including, with respect to the Company, any of its Subsidiaries) with respect to, or action or inaction of such Party (including, with respect to the Company, any of its Subsidiaries) in violation of, any obligation or condition of this Agreement;

(d)            by written notice from Purchaser to the Company, if (i) the Company or any of its Subsidiaries seeks to have the Bankruptcy Court enter an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Cases, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Company is appointed in the Bankruptcy Case or (ii) an Order or dismissal, conversion or appointment is entered for any reason and not reversed or vacated within fourteen (14) days after entry thereof;

(e)            automatically, and without any requirement of any Party to deliver any notice of such termination to any other Party, if Sellers announce any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party), (other than a wind-down plan of Sellers’ estates post-Closing, including pursuant to a plan of liquidation consistent with the RSA);

(f)            by written notice from the Company to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser set forth herein will have become untrue or incorrect, in each case, such that any condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied at the Closing; provided that (i) Sellers shall have provided notice to Purchaser of such breach at least five (5) Business Days prior to the effectiveness of such termination and, if such breach is curable, then the Company may not terminate this Agreement under this Section 8.1(f) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) twenty (20) days after such notice is delivered in accordance with Section 10.3, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(f) will not be available to the Company at any time that the Company or any of its Subsidiaries is in material breach of, any covenant, representation or warranty hereunder such that the satisfaction of any condition set forth in Section 7.2(a) or 7.2(b) at the Closing would then be prevented;

69

(g)            by written notice from Purchaser to the Company, upon a breach of any covenant or agreement on the part of any Seller or Acquired Subsidiary set forth in this Agreement, or if any representation or warranty of any Seller set forth herein will have become untrue or incorrect, in each case, such that any condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied at the Closing; provided that (i) Purchaser shall have provided notice to Sellers of such breach at least five (5) Business Days prior to the effectiveness of such termination and, if such breach is curable by such Seller, then Purchaser may not terminate this Agreement under this Section 8.1(g) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) twenty (20) days after such notice is delivered in accordance with Section 10.3, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder such that the satisfaction of any condition set forth in Section 7.3(a) or 7.3(b) at the Closing would then be prevented;

(h)            by written notice from Purchaser or the Company to the other Party, if (i) (A) Purchaser is not the Successful Bidder and (B) the Bankruptcy Court approves an Alternative Transaction with the Successful Bidder; or (ii) the Bankruptcy Court approves an Alternative Transaction other than (A) in connection with the Auction or (B) pursuant to a plan of reorganization that is in form and substance reasonably acceptable to Purchaser in writing; provided that if Purchaser is the Backup Bidder at the Auction, the right of Purchaser or the Company to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to Purchaser or the Company until the Outside Back-Up Date;

(i)            by written notice from Purchaser to the Company following the termination of the RSA;

(j)            by written notice from Purchaser to the Company if, under Section 363(k) of the Bankruptcy Code, Purchaser is disallowed from providing a credit bid (or otherwise bidding on such other terms as may be agreed by Purchaser, in its sole discretion) as contemplated by this Agreement in connection with the payment of the Purchase Price;

(k)            by written notice from either Purchaser or the Company to the other Party, if an Order of the Bankruptcy Court is entered denying approval of the Bidding Procedures Order or the Sale Order and such Order becomes final and non-appealable; or

(l)            by written notice from Purchaser to the Company upon the occurrence of any “Event of Default” under the DIP Credit Agreement that has not been cured (if susceptible to cure) or waived by the applicable percentage of DIP Lenders in accordance with the terms of the DIP Credit Agreement.

For the avoidance of doubt, each condition permitting termination of this Agreement set forth in this Section 8.1 shall be considered separate and distinct from each other such condition and, if more than one termination condition set forth in this Section 8.1 is applicable, the Party exercising any such termination right shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

70

8.2.            Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party or any of its partners, officers, directors or shareholders; provided that this Section 8.2 and Article X shall survive any such termination; provided further that no termination will relieve any Party from any Liability from any Willful Breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, will be deemed to include any failure by Purchaser to consummate the Closing if and when it is obligated to do so hereunder).

Article IX

Taxes

9.1.            Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, value added, motor vehicle registration, excise, documentary, stamp, or other similar Taxes and all filing and recording charges (and any interest, penalties and additions with respect to such Taxes and fees) payable by reason of the consummation of the transactions contemplated by this Agreement, including the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby in any U.S. or foreign jurisdiction (the “Transfer Taxes”) shall be borne by Purchaser, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include any income or similar taxes. The party customarily responsible under applicable Law shall file all necessary Tax Returns with respect to Transfer Taxes. Sellers and Purchaser shall cooperate to ensure that all such Transfer Taxes are timely paid and all Tax Returns related to the Transfer Taxes are timely filed. Sellers and Purchaser shall use commercially reasonable efforts and cooperate in good faith to exempt all such transactions from any Transfer Taxes. Sellers shall, and shall cause their Subsidiaries (as applicable), or Purchaser (or its subsidiaries) shall, as applicable, as soon as practicable after any payment of any Transfer Taxes to the relevant Governmental Body, deliver to the non-paying party the original or a certified copy of a receipt issued by the relevant Governmental Body evidencing such payment and any tax certificates or forms in respect of such Transfer Taxes and any other form or other information that could aid in the recovery of any such Transfer Taxes in a form reasonably satisfactory to the non-paying party.

9.2.            Allocation of Purchase Price. Unless Purchaser elects to structure the transactions contemplated hereby as a G Reorganization pursuant to Section 9.5:

(a)            For U.S. federal and applicable state and local income Tax purposes, Purchaser, Sellers, and their respective Affiliates shall, consistent with the requirements of Section 1060 of the Code and the regulations promulgated thereunder and any similar provision of applicable Law, allocate the Purchase Price (and any Assumed Liabilities treated as part of the Purchase Price for applicable income Tax purposes) among the Acquired Assets in accordance with a methodology to be mutually agreed upon by the parties (the “Allocation Methodology”).

(b)            As soon as commercially practicable, but no later than forty-five (45) days following the determination of the final Purchase Price, Purchaser shall provide a proposed allocation to Sellers setting forth the allocation of the Purchase Price (and other amounts treated as Purchase Price for U.S. federal income Tax purposes) among the Acquired Assets in accordance with the Allocation Methodology (the “Allocation”). If Sellers fail to deliver a written objection in accordance with this Section 9.2, the Allocation will be conclusive and binding on all Parties. If Sellers deliver a written objection on the grounds that the draft Allocation is inconsistent with the Allocation Methodology, which objection sets forth in reasonable detail their objections within twenty (20) days after receipt of the draft Allocation proposed by Purchaser, then Purchaser and Sellers shall negotiate in good faith to resolve any such objection, and, if Sellers and Purchaser cannot resolve such dispute within thirty (30) days of Purchaser’s receipt of Sellers’ objection, then a nationally recognized accounting firm mutually acceptable to Purchaser and Sellers shall resolve such dispute and the resolution of such dispute shall be final and binding on the Parties, with costs being borne by the Party whose position was not sustained.

71

(c)            The Parties and their respective Affiliates shall file all Tax Returns in accordance with such Allocation (as finally determined under this Section 9.2) and not take any Tax related action inconsistent with the Allocation, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

9.3.            Cooperation. Purchaser and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes.

9.4.            Preparation of Tax Returns and Payment of Taxes.

(a)            Except as otherwise provided by Section 9.1, Sellers shall prepare and timely file (i) all Tax Returns with respect to the Acquired Assets, including of the Acquired Subsidiaries, for any Tax period ending on or before the Closing Date and (ii) all Tax Returns of Sellers. Except to the extent any Tax reflected on a return required to be prepared and filed by Sellers pursuant to this Section 9.4 is otherwise reflected as an adjustment to Purchase Price or constitutes an Assumed Liability, Sellers shall be liable and responsible for, and pay any Taxes relating to periods covered by such Tax Returns.

(b)            Purchaser shall prepare and timely file all other Tax Returns with respect to the Acquired Assets for any Pre-Closing Tax Period or Straddle Period, including of any Acquired Subsidiaries, that are not addressed by Section 9.4(a). With respect to any Straddle Period, Purchaser shall prepare such Tax Returns consistent with past practice, except as otherwise required by applicable Law. Purchaser shall provide Company with a draft of such Tax Returns with respect to the Acquired Assets for any Pre-Closing Tax Period or Straddle Period, along with a calculation of the amount of the Taxes consistent with Section 9.4(c) that relate to the portion of the period ending on the Closing Date and are the responsibility of Sellers at least thirty (30) days prior to the filing of any such Tax Return; provided that if such Tax Return is due less than forty five (45) days after Closing, then Purchaser shall deliver a draft of such Tax Return as soon as practicable after the Closing. Purchaser shall incorporate any changes reasonably requested by Sellers with respect to such Tax Returns.

(c)            All real property taxes, personal property taxes, ad valorem and similar periodic Taxes and obligations levied on or with respect to the Acquired Assets for any Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period (“Straddle Period Taxes”) and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. The Apportioned Obligations shall be prorated (based on the most recent available Tax statement, latest Tax valuation and latest bills) as of the Closing. If the Closing occurs before the Tax rate is fixed for the then current fiscal or calendar year, whichever is applicable, the proration of the corresponding Taxes shall be on the basis of the tax rate for the last preceding year applied to the latest assessed valuation.

72

(d)            Except as expressly provided in Section 9.4(e) or Section 9.5, Purchaser shall not file any Tax Return, file an amendment to any previously-filed Tax Return, or otherwise take any Tax position that has the effect of increasing any Tax due for a Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date, unless required to do so by applicable Law, and shall provide no less than five (5) days’ notice of its position to the Company before filing any such Tax Return.

(e)            At Purchaser’s request, Sellers shall join with Purchaser in making (or Purchaser shall be permitted to unilaterally make) an election pursuant to Section 336(e), Section 338(g) and/or Section 338(h)(10) of the Code and any similar provisions of state Tax Law with respect to the purchase of the Acquired Subsidiaries hereunder (collectively, the “Tax Elections”) to the extent that such Tax Elections do not materially increase the cash Tax liability of Sellers from the transactions contemplated in this Agreement as reasonably determined by Sellers. Purchaser shall be responsible for the preparation of all forms and documents required in connection with the Tax Elections (the “Tax Forms”). Upon receipt of the Tax Forms prepared by Purchaser, and Sellers shall promptly execute and deliver such Tax Forms back to Purchaser (and, to the extent instructed to do so by Purchaser, promptly file such Tax Forms) and take such actions as may be reasonably requested by Purchaser thereafter in connection with making or perfecting the Tax Elections. The parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required in order to prepare and file the Tax Elections.

9.5.            “G” Reorganization.

(a)            Purchaser and Sellers have the right to jointly elect at any time prior to the Closing to structure or restructure the transactions contemplated by this Agreement as a reorganization under Section 368(a)(1)(G) of the Code, with any actual or deemed distribution by the Company (or, if applicable, any of its Subsidiaries) qualifying solely under Sections 354 and 356 of the Code but not under Section 355 of the Code (“G Reorganization” and such election, the “G Reorganization Election”).

(b)            In the event that a G Reorganization Election is made, Purchaser and Sellers shall (i) implement the G Reorganization in a manner that is otherwise consistent with the rights and obligations of Purchaser and Sellers under this Agreement, (ii) treat the G Reorganization as a corporate acquisition of assets by Purchaser to which Section 381 of the Code applies, (iii) agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with neither Purchaser nor any Seller taking any action or failing to take an action that will preclude the transactions contemplated by this Agreement from qualifying as a G Reorganization, (iv) take (or not take) any other actions to secure and preserve the qualification of any of the transactions set forth in this Agreement as a G Reorganization, including, without limitation, with respect to (A) repayment, cancellation or settlement of, or other actions with respect to, any intercompany accounts on or before the Closing Date, (B) the merger of one member of the Company or its Subsidiaries with another member of the Company or its Subsidiaries on or before the Closing Date or conversion (or liquidation) of any such member into a limited liability company on or before the Closing Date, (C) the filing of any Tax elections to treat any such entity as a disregarded entity for U.S. federal income Tax purposes on or before the Closing Date, and (D) satisfaction of the ownership requirements set forth in Section 382(l)(5)(A) of the Code (“L5”) to the extent that Purchaser and Sellers agree that Purchaser is potentially eligible to make an L5 election and Purchaser agrees that the preservation of the ability to make such election is in the best interests of Purchaser; provided that Sellers shall not be limited in respect of disposing of any of its assets if and to the extent permitted under the other provisions of this Agreement and taking or refraining from taking any action required by law, including if such actions would be inconsistent with its obligations under the Bankruptcy Code.

73

(c)            To the extent not addressed by the foregoing, Purchaser and each Seller shall also furnish or cause to be furnished to each other all documentation and information of Sellers or any of their Affiliates as reasonably requested in connection with (i) the treatment of the transactions contemplated by this Agreement as one or more reorganizations under Section 368 of the Code and/or in connection with qualifying for the application of Section 382(l)(5) of the Code and (ii) the Tax basis, losses, and credits (including carryovers), income, gains, deductions and other attributes or Tax items of Sellers or any of their Affiliates.

Article X

Miscellaneous

10.1.            Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent (and solely to the extent) such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in Contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that contemplates performance following the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then until the earlier of the time such covenant is fully performed and the seven (7) year anniversary of the Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Party for breach of any such surviving covenant or agreement. Purchaser and Sellers Parties acknowledge and agree, on their own behalf and on behalf of the Purchaser Group or the Seller Parties, as the case may be, that the agreements contained in this Section 10.1 (a) requiring performance after the Closing will survive the Closing until the earlier of the date that such covenant or agreement, as applicable, is fully performed and the seven (7) year anniversary of the Closing Date; (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement and (c) for the avoidance of doubt, the Parties (i) intend the time periods contemplated by this Section 10.1 to shorten, replace and supersede (as may be applicable) any statute of limitations that may otherwise be applicable and (ii) acknowledge and agree that such shortening, replacing or supersession of any such statute of limitations is reasonable and appropriate. Purchaser Group hereby waives all rights and remedies under Environmental Laws, including ISRA and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, with respect to any environmental, health or safety matters relating to this Agreement or the transactions contemplated hereby; for clarity, the foregoing shall not in any way waive any of the rights and remedies that this Agreement affords to the Purchaser. Notwithstanding anything contained in this Agreement to the contrary (including in this Section 10.1 and Section 10.7), nothing set forth herein shall limit any right or remedies available to Purchaser in respect of any claim for Fraud.

74

10.2.            Expenses. Whether or not the Closing takes place, except as otherwise provided in Sections 1.5, 6.2(e), 6.4(d), 6.4(e), 6.8, 6.9 and 8.2, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, the performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that (a) all fees and expenses in connection with any filing or submission that is necessary under the HSR Act and any Foreign Competition Laws will be allocated pursuant to Section 6.5, (b) all Transfer Taxes will be allocated pursuant to Section 9.1 and (c) all Cure Costs will be allocated pursuant to Section 5.2.

10.3.            Notices. All notices, requests, permissions, waivers, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) if transmitted by electronic mail with confirmation of delivery (which confirmation may be electronic) prior to 5:00 p.m. New York time on a Business Day, then on such Business Day, and if such confirmation of delivery is on a day which is not a Business Day or after 5:00 p.m. New York time on a Business Day, then the next proceeding Business Day, (c) one (1) Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party from time to time.

Notices to Purchaser:

Wilmington Savings Fund Society, FSB

500 Delaware Ave.

Wilmington, DE 19801

Attention:	Geoffrey J. Lewis

Email:	glewis@wsfsbank.com

75

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:	Scott J. Greenberg Steven Domanowski Steven R. Shoemate

Email:	SGreenberg@gibsondunn.com SDomanowski@gibsondunn.com SShoemate@gibsondunn.com and:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention:	Andrew N. Goldman
Email:	andrew.goldman@wilmerhale.com

Notices to Sellers:

Akorn, Inc.

1925 W. Field Court, Suite 300

Lake Forest, Illinois 60045

Attention:	Joseph Bonaccorsi
Email:	joe.bonaccorsi@akorn.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Richard J. Campbell, P.C. Patrick J. Nash Jr., P.C. Steve Toth Gregory F. Pesce

Email:	richard.campbell@kirkland.com patrick.nash@kirkland.com steve.toth@kirkland.com gregory.pesce@kirkland.com

76

10.4.            Assignment.

(a)            This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns; provided that, subject to Section 10.4(b), neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser and the Company, and any attempted assignment or delegation without such prior written consent shall be null and void; provided further that Purchaser (subject to Purchaser remaining liable for its obligations hereunder in the event such obligations are not performed in accordance with their terms) may assign any of its rights or obligations hereunder to any of its Affiliates without the consent of any Person.

(b)            At any time prior to the Closing, and notwithstanding anything contained herein to the contrary, Purchaser shall be entitled to designate, by written notice to Sellers, one or more Persons to (i) purchase the Acquired Assets (including specified Assigned Contracts) and pay the corresponding Purchase Price amount and require payment of the Cure Costs as contemplated by Section 5.2, as applicable and/or (ii) assume the Assumed Liabilities (any such Person that shall be designated in accordance with this clause, a “Designated Purchaser”). In addition, and for the avoidance of doubt, a Designated Purchaser shall be entitled to employ any of the Transferred Employees on and after the Closing Date (otherwise in accordance with Section 6.3) and to perform any other covenants or agreements of Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser’s designation of any Designated Purchaser pursuant to this Section 10.4 shall not relieve Purchaser of its obligations under this Agreement in the event such obligations are not performed by any such Designated Purchaser in accordance with their terms.

10.5.            Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and the Company or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought or asserted. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

10.6.            Third Party Beneficiaries. Except for Sections 6.12 and 10.7, this Agreement is for the sole benefit of the Parties (and their permitted successors and assigns) and nothing expressed or referred to in this Agreement shall give or be construed to give any Person other than the Parties (and their permitted successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.7.            Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party or any Subsidiary of Sellers will have any Liability (whether in Contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Action based upon, arising out of or related to this Agreement.

10.8.            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective, valid and enforceable under applicable Law, but if any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be prohibited by, invalid or unenforceable under applicable Law in any jurisdiction, such provision will be limited or ineffective only to the extent of such prohibition, invalidity or unenforceability in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

77

10.9.            Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The table of contents and headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify or affect the meaning or interpretation of any of the terms or provisions hereof.

10.10.            Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules will be deemed a disclosure against any representation or warranty set forth in this Agreement, in each case, to the extent (and solely to the extent) the relevance of such disclosure to such other section of the Schedules or such other representation or warranty set forth in this Agreement is reasonably apparent on the face of such disclosure (without review or other examination of the underlying documents listed therein). Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not material or threatened, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules, Updated Schedules, or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Schedules or exhibits is or is not material or threatened for purposes of this Agreement. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement, in each case, solely to the extent made available to Purchaser in accordance with Section 11.3(j). The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any breach or violation of, or default in, Law or any provision of any Contract.

10.11.            Complete Agreement. This Agreement, together with the Confidentiality Agreement, the Ancillary Agreements and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

78

10.12.            Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.12, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus five (5) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.

10.13.            Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware) ((a) and (b), the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to this agreement to serve process in any other manner permitted by Law.

79

10.14.            Governing Law; Waiver of Jury Trial.

(a)            Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER (WHETHER BEFORE, ON OR FOLLOWING THE CLOSING) AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 10.14(b) SHALL NOT APPLY TO ANY CLAIMS THAT PURCHASER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.

10.15.            Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a ..PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of .PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

80

10.16.            Publicity. The Company shall not and shall cause its Subsidiaries not to, and Purchaser shall not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Purchaser or the Company, disclosure is required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or the Company lists securities; provided that the Party intending to make such release shall use its reasonable best efforts to consult in advance with the other Parties with respect to the form and text thereof (and will consider in good faith all reasonable comments of the other Parties thereto).

10.17.            Bulk Sales Laws. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances (other than Permitted Encumbrances) in the Acquired Assets including any liens or claims arising out of the bulk transfer laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement and any other agreement contemplated hereby; provided that nothing in this Section 10.17 shall be deemed to expand, transfer, shift or otherwise alter any Party’s obligations with respect to Assumed Liabilities and/or Excluded Liabilities.

10.18.            No Solicitation. This Agreement and the transactions contemplated herein and therein are the product of negotiations among the Parties.  Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, (a) a solicitation of votes for the acceptance of any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act or the Exchange Act and none of the Company, the other Sellers, nor their Subsidiaries will solicit acceptances of a plan from any party until such party has been provided with copies of a disclosure statement containing adequate information as required by section 1125 of the Bankruptcy Code.

81

Article XI

Additional Definitions and Interpretive Matters

11.1.        Certain Definitions.

(a)            “Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which Liability, if any, or obligation may be sought to be imposed, whether sounding in Contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

(b)            “Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial or other professional advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(c)            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(d)            “Akorn Luxembourg” means Akorn International S.à r.l, a limited liability company, organized under the laws of Luxembourg, with registered office and business address at 15, Rue Edward Steichen, 4th Floor, L-2540 Luxembourg, company registration number B188609.

(e)            “Alternative Transaction” means any transaction (or series of transaction), whether direct or indirect, concerning a sale, merger, acquisition, issuance, financing, recapitalization, reorganization, liquidation or disposition of any Seller or any portion of the equity interests or any material portion of the assets thereof (in any form of transaction, whether by merger, sale of assets or equity or otherwise).

(f)            “Anti-Corruption Laws” means all anti-corruption Laws applicable to the Company, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), and any other applicable anti-bribery or anti-corruption Law (including any Laws relating to the making of any unlawful payment to any foreign or domestic government official), including any rules, regulations and guidance promulgated under any of the foregoing that prohibit bribery, corruption, or substantially similar conduct.

(g)            “Anti-Money Laundering Laws” means all anti-money laundering laws applicable to the Company, including 18 U.S.C. §§ 1956 and 1957.

(h)            “Assumed Taxes” means (i) Purchaser’s share of Transfer Taxes, as determined in accordance with Section 9.1, (ii) Purchaser’s share of Apportioned Obligations, as determined in accordance with Section 9.4(b), and (iii) Taxes relating to any Tax period beginning after the Closing Date.

82

(i)            “Auction” shall have the meaning ascribed to such term in the Bidding Procedures Order.

(j)            “Avoidance Actions” means any and all avoidance, recovery, subordination or other claims, actions, or remedies which any of the “Debtors” under the Bankruptcy Case, the debtors in possession, the “Estates” under the Bankruptcy Case, or other appropriate parties in interest have asserted or may assert under Sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law.

(k)            “Bidding Procedures Order” means an Order substantially in the form attached hereto as Exhibit D.

(l)            “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(m)            “Cash and Cash Equivalents” means all of the Company’s cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

(n)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(o)            “Company Exclusively Licensed Intellectual Property” means all Intellectual Property exclusively licensed or purported to be exclusively licensed to the Company or any of its Subsidiaries.

(p)            “Company Licensed Intellectual Property” means all Company Exclusively Licensed Intellectual Property and all Intellectual Property that is non-exclusively licensed or purported to be non-exclusively licensed to the Company or any of its Subsidiaries.

(q)            “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(r)            “Company SEC Documents” means Company’s Annual Report on Forms 10-K or 10-K/A and the Company’s Quarterly Report on Form 10-Q, in each case, filed by the Company with the SEC pursuant to the Securities Act since January 1, 2019.

(s)            “Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

83

(t)            “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, license or other agreement, arrangement, instrument or commitment, in each case that is binding upon a Person.

(u)            “DEA” means the United States Drug Enforcement Administration.

(v)            “DIP Credit Agreement” means the Senior Secured Super-Priority Term Loan Debtor-In-Possession Loan Agreement, dated as of the date hereof, among the Company, the other Loan Parties party thereto, the Lenders party thereto, and Wilmington Savings Fund Society, FSB, as Administrative Agent.

(w)            “DIP Lenders” means the parties identified as Lenders under the DIP Credit Agreement.

(x)            “Documents” means all of the Company’s and its Subsidiaries’ current or historical written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), consulting materials, opinions and other documents commissioned by or on behalf of the Company or its Subsidiaries, development, quality control, quality assurance, regulatory, pharmacovigilance records and other regulatory documents, all personnel and employment records for the Transferred Employees or any individual independent contractors of the Company or its Subsidiaries, and other books and records of Sellers, in each case whether or not in electronic form.

(y)            “Encumbrance” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), license, charge, mortgage, deed of trust, option, pledge, security interest, restriction or similar interests, title defects, hypothecations, easements, rights of way, encroachments, Orders, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use or other encumbrance of any kind.

(z)            “Environmental Laws” means all applicable Laws concerning pollution or protection of the environment or concerning public or worker health or safety (with respect to exposure to Hazardous Substances), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, control, or cleanup of any Hazardous Substances. For the avoidance of doubt, Environmental Laws shall not cover communicable diseases, such as the “Coronavirus” or “COVID-19”.

(aa)      “Equipment” means any and all equipment, computers, machinery, furniture, spare parts, furnishings, fixtures, office supplies, supply inventory, vehicles and all other fixed assets.

84

(bb)      “ERISA” means the Employee Retirement Income Security Act of 1974.

(cc)      “Exchange Act” means the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(dd)      “Excluded Bank Accounts” means those certain bank accounts of Sellers that are set forth on Schedule 1.1(t).

(ee)      “Excluded Cash” means any Cash and Cash Equivalents expressly set forth on Schedule 1.1(a) or designated pursuant to Section 2.1(a).

(ff)       “Excluded Confidentiality Arrangements” means those certain non-disclosure, confidentiality, and similar arrangements with (or for the benefit of) employees and agents of Sellers or with third parties that are set forth on Schedule 1.1(q).

(gg)      “FDA” means the United States Food and Drug Administration.

(hh)      “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Code, may be filed relating to such order, shall not cause an order not to be a Final Order.

(ii)            “Financing Order” means, as applicable, the interim and final Orders of the Bankruptcy Court, “(I) Authorizing the Debtors (A) to Obtain Postpetition Financing and (B) to Utilize Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling A Final Hearing, and (V) Granting Related Relief,” in the Bankruptcy Case, setting forth the terms of Sellers’ debtor-in-possession financing, which shall be consistent with the DIP Credit Agreement.

(jj)        “Fraud” means a (i) a false representation of material fact, (A) in the making of any representation or warranty by Sellers in Article III or any certificate delivered by Sellers pursuant to Section 2.3(f) or (B) with respect to the making of any representation or warranty of Purchaser in Article IV; (ii) made with knowledge or belief that such representation is false; (iii) with an intention to deceive or mislead the party to whom such representation is made to act or refrain from acting; and (iv) causing that party, in reliance upon such false representation, to take or refrain from taking action, that if taken together satisfy the requirements for establishing common law fraud under Delaware Law (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

85

(kk)      “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(ll)        “Governmental Authorization” means any permit, license, franchise, certificate, approval, application, registration, drug listing, consent, permission, clearance, waiver, notification, designation, registration, certification, making, exemption, variance, order, tariff, rate schedule, qualification authorization or Product Registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, including any Health Care Law.

(mm)    “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory or self-regulatory body, board, bureau, authority agency or political subdivision thereof of any nature, whether supranational, international, foreign, federal, state, local, provincial, territorial, county or municipal, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court, arbitrator, judicial body or tribunal (whether public or private).

(nn)      “Hazardous Substance” means any substance, material or waste defined, listed, regulated or characterized as “toxic,” “hazardous,” a “pollutant” or a “contaminant” under or pursuant to any Environmental Laws or which could form the basis of any liability under Environmental Laws because of its dangerous or deleterious properties or characteristics, including petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoralkyl substances, explosives, radioactive materials, and solid wastes that pose imminent and substantial endangerment to health or the environment. For the avoidance of doubt, Hazardous Substances shall not cover communicable diseases, such as the “Coronavirus” or “COVID-19”.

(oo)         “Health Care Laws” include, but are not limited to the following: the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (“FDCA”); the Prescription Drug Marketing Act, as amended by the Prescription Drug Amendments of 1992 (21 U.S.C. § 331 et seq.); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the criminal False Claims Act (18 U.S.C. § 287); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); the Medicare statutes (Title XVIII of the Social Security Act); the Medicaid statutes (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations or guidance promulgated or issued pursuant to such laws; and any other state, federal or ex-U.S. laws, accreditation standards, or regulations governing the classification, design, research, investigation, development, approval, manufacturing, safety surveillance, testing, packaging, labeling, advertising, marketing, storage, import, export, promotion, distribution, or sale of Products, kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services, to the extent applicable to the Company or its Subsidiaries.

86

(pp)      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(qq)      “India Company” means Akorn India Private Limited.

(rr)       “Intellectual Property” means any and all intellectual property of every kind, arising under the Laws of the United States or any other jurisdiction, including all of the following: (i) patents, patent applications and patent disclosures; (ii) trademarks and service marks (registered and unregistered), trade dress, trade names, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights (registered and unregistered); (iv) registrations and applications for any of the foregoing; (v) trade secrets, know-how, inventions, methods, processes, formulae, research and development information, technology, product roadmaps, customer lists and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; (vi) computer software; (vii) drawings, schematics and other technical plans; and (viii) all other intellectual property, proprietary or industrial property rights of any kind or nature.

(ss)      “International Trade Laws” means all applicable United States laws, regulations, and orders pertaining to trade and economic sanctions and export controls, including, such laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State including the sanctions administered and enforced by the Office of Foreign Assets Control, the United States Export Administration Act of 1979, as amended, and the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines and reporting requirements under the Export Administration Regulations and Section 999 of the Code; and all comparable applicable economic sanctions and export laws outside the United States for each country where the Company and its Subsidiaries, or their agents and representatives on behalf of the Company and its Subsidiaries, conduct business.

(tt)       “Inventory” means all inventory (including active pharmaceutical ingredients, finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) maintained or held by, stored by or on behalf of, or in transit to, any of Sellers or Acquired Subsidiaries, whether for sale or non-commercial use (e.g., validation) or otherwise, together with any interests therein, including (x) being held by customers pursuant to consignment arrangements or (y) being held by suppliers or vendors under tolling or similar arrangements.

87

(uu)      “ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and the rules and regulations promulgated thereunder.

(vv)      “Knowledge of Sellers” means the actual knowledge of Duane Portwood, Joseph Bonaccorsi, and Jennifer Bowles, after reasonable investigation of their direct reports with respect to the applicable subject matter.

(ww)    “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body anywhere in the world.

(xx)          “Leasehold Improvements” means all buildings, structures, improvements and fixtures which are owned by a Seller and located on any Leased Real Property, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

(yy)      “Lenders” has the meaning set forth in the Loan Agreement.

(zz)       “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(aaa)    “Loan Agreement” means that certain Loan Agreement, dated as of April 17, 2014, between the Company, the other loan parties, the lenders and Wilmington Savings Fund Society, FSB as administrative agent, as amended by the Standstill Agreement, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(bbb)   “Loan Agreement Indebtedness” means all Prepetition Obligations outstanding as of the date hereof under the Loan Agreement and the other Loan Documents, including all interest due and owing thereunder and all accrued and unpaid fees and expenses.

(ccc)    “Loan Documents” has the meaning set forth in the Loan Agreement.

88

(ddd)   “Material Adverse Effect” means any matter, event, change, development, occurrence, circumstance or effect (each, an “Effect”) that, individually or in the aggregate (a) has, or would reasonably be expected to have, a material adverse effect on the Acquired Assets and Assumed Liabilities, taken as a whole, or on the results of operations or condition (financial or otherwise) of the business of the Company and its Subsidiaries or (b) would reasonably be expected to impair, in any material respect, the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; provided that, for purposes of clause (a), none of the following shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: any Effect arising from or relating (and solely to the extent arising from or relating) to (i) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) general national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices, (iii) any fire, flood, hurricane, earthquake, tornado, windstorm, or other similar calamity or similar act of God, (iv) any global or national health concern, epidemic, disease outbreak, pandemic (whether or not declared as such by any Governmental Body and including the “Coronavirus” or “COVID-19”) or any Law issued by a Governmental Body requiring business closures, quarantine or “sheltering-in-place” or similar restrictions that arise out of such health concern, epidemic, disease outbreak or pandemic (including the “Coronavirus” or “COVID-19”) or any change in such Law following the date of this Agreement, (v) general financial, banking, or securities market conditions, (vi) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Purchaser, (vii) changes after the date hereof in GAAP, (viii) changes after the date hereof in Laws, (ix) any failure, in and of itself, of Sellers to achieve any budgets, projections, forecasts, estimates, predictions, or guidance; provided that the Effects giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect, (x) the matters set forth on Schedule 11.1(ddd), or (xi) (A) the commencement or pendency of the Bankruptcy Case; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby or thereby, (2) the reorganization of Sellers, (3) the Bidding Procedures Order or (4) the assumption or rejection of any Assigned Contract otherwise in compliance with this Agreement; (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or their Subsidiaries required to be taken (or not to be taken) to comply therewith; provided, however, in the case of the immediately preceding clauses (i), (ii), (iii), (iv), (v), (vii) or (viii), to the extent that the impact of any such Effect is disproportionately adverse to Sellers, the Acquired Subsidiaries, their respective business, the Acquired Assets or the Assumed Liabilities, taken as a whole, relative to other similarly situated businesses in the industry in which Sellers and the Acquired Subsidiaries operate occur or arise, then such matter, event, change, development, occurrence, circumstance or effect may be taken into account in determining whether there has been or will be, a Material Adverse Effect.

(eee)    “Order” means any award, order, injunction, order, decree, ruling, writ, assessment, judgment, decision, subpoena, mandate, precept, command, directive, consent, approval, award (including any arbitration award) or similar determination or finding entered, issued, made or rendered by any Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order).

(fff)      “Ordinary Course” means the ordinary and usual course of operations of the business of the Company and its Subsidiaries consistent with past practice and taking into account the contemplation, commencement and pendency of the Bankruptcy Case; provided that any action described in Schedule 3.17(d) and taken, whether before, on or after the date of this Agreement in Sellers’ good faith business judgment, to respond to the “Coronavirus” or “COVID-19” (or the Effects thereof) shall be deemed “Ordinary Course” hereunder.

89

(ggg)   “Outside Back-Up Date” means the date that is forty-five (45) days after the date of the Sale Hearing.

(hhh)   “Permitted Encumbrances” means (i) statutory Encumbrances for Taxes (A) not yet due or payable or (B) that are being contested in good faith by appropriate Actions and for which adequate reserves have been established in accordance with GAAP; (ii) with respect to Owned Real Property or Leased Real Property, easements, rights of way and similar non-monetary Encumbrances (that would be disclosed by an accurate survey of the real property and otherwise affecting title to real property) which do not, individually or in the aggregate, adversely affect the use or occupancy of such Owned Real Property or Leased Real Property as it relates to the Acquired Assets; (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy, or the current or previous use or occupancy in the Ordinary Course, of such Owned Real Property or Leased Real Property, as applicable; (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course and securing obligations incurred prior to the Closing Date for amounts not yet due or payable; (v) non-exclusive licenses of Intellectual Property granted in the Ordinary Course; (vi) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion; (vii) any Encumbrances set forth on Schedule 11.1(hhh); and (viii) any Encumbrances that will be removed or released by operation of the Sale Order with no Liability to Purchaser or any of its Affiliates.

(iii)          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group, whether or not a legal entity.

(jjj)       “Personal Information” means any information that can be used directly or indirectly, alone or in combination with other information, to identify an individual, including name, Social Security Number or other government identifier, or credit card account information and any information defined as “personal data”, “personally identifiable information” or “personal information” under any Law relating to privacy, data security, data protection, and collection, storing, use, security, processing and transferring of Personal Information, as applicable.

(kkk)    “Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any tax period that includes but does not end on the Closing Date.

(lll)       “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and with respect to any taxable period that includes but does not end on the Closing Date, the portion thereof ending on the Closing Date.

(mmm) “Prepetition Obligations” shall have the meaning assigned to it in the Financing Order.

90

(nnn)   “Product” means each product manufactured, commercialized, developed, packaged, labeled, stored, used, marketed, imported, exported, distributed or sold by or on behalf of the business of the Company, or which the process has taken substantial steps towards manufacturing, commercializing, developing, packaging, labeling, storing, using, marketing, importing, exporting, distributing or selling, including all products that are regulated as human or animal drugs, medical devices, or other health care products under Health Care Laws, including drug and biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed, marketed, sold and/or distributed by the Company or any of its Subsidiaries.

(ooo)      “Product Registrations” means (i) any investigational new drug application, new drug application, abbreviated new drug application, premarket approval, 510(k) clearance, or similar regulatory application of Sellers for any Product that has been submitted to or approved by the FDA in the United States (other than withdrawn submissions or approvals) and (ii) all marketing approvals, clearances, registrations, certifications, markings, consents or other authorizations used to market the Products and granted or pending with any Governmental Body, including establishment registrations and Product listings.

(ppp)   “Purchaser Group” means Purchaser, any Affiliate of Purchaser and each of their respective Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns; provided, however, that the definition of “Purchaser Group” shall not include Wilmington Savings Fund Society, FSB, in its capacity as Administrative Agent under the Loan Agreement or Administrative Agent under the DIP Credit Agreement or any of their respective officers, directors, employees, partners, members, managers, agents, or Advisors in their capacities as such.

(qqq)   “Registration Information” means any and all original Product Registrations, together with all Regulatory Documentation.

(rrr)      “Regulatory Documentation” means (i) all regulatory filings, underlying material data, datasets and supporting documents (including copies of all material correspondence between any of Sellers or their Affiliates and the applicable Governmental Body), material CMC data and documentation, preclinical and clinical studies and tests, (ii) any premarket approval or 510(k) clearance application or foreign equivalent, and all regulatory files related thereto, current approved packaging and any other existing files and dossiers, including the underlying data, datasets or information used to support, maintain or obtain marketing authorization, (iii) all records maintained under record keeping or reporting Laws of the FDA or any other Governmental Body, including all marketing applications, annual and safety reports, master files, FDA warning letters, FDA notices of adverse finding letters, FDA audit reports (including any responses to such reports), periodic safety update reports, complaint files, and annual product quality reviews, and (iv) the complete complaint, adverse event and medical inquiry filings with respect to any product line as required by applicable Health Care Laws, including the Product Registrations.

(sss)    “Release” means any actual or threatened spilling, leaking, pumping, pouring, releasing, emitting, emptying, discharging, injecting, escaping, dumping, disposing, depositing, dispersing, leaching or migrating of any Hazardous Substance into or through the indoor or outdoor environment.

91

(ttt)      “RSA” means that certain Restructuring Support Agreement, dated as of the date hereof, by and among the Sellers and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

(uuu)   “Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions pursuant to the Sale Order.

(vvv)   “Sale Order” means an order of the Bankruptcy Court approving and authorizing the sale of the Acquired Assets to Purchaser substantially in the form attached as Exhibit H hereto, with such changes as may be required by the Bankruptcy Court that are in form and substance satisfactory to Purchaser and Sellers.

(www)    “Sanctioned Person” means an individual or entity that is identified on (or owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of an individual or entity identified on), the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons or Entity lists, the United Nations Security Council Sanctions List, as applicable, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, as applicable, the U.K. Consolidated List of Financial Targets, as applicable, and any other applicable list of sanctioned persons maintained by any other Governmental Body of any country where the Company and its Subsidiaries conduct business.

(xxx)        “SEC” means the U.S. Securities and Exchange Commission.

(yyy)   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(zzz)     “Seller FDA Transfer Letters” means the letters from the applicable holders of a New Drug Application or Abbreviated New Drug Application for human or animal drug products, premarket approval, or 510(k) clearance (each as defined by the FDA), duly executed, notifying the FDA of the transfer of the rights to the applicable Governmental Body New Drug Application, Abbreviated New Drug Application, premarket approval, or 510(k) clearance (each as defined by the FDA) to Purchaser. In the case of a premarket approval or 510(k) clearances, a “Seller FDA Transfer Letter” notification shall include the submission of electronic information to the FDA pursuant to 21 CFR §807.

(aaaa)  “Seller Parties” means Sellers and the Company’s Subsidiaries and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

(bbbb)   “Seller Plan” means each (i)  employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) stock option, stock purchase, stock appreciation right or other equity or equity-based plan, program, policy, Contract, agreement or other arrangement, (iii)  employment, individual consulting, severance, retention, change in control or other similar plan, program, policy, Contract, agreement or other arrangement or (iv)  bonus, incentive, deferred compensation, profit-sharing, retirement, post- termination health or welfare, vacation, severance or termination pay, fringe or other compensation or benefit plan, program, policy, Contract, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has any Liability.

92

(cccc)  “Standstill Agreement” means that certain Standstill Agreement, dated as May 6, 2019, by and among the Company, certain loan parties under the Loan Agreement, certain other lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended by the First Amendment, dated as of December 13, 2019, and the Second Amendment, dated as of February 12, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(dddd) “Straddle Period” means any Tax period beginning before, and ending after, the Closing.

(eeee)  “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(ffff)     “Swiss Company” means Akorn AG, a Swiss share corporation (Aktiengesellschaft), organized under the laws of Switzerland, with registered office in and business address at Riethofstrasse 1, 8842 Hettlingen, Switzerland, Swiss company registration number CHE-110.060.866.

(gggg)   “Tax” or “Taxes” means any federal, state, local, or foreign tax or other duty, fee, assessment or other charge in the nature of taxes of any kind whatsoever (whether imposed directly or through withholding and whether or not disputed) including income, gross receipts, capital, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, inventory, license, payroll, employment, social security, severance, intangibles, environmental, customs duties, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).

(hhhh)    “Tax Return” means any return, declaration, estimate, claim for refund, report, statement or information return relating to Taxes filed or required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

(iiii)      “U.S. Antitrust Laws” means any of the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, and any other United States federal or state Law, Orders, or administrative or judicial doctrines that are designed to prohibit, restrict or regulate mergers and acquisitions and/or actions having the purpose or effect of lessening competition, monopolization or restraining trade.

93

(jjjj)      “United States Seller Plan” means each Seller Plan maintained with respect to the Company and its Subsidiaries other than any Non-Debtor Subsidiary.

(kkkk)  “Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act with the actual knowledge that the taking of the act or failure to act would result in a material breach of this Agreement.

(llll)      “Wind-Down Budget” means the wind-down budget, substantially in the form attached hereto as Exhibit G and otherwise in form and substance satisfactory to Purchaser.

11.2.        Index of Defined Terms.

Acquired Assets	1
Acquired Avoidance Actions	4
Acquired Leased Real Property	2
Acquired Leases	13
Acquired Owned Real Property	2
Acquired Subsidiaries	3
Action	82
Advisors	82
Affiliate	82
Agreement	1
Akorn Luxembourg	82
Allocation	71
Allocation Methodology	71
Alternative Transaction	82
Ancillary Agreement	16
Anti-Corruption Laws	82
Anti-Money Laundering Laws	82
Apportioned Obligations	72
Assigned Contracts	2
Assignment and Assumption Agreement	13
Assignment and Assumption of Lease	13
Assumed Benefit Plans	7
Assumed Liabilities	6
Assumed Taxes	82
Auction	83
Avoidance Actions	83
Backup Bidder	44
Bankruptcy Case	1
Bankruptcy Code	1
Bankruptcy Court	1
Bidding Procedures Motion	43
Bidding Procedures Order	83
Business Day	83
Cash and Cash Equivalents	83
Chosen Courts	79
Closing	13
Closing Date	13
Code	83
Company	1
Company Exclusively Licensed Intellectual Property	83
Company Licensed Intellectual Property	83
Company Owned Intellectual Property	83
Company SEC Documents	83
Consent	83
Contract	84
Credit Bid Amount	12
Credit Bid Portion	12
Cure Costs	6
Dataroom	40
DEA	84
Designated Purchaser	77
DIP Credit Agreement	84
Direction Letter	42
Documents	84
Effect	88
Employees	53
Encumbrance	84
Enforceability Exceptions	16
Environmental Laws	84
Environmental Permits	26
Equipment	84
ERISA	85
Exchange Act	85
Excluded Assets	4
Excluded Bank Accounts	85
Excluded Cash	85
Excluded Confidentiality Arrangements	85
Excluded Contracts	4
Excluded Liabilities	7

94

Excluded Subsidiaries	5
Express Representations	40
FDA	85
FDA Ethics Policy	36
FDCA	86
Filed SEC Documents	15
Final Order	85
Financing Order	85
Foreign Competition Laws	16
Fraud	85
G Reorganization	73
G Reorganization Election	73
GAAP	86
Governmental Authorization	86
Governmental Body	86
Hazardous Substance	86
Health Care Laws	86
HSR Act	87
Indebtedness	47
India Company	87
Information Presentation	40
Intellectual Property	87
International Trade Laws	87
Inventory	87
ISRA	88
Knowledge of Sellers	88
L5	74
Law	88
Leased Real Property	20
Leasehold Improvements	88
Leases	20
Lenders	88
Liability	88
Loan Agreement	88
Loan Agreement Indebtedness	88
Loan Documents	88
LSRP	56
Material Adverse Effect	88
Material Contract	22
Material Customers	34
Material Suppliers	34
Non-Debtor Subsidiaries	17
Order	89
Ordinary Course	89
Outside Back-Up Date	90
Outside Date	69
Owned Real Property	19
Parties	1
Party	1
Permits	24
Permitted Encumbrances	90
Person	90
Personal Information	90
Petitions	1
Post-Closing Tax Period	90
Pre-Closing Tax Period	90
Prepetition Obligations	90
Product	90
Product Registrations	91
Projections	62
Purchase Price	12
Purchaser	1
Purchaser Group	91
Purchaser Plans	54
Registration Information	91
Regulatory Documentation	91
Release	91
Retained Privileged Materials	5
RSA	92
Safety Notices	36
Sale Hearing	92
Sale Order	92
Sanctioned Person	92
Schedules	15
SEC	92
Securities Act	92
Seller	1
Seller FDA Transfer Letters	92
Seller Fundamental Representations	67
Seller Parties	92
Seller Plan	92
Seller Sufficiency Representations	67
Sellers	1
Standstill Agreement	93
Straddle Period	93
Straddle Period Taxes	73
Subsidiaries	93
Subsidiary	93
Successful Bidder	44
Swiss Company	93
Swiss Employees	55
Systems	28

95

Tax	93
Tax Elections	73
Tax Forms	73
Tax Return	93
Taxes	93
Transfer Offer	53
Transfer Taxes	71
Transferred Employees	53
U.S. Antitrust Laws	93
United States Seller Plan	94
Updated Schedules	60
WARN Act	55
Willful Breach	94
Wind-Down Adjustment Amount	13
Wind-Down Amount	12
Wind-Down Budget	94

11.3.        Rules of Interpretation.

Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a)            Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)            The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d)            The words “to the extent” shall mean “the degree by which” and not “if.”

(e)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end at 11:59 p.m. New York time on the next succeeding Business Day.

(f)            Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g)            The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h)            All references to “$” and dollars will be deemed to refer to United States currency.

96

(i)            All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable.

(j)            Any document or item will be deemed “delivered,” “provided” or “made available” by the Company, within the meaning of this Agreement if such document or item is included in the Dataroom and accessible by Purchaser and all of its representatives with access to the Dataroom by 5:00 p.m. New York time on the date that is two (2) Business Days prior to the date of this Agreement.

(k)           Any reference to any agreement, Contract or instrument will be a reference to such agreement, Contract or instrument, as amended, modified, supplemented or waived in accordance with its terms and, if applicable, the terms hereof.

(l)            Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of determining whether such violation or non-compliance or alleged violation or non-compliance has occurred.

(m)          A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(n)           References to “written” or “in writing” include in electronic form.

[Signature page(s) follow.]

97

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

[PURCHASER]

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

AKORN, INC.

By:
Name:
Title:

[VPI HOLDINGS CORP]

By:
Name:
Title:

[AKORN ANIMAL HEALTH, INC.]

By:
Name:
Title:

[AKORN OPHTHALMICS, INC.]

By:
Name:
Title:

[ADVANCED VISION RESEARCH, INC.]

By:
Name:
Title:

[AKORN SALES, INC.]

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

[HI-TECH PHARMACAL CO., INC.]

By:
Name:
Title:

[AKORN (NEW JERSEY), INC.]

By:
Name:
Title:

[OAK PHARMACEUTICALS, INC.]

By:
Name:
Title:

[10 EDISON STREET LLC]

By:
Name:
Title:

[13 EDISON STREET LLC]

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

[VPI HOLDINGS SUB, LLC]

By:
Name:
Title:

[VERSAPHARM INCORPORATED]

By:
Name:
Title:

[INSPIRE PHARMACEUTICALS INC.]

By:
Name:
Title:

[OLTA PHARMACEUTICALS CORP]

By:
Name:
Title:

[COVENANT PHARMA, INC.]

By:
Name:
Title:

[CLOVER PHARMACEUTICALS CORP]

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

Exhibit D

DIP Credit Agreement

EXECUTION VERSION

SENIOR SECURED SUPER-PRIORITY TERM LOAN DEBTOR-IN-POSSESSION LOAN AGREEMENT

dated as of

May [__], 2020

among

AKORN, INC.,
a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code

The Other Loan Parties Party Hereto,
each as a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code

The Lenders Party Hereto,

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent

i

ii

iii

iv

TABLE OF CONTENTS (continued)

Page

SCHEDULES:

Commitment Schedule
Schedule 3.05	Properties
Schedule 3.06	Disclosed Matters
Schedule 3.13	Insurance
Schedule 3.14	Capitalization and Subsidiaries
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Withdrawal Notice
Exhibit C	Approved Budget
Exhibit D	Form of Compliance Certificate
Exhibit E	Joinder Agreement
Exhibit F-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	U.S. Tax Certificate (For Foreign that are Partnerships for U.S. Federal Income Tax Purposes)

v

SENIOR SECURED SUPER-PRIORITY TERM LOAN DEBTOR-IN-POSSESSION LOAN AGREEMENT dated as of May [ ], 2020 (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) among AKORN, INC., as the Borrower, a debtor and a debtor-in-possession, the other Loan Parties party hereto, each as a debtor and a debtor-in-possession, the Lenders party hereto, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent.

RECITALS

WHEREAS, on [ ], 2020 (the “Petition Date”), the Borrower and certain Loan Guarantors (together with any of their Subsidiaries and Affiliates that are or become debtors under the Chapter 11 Cases, collectively, the “Debtors”, and each individually, a “Debtor”) commenced Chapter 11 Case Nos. [ ] through [ ], as administratively consolidated at Chapter 11 Case No. [ ] (collectively, the “Chapter 11 Cases” and each individually, a “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware. The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior secured term loan credit facility of up to of up to $30,000,000 (the “DIP Facility”), subject to the conditions set forth herein, pursuant to the DIP Order, to fund the costs and expenses relating to the Chapter 11 Cases, the general corporate purposes and working capital requirements of the Borrower during the pendency of the Chapter 11 Cases pursuant to and in accordance with the Approved Budget;

WHEREAS, subject to the terms hereof and the DIP Order, the Borrower and the Loan Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon substantially all of their existing and after-acquired property;

WHEREAS, the Borrower and the Loan Guarantors’ business is a mutual and collective enterprise and the Borrower and the Loan Guarantors believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrower and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Borrower and the Loan Guarantors;

WHEREAS, the Borrower and each Loan Guarantor acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in the Agreement;

WHEREAS, the Administrative Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrower, and to administer the Borrower’s and the Loan Guarantors’ collateral security therefor, on a combined basis as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Borrower and the Loan Guarantors and at the Borrower’s and the Loan Guarantors’ request and in furtherance of the Borrower’s and the Loan Guarantors’ mutual and collective enterprise; and

WHEREAS, all capitalized terms used in this Agreement, including in these Recitals, shall have the meanings ascribed to them in Section 1.01, and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 1.03 shall govern. All Schedules, Exhibits, Annexes, and other attachments hereto, or expressly identified in this Agreement, are incorporated by reference, and taken together with this Agreement, shall constitute a single agreement. These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Article I

Definitions

Section 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Actual Cash Receipts” means with respect to any period, as the context requires, (x) the amount of actual receipts during such period of the Loan Parties (excluding any borrowings under this Agreement) under the heading “Total Receipts” in the Approved Budget and/or (y) the sum, for such period, of all such receipts for all such line items which comprise “Total Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.

“Actual Operating Disbursement Amounts” means with respect to any period, as the context requires, (x) the amount of actual operating disbursements made by the Loan Parties during such period that correspond to each line item (on a line item by line item basis) under the headings “Operating Disbursements” in the Approved Budget and/or (y) the sum, for such period, of all such disbursements for all such line items which comprise “Total Operating Disbursements” (as set forth in the Approved Budget), on a cumulative basis (consistent with the Variance Testing Period), in each case, as determined by reference to the Approved Budget as then in effect, which amounts do not include Actual Restructuring Related Amounts.

“Actual Liquidity” means as of any date of determination, as the context requires, for the Loan Parties, the actual amounts of US Bank Cash and the amount of any outstanding Withdrawal Notice (which, except in connection with any calculation of minimum Actual Liquidity pursuant to Section 6.12 shall include any amounts deposited in the Loan Proceeds Account).

2

“Actual Restructuring Related Amounts” means with respect to any period, (a) the amount of financing, restructuring and professional fees during such period (including as reimbursement to any Secured Parties or the Specified Lender Advisors), (b) interest, fees and other amounts paid in respect of the Loans and (c) adequate protection payments in respect of loans issued under the Pre-Petition Term Loan Agreement (including interest, fees and other amounts).

“Ad Hoc Group of Lenders” means those certain Lenders represented by the Specified Lender Advisors (as specified by the Specified Lender Advisors).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent for the Lenders hereunder and as collateral agent for the Secured Parties.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisors” means legal counsel (including local, regulatory, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means (i) the Administrative Agent and (ii) the Escrow Agent.

“Agent Advisors” means (x) Wilmer Cutler Pickering Hale and Dorr LLP, as legal counsel, (y) Young Conaway Stargatt & Taylor, LLP, as local bankruptcy counsel, and (z) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, one counsel in each relevant jurisdiction, in each case retained by the Agents.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (without any rounding) and (d) 2.0% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

3

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, as to any Lender, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the foregoing calculations.

“Applicable Rate” means, (i) 8.50% per annum for any ABR Loan, and (ii) 9.50% per annum for any Eurodollar Loan.

“Approved Budget” means the then most current budget prepared by the Borrower and approved by the Required Lenders in accordance with Section 5.13. As of the Closing Date, the Approved Budget is attached hereto as Exhibit C.

“Approved Budget Variance Report” means a report provided by the Borrower to the Administrative Agent and the Lenders (a) showing, in each case, on a line item by line item and cumulative basis, the Actual Cash Receipts, the Actual Operating Disbursement Amounts, actual US Bank Cash and Actual Restructuring Related Amounts as of the last day of the Prior Week, and the Variance Testing Period then most recently ended, noting therein (i) all variances, on a line item by line item basis and a cumulative basis, from the Budgeted Cash Receipts, the Budgeted Operating Disbursement Amounts, the Budgeted Liquidity and the Budgeted Restructuring Related Amounts for such period as set forth in the Approved Budget as in effect for such period and (ii) containing an indication as to whether each material variance is temporary or permanent, (iii) certifying compliance or non-compliance with such maximum permitted variances set forth therein for such Variance Testing Period, and (iv) including explanations for all material variances and violations, if any, of such covenant and if any such violation exists, setting forth the actions which the Borrower has taken or intends to take with respect thereto and (b) which such reports shall be certified by a Responsible Officer of the Borrower and shall be in a form, and shall contain supporting information, satisfactory to the Required Lenders in their sole discretion (which satisfaction may be communicated via an email from either of the Specified Lender Advisors).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of May 20, 2020, by and among [__], as Purchaser (as defined therein), the Borrower and the other Sellers as defined and named therein, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

4

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Required Lenders (which approval may be communicated via an email from either of the Specified Lender Advisors) and the Administrative Agent.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may be amended from time to time be in effect and applicable to the Chapter 11 Cases.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” means Akorn, Inc., a Louisiana corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

5

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Budgeted Cash Receipts” means with respect to any period, as the context requires, (x) the amount that corresponds to the applicable line item under the heading “Total Receipts” in the Approved Budget and/or (y) the sum, for such period, of all the amounts for all such line items which comprise “Total Receipts” (as set forth in the Approved Budget), on a cumulative basis (consistent with the Variance Testing Period), in each case, as determined by reference to the Approved Budget as then in effect.

“Budgeted Liquidity” means as of any date of determination, as the context requires, for the Loan Parties, the amounts set forth as of such date of US Bank Cash in the Approved Budget, as determined by reference to the Approved Budget as then in effect (which, except in connection with any calculation of minimum Actual Liquidity pursuant to Section 6.12, shall include any amounts deposited in the Loan Proceeds Account).

“Budgeted Operating Disbursement Amounts” means with respect to any period, as the context requires, (x) the amount that corresponds to the applicable line item under the heading “Total Operating Disbursements” in the Approved Budget and/or (y) the sum, for such period, of all such line items which comprise “Total Operating Disbursements” (as set forth in the Approved Budget), on a cumulative basis (consistent with the Variance Testing Period), in each case, as determined by reference to the Approved Budget as then in effect, which amounts do not include Budgeted Restructuring Related Amounts.

“Budgeted Restructuring Related Amounts” means with respect to any period, (a) the amount of financing, restructuring and professional fees during such period (including as reimbursement to any Secured Parties or the Specified Lender Advisors), (b) interest paid, fees and other amounts in respect of the Loans and (c) adequate protection payments in respect of loans issued under the Pre-Petition Term Loan Agreement (including interest, fees and other amounts).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Plan” means the business plan delivered to the Specified Lender Advisors on January 7, 2020.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Carve-Out Trigger Notice” has the meaning assigned to such term in the DIP Order.

6

“Cash Management Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after the “first day” hearing, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Required Lenders (which satisfaction may be communicated via an email from either of the Specified Lender Advisors), which among other matters authorizes the Debtors to maintain their existing cash management and treasury arrangements (as set forth in the Pre-Petition Term Loan Agreement) or such other arrangements as shall be acceptable to the Required Lenders in all material respects (which acceptance may be communicated via an email from either of the Specified Lender Advisors).

“Cash Receipts Cumulative Testing Period” means each cumulative period, with respect to Actual Cash Receipts and Budgeted Cash Receipts, commencing on the Permitted Variance Commencement Date and ending on the last day of the most recently ended Prior Week ending after the First Testing Period; provided that in the event that a Permitted Variance Reset occurs, the Cash Receipts Cumulative Testing Period shall mean each cumulative period commencing on the Reset Permitted Variance Commencement Date and ending on the last day of the most recently ended Prior Week ending after the Reset First Testing Period.

“Change in Control” means

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests of the Borrower representing more than 35.0% of the voting power of the total outstanding Equity Interests of the Borrower (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise));

(b)            during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c)            any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract (other than the Asset Purchase Agreement or in the event that a Qualified Bidder (as defined in the RSA) other than the Stalking Horse Bidder (as defined in the RSA) is the Successful Bidder (as defined in the RSA), the purchase agreement for the Successful Bidder) that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire (whether pursuant to an option right or otherwise)) representing 35.0% or more of the combined voting power of such securities.

7

Notwithstanding the foregoing, the commencement of the Chapter 11 Cases shall not constitute a “Change of Control” hereunder.

“Change in Law” means the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Cases” shall have the meaning assigned to such term in the Recitals.

“Chapter 11 Plan” means a chapter 11 plan of liquidation or reorganization in the Chapter 11 Cases in form and substance satisfactory to the Administrative Agent and the Required Lenders in all respects and consented to by the Administrative Agent and the Required Lenders, confirmed by an order (in form and substance satisfactory to the Administrative Agent and the Required Lenders) of the Bankruptcy Court under the Chapter 11 Cases (which consent or satisfaction in each case of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors), containing, among other things, (i) a release in favor of the Administrative Agent and the Lenders and their respective affiliates, and (ii) provisions with respect to the settlement or discharge of all claims and other debts and liabilities, as such plan of liquidation or reorganization may be modified, altered, amended or otherwise changed or supplemented with the prior written consent of the Administrative Agent and the Required Lenders (which consent of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors).

“Chapter 11 Plan Disclosure Statement” means a disclosure statement describing the Chapter 11 Plan.

“Charges” has the meaning assigned to such term in Section 9.17.

8

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means (i) any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations and (ii) the “DIP Collateral” referred to in the DIP Order, it being understood that “Collateral” shall include all such “DIP Collateral”; provided that Collateral shall in no event include Excluded Assets.

“Collateral Documents” means, collectively, the DIP Order, the Security Agreement, any Mortgages and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by the Borrower or any of the Subsidiaries and delivered to the Administrative Agent.

“Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender, as applicable, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be thirty million dollars ($30,000,000) on the Closing Date. After advancing the Loans, each reference to a Lender’s Commitment shall refer to such Lender’s Applicable Percentage of the Loans.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Committee” means an official committee of unsecured creditors appointed in any of the Chapter 11 Cases by the U.S. Trustee.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

9

“Credit Exposure” means, as to any Lender at any time, (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time, and (b) thereafter, an amount equal to the outstanding principal amount of such Lender’s Loans at such time.

“Credit Party” means any Agent or any Lender.

“Debtor” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent (acting at the direction of the Required Lenders, which direction may be communicated via an email from either of the Specified Lender Advisors), (d) has become the subject of a Bankruptcy Event or (e) has become the subject of any Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower and each Lender.

“DIP Collateral” shall have the meaning assigned to such term in the DIP Order.

“DIP Facility” shall have the meaning assigned to such term in the recitals.

10

“DIP Order” means the Interim Order, unless the Final Order shall have been entered, in which case it means the Final Order.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)            matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)            is or may be redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is or may be required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that occurs 91 days after the Latest Maturity Date.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

11

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the Security Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

12

“Escrow Agent” means the Escrow Agent under the Escrow Agreement, which shall initially be Wilmington Savings Fund Society, FSB, in its capacity as Escrow Agent.

“Escrow Agreement” means an Escrow Agreement dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time) among the Borrower, the Escrow Agent and the Administrative Agent for and on behalf of the Lenders relating to the Loan Proceeds Account.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Floor” has the meaning assigned to such term in the definition of “Eurodollar Rate”.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (i) 1.00% per annum (the “Eurodollar Floor”) and (ii) the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means, after giving effect to the DIP Order, (a) governmental licenses or state or local franchises, charters and authorizations to the extent a security interest thereon is prohibited or restricted by applicable law, (b) pledges and security interests prohibited or restricted by applicable law (with no requirement to obtain the consent of any Governmental Authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (c) non-residential leases of real property, unless the applicable lease expressly permits the granting of liens on such lease, (d) any assets to the extent a security interest in such assets could result in material adverse tax consequences or material adverse regulatory consequences, in each case, as reasonably determined by the Borrower with the consent of the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors)), and (e) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto.

“Excluded Subsidiary” means (a) any Subsidiary to the extent a Guarantee hereunder by such Subsidiary is prohibited or restricted by applicable law (including any requirement to obtain Governmental Authority or regulatory authority, approval, license or authorization) on the Closing Date, and (b) any Foreign Subsidiary.

13

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure or inability to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (i) that certain Premium Letter dated as of the Closing Date among the Borrower and Credit Suisse Loan Funding LLC, (ii) that certain Administrative Agent Fee Letter dated as of the Closing Date between the Borrower and Administrative Agent, and (iii) that certain Escrow Agent Fee Letter dated as of the Closing Date between the Borrower and the Escrow Agent.

“Fifth Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the sixth full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, July 3, 2020), and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the eighth full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, July 17, 2020).

14

“Final Hearing Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Final Order” means an order entered by the Bankruptcy Court approving the DIP Facility on a final basis under the Bankruptcy Code, which order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion (as such order may be amended, modified or extended in a manner satisfactory to the Administrative Agent and the Required Lenders) (which satisfaction of the Required Lenders in each case may be communicated via an email from either of the Specified Lender Advisors), which order has not been reversed or stayed or is otherwise subject to a timely filed motion for a stay, rehearing, reconsideration, appeal or any other review without the consent of the Administrative Agent and the Required Lenders (which consent of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the applicable Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the second full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, June 5, 2020), and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the applicable Permitted Variance Commencement Date (which for the avoidance of doubt is Monday May 25, 2020) and ending on the last day of the fourth full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, June 19, 2020).

“Flow of Funds Statement” means a flow of funds statement relating to payments to be made and credited by all of the parties on the Closing Date (including wire instructions therefor) as prepared by the Borrower and its financial advisor in consultation with (and approved by) the Administrative Agent and the Specified Lender Advisors.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fourth Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the fifth full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, June 26, 2020), and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the seventh full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, July 10, 2020).

15

“Full Payment” means, with respect to any Obligations, the full and complete cash payment thereof, including any interest, fees and other charges accruing during the Chapter 11 Cases. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“Funding Date” means the First Funding Date and the Second Funding Date, as applicable.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

16

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability, (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, and (n) all Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each month, the date of any prepayment due to acceleration pursuant to Article VII, and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period), the date of any prepayment due to acceleration pursuant to Article VII, and the Maturity Date.

17

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each relevant affected Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” means an order entered by the Bankruptcy Court approving the DIP Facility on an interim basis under the Bankruptcy Code, which order shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion (as such order may be amended, modified or extended in a manner satisfactory to the Administrative Agent and the Required Lenders) (which satisfaction of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors), which order is not subject to a stay, injunction or other limitation not approved by the Administrative Agent and the Required Lenders (which satisfaction of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E and/or such other joinder form acceptable to the Administrative Agent and the Required Lenders in their sole discretion (which acceptance of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors).

18

“Lender Advisors” means (x) the Specified Lender Advisors, and (y) any other financial advisor, auditor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts retained by the Ad Hoc Group of Lenders and/or the Required Lenders.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Loan Guaranty, the Fee Letters, the Specified Advisors Fee Letters, the Approved Budget, the Escrow Agreement and all other agreements, instruments, documents and certificates identified in Sections 4.01 and 4.02 executed and delivered to, or in favor of, the Agents or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to an Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

19

“Loan Guarantor” means the Borrower’s Domestic Subsidiaries other than Excluded Subsidiaries.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrower, the Loan Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loan Proceeds Account” means an escrow account with the Escrow Agent into which the proceeds of the Loans shall be deposited and retained subject to withdrawal thereof by the Borrower pursuant to a Withdrawal Notice for use in accordance with the terms hereof and of the Approved Budget or return thereof to the Lenders upon the occurrence of the Maturity Date for any reason whatsoever.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole (excluding (i) any matters publicly disclosed in writing or disclosed to the Administrative Agent and the Lenders in writing prior to the filing of the Chapter 11 Cases, (ii) any matters disclosed in the schedules hereto, (iii) any matters disclosed in any first day pleadings or declarations and (iv) the filing of the Chapter 11 Cases, the events and conditions related and/or leading up thereto and the effects thereof and any action required to be taken under the Loan Documents or under the DIP Order), (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Agents or the Lenders under any of the Loan Documents.

“Maturity Date” means the earliest of (a) the date that is six months after the Petition Date, (b) the date on which the Obligations become due and payable pursuant to this Agreement, whether by acceleration or otherwise, (c) the effective date of a Chapter 11 Plan for the Debtors, (d) the date of consummation of a sale of all or substantially all of the Debtors’ assets under Section 363 of the Bankruptcy Code, including the Sale Transaction, (e) the first business day on which the Interim Order expires by its terms or is terminated, unless the Final Order has been entered and become effective prior thereto, (f) conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the conversion of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code unless otherwise consented to in writing by the Required Lenders (which consent may be communicated via an email from either of the Specified Lender Advisors), (g) dismissal of any of the Chapter 11 Cases, unless otherwise consented to in writing by the Required Lenders (which consent may be communicated via an email from either of the Specified Lender Advisors), and (h) the Final Order is vacated, terminated, rescinded, revoked, declared null and void or otherwise ceases to be in full force and effect (unless consented to by the Required Lenders) (which consent may be communicated via an email from either of the Specified Lender Advisors).

20

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Maximum Withdrawal Amount” means (i) from the Closing Date until the Final Hearing Date, $10,000,000, and (ii) thereafter, all remaining amounts held in the Escrow Account.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Required Lenders from time to time (which acceptance may be communicated via an email from either of the Specified Lender Advisors).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than under or pursuant to the Pre-Petition Loan Documents or any other Indebtedness outstanding as of the Petition Date (unless senior to the Indebtedness under the Pre-Petition Loan Documents) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

21

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Agents or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Operating Disbursements Cumulative Testing Period” means each cumulative period, with respect to Actual Operating Disbursement Amounts and Budgeted Operating Disbursement Amounts, commencing on the Permitted Variance Commencement Date and ending on the last day of the most recently ended Prior Week ending after the Fifth Testing Period; provided that in the event that a Permitted Variance Reset occurs, the Operating Disbursements Cumulative Testing Period shall mean each cumulative period commencing on the Reset Permitted Variance Commencement Date and ending on the last day of the most recently ended Prior Week ending after the Reset Fifth Testing Period.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

22

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are (1) not yet due, (2) are being contested in compliance with Section 5.04, or (3) the nonpayment of which is permitted or required under the Bankruptcy Code;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with clauses (a)-(c) of Section 5.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g)            non-exclusive licenses of intellectual property granted in the ordinary course of business.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

23

“Permitted Exit ABL Credit Agreement” means a customary asset-backed revolving credit agreement, the terms and conditions of which are satisfactory to the Required Lenders (which satisfaction may be communicated via an email from either of the Specified Lender Advisors).

“Permitted Investments” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b)            marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(f)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Variance” means,

(a)            in respect of Actual Operating Disbursement Amounts, commencing with the applicable Permitted Variance Commencement Date (which, for the avoidance of doubt, is Monday, May 25, 2020, for each Variance Testing Period:

(i)            20.0% for the First Testing Period (and if applicable, the Reset First Testing Period),

(ii)           17.5% for the Second Testing Period (and if applicable, the Reset Second Testing Period),

24

(iii)          15.0% for the Third Testing Period (and if applicable, the Reset Third Testing Period),

(iv)          12.5% for the Fourth Testing Period (and if applicable, the Reset Fourth Testing Period),

(v)           10.0% for the Fifth Testing Period (and if applicable, the Reset Fifth Testing Period), and

(vi)          7.5% for each Operating Disbursements Cumulative Testing Period ending thereafter, and

(b)            in respect of Actual Cash Receipts, commencing with the applicable Permitted Variance Commencement Date (which, for the avoidance of doubt, is Monday, May 25, 2020), for all Variance Testing Periods:

(i)            25.0% for the First Testing Period (and if applicable, the Reset First Testing Period), and

(ii)           22.5% for each Cash Receipts Cumulative Testing Period ending thereafter, and

(c)            in respect of minimum Actual Liquidity for purposes of determining compliance with Section 6.12, the greater of 25.0% and $7,500,000.

“Permitted Variance Commencement Date” means with respect to Actual Operating Disbursement Amounts and Actual Cash Receipts, the first full calendar week following the Petition Date (which, for the avoidance of doubt, is Monday, May 25, 2020) or the date of approval of the new Approved Budget, as applicable.

“Permitted Variance Reset” means any approval by the Required Lenders in their sole and absolute discretion (which approval may be communicated via an email from either of the Specified Lender Advisors) of a new budget prepared by the Borrower which budget replaces the then-existing Approved Budget in its entirety (instead of merely updating, modifying or supplementing the then-existing budget in accordance with the terms of Section 5.13).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means May 17, 2020.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

25

“Prepayment Event” means:

(a)            any sale, transfer or other disposition (including as a result of casualty or condemnation or pursuant to a Sale and Leaseback Transaction) of any property or asset of the Borrower or any Subsidiary, other than dispositions described in clauses (a), (b), (c), (d), or (h) of Section 6.05; or

(b)            the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted hereunder.

“Pre-Petition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Agent” means Wilmington Savings Fund Society, FSB (as successor to JPMorgan Chase Bank, N.A.), in its capacity as the administrative agent and collateral agent under the Pre-Petition Term Loan Agreement.

“Pre-Petition Collateral” means the “Collateral” as defined in the Pre-Petition Term Loan Agreement.

“Pre-Petition Lenders” means the lenders party to the Pre-Petition Term Loan Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Term Loan Agreement.

“Pre-Petition Obligations” means the “Obligations” as defined in the Pre-Petition Term Loan Agreement.

“Pre-Petition Term Loan Agreement” means the Loan Agreement, dated as of April 17, 2014, among the Borrower, the Loan Parties party thereto, Wilmington Savings Fund Society, FSB (as successor to JPMorgan Chase Bank, N.A.), as the administrative agent and collateral agent thereunder, and the lenders party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time through the Petition Date).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Week” means for any week, the immediately preceding calendar week (Saturday through Friday) ending on the Friday of such week.

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of federal and state securities laws.

26

“Qualified Equity Interests” means any Equity Interests of the Borrower that are not Disqualified Equity Interests.

“Rating Agency” means (i) Moody’s, (ii) S&P and (iii) any “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower or any direct or indirect parent of the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Recipient” means (a) the Agents or (b) any Lender, or either of the foregoing or any combination thereof (as the context requires).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Remedies Notice Period” shall have the meaning assigned to such term in the DIP Order.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50.0% of the Aggregate Credit Exposures and unused Commitments at such time.

“Required Milestones” means the “Milestones” set forth in Section 5.16, and any “Milestones”, “Required Milestones” or such similar term or requirements, under and as defined in the RSA or the DIP Order, as applicable.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Permitted Variance Commencement Date” means (i) with respect to Actual Operating Disbursement Amounts, the second full calendar week following the Permitted Variance Reset, and (ii) with respect to Actual Cash Receipts, the fourth full calendar week following the Permitted Variance Reset.

27

“Reset Fifth Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the sixth full fiscal week after the Permitted Variance Reset, and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the eighth full fiscal week after the Permitted Variance Reset.

“Reset First Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the second full fiscal week after the Permitted Variance Reset, and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the fourth full fiscal week after the Permitted Variance Reset.

“Reset Fourth Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the Permitted Variance Reset and ending on the last day of the fifth full fiscal week after the Permitted Variance Reset, and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the seventh full fiscal week after the Permitted Variance Reset.

“Reset Second Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the third full fiscal week after the Permitted Variance Reset, and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the fifth full fiscal week after the Permitted Variance Reset.

“Reset Third Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the fourth full fiscal week after the Permitted Variance Reset, and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the applicable Reset Permitted Variance Commencement Date and ending on the last day of the sixth full fiscal week after the Permitted Variance Reset.

“Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

28

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or such Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or such Subsidiary.

“RSA” means the Restructuring Support Agreement, dated as of May 20, 2020.

“RSA Termination Event” means an event described under Section 13 of the RSA which with the passage of time or the taking of action thereunder would result in the termination of the RSA.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale Process” means the marketing and sale process of all or substantially all of the Borrower’s consolidated assets, free and clear of liabilities (subject to customary exceptions).

“Sale Transaction” means the transaction to effectuate the sale of all or substantially all of the Borrower’s consolidated assets, free and clear of liabilities (subject to customary exceptions) pursuant to the Chapter 11 Cases which transaction shall be consistent in all material respects with the requirements of the RSA.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the U.S.

“Second Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the applicable Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the third full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, June 12, 2020), and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the fifth full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, June 26, 2020).

29

“Secured Obligations” means all Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means (a) the Agents, (b) the Lenders, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Debtor-in-Possession Pledge and Security Agreement (including any and all supplements thereto), dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Specified Lender Advisors” means (x) Gibson, Dunn & Crutcher LLP, as legal counsel, and (y) Greenhill & Co., LLC, as financial advisor.

“Specified Lender Advisors Fee Letters” means (a) with respect to Gibson, Dunn & Crutcher LLP, the Fee and Expense Reimbursement Agreement dated November 15, 2019, and (b) with respect to Greenhill & Co, LLC, that certain engagement letter dated January 29, 2019.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

30

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“Successor Case” means with respect to the Chapter 11 Cases, any subsequent proceedings under Chapter 7 of the Bankruptcy Code.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, independent contractors, or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Testing Period” means (a) in respect of Actual Operating Disbursements Amounts and Budgeted Operating Disbursement Amounts, the cumulative period commencing on the applicable Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the fourth full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, June 19, 2020), and (b) in respect of Actual Cash Receipts and Budgeted Cash Receipts, the cumulative period commencing on the applicable Permitted Variance Commencement Date (which for the avoidance of doubt is Monday, May 25, 2020) and ending on the last day of the sixth full fiscal week after the Petition Date (which for the avoidance of doubt is Friday, July 3, 2020).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

31

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) any obligation (including any guarantee) that is contingent in nature at such time; or (ii) an obligation to provide collateral to secure the foregoing type of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“US Bank Cash” means unrestricted cash of the Borrower and the Loan Guarantors deposited in commercial banks located in the United States.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Variance Testing Period” means, as applicable, each of (i) with respect to Actual Operating Disbursement Amounts and Budgeted Operating Disbursement Amounts, the First Testing Period, Second Testing Period, Third Testing Period, Fourth Testing Period and Fifth Testing Period and, thereafter, each Operating Disbursements Cumulative Testing Period and (ii) with respect to Actual Cash Receipts and Budgeted Cash Receipts, the First Testing Period and, thereafter, each Cash Receipts Cumulative Testing Period. For the avoidance of doubt, upon the approval of a new Approved Budget, the Variance Testing Periods will reset to the First Testing Period.

“Withdrawal” means a withdrawal from the Loan Proceeds Account made in accordance with Section 4.02.

“Withdrawal Date” means the date of the making of any Withdrawal.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Notice” means a notice substantially in the form attached hereto as Exhibit B to be delivered by the Borrower to the Escrow Agent and the Administrative Agent from time to time to request a Withdrawal from the Loan Proceeds Account.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

32

Section 1.02     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the Closing Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party, the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

33

Article II

The Credits

Section 2.01     Commitments.

(a)            Subject to the terms and conditions set forth herein and in the DIP Order, each Lender with a Commitment severally (and not jointly) agrees to make a Loan in dollars to the Borrower in an amount equal to such Lender’s Commitment in a single borrowing, within three (3) Business Days of the date of the entry of the Interim Order (but in accordance with the terms of the DIP Order) (such date, the “Funding Date”). Each Lender’s Commitment shall automatically be reduced by the amount of Loans funded in respect thereof on the Funding Date; provided that, notwithstanding anything herein to the contrary, all such Commitments shall terminate automatically and be reduced to zero on June 3, 2020 to the extent that the Funding Date has not occurred on or prior to such date (or such later date as agreed to by the Borrower and the Required Lenders (which agreement of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors)).

(b)            Amounts borrowed or exchanged under Section 2.01(a) and repaid or prepaid may not be reborrowed. All Loans and all other Obligations owed under the Loan Documents or with respect to the Loans shall be paid in full not later than the Maturity Date.

Section 2.02     Loans and Borrowings. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.08. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

Section 2.03     Procedure for Borrowings.

(a)            The Borrower shall give the Administrative Agent irrevocable notice delivered electronically in .pdf or other electronic imaging format acceptable to the Administrative Agent pursuant to a Borrowing Request signed by the Borrower, not later than 11:00 a.m., New York City time, five (5) Business Days before the Funding Date, requesting that the Lenders make the Loans on the Funding Date and specifying the amount to be borrowed (and, if the Loans shall initially be Eurodollar Loans, specifying the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”). Each Lender shall make the Loans to be made by it hereunder on the Funding Date by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will promptly (i) in accordance with the Flow of Funds Statement, (I) remit to the Borrower from such amounts, all fees and expenses of the Agent Advisors and the Specified Lender Advisors (which the Borrower shall immediately remit by wire transfer such amounts to such counsel and advisors in accordance with the Flow of Funds Statement) and (II) deduct and apply all fees payable to the Administrative Agent on the Funding Date for its own account and for the account of the Escrow Agent, (ii) in accordance with the Flow of Funds Statement and the Approved Budget, and subject to Section 4.01, remit to the Borrower from such amounts an amount to be agreed upon between the Borrower and the Required Lenders as the initial withdrawal amount (which agreement of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors agreeing to such amount or the final draft of the Flow of Funds Statement), and (iii) remit the remaining amounts by promptly crediting such amount, in like funds, to the Loan Proceeds Account. The Loans shall be deemed made by the Lenders when so remitted and applied and so deposited to such account. The full amount of all Loans made on each Funding Date will begin to accrue interest on such Funding Date.

34

(b)            For the avoidance of doubt, the Agents shall have no Commitments (to make Loans) in its capacity as the Agent and the Agent’s requirement to forward the Loan proceeds received from the Lenders in accordance with the provisions hereof shall be limited to the funds that it receives from the Lenders (to fund such Loans).

Section 2.04     [Reserved].

Section 2.05     [Reserved].

Section 2.06     [Reserved].

Section 2.07     [Reserved].

Section 2.08      Conversion and Continuation Options. (a) The Loans initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert each Borrowing to a different Type or to continue such Borrowing. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by (x) 11:00 a.m., New York City time, on the Business Day preceding the proposed conversion date for any request to convert Eurodollar Loans to ABR Loans; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto, or (y) 11:00 a.m., New York City time, on the third Business Day preceding the proposed conversion date for any request to convert ABR Loans to Eurodollar Loans. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by facsimile or electronic delivery in .pdf or other electronic imaging format acceptable to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

35

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing of one-month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)            Notwithstanding anything to the contrary in this Agreement, all Borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten (10) Eurodollar Borrowings shall be outstanding at any one time.

36

Section 2.09     [Reserved].

Section 2.10     Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date for the Loans, the aggregate principal amount of all Loans outstanding on such date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Required Lenders (which approval may be communicated via an email from either of the Specified Lender Advisors). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11     Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (1) prior notice in accordance with paragraph (f) of this Section and (2) if applicable, payment of any break funding expenses under Section 2.16.

(b)            [Reserved].

(c)            (i) Subject in all respects to the DIP Order, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, immediately after such Net Proceeds are received by it or such Subsidiary, unless approved by the Required Lenders (which approval may be communicated via an email from either of the Specified Lender Advisors), prepay the Obligations as set forth in Section 2.18(b) or (c), as applicable, in an aggregate amount equal to 100% of such Net Proceeds (in excess of an aggregate amount of $100,000 for all such Prepayment Events under clause (a) and clause (b)) in the case of any prepayment described in clause (a) and clause (b), as applicable, of the definition thereof. No prepayment pursuant to this clause (c) shall be required in respect of the sale or disposition of any Foreign Subsidiary’s assets to the extent such prepayment would result in material adverse tax consequences (as reasonably determined by the Borrower in consultation with the Administrative Agent) or would be prohibited or restricted by applicable law.

37

(ii)            On each occasion that the Borrower must make a prepayment of the Loans pursuant to this Section 2.11, the Borrower shall, within one (1) Business Day after the date of realization or receipt of such Net Proceeds, notify the Administrative Agent in writing of any such mandatory prepayment, specifying the date of prepayment and providing a reasonably detailed calculation of the amount of such prepayment.

(d)            [Reserved].

(e)            [Reserved].

(f)            The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or electronic communication as provided in Section 9.01) of any prepayment hereunder not later than 11:00 a.m., New York City time, (A) in the case of prepayment of a Eurodollar Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

Section 2.12     Fees. (a) The Borrower agrees to pay the fees and other amounts due under the terms of the Fee Letters, in accordance with the applicable terms thereof.

(b)            All fees payable under the Fee Letters shall be paid to the Persons due such amounts thereunder on the dates due thereunder, in immediately available funds. Fees paid shall not be refundable under any circumstances.

Section 2.13     Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

38

(c)            Notwithstanding the foregoing, unless otherwise elected by the Required Lenders (which election not to impose the default interest rate set forth in this Section 2.13(c) may be communicated via an email from either of the Specified Lender Advisors), upon the occurrence and during the continuation of an Event of Default, Loans and all other Obligations due hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable thereto.

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Eurodollar Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14     Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Eurodollar Rate, Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)            the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate, Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

39

Section 2.15     Increased Costs. (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)            impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

40

Section 2.16     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event (other than lost profits). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17     Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

41

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent and the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors)).

(d)            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

42

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

43

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

44

(iii)            On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, such Administrative Agent shall provide to the Borrowers two duly-signed properly completed copies of  the documentation prescribed in clause (A) or (B) below, as applicable (together with any required attachments): (A) IRS Form W-9 or any successor thereto, or (B)(x) IRS Form W-8ECI, or any successor thereto with respect to payments, if any, received by the Administrative Agent for its own account, and (y) with respect to payments received on account of any Lender, executed copies of IRS Form W-8IMY (or any successor form) certifying that the Administrative Agent is either (a) a “qualified intermediary” or (b) a “U.S. branch” and that payment it receives for others are not effectively connected with the conduct of a trade or business in the United States, in each case certifying that the Administrative Agent is assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States. At any time thereafter, the Administrative Agent shall update documentation previously provided (including, if applicable, any successor forms thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrowers, or shall promptly notify the Borrowers in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

45

(h)            Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

Section 2.18           Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 500 Delaware Avenue, Wilmington, Delaware 19801, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)            Pre-Default Allocation of Payments. At all times when Section 2.18(c) does not apply and except as otherwise expressly provided herein, monies to be applied to the Obligations and the Prior Lender Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows (subject, in all respects, to the Carve-Out):

(i)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs and fees and expenses of Agent Advisors payable under Section 9.03 and amounts payable under Section 2.15, 2.16 or 2.17) payable to the Agents in their capacity as such, until paid in full;

(ii)           Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and fees and expenses of Lender Advisors payable under Section 9.03 and amounts payable under Section 2.15, 2.16 or 2.17), ratably among them in proportion to the amounts described in this clause Second payable to them, until paid in full;

(iii)          Third, to pay interest and principal due in respect of all Loans, until paid in full;

46

(iv)          Fourth, subject to the proviso in clause (iii) above, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agents and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

(v)           Fifth, subject to the proviso in clause (iii) above, ratably to pay any Obligations that are that are due and payable to Defaulting Lenders, until paid in full;

(vi)          Sixth, to the payment of the Prior Lender Obligations in accordance with the Pre-Petition First Lien Credit Agreement; and

(vii)         Last, the balance, if any, to the Borrower or as otherwise required by Law.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.

(c)            Post-Default Allocation of Payments. Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of an Event of Default, the Required Lenders may elect, in lieu of the allocation of payments set forth in Section 2.18(a), that monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall, to the extent elected by the Required Lenders (in writing to the Administrative Agent), be allocated as follows (subject, in all respects, to the Carve-Out):

(i)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs and fees and expenses of Agent Advisors payable under Section 9.03 and amounts payable under Section 2.15, 2.16 or 2.17) payable to the Agents in their capacity as such, until paid in full;

(ii)           Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and fees and expenses of Lender Advisors payable under Section 9.03 and amounts payable under Section 2.15, 2.16 or 2.17), ratably among them in proportion to the amounts described in this clause Second payable to them, until paid in full;

(iii)          Third, to pay interest and principal due in respect of all Loans, until paid in full;

(iv)          Fourth, subject to the proviso in clause (iii) above, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agents and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

47

(v)           Fifth, subject to the proviso in clause (iii) above, ratably to pay any Obligations that are that are due and payable to Defaulting Lenders, until paid in full;

(vi)          Sixth, subject to the proviso in clause (iii) above, to pay any other Obligations until paid in full;

(vii)         Seventh, to the payment of the Prior Lender Obligations in accordance with the Pre-Petition First Lien Credit Agreement; and

(viii)        Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section 2.18(c) are solely to determine the rights and priorities of the Agents and Lenders as among themselves, may be changed by agreement among the Agents and all of the Lenders without the consent of any Loan Party and are subject to Section 2.20 (regarding Defaulting Lenders). Appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 2.18(c). This Section 2.18(c) is not for the benefit of or enforceable by any Loan Party.

(d)            The Borrower hereby irrevocably authorizes the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(e)            If, except as otherwise expressly provided herein (subject in all respects to the Carve-Out), any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

48

(f)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g)            If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

Section 2.19           Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

49

Section 2.20           Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a); and

(b)            the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

Section 2.21           Returned Payments

. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

50

Section 2.22           Super Priority Nature of Obligations and Administrative Agent’s Liens; Payment of Obligations.

(a)            The priority of the Administrative Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the DIP Order (and, for the avoidance of doubt, are subject to the Carve-Out).

(b)            Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without application to or order of the Bankruptcy Court.

Article III

Representations and Warranties

In order to induce the Administrative Agent and Lenders to enter into this Agreement and to furnish the Loans hereunder, each Loan Party represents and warrants to the Administrative Agent and each Lender on the Closing Date, each Funding Date, and each Withdrawal Date, that the following statements are true and correct:

Section 3.01           Organization; Powers. Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

Section 3.02           Authorization; Enforceability. Subject to the entry of the Interim Order or Final Order, as applicable, the Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. This Agreement has been duly executed and delivered by each Loan Party, and each other Loan Document to which each Loan Party is a party, when delivered hereunder, will have been duly executed and delivered by such Loan Party. Subject to the entry of the Interim Order or Final Order, as applicable, this Agreement constitutes, and each other Loan Document when delivered hereunder shall constitute, a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03           Governmental Approvals; No Conflicts. Subject to the entry of the Interim Order or the Final Order, as applicable, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under (i) any certificate or articles of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational documents of any Loan Party or (ii) any indenture, material agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

51

Section 3.04           Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017 reported on by BDO USA, LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP or IFRS, as applicable.

(b)            Other than as a result of the Chapter 11 Cases, since December 31, 2019, there has occurred no event, change or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)            Except as set forth in the financial statements referred to in Section 3.04(a) and the Chapter 11 Cases, there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect.

Section 3.05           Properties. (a) As of the Closing Date, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property that is material to the businesses of the Loan Parties, free of all Liens other than those permitted by Section 6.02.

(b)            (i) Each Loan Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary and material to its business as currently conducted, (ii) a correct and complete list of all registered or applied for patents, copyrights, and trademarks owned by the Loan Parties and their respective Subsidiaries, as of the Closing Date, is set forth on Schedule 3.05, (iii) the use thereof by each Loan Party and each of its Subsidiaries does not infringe upon the rights of any other Person , except where such infringement would not be material to the businesses of the Loan Parties and their Subsidiaries, and (iv) each Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement, except for licenses entered into in the ordinary course of business.

Section 3.06           Litigation and Environmental Matters. (a) Except for the Chapter 11 Cases, no actions, suits or proceedings by or before any arbitrator or Governmental Authority are pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

52

(b)            Except for the Disclosed Matters (i) no Loan Party or any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c)            Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07           Compliance with Laws and Agreements; No Default. Subject to the entry of the Interim Order or the Final Order, as applicable, each Loan Party and each of its Subsidiaries is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

Section 3.08           Investment Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09           Taxes. Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such of its Subsidiaries, as applicable, has set aside on its books adequate reserves, (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect, or (c) the nonpayment of which is permitted or required under the Bankruptcy Code.

Section 3.10           ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. All foreign pension schemes sponsored or maintained by the Borrower and each of its Subsidiaries is maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

53

Section 3.11           Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

Section 3.12           No EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Section 3.13           Insurance. Schedule 3.13 lists each material insurance policy maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. The Borrower maintains, and has caused each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.14           Capitalization and Subsidiaries. Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, all of which issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of the Borrower and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Except as set forth on Schedule 3.14 (or, as supplemented with the consent of the Required Lenders on or prior to the Final Hearing Date, as confirmed by any Specified Lender Advisors (which approval may be communicated via an email from either of the Specified Lender Advisors)), there are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.

Section 3.15           Security Interest in Collateral. Upon execution and delivery thereof by the parties thereto and upon the entry by the Bankruptcy Court of the Interim Order or Final Order, as applicable, the Collateral Documents are effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in or liens on the Collateral described therein and the proceeds thereof, except as to enforcement, as the same may be limited by Bail-In Action, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Upon the entry by the Bankruptcy Court of the Interim Order or Final Order, as applicable, and in accordance therewith, the security interests and liens granted pursuant to the Interim Order, the Final Order and the Collateral Documents shall automatically, and without further action, constitute a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents) all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein with respect to such pledgor or mortgagor (as applicable, and subject to the Carve-Out). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Section 3.15 and not defined in this Agreement are so used as defined in the applicable Collateral Document.

54

Section 3.16           Employment Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened. To the knowledge of any Loan Party, the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except in each case where nonpayment or a lack of accrual could not reasonably be expected to have a Material Adverse Effect.

Section 3.17           Federal Reserve Regulations. No part of the proceeds of any Loan has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 3.18           Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

Section 3.19           Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

55

Section 3.20           Reorganization Matters.

(a)            The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof was given for (x) the motion seeking approval of the Interim Order and (y) the hearing for the entry of the Interim Order and (z) the hearing for the entry of the Final Order. The Debtors shall give, on a timely basis as specified in the Orders, all notices required to be given to all parties specified in the Orders.

(b)            After entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against each Loan Party now existing or hereafter arising of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(1) of the Bankruptcy Code, subject only to the Carve-Out and the priorities set forth in the Interim Order or the Final Order, as applicable.

(c)            After entry of the Interim Order (and the Final Order when applicable) and pursuant to and to the extent provided in the Interim Order and the Final Order, as applicable, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, (i) encumbered by no Liens other than Liens permitted by Section 6.02 and (ii) prior and superior to any other Person or Lien, in each case, other than the Carve-Out and subject to the priorities set forth in the Interim Order or the Final Order, as applicable.

(d)            The Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (with respect to the period on and after the entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended without Administrative Agent and Required Lender consent (which consent of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors).

(e)            Notwithstanding the provisions of Section 362 of the Bankruptcy Code and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise), the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations in cash and to enforce the remedies provided for hereunder or under applicable law, without further notice, motion or application to, hearing before, or order by the Bankruptcy Court.

Article IV

Conditions OF EFFECTIVENESS, LENDING AND WITHDRAWALS

Section 4.01           Closing Date Effectiveness. The effectiveness of this Agreement and the obligations of each Lender to make any Loan hereunder on the Closing Date is subject to the satisfaction, or waiver (by the Required Lenders in their sole discretion and, with respect to any condition affecting the rights and duties of the Administrative Agent, the Administrative Agent, any which waiver by the Required Lenders, and the satisfaction of the Required Lenders with any document described in clauses (a)-(p) below, as applicable, may be communicated via an email from either of the Specified Lender Advisors), of the following conditions:

(a)            Loan Documents. All legal matters incident to this Agreement, the Loans hereunder and the other Loan Documents shall be satisfactory to the Required Lenders and delivered to the Administrative Agent and the Specified Lender Advisors and there shall have been delivered to the Administrative Agent and the Specified Lender Advisors a properly executed counterpart of this Agreement and each of the other Loan Documents by the applicable parties thereto.

56

(b)            Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Signing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction, in each case satisfactory to the Required Lenders.

(c)            Officers’ Certificate. The Administrative Agent shall have received a customary certificate (satisfactory to the Required Lenders), dated the Closing Date and signed by two Officers of the Borrower, one of whom shall be a Financial Officer, confirming compliance with the conditions precedent set forth in Section 4.01(k) and (l), it being understood that any certification required hereby set forth in the Borrowing Request delivered on the Closing Date shall be satisfactory to the Required Lenders.

(d)            Orders. (i) The Bankruptcy Court shall have entered the Interim Order, no later than three (3) Business Days after the Petition Date, and such order shall be in form and substance satisfactory to the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent) in their sole discretion, be in full force and effect, and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent); (ii) the Administrative Agent and the Lenders shall have received drafts of the “first day” pleadings for the Chapter 11 Cases, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, not later than a reasonable time in advance of the Petition Date for the Administrative Agent’s and Lenders’ counsel to review and analyze the same; (iii) all motions, orders (including the “first day” orders) and other documents to be filed with or submitted to the Bankruptcy Court on the Petition Date shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and (iv) all “first day” orders shall have been approved and entered by the Bankruptcy Court except as otherwise agreed by the Required Lenders.

(e)            Budget. The Administrative Agent and the Specified Lender Advisors shall have received the Approved Budget.

57

(f)            Compliance with RSA. The RSA shall be in full force and effect and no default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA.

(g)            [Reserved].

(h)            [Reserved].

(i)            Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03(a).

(j)            Ratings. The Borrower shall use commercially reasonable efforts to obtain the ratings of the Loans by at least two Rating Agencies, which shall be Moody’s and S&P, or, with the consent of the Required Lenders in the event that Moody’s and/or S&P are not willing to so rate the Loans, such other Rating Agency or Rating Agencies, as applicable, in their stead as are acceptable to the Required Lenders (which acceptance may be communicated via an email from either of the Specified Lender Advisors).

(k)            No Default. On the Closing Date and immediately after giving effect to any Loans made on the Closing Date and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(l)            Representation and Warranties. As of the Closing Date, each of the representations and warranties relating to any Company set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Closing Date.

(m)            Fees. All Fees (including any fees to be paid for the account of any Lender on the Closing Date that Borrower has previously agreed to in writing) and other amounts due and payable on or before the Closing Date, including, to the extent invoiced not less than one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including the premiums and fees and the legal fees and expenses of the Specified Lender Advisors, as counsel to the Ad Hoc Group of Lenders, and the Agent Advisors, as counsel to the Agents), and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors, shall be paid (or will be paid from the proceeds of the Loans), in each case to the extent required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document (in each case, which may be paid with the proceeds of the Loans).

(n)            USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received, to the extent requested by any of the Lenders at least ten (10) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party.

58

Section 4.02           Conditions Precedent to each Withdrawal. Any Withdrawal on or after the Closing Date is subject to the satisfaction or waiver of the following additional conditions precedent:

(a)            No Default. At the time of and immediately after giving effect to such Withdrawal and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(b)            Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the Withdrawal Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)            Bankruptcy Proceedings. (i) The DIP Order, shall not have been vacated, stayed, reversed, modified, or amended, in whole or in any part, without the Administrative Agent’s and the Required Lenders’ written consent and shall otherwise be in full force and effect; (ii) no motion for reconsideration of the Final Order shall have been timely filed by a Debtor or any of their Subsidiaries; and (iii) no appeal of the Final Order shall have been timely filed.

(d)            RSA. The RSA shall be in full force and effect and no default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA, except as otherwise waived in accordance with the terms thereof.

(e)            Fees. All reasonable and documented out-of-pocket fees and expenses required to be paid under the Loan Documents shall have been paid (or will be paid from the proceeds of such Loans).

(f)            Approved Budget. The proceeds of the Loans shall be used as set forth in the Approved Budget (subject to the Permitted Variance).

(g)            Withdrawal Notice. The Administrative Agent (for distribution to the Lenders and the Specified Lender Advisors) shall have received an executed Withdrawal Notice, executed by the Borrower requesting the proposed Withdrawal thereunder by no later than 1:00 p.m. (New York City time) on the Thursday of the week (excluding the week of the Closing Date) for a proposed funding of such Withdrawal on Friday of such week.

(h)            Maximum Withdrawal. The maximum amount of any requested Withdrawal shall not exceed the Maximum Withdrawal Amount.

59

(i)            Initial Withdrawal Minimum Escrow Period. Solely with respect to the initial withdrawal following the entry of the Interim Order, which withdrawal may be in an amount up to $10,000,000, such withdrawal shall be subject to all of the proceeds of the Loan (net of any fees and expenses, to the extent applicable) having been funded into the Loan Proceeds Account and such proceeds having been on deposit in such account for no less than seven (7) days following the date of the entry of Interim Order.

Upon receipt of the Withdrawal Notice and satisfaction of the conditions set forth in Article IV, the Administrative Agent shall promptly direct the Escrow Agent to disburse funds by 1:00 p.m. (New York City time) on the Friday immediately following such Withdrawal Notice.

Notwithstanding the foregoing, if the Required Lenders determine that the Borrower has failed to satisfy the conditions precedent set forth in this Section 4.02 for a Withdrawal Notice and so advise the Administrative Agent in writing (directly or through the Specified Lender Advisors) prior to Administrative Agent funding the Withdrawal, the Administrative Agent shall decline to fund such Withdrawal and shall communicate the same to the Escrow Agent.

On any date on which the Loans shall have been accelerated, any amounts remaining in the Escrow Account, as the case may be, may be applied by the Administrative Agent to reduce the Loans then outstanding, in accordance with Section 2.18 (other than with respect to amounts to fund the Carve-Out). None of the Loan Parties shall have (and each Loan Party hereby affirmatively waives) any right to withdraw, claim or assert any property interest in any funds on deposit in the Escrow Account upon the occurrence and continuance of any Default or Event of Default (except to fund the Carve-Out).

The acceptance by the Borrower of the Loans or proceeds of a Withdrawal shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in Section 4.01 and Section 4.02 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by the applicable relevant Person; provided, however, that the making of any such Loan or Withdrawal (regardless of whether the lack of satisfaction was known or unknown at the time), shall not be deemed a modification or waiver by the Agents, any Lender or other Secured Party of the provisions of this Article IV on such occasion or on any future occasion or operate as a waiver of (i) the right of the Administrative Agent and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance, (ii) any Default or Event of Default due to such failure of conditions or otherwise or (iii) any rights of any Agent or any Lender as a result of any such failure of the Loan Parties to comply.

60

Article V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Loan Party executing this Agreement covenants and agrees from and after the Closing Date, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01           Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender (or to the Specified Lender Advisors only, as expressly specified below):

(a)            [reserved];

(b)            as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, (i) its (x) consolidated balance sheet as of the end of such fiscal quarter, (y) related statements of operations for such fiscal quarter and the then elapsed portion of such fiscal year, and (z) related statements of stockholders’ equity and cash flows for the then elapsed portion of such fiscal year, and (ii) (x) a consolidated balance sheet for the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, (y) related statements of operations for the Borrower and its consolidated Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, and (z) related statements of stockholders’ equity and cash flows for the Borrower and its consolidated Subsidiaries for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)            as soon as available, but in any event not later than the thirtieth (30th) day after the end of month, an unaudited financial summary of the financial performance, and unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(d)            concurrently with, or on the same day as the day of, any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) [reserved], (iv) identifying all Material Subsidiaries, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

61

(e)            [reserved];

(f)            [reserved];

(g)           to the Specified Lender Advisors, as soon as available, but in any event no later than thirty (30) days after the end of each month, Key Performance Indicators (“KPI”) (which reporting shall include volume and pricing for the top 30 products);

(h)           to the Specified Lender Advisors, as soon as available, but in any event no later than thirty (30) days after the end of each month, operating statistics broken down by facility (e.g., production levels, capacity utilized, etc.) and plant KPIs on a monthly basis;

(i)            to the Specified Lender Advisors, as soon as available, but in any event no later than thirty (30) days after the end of each month, pipeline reporting for each product under development, which reports shall include information with respect to (i) manufacturing facility, (ii) product category, (iii) estimate of filing and launch dates, (iv) estimated market size, (v) estimated competitors at launch, (vi) projected research and development expenses, (vii) commentary on stage of development, with the Borrower to use reasonable efforts to provide key open workstreams and estimated milestones for FDA filing, and (viii) primary development facility, if applicable; provided that projected revenue for products under development shall be provided with the Business Plan; provided further that any molecules names appearing therein may be redacted;

(j)            to the Specified Lender Advisors, by the tenth (10th) Business Day of each month, monthly reports regarding pending Abbreviated New Drug Applications (“ANDAs”), which reports shall include ANDAs submitted to the FDA and the status of FDA approvals with respect thereto, estimated market size and known competitor information for each such ANDA, and a good faith estimate of the timing of the approval of each such ANDA and related competitive approvals; provided that any molecules names appearing therein may be redacted; provided further that such reports shall also include information with respect to (i) manufacturing facility, (ii) product category, (iii) estimate of filing and launch dates, and (iv) commentary on outstanding requirements for FDA approval status; provided that projected revenue for filed ANDAs shall be provided with the Business Plan;

(k)            to the Specified Lender Advisors, promptly, but in no event later than forty-eight (48) hours after receipt, copies of any material (i) correspondence received from the FDA, and (ii) cover letters to reports delivered to the FDA, in each case solely with regard to any FDA Form 483 or warning letter;

(l)            to the Specified Lender Advisors, promptly, but in no event later than forty-eight (48) hours after receipt by the Borrower or the other Loan Parties, copies of any warning letter(s), Official Action Indicated statuses, or similar regulatory actions by Swissmedic or the Central Drugs Standard Control Organization regarding those certain manufacturing facilities operated by the Borrower and its Subsidiaries in Amityville, New York, Hettlingen, Switzerland, and Paonta Sahib, Himachal Pradesh, India, and those certain research and development centers operated by the Borrower and its Subsidiaries in Vernon Hills, Illinois and Cranbury, New Jersey;

62

(m)          to the Specified Lender Advisors, promptly, but in no event later than forty-eight (48) hours after preparation or receipt, formal minutes for any FDA meeting or call to the extent made available to, or prepared by, the Borrower or the other Loan Parties; provided that the Borrower will be entitled to redact confidential or privileged information contained therein;

(n)           to the Specified Lender Advisors, on or before the third (3rd) Business Day of each month, monthly Quality System Corrective Action Plan update reports;

(o)           to the Specified Lender Advisors, promptly, but in no event later than forty-eight (48) hours after receipt (subject to any confidentiality obligations therein), copies of all (A) formal process or offering materials provided generally to participants in the Sale Process (which, for the avoidance of doubt, shall not be required to include individual Q&A responses to diligence requests, unless required by the following proviso), (B) written proposals, term sheets, commitment letters, and any other similar materials received in connection with the Sale Process, as applicable, and (C) all bidding materials on a redacted basis, including, but not limited to marketing materials; provided that (1) the Borrower shall share with the Specified Lender Advisors all binding bids received in connection with the Sale Process on an un-redacted basis when, and if, received, and (2) the Borrower shall otherwise communicate any material developments with respect to the Sale Process to the Specified Lender Advisors, in good faith; and

(p)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent, the Specified Lender Advisors or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are (i) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (ii) posted or the Borrower provides a link thereto on http://www.akorn.com; or (iii) posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by telecopy or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Required Lenders may waive any delivery requirements set forth in this Section 5.01 (which waiver may be communicated via e-mail by any Specified Lender Advisor).

Section 5.02          Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following (and in any event within three (3) Business Days following the occurrence thereof):

(a)           the occurrence of any Default;

63

(b)           receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that could reasonably be expected to result in a Material Adverse Effect;

(c)           to the extent reasonably practicable, (i) at least three (3) calendar days (or such shorter review period as is necessary or appropriate under the circumstances) prior to the date when the Borrower intends to file the RSA, any documents implementing and achieving the Transactions (as defined in the RSA) and the transactions contemplated by the Loan Documents, as applicable, including any substantive “first day” or “second day” motions, the Asset Purchase Agreement, or, any other the purchase agreement in connection with the Sale Transaction, the Chapter 11 Plan and any supplement thereto, the Disclosure Statement, any proposed order of the Bankruptcy Court approving the Chapter 11 Plan, any proposed order of the Bankruptcy Court approving the Disclosure Statement and the related solicitation materials, any proposed Interim Order and Final Order , in each case, with the Bankruptcy Court and (ii) at least one (1) calendar day (or such shorter review period as necessary or appropriate) prior to the date when the Borrower intends to file any other material pleading with the Bankruptcy Court (but excluding retention applications, fee applications, and any declarations in support thereof or related thereto) with the Bankruptcy Court;

(d)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(e)           any other development that results, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (b) and (d) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly or other periodic reports containing such information, is (i) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (ii) posted or the Borrower provides a link thereto on http://www.akorn.com; or (iii) posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by telecopy or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.03          Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

64

Section 5.04          Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge all liabilities and obligations in respect of Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such of its Subsidiaries has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest (i) is permitted or required under the Bankruptcy Code or (ii) could not reasonably be expected to result in a Material Adverse Effect; provided, however, each Loan Party will, and will cause each of its Subsidiaries to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.05          Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, casualty, condemnation and ordinary wear and tear excepted.

Section 5.06          Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent, any group of Lenders holding not less than 25.0% of the aggregate principal amount of the Loans, or the Specified Lender Advisors upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Administrative Agent and the Specified Lender Advisors, each after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to each Loan Party’s assets (including, without limitation, the results of such inspection) for internal use by the Administrative Agent, the Specified Lender Advisors and the Lenders.

Section 5.07          Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, (i) comply with all Requirements of Law applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

65

Section 5.08          Use of Proceeds. Subject to the terms and conditions herein, the use of cash collateral and the proceeds of the Loans made hereunder shall be used by the Borrower, solely on or after the Closing Date, in accordance with the DIP Order and the Approved Budget (subject to Permitted Variances): (i) to pay related transaction costs, fees and expenses (including attorney’s fees required to be paid hereunder and to fund the Carve-Out) with respect to the DIP Facility, (ii) to make the adequate protection payments (if any) in accordance with the Approved Budget and the DIP Order, and (iii) to provide working capital, and for other general corporate purposes of the Loan Parties and their Subsidiaries, and to pay administration costs of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court in accordance with the Approved Budget (subject to Permitted Variance). The Loan Parties shall not be permitted to use the proceeds of the Loans or any cash collateral in contravention of the provisions of the Loan Documents, the Approved Budget (subject to Permitted Variances), the DIP Order or any applicable insolvency laws, including any restrictions or limitations on the use of proceeds contained therein.

Section 5.09          Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable carriers having a financial strength rating of at least A-by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent or the Specified Lender Advisors, information in reasonable detail as to the insurance so maintained.

Section 5.10          Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to obtain, prior to thirty (30) days after the Closing Date, and at all times thereafter, maintain, the ratings of the Loans by at least two Rating Agencies, which shall be Moody’s and S&P, or, with the consent of the Required Lenders in the event that Moody’s and/or S&P are not willing to so rate the Loans, such other Rating Agency or Rating Agencies, as applicable, in their stead as are acceptable to the Required Lenders (which acceptance may be communicated via an email from either of the Specified Lender Advisors).

Section 5.11          Additional Collateral; Further Assurances.

(a)           Subject to applicable Requirement of Law, the Borrower and each of its Subsidiaries that is a Loan Party will cause each of its Domestic Subsidiaries formed or acquired after the Closing Date in accordance with the terms of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) on and after the Closing Date, shall automatically grant Liens to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party, or shall take action necessary to cause such Person to be included in the grant of liens and claims in the DIP Order.

(b)           [Reserved].

66

(c)           Without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent or the Specified Lender Advisors, as applicable, such documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other customary documents and such other customary actions or deliveries to perfect security interests, as applicable), which may be required by any Requirement of Law or which the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors)) or the Required Lenders may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Required Lenders and all at the expense of the Loan Parties (which satisfaction may be communicated via an email from either of the Specified Lender Advisors).

(d)           If any real property or improvements thereto or any interest therein with a fair market value of greater than $200,000 are acquired by the Borrower or any Subsidiary that is a Loan Party after the Closing Date, the Borrower will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors)) or the Required Lenders, cause such real property or improvements to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or requested by the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors)) or the Required Lenders in its or their sole discretion to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)           Without limiting the generality of the foregoing, each Loan Party shall deliver Mortgages and Mortgage Instruments with respect to real property of such Loan Party that constitutes Collateral to the extent, and within such time period as is, required by the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors)) or the Required Lenders.

Section 5.12          Post-Closing Obligations.

(a)           On or prior to the Final Hearing Date, the Administrative Agent shall have received, on behalf of itself and the lenders, a customary written opinion of Kirkland & Ellis LLP.

(b)           With respect to the insurance certificates and applicable endorsements from the Loan Parties’ insurance broker or other evidence reasonably satisfactory to the Administrative Agent that all insurance required to be maintained pursuant to Section 5.09 is in full force and effect and that such certificates and applicable endorsements comply with the requirements set forth in Section 5.09, the Borrower shall deliver such insurance certificates and applicable endorsements or such other evidence reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors)) within ten (10) days after the Closing Date (as such time frame may be extended by the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors))).

67

(c)           Within ten (10) days following the Closing Date ((or such later date as agreed to by the Required Lenders (which agreement of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors)), the Borrower shall make the Loan Proceeds Account, subject to an account control agreement that is in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (which satisfaction may be communicated via an email from either of the Specified Lender Advisors), which account control agreement shall establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) thereof.

(d)           Within twenty (20) days following the Closing Date ((or such later date as agreed to by the Required Lenders (which agreement of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors)), the Borrower shall deliver (or caused to be delivered) to the Administrative Agent a stock certificate and related transfer power evidencing the Borrower’s 79.0% ownership interest in WorldAkorn Pharma Mauritius.

Section 5.13          Approved Budget.

(a)           The use of proceeds of Loans by the Loan Parties under this Agreement and the other Loan Documents shall be limited solely in accordance with the Approved Budget (subject to Permitted Variances) which shall be in form and substance satisfactory to the Required Lenders (subject to the variances set forth in Section 5.13(b)) (which satisfaction may be communicated via an email from either of the Specified Lender Advisors); provided that, no proceeds of the Loans will be used in connection with (including without limitation, to fund or prefund) any executive retention plan without the express written consent of the Required Lenders (which consent may be communicated via an email from either of the Specified Lender Advisors); provided further that, for the avoidance of doubt, the initial Approved Budget does not contemplate or include the funding or prefunding of any executive retention plan. The Approved Budget shall set forth, on a weekly basis, among other things, Budgeted Cash Receipts, Budgeted Operating Disbursement Amounts, Budgeted Liquidity and Budgeted Restructuring Related Amounts for the 13-week period commencing with the first full week after the Closing Date and such Approved Budget shall be approved in writing by, and be in form and substance reasonably satisfactory to, the Required Lenders (it being acknowledged and agreed that the initial Approved Budget attached to this Agreement is approved by and satisfactory to the Required Lenders and is and shall be the Approved Budget unless and until replaced in accordance with terms of this Section, and that with respect to any subsequent Approved Budget, such approval and satisfaction of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors) and disclosed in writing to the Administrative Agent. The Approved Budget shall be updated, modified or supplemented by the Borrower from time to time in writing transmitted to the Administrative Agent and the Lenders with the written consent of and/or at the request of the Required Lenders (with a copy of such written consent or request concurrently delivered to the Administrative Agent) (which consent may be communicated via an email from either of the Specified Lender Advisors), but in any event not less than one time in each four (4) consecutive week period, commencing with the first full week after the Closing Date, and each such updated, modified or supplemented budget shall be in form and substance satisfactory to the Required Lenders in their sole discretion, and no such updated, modified or supplemented budget shall be effective unless acceptable to the Required Lenders (which acceptance may be communicated via an email from either of the Specified Lender Advisors); and, upon delivery of any such acceptance, the updated, modified or supplemented budget shall be deemed the newly approved Budget; provided, however, that in the event the Required Lenders, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified or supplemented budget, after giving effect all applicable grace or cure periods, such disagreement shall constitute an immediate Event of Default once the period covered by the prior approved Approved Budget has terminated (and at all times thereafter such then current approved Approved Budget shall remain in effect unless and until a new Approved Budget is approved by the Required Lenders (which approval may be communicated via an email from either of the Specified Lender Advisors)). Each Approved Budget delivered to the Lenders and the Administrative Agent shall be accompanied by such supporting documentation as reasonably requested by the Required Lenders. Each Approved Budget shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable.

68

(b)           For each Variance Testing Period, unless otherwise agreed by the Required Lenders (which approval may be communicated via an email from either of the Specified Lender Advisors), the Borrower shall not permit: (x) the Actual Cash Receipts, for two consecutive weeks, to be less than Budgeted Cash Receipts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance for such Variance Testing Period, and (y) Actual Operating Disbursement Amounts, for two consecutive weeks, to exceed the Budgeted Operating Disbursement Amounts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance for such Variance Testing Period.

(c)           The Borrower shall deliver to the Administrative Agent and the Lenders on or before 5:00 p.m. (New York City time) on Thursday of each week (commencing on June 4, 2020) a certificate which shall include such detail as is reasonably satisfactory to the Required Lenders (which satisfaction may be communicated via an email from either of the Specified Lender Advisors), signed by a Responsible Officer of the Borrower certifying that (i) the Loan Parties are in compliance with the covenants contained in Section 5.13(a) and (b) and (ii) no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, together with an Approved Budget Variance Report, each of which shall be prepared by the Borrower as of the last day of the respective Variance Testing Period or other period then most recently ended, and shall be in a form and substance satisfactory to the Required Lenders in their sole discretion (which satisfaction may be communicated via an email from either of the Specified Lender Advisors).

(d)           The Administrative Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget (subject to Permitted Variances), (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or other lending limits set forth therein.

69

Section 5.14          Cash Flow Forecast. The Borrower shall deliver to the Administrative Agent and the Specified Lenders Advisors (i) on Friday of every second week (commencing with the second Friday after the Petition Date), supplemental thirteen (13) week projections (the “13-Week Cash Flow Forecast”) which shall set forth, on a weekly basis, among other things, cash receipts, operating disbursement amounts, liquidity and restructuring related amounts for the 13-week period, or (ii) on or before August 31, 2020, or such later date as may be agreed to by the Required Lenders, a 12-month post-emergence liquidity forecast (with the first three months being broken out weekly) (with any such agreement of the Required Lenders being able to be communicated via an email from either of the Specified Lender Advisors). The projections delivered pursuant to this Section 5.14 shall not constitute the “Approved Budget” for any purpose hereunder.

Section 5.15          Monthly Calls and Status Update Calls.

(a)           on or prior to the tenth (10th) calendar day of each month (or the first Business Day thereafter), the Borrower shall conduct monthly telephone conferences with all Lenders and permit questions from such Lenders and answers, with such telephone conferences being split into (i) a Public-Siders and non-Public-Siders portion and (ii) a solely non-Public-Siders portion; provided that (I) questions from the Lenders shall be provided to the Borrower in writing no later than two (2) Business Days in advance and (II) for the avoidance of doubt, the Borrower shall not be obligated to disclose any material non-public information during the Public-Siders and non-Public-Siders portion of such telephone conferences;

(b)           on or prior to the tenth (10th) calendar day of each month (or the first Business Day thereafter), the Borrower shall conduct monthly telephone conferences solely with the Specified Lender Advisors and any Lenders which have become “restricted” and are then subject to non-disclosure agreements in customary form reasonably satisfactory to the Borrower (collectively, the “Restricted Lenders”), and permit questions from the Specified Lender Advisors and Restricted Lenders and provide answers; provided that, to the extent the Restricted Lenders monthly telephone conference is combined with the Public-Siders/non-Public-Siders telephone conference outlined in Section 5.15(a) hereof, such telephone conference will include a separate portion solely for Restricted Lenders; provided further that questions from the Specified Lender Advisors and Restricted Lenders shall be provided to the Borrower in writing no later than two (2) Business Days in advance;

(c)           at the request of the Specified Lender Advisors, weekly from and after the Petition Date through the Maturity Date, the Borrower shall hold a meeting (at a mutually agreeable location and time or telephonically) with management of the Borrower and the Specified Lender Advisors, which meeting, at the discretion of the Specified Lender Advisors, may include private side Lenders, public side Lenders and/or Restricted Lenders; provided, that the Specified Lender Advisors shall (i) communicate the participants to the Borrower in advance of such call or meeting and (ii) provide an agenda in advance of such call or meeting (which exercise of discretion may be communicated via an email from either of the Specified Lender Advisors) regarding the financing results, operations, compliance of the Loan Parties and developments in the Chapter 11 Cases; provided, that any such meeting that occurs during the same week as the telephone conference outlined in Section 5.15(a) hereof may be combined with such telephone conference;

70

(d)           no less frequently than weekly from and after the Petition Date until the date of consummation, a representative of the investment banker engaged with respect to the Akorn India Private Ltd. sale process (the “Akorn India Sale”) shall provide an email update every week to the Specified Lender Advisors on the status of such sale process (or email confirmation that there have been no material updates to such sale process);

(e)           the Borrower shall on or prior to the tenth (10th) calendar day of each month (or the first Business Day thereafter) arrange for monthly update calls among the Specified Lender Advisors and The Quantic Group and, to the extent then-engaged by the Borrower, NSF International and Ropes & Gray LLP; and

(f)            promptly upon any request of either Specified Lender Advisor hold a telephonic meeting with such Specified Lender Advisor regarding the financing results, operations, other business developments and developments in the Chapter 11 Cases.

The Required Lenders may waive any requirements set forth in this Section 5.15 (which waiver may be communicated via e-mail by any Specified Lender Advisor).

Section 5.16          Required Milestones. The Borrower shall, or shall cause the following to occur, by the times and dates set forth below (as any such time and date may be extended, or any of such milestone set forth below may be modified, with the consent of the Required Lenders (which consent, and any consent of the Required Lenders described below in clauses (a), (c), (d), (h) and (i), may be communicated via an email from either of the Specified Lender Advisors):

(a)           By no later than three (3) days following the Petition Date, the Bankruptcy Court shall enter the Interim Order.

(b)           By no later than three (3) days following the Petition Date, the Borrower or its financial and/or restructuring advisors shall complete initial outreach to each of the potential financing sources for the Permitted Exit ABL Credit Agreement identified to the Specified Lender Advisors in the contact log provided on May 15, 2020.

(c)           By no later than five (5) days after the Petition Date, the Borrower shall have filed the Chapter 11 Plan, Chapter 11 Plan Disclosure Statement, and the related motion seeking approval of the adequacy of the Chapter 11 Plan Disclosure Statement.

(d)           By no later than thirty (30) days following the Petition Date, the Bankruptcy Court shall enter the Final Order authorizing the DIP Facility, in form and substance reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower.

71

(e)           By no later than thirty (30) days following the Petition Date, the Borrower shall have obtained entry of an order from the Bankruptcy Court approving bidding procedures in respect of a Chapter 11 Sale Transaction which procedures are in form and substance acceptable to the Administrative Agent and the Required Lenders (the “Bidding Procedures Order”);

(f)            By no later than thirty-three (33) days following the Petition Date, non-binding terms sheets to provide the Permitted Exit ABL Credit Agreement shall be due.

(g)           By no later than forty-three (48) days following the Petition Date (or such later date as may be required to accommodate the Bankruptcy Court’s schedule), the Bankruptcy Court shall hold a hearing on the adequacy of the Chapter 11 Plan Disclosure Statement and enter an order approving the same, as well as solicitation of the Chapter 11 Plan within one (1) Business day thereof.

(h)           By no later than sixty-six (63) days following the Petition Date, binding commitment letters to provide the Permitted Exit ABL Credit Agreement shall be due.

(i)            By no later than seventy-five (75) days following the Petition Date, bids for the Sale Transaction shall be due.

(j)            By no later than eighty-two (82) days following the Petition Date, the Borrower shall conduct the auction, if applicable, for all or substantially all of the Borrower’s consolidated assets pursuant to Section 363 of the Bankruptcy Code and the Bidding Procedures Order.

(k)           By no later than eighty-nine (89) days following the Petition Date, the Bankruptcy Court shall approve the Sale Transaction and enter an order in form and substance acceptable to the Required Lenders and the Borrower approving the Sale Transaction.

(l)            By no later than ninety-one (91) days following the Petition Date, the Bankruptcy Court shall enter an order confirming the Chapter 11 Plan in form and substance reasonably acceptable to the Required Lenders and the Borrower.

(m)          By no later than one hundred and three (103) days following the Petition Date, the Sale Transaction shall have closed and the effective date of the Chapter 11 Plan shall have occurred; provided that if regulatory approvals associated with a Sale Transaction remain pending as of such date, such date shall be automatically extended to the date that is the third Business Day following receipt of all necessary regulatory approvals.

Section 5.17          Specified Lender Advisors, Agent Advisors and Company Advisors.

(a)           The Agents, on behalf of themselves and the Lenders, the Lenders, and each of the Specified Lender Advisors, on behalf of itself and the Lenders, shall each be entitled to retain or continue to retain (either directly or through counsel) any advisor the Administrative Agent and the Ad Hoc Group of Lenders may deem necessary to provide advice, analysis and reporting for the benefit of the Administrative Agent or the Lenders, including without limitation the Agent Advisors. The Loan Parties shall pay all fees and expenses of such advisors in accordance with the Specified Lender Advisors Fee Letters and any other applicable fee or engagement letters, and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties and their advisors shall grant access to, and cooperate in all respects with, the Agents, the Lenders and the Specified Lender Advisors and any other representatives of the foregoing and provide all information that such parties may request in a timely manner.

72

(b)           The Borrower shall continue to retain PJT Partners and AlixPartners as company advisors consistent with the terms of their respective engagement agreements as in effect on the Closing Date, or, if PJT Partners and AlixPartners are no longer retained by the Borrower, the Borrower shall retain such other financial and restructuring advisors reasonably acceptable to the Required Lenders (which acceptance may be communicated via an email from either of the Specified Lender Advisors).

Section 5.18          Additional Bankruptcy Matters. Promptly provide the Administrative Agent, the Lenders and the Specified Lender Advisors with updates of any material developments in connection with the Loan Parties’ reorganization efforts under the Chapter 11 Cases, whether in connection with the sale of all or substantially all of the Borrower’s and its Subsidiaries’ consolidated assets, the marketing of any Loan Parties’ assets, the formulation of bidding procedures, an auction plan, and documents related thereto, or otherwise.

Section 5.19          Debtor-in-Possession Obligations. Comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Order, and any other order of the Bankruptcy Court.

Section 5.20          Liquidation of WorldAkorn Pharma Mauritius.

(a)           In the event that, at least ten (10) Business Days prior to the closing of the Asset Purchase Agreement, the Akorn India Sale is consummated, then the Borrower shall, to the extent permissible under applicable law and any other legally binding obligations of any of its Subsidiaries who are not Loan Parties to, immediately prior to the closing of the Asset Purchase Agreement, declare and otherwise consummate any dividend, distribution or similar transaction (as may be requested by the Purchaser), or otherwise repay any intercompany Indebtedness, such that, subject to Section 5.20(d), all cash and cash equivalents of any such Person are held by a Loan Party as of immediately prior to the closing of the Asset Purchase Agreement.

(b)           In the event that the Akorn India Sale is consummated after the date that is ten (10) Business Days prior to the closing of the Asset Purchase Agreement, then subject to Section 5.20(d), the Borrower shall pay, or cause to be paid, to the Purchaser all cash and cash equivalents of any such Person and the net cash proceeds received in consideration therefor no later than the later of the closing date of the Asset Purchase Agreement and the date that is five (5) Business Days following receipt thereof.

(c)           In the event that the Akorn India Sale is consummated after the closing of the Asset Purchase Agreement, then, subject to Section 5.20(d), the Borrower shall pay or cause to be paid, to Purchaser all cash and cash equivalents of any such Person and the net cash proceeds received in consideration therefor no later than the date that is five (5) Business Days following receipt therefor.

73

(d)           The cash and cash equivalents contemplated by Section 5.20(a), 5.20(b) and 5.20(c) and the net cash proceeds contemplated by Section 5.20(b) and 5.20(c) shall be determined net of (i) any applicable fees, expenses, and Taxes of the Borrower or any of its Subsidiaries in connection with consummation of the Akorn India Sale or in connection with the distribution of such amounts from the applicable Subsidiary to the applicable Loan Party, and (ii) any holdbacks, reserves, escrows, or other similar amounts in respect of indemnification, purchase price adjustments, or other contingent obligations of the Borrower or any of its Subsidiaries in connection with such sale or disposition or in connection with such distribution; provided that upon release, expiration, or other applicable termination of such contingent obligations, any such amounts, subject to the immediately preceding clause (i), shall be promptly paid to Purchaser.

Article VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full, in each case without any pending draw, each Loan Party executing this Agreement covenants and agrees from and after the Closing Date, jointly and severally with all of the other Loan Parties, with the Lenders that, unless consented to by the Required Lenders (which approval may be communicated via an email from either of the Specified Lender Advisors):

Section 6.01          Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           [reserved];

(c)           Indebtedness existing on the Closing Date and set forth in Schedule 6.01;

(d)           Indebtedness of the Borrower or any Subsidiary to any Subsidiary that is a Loan Party or the Borrower or of any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(e)           Guarantees by the Borrower of Indebtedness of any of its Subsidiaries that is a Loan Party, by any of its Subsidiaries of Indebtedness of the Borrower or any other Subsidiary that is a Loan Party and by any of its Subsidiaries that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01 and (ii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

74

(f)            [reserved];

(g)           [reserved];

(h)           Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; and

(i)            Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business.

Section 6.02          Liens. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document and the DIP Orders;

(b)           [reserved];

(c)           Liens permitted under the Cash Management Order;

(d)           Permitted Encumbrances;

(e)           the Carve-Out;

(f)            any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date;

(g)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any of its Subsidiaries; provided that (i) such Liens secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or such Subsidiary;

(h)           Liens securing the Pre-Petition First Lien Term Loan Credit Agreement and the other Pre-Petition Loan Documents;

(i)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

75

(j)            to the extent constituting a Lien, rights of setoff, reserves and holdbacks against credit balances of a Loan Party or any of its Subsidiaries with credit card issuers or credit card processors to such Loan Party or any such Subsidiaries arising in the ordinary course of business; and

(k)           Cash Collateral and other deposits securing obligations arising after the Petition Date required under or imposed by the Bankruptcy Code.

Section 6.03          Fundamental Changes. (a) Except in connection with the Chapter 11 Plan and the Sale Transaction, no Loan Party will, nor will it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation. (ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) the Loan Parties and Subsidiaries may consummate transactions contemplated by the RSA and (iv) any applicable Subsidiary may consummate the Akorn India Sale and the transactions described in Section 5.20.

(b)           No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related thereto.

(c)           No Loan Party will change its fiscal year from the basis in effect on the Closing Date without the consent of the Administrative Agent (acting at the direction of the Required Lenders (which direction may be communicated via an email from either of the Specified Lender Advisors).

Section 6.04          Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Subsidiaries to, (i) purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, (ii) purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of such Person (whether through purchase of assets, merger or otherwise), or (iii) acquire an exclusive long-term license of rights to a drug or other product line of any Person, except:

(a)           Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties;

76

(b)           investments in existence on the Closing Date and described in Schedule 6.04;

(c)           investments (i) by the Borrower and any of its Subsidiaries that are Loan Parties in Equity Interests in their respective Subsidiaries that are Loan Parties and (ii) by any Subsidiary of the Borrower that is not a Loan Party in Equity Interests in any of its Subsidiaries that is not a Loan Party;

(d)           loans or advances made (i) by any Loan Party to another Loan Party or (ii) made by any Subsidiary that is not a Loan Party to a Loan Party or any other Subsidiary that is not a Loan Party, provided that any such loans and advances made by a Subsidiary that is not a Loan Party to a Loan Party shall be subordinated to the Secured Obligations on terms acceptable to the Required Lenders (which acceptance may be communicated via an email from either of the Specified Lender Advisors);

(e)           investments necessary to effectuate the transactions contemplated by the RSA;

(f)            [reserved];

(g)           notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(h)           investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”; and

(i)            Investments set forth in the Approved Budget.

Section 6.05          Asset Sales. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)           sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business; provided that the fair market value of all such sales, transfers and dispositions permitted by this clause (ii) from and after the Closing Date shall not exceed $100,000;

(b)           sales, transfers and dispositions of assets to the Borrower or any of its Subsidiaries that is a Loan Party, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)           sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;

77

(d)           sales, transfers and dispositions of Permitted Investments and other investments permitted by clause (h) of Section 6.04;

(e)           other sales, transfers or dispositions pursuant to an order of the Bankruptcy Court which sale, transfer or disposition are consistent with the RSA and the Approved Budget;

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries;

(g)           sales, transfers and other dispositions consisting of divestitures required by applicable law or any Governmental Authority or other regulatory authority; and

(h)           sales, transfers and dispositions in connection with the Akorn India Sale, so long as the terms thereof are satisfactory to the Required Lenders in their sole discretion (which satisfaction may be communicated via an email from either of the Specified Lender Advisors);

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for 100% cash consideration.

Section 6.06          Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 6.07          Swap Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement.

Section 6.08          Restricted Payments; Pre-Petition Indebtedness.

(a)           No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Restricted Payments to effectuate the transactions contemplated by the RSA, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests so long as any such recipient is a Loan Party or from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party or a Subsidiary of a Loan Party, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

(b)           No Loan Party will, nor will it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, (i) any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness incurred prior to the Petition Date (all such Indebtedness, including all loans under the Pre-Petition Term Loan Agreement, “Pre-Petition Indebtedness”), other than payment to certain creditors set forth in the Approved Budget and pursuant to an order of the Bankruptcy Court in form and substance satisfactory to the Required Lenders (which satisfaction may be communicated via an email from either of the Specified Lender Advisors). Furthermore, no Loan Party will, nor will it permit any of its Subsidiaries to, amend the documents evidencing any Pre-Petition Indebtedness other than as set forth in the RSA or the Chapter 11 Plan.

78

Section 6.09          Transactions with Affiliates. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(d), (e) any Restricted Payment permitted by Section 6.08, (f) [reserved], (g) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries who are not employees of the Borrower or any of its Subsidiaries, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, independent contractors, or employees of the Borrower or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

Section 6.10          Restrictive Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of any Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 6.10, (iii) [reserved], (iv) the foregoing shall not apply to restrictions and conditions imposed by Pre-Petition Indebtedness, (v) [reserved], (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vii) the foregoing shall not apply to customary restrictions and conditions arising in connection with any sale, transfer, lease or disposition permitted by Section 6.05, (viii) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided, that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Subsidiary, (ix) [reserved], (x) [reserved], (xi) the foregoing shall not apply to restrictions or conditions with respect to cash collateral so long as the Lien in respect of such cash collateral is permitted under Section 6.02, (xii) the foregoing shall not apply to customary net worth provisions contained in real property leases or licenses of intellectual property, so long as the Borrower has determined in good faith that such provisions could not reasonably be expected to impair the ability of the Borrower and the other Loan Parties to make any payments required hereunder or otherwise satisfy the Obligations, (xiii) [reserved], (xiv) the foregoing shall not apply to customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, and (xv) the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

79

Section 6.11          Amendment of Organizational Documents. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under its certificate or articles of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders.

Section 6.12          Minimum Actual Liquidity. The Borrower shall not permit, as of the Friday of each calendar week following the Closing Date, Actual Liquidity to be less than Budgeted Liquidity (subject to Permitted Variance) for the two (2) most recently-ended consecutive weeks.

Section 6.13          Orders. Notwithstanding anything to the contrary herein, use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or purposes that would violate the terms of the DIP Order.

Section 6.14          Reclamation Claims. Enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $500,000.

Section 6.15          Insolvency Proceeding Claims. Incur, create, assume, suffer to exist or permit any other super priority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the DIP Order.

Section 6.16          Bankruptcy Actions. Seek, consent to, or permit to exist, without the prior written consent of the Required Lenders (which approval may be communicated via an email from either of the Specified Lender Advisors) (which consent shall constitute authorization under this Agreement), any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents.

80

Article VII

Events of Default

Section 7.01         Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code to the extent provided in the DIP Order, with respect to the Debtors and without notice, application or motion, hearing before, or order of the Bankruptcy Court or any notice to any Loan Party, any of the following events shall constitute an “Events of Default”:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue remedied for a period of three (3) days;

(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02(a), 5.02(c), 5.03 (with respect to a Loan Party’s existence), clause (b) of Section 5.06, 5.08, 5.10, 5.12, 5.13, 5.14, 5.15, 5.16, 5.18, 5.19 or 5.20 or in Article VI;

(e)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of five (5) days after the occurrence thereof;

(f)           [reserved];

(g)          [reserved];

(h)          [reserved];

(i)           [reserved];

(j)           [reserved];

81

(k)          solely with respect to pre-petition actions, (i) (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 (after giving effect to third-party insurance from a creditworthy insurer that has not denied coverage) shall be rendered against any Loan Party, any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment; or (ii) any Loan Party or any of its Subsidiaries shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to result in liability in excess of $100,000, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)           an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability to any Loan Party in excess of $100,000;

(m)         other than pursuant to the Chapter 11 Plan or the Sale Transaction, a Change in Control shall occur;

(n)          [reserved];

(o)          any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien (subject to the Carve-Out and other Liens specified in the DIP Orders) with respect to any material portion of the Collateral;

(p)          any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(q)          any material provision of any Loan Document for any reason ceases (other than pursuant to its express terms) to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); and

(r)           the occurrence of any of the following in any of the Chapter 11 Cases:

(i)           other than a motion in support of the DIP Order, the bringing of a motion, taking of any action or the filing of any plan of reorganization, plan of liquidation or disclosure statement attendant thereto by any of the Loan Parties or any Subsidiary in the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Liens permitted by Section 6.02; (C) except as provided in the DIP Order, to use cash collateral of the Administrative Agent and the other Secured Parties or Pre-Petition Lenders or Pre-Petition Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Required Lenders (which approval may be communicated via an email from either of the Specified Lender Advisors); or (D) any other action or actions adverse to the Agents and Lenders or their rights and remedies hereunder, under any other Loan Documents, or their interest in the Collateral;

82

(ii)          (A) other than in accordance with the RSA, (1) the filing of any plan of reorganization, plan of liquidation or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by (x) a Loan Party or (z) any other Person, in each case, that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement on or before the effective date of such plan or plans and to which the Required Lenders do not consent or (2) if any of the Loan Parties or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement on or before the effective date of such plan or plans, (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation;

(iii)         the entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization or plan of liquidation that is not in accordance with the RSA or otherwise acceptable to the Required Lenders in their sole discretion (which acceptance may be communicated via an email from either of the Specified Lender Advisors), other than to the extent that such plan of reorganization or plan of liquidation provides for the termination of the Commitments and indefeasible repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans;

(iv)         (x) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the DIP Order, the Cash Management Order or any other order with respect to any of the Chapter 11 Cases affecting in any material respect this Agreement and/or the other Loan Documents (including any order in respect of the Required Milestones specified herein) without the written consent of the Required Lenders or the filing by a Loan Party of a motion for reconsideration with respect to the DIP Order or the Cash Management Order shall otherwise not be in full force and effect or (y) any Loan Party or any Subsidiary shall fail to comply with the DIP Order, the Cash Management Order or any other order with respect to any of the Chapter 11 Cases affecting in any material respect this Agreement and/or the other Loan Documents, in any material respect;

(v)          the Bankruptcy Court’s (A) entry of an order granting relief from the automatic stay under Section 362 of the Bankruptcy Code to permit foreclosure of security interests in assets of the Loan Parties of a value in excess of $100,000; or (B) entry of an order terminating exclusivity having been entered (or such an order is sought by any party and not actively contested by the Loan Parties);

83

(vi)         the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Agents, any Lender or any of the Collateral or against the Pre-Petition Agent, any Pre-Petition Lender or any Pre-Petition Collateral;

(vii)        the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of a trustee receiver or an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties;

(viii)       (A) the dismissal of any Chapter 11 Case or (B) any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise;

(ix)          any Loan Party shall file a motion (without consent of the Required Lenders) seeking, or the Bankruptcy Court shall enter an order granting, relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (A) to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral, (B) approving any settlement or other stipulation not approved by the Required Lenders with any creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor (which approval may be communicated via an email from either of the Specified Lender Advisors) or (C) to permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole);

(x)           the entry of an order in the Chapter 11 Cases avoiding or requiring the disgorgement of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents or the Pre-Petition Obligations owing under the Pre-Petition Loan Documents;

(xi)          the failure of any Loan Party to perform any of its obligations under the DIP Order, the Cash Management Order, or any order of the Bankruptcy Court approving any Transaction or to perform in any material respect its obligations under any order of the Bankruptcy Court approving bidding procedures;

(xii)         the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, other than in respect of this Agreement and the other Loan Documents, or as otherwise permitted under the applicable Loan Documents or permitted under the DIP Order, entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Secured Parties under this Agreement and the other Loan Documents, or there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the DIP Order then in effect (including the Carve-Out), whichever is in effect;

84

(xiii)        the DIP Order shall cease to create a valid and perfected Lien (which creation and perfection shall not require any further action other than the entry of and terms of the DIP Order) on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Required Lenders;

(xiv)        an order in the Chapter 11 Cases shall be entered (i) charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Administrative Agent and the Secured Parties, or the “Secured Parties” under the Pre-Petition First Lien Term Loan Credit Agreement, or (ii) limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date, or the commencement of other actions that is materially adverse to the Administrative Agent, the Secured Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents;

(xv)         any order having been entered or granted (or requested, unless actively opposed by the Loan Parties) by either the Bankruptcy Court or any other court of competent jurisdiction materially adversely impacting the rights and interests of the Agents and the Lenders, as determined by the Required Lenders, acting reasonably, without the prior written consent of the impacted Agent and the Required Lenders;

(xvi)        an order of the Bankruptcy Court shall be entered denying or terminating use of cash collateral by the Loan Parties authorized by the DIP Order;

(xvii)       if the Final Order does not include a waiver, in form and substance satisfactory to the Administrative Agent and the Lenders (which satisfaction may be communicated via an email from either of the Specified Lender Advisors), of (i) the right to subcharge the Collateral under Section 506(c) of the Bankruptcy Code and (ii) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;

(xviii)      any Loan Party shall challenge, support or encourage a challenge of any payments made to the Agents or any Lender with respect to the Obligations or to the Pre-Petition Agent or the Pre-Petition Lenders with respect to the Pre-Petition Obligations, or without the consent of the Administrative Agent and the Required Lenders, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any Pre-Petition agent or lender that is inconsistent with the DIP Order;

85

(xix)        without the Administrative Agent’s and the Required Lenders’ consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Loan Party or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the DIP Order and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral without the Administrative Agent’s and the Required Lenders’ consent or to obtain any financing under Section 364 of the Bankruptcy Code other than the Loan Documents;

(xx)         if, unless otherwise approved by the Administrative Agent and the Required Lenders (which approval of the Required Lenders may be communicated via an email from either of the Specified Lender Advisors, and which approval of the Administrative Agent may be communicated via an email from Wilmer Cutler Pickering Hale and Dorr LLP), an order of the Bankruptcy Court shall be entered providing for a change in venue with respect to the Chapter 11 Cases and such order shall not be reversed or vacated within 10 days;

(xxi)        without Required Lender consent (which approval may be communicated via an email from either of the Specified Lender Advisors), any Loan Party or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (a) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, liens or security interests in any Collateral, whether senior or equal to the Administrative Agent’s liens and security interests (except as provided in the DIP Order); or (b) to modify or affect any of the rights of the Agents or the Lenders under the DIP Order, the Loan Documents, and related documents, other than in accordance with the Chapter 11 Plan;

(xxii)       any Loan Party or any Subsidiary thereof or any Debtor shall take any action in support of any matter set forth in this Section 7.01(r) or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

(xxiii)      any Debtor shall be enjoined from conducting any material portion of its business, any disruption of the material business operations of the Debtors shall occur, or any material damage to or loss of material assets of any Debtor shall occur;

(xxiv)      failure of the Borrower or any other Loan Party to use the proceeds of the Loans as set forth in and in compliance with the Approved Budget (subject to Permitted Variance) and this Agreement; or

(xxv)       the occurrence of any RSA Termination Event (unless waived in accordance with the terms of the RSA).

86

Section 7.02          Remedies Upon an Event of Default.

(a)           Subject to the terms of the DIP Order and to the Remedies Notice Period, if any Event of Default occurs and is continuing, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from the Bankruptcy Court, then, the Administrative Agent upon the direction of the Required Lenders (subject to Article IX) shall declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement immediately become due and payable, but without affecting the Administrative Agent’s Liens or the Obligations, and the Administrative Agent upon the request of the Required Lenders (subject to Article IX) shall: (i) terminate, reduce or restrict the right or ability of the Loan Parties to use any cash collateral; (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable, (iii) subject to the Remedies Notice Period, (A) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law or (B) take any and all actions described in the DIP Order; and (iv) deliver a Carve-Out Trigger Notice.

(b)           At any hearing during the Remedies Notice Period to contest the enforcement of remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred, and the Loan Parties hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under Section 105 of the Bankruptcy Code, to the extent that such relief would in way impair or restrict the rights and remedies of the Administrative Agent or the Secured Parties, as set forth in this Agreement, the applicable DIP Order or other Loan Documents. Except as expressly provided above in this Article VII, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 7.03          License; Access; Cooperation. Subject to any previously granted licenses, the Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (to the extent permitted under the applicable licenses and without payment of royalty or other compensation to any Person) any or all intellectual property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral (with respect to trademarks subject to reasonable quality control in favor of the Borrower) in each case after the occurrence, and during the continuance, of an Event of Default. The Administrative Agent (together with its agents, representatives and designees) is hereby granted a non-exclusive right to have access to, and a rent free right to use, any and all owned or leased locations (including, without limitation, warehouse locations, distribution centers and store locations) for the purpose of arranging for and effecting the sale or disposition of Collateral, including the production, completion, packaging and other preparation of such Collateral for sale or disposition (it being understood and agreed that the Administrative Agent and its representatives (and persons employed on their behalf), may continue to operate, service, maintain, process and sell the Collateral, as well as to engage in bulk sales of Collateral). Upon the occurrence and the continuance of an Event of Default and the exercise by the Administrative Agent or Lenders of their rights and remedies under this Agreement and the other Loan Documents, Borrower shall assist the Administrative Agent and Lenders in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to the Administrative Agent and Required Lenders (which acceptance may be communicated via an email from either of the Specified Lender Advisors).

87

Article VIII

The Agents

Section 8.01          Appointment

(a)           Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties hereby irrevocably appoints Wilmington Savings Fund Society, FSB as Administrative Agent and Escrow Agent hereunder and under the other Loan Documents, and authorizes the Agents to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders hereby grants to the Agents any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders (but subject in all respects to the RSA), to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC), at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Requirements of Law.

(c)           Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Requirement of Law a security interest can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

88

Section 8.02          Rights as a Lender

 . If applicable, the bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not an Agent hereunder.

Section 8.03          Duties and Obligations. The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agents by the Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to an Agent.

Section 8.04          Reliance. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

89

Section 8.05          Actions through Sub-Agents. The Agents may perform any and all of their duties and exercise their rights and powers by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the indemnification provisions in Section 9.03 shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

Section 8.06          Resignation. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right (in consultation with, but in no circumstances subject to the consent of, the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as an Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to an Agent shall also directly be given or made to each Lender. Following the effectiveness of an Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent and in respect of the matters referred to in the proviso under clause (a) above.

90

Section 8.07           Non-Reliance

(a)            Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Agents or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)           Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.08          [Reserved]

Section 8.09          Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties

. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

91

(b)           In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

Section 8.10           Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other Property of any such Loan Party, without the prior written consent of the Administrative Agent (at the direction of the Required Lenders). Without limiting the foregoing, each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent (at the direction of the Required Lenders), it will not take any enforcement action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid or purchase any portion of the Collateral at any sale or foreclosure thereof referred to in Section 8.01; provided that nothing contained in this Section shall affect any Lender’s right to credit bid its pro rata share of the Obligations pursuant to Section 363(k) of the Bankruptcy Code.

Section 8.11          Collateral Documents and Loan Guaranties

(a)           Agent under Collateral Documents and Loan Guaranties. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Loan Guaranties, the Collateral and the Loan Documents. Subject to Section 9.03, without further written consent or authorization from any Secured Party, the Administrative Agent (acting at the Required Lenders’ direction) may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets.

92

(b)           Right to Realize on Collateral and Enforce Loan Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agents, each Secured Party and each Loan Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may, upon instructions from the Required Lenders, be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.

(c)           Release of Collateral and Guarantees, Termination of Loan Documents.

(i)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent (at the direction of the Required Lenders) shall take such actions as shall be required to release its security interest in any Collateral subject to any sale or other disposition permitted by the Loan Documents.

(ii)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any other Secured Party) take such actions as shall be required or reasonably requested to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Loan Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Loan Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)          The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

93

Section 8.12          Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other debtor relief laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under this Agreement) allowed in such judicial proceeding; and

(c)           to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, plan of liquidation, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

94

Article IX

Miscellaneous

Section 9.01          Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to any Loan Party, to the Borrower at Akorn, Inc., 1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045, Attention: Duane Portwood; Joe Bonaccorsi (Telephone No. (212) 892-1008; Telecopy No. (212) 656-1219; (847) 220-3626; email: duane.portwood@akorn.com; joe.bonaccorsi@akorn.com));

(ii)           if to an Agent, to Wilmington Savings Fund Society, FSB, Attention: Geoffrey J. Lewis (Telephone No. (302)573-3218; email: glewis@wsfsbank.com), with copies by electronic mail (which shall not constitute notice) to: Wilmer Cutler Pickering Hale and Dorr LLP, Attention: Andrew Goldman (Telephone No. (212) 230-8836; email: andrew.goldman@wilmerhale.com); and

(iii)          if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Agents and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

95

(c)           Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)           Electronic Systems.

(i)            Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)           Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.02          Waivers; Amendments. (a) No failure or delay by the Agents or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agents or any Lender may have had notice or knowledge of such Default at the time.

96

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (unless otherwise expressly provided herein with respect to modifications approved by the Required Lenders and communicated via an email from either or both of the Specified Lender Advisors); provided that no such agreement shall, without the consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender but without the consent of the Required Lenders): (i) increase the Commitment of such Lender (and no other Lender shall be deemed to be directly and adversely affected by the increase of another Lender’s Commitment), (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.13(c), to waive any Default or Event of Default or to waive Section 2.11(c)), or (iii) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of such Lender (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.13(c), to waive any Default or Event of Default or to waive Section 2.11(c)); provided, further that no such agreement shall, without the consent of each Lender (other than any Defaulting Lender), (i) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, (ii) release all or substantially all of the value of the Loan Guarantors (taken as a whole) (except as otherwise permitted herein or in the other Loan Documents), (iii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, or (iv) permit any Loan Party to assign its rights or obligations under any Loan Document. In addition, no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents hereunder without the prior written consent of the affected Agent. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)           The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender, (ii) constituting property being sold or disposed of pursuant to Section 6.05(a) if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement if the Loan Party leasing such property certifies to the Administrative Agent that the relevant transaction is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

97

(d)           If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 9.03           Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall, jointly and severally, pay promptly following demand all reasonable and documented legal, accounting, appraisal, consulting, financial advisory and other fees, costs and expenses (including, without limitation, in respect of the Specified Lender Advisors and the Agent Advisors) incurred by the Agents, the Ad Hoc Group of Lenders, the Lenders and their respective Affiliates in connection with the negotiation, preparation and administration of the Loan Documents, the Interim Order, and the Final Order or incurred in connection with:

(i)            amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto, including any Withdrawal, or its rights hereunder or thereunder;

98

(ii)           any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agents, any Lender, the Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents, the Pre-Petition Loan Documents, or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against the Borrower or any other Person that may be obligated to the Agents or the Lenders by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (ii) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction);

(iii)          any attempt to enforce or prosecute any rights or remedies of the Agents or any Lender against any or all of the Loan Parties or any other Person that may be obligated to the Agents or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans prior to or during the pendency of one or more Events of Default;

(iv)          any work-out or restructuring of the Obligations prior to or during the pendency of one or more Events of Default;

(v)           all Other Taxes in respect of the Loan Documents;

(vi)          the obtaining of approval of the Loan Documents by the Bankruptcy Court or any other court;

(vii)         the preparation and review of pleadings, documents and reports related to the Chapter 11 Cases and any Successor Cases, attendance at meetings, court hearings or conferences related to the Chapter 11 Cases and any Successor Cases, and general monitoring of the Chapter 11 Cases and any Successor Cases and any action, arbitration or other proceeding (whether instituted by or against the Agents, any Lender, any Loan Party, any representative of creditors of an Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Administrative Agent’s Liens with respect to any Collateral), the Pre-Petition Loan Documents, Loan Documents or the Obligations, including any lender liability or other claims;

99

(viii)        efforts to (1) monitor the Loans or any of the other Obligations, (2) evaluate, observe or assess any of the Loan Parties or their respective affairs, (3) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral or (4) settle or otherwise satisfy any taxes, charges or Liens with respect to any Collateral;

(ix)           any lien searches or request for information listing financing statements or liens filed or searches conducted to confirm receipt and due filing of financing statements and security interests in all or a portion of the Collateral; and

(x)            including, as to each of clauses (i) through (ix) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 9.03, all of which shall be payable by Borrower to the Agents or the Lenders.

Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, sales consultants, financial advisors, the Agent Advisors, any Specified Lender Advisors, any Lender Advisor, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; air express charges, and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal, professional or other advisory services.

(b)           The Loan Parties shall, jointly and severally, indemnify the Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of the Specified Lender Advisors, any Lender Advisor and Agent Advisors, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby and the enforcement of the obligations thereunder, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee (or its Related Parties), or (B) a claim made by the Borrower alleging the material breach of the Loan Documents by such Indemnitee (or its Related Parties) or (2) arise from any disputes solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or similar role under the Loan Documents and any other claims arising out of any act or omission of the Borrower or any of its Affiliates). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

100

(c)           To the extent that a Loan Party fails to pay any amount required to be paid by it to an Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the payment by any Lender of any such amount shall not relieve such Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the such Agent in its capacity as such.

(d)           To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)           All amounts reimbursable by the Borrower under this Section 9.03 shall constitute Obligations secured by the Collateral. The agreements in this Section 9.03 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 9.03 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto. If the Borrower fails to pay when due any amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the Borrower by the Administrative Agent in its discretion by charging any loan account(s) of the Borrower, without notice to or consent from the Borrower, and any amounts so paid shall constitute Obligations hereunder.

Section 9.04          Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

101

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)            the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three (3) Business Days after having received notice thereof, and provided, further, no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or, so long as made in accordance with the RSA, if an Event of Default has occurred and is continuing; and

(B)            the Administrative Agent, provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan (but not an assignment of a Commitment) to a Lender, an Affiliate of a Lender, or an Approved Fund;

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

102

(D)          such assignment shall be permitted by, and in accordance with, the RSA.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender, (c) Disqualified Institution, (d) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (e) Loan Party or Subsidiary or other Affiliate of a Loan Party.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

103

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection at Administrative Agent’s offices by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 9.04(b)(iv), and the Borrower hereby agrees that to the extent Administrative Agent serves in such capacity, Administrative Agent and its Related Parties shall be indemnified in accordance with Section 9.03(b) hereunder in connection with servicing in such capacity. This Section 9.04(b)(iv) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii) or (iii) of the first or second proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

104

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05        Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

105

Section 9.06       Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letters and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)         Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07        Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08        Right of Setoff. Subject to Section 8.10 and the Carve-Out, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

106

Section 9.09       Governing Law; Jurisdiction; Waiver of Jury Trial; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, except to the extent the law of the State of New York is superseded by the Bankruptcy Code.

(b)         ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE BANKRUPTCY COURT. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE BANKRUPTCY COURT AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE AGENT AT ITS ADDRESS FOR NOTICES AS SET FORTH HEREIN. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 9.10       [Reserved].

107

Section 9.11        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12        Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, or (h)) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agents or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agents or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

108

Section 9.13        Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.14        USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

Section 9.15        Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16        Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

109

Section 9.18        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19        Authorization to Distribute Certain Materials to Public-Siders.

(a)          If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Loan Parties’ respective securities while in possession of the Loan Documents.

(b)          The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the date hereof, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

Section 9.20       [Reserved].

110

Section 9.21       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Article X

Loan Guaranty

Section 10.01      Guaranty. Subject to the entry of and terms of the DIP Order, each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

111

Section 10.02      Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03      No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)          The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)          Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agents or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agents or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

112

Section 10.04      Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05      Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agents and the Lenders.

Section 10.06      Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07      Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Agents nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08      [Reserved].

113

Section 10.09      Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or Lender (as the case may be) receives the amount it would have received had no such withholding been made.

Section 10.10      Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.11      Contribution. (a)  To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments have terminated or expired, and this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)          As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)          This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

114

(d)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)          The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry, on terms reasonably acceptable to the Required Lenders (which acceptance may be communicated via an email from either of the Specified Lender Advisors), of the Commitments and the termination of this Agreement.

Section 10.12      Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

115

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AKORN, INC.

By
Name:
Title:

OTHER LOAN PARTIES:

AKORN (NEW JERSEY), INC.

By
Name:
Title:

OAK PHARMACEUTICALS, INC.

By
Name:
Title:

ADVANCED VISION RESEARCH, INC.

By
Name:
Title:

AKORN OPHTHALMICS, INC.

By:
Name:
Title:

Signature Page to Loan Agreement
Akorn, Inc.

AKORN ENTERPRISES, INC.

By
Name:
Title:

AKORN ANIMAL HEALTH, INC.

By
Name:
Title:

AKORN SALES, INC.

By
Name:
Title:

INSPIRE PHARMACEUTICALS, INC.

By
Name:
Title:

Signature Page to Loan Agreement
Akorn, Inc.

WILMINGTON SAVINGS FUND SOCIETY,
FSB, as Administrative Agent

By
Name: Geoffrey J. Lewis
Title: Vice President

Signature Page to Loan Agreement
Akorn, Inc.

Exhibit E

Plan Term Sheet

EXECUTION VERSION

THIS TERM SHEET (THE “PLAN TERM SHEET”) IS BEING ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT (THE “RESTRUCTURING SUPPORT AGREEMENT”) AND SETS FORTH THE PRINCIPAL TERMS OF A PROPOSED RESTRUCTURING (THE “TRANSACTION”) OF AKORN, INC. (“AKORN”) AND ITS DIRECT AND INDIRECT SUBSIDIARIES (COLLECTIVELY, THE “COMPANY”).

THIS PLAN TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS.

THIS PLAN TERM SHEET IS NOT BINDING AND IS SUBJECT TO THE SATISFACTORY COMPLETION OF DUE DILIGENCE AND APPROVAL BY THE REQUIRED CONSENTING TERM LENDERS AND THE BOARD OF AKORN. IN ADDITION, NO PARTY SHALL BE BOUND WITH RESPECT TO ANY TRANSACTION CONTEMPLATED HEREUNDER UNTIL THE EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION ACCEPTABLE IN FORM AND SUBSTANCE TO THE COMPANY AND THE REQUIRED CONSENTING TERM LENDERS (AS DEFINED IN THE RESTRUCTURING SUPPORT AGREEMENT) AFTER OBTAINING ALL NECESSARY INTERNAL APPROVALS.

THIS PLAN TERM SHEET IS FOR SETTLEMENT DISCUSSION PURPOSES ONLY, IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND CANNOT BE DISCLOSED TO ANY OTHER PERSON OR ENTITY WITHOUT THE CONSENT OF THE COMPANY AND THE REQUIRED CONSENTING TERM LENDERS.

Akorn – Preliminary Non-Binding Summary Term Sheet[1]
Summary of Key Terms
Implementation

This Plan Term Sheet contemplates a sale of all or substantially all of the Company’s assets to be implemented pursuant to section 363 of the Bankruptcy Code (the “Sale Transaction”), followed by confirmation of the Plan, which will distribute the proceeds from the Sale Transaction (as applicable) and otherwise wind-down the Company’s Chapter 11 Cases. The key terms of the Plan are outlined in this Plan Term Sheet.

In exchange for support of the Plan and other material terms set forth herein, the Company will implement a chapter 11 process in accordance with the milestone deadlines (the “Milestones”) set forth in the Restructuring Support Agreement.

[1]	Capitalized terms used but not defined in the body of this Plan Term Sheet shall have the meaning ascribed to such terms in the Restructuring Support Agreement or Annex I hereto, as applicable.

Akorn – Preliminary Non-Binding Summary Term Sheet[1]
Summary of Key Terms
Sale Process and “Release Price”

The Company will continue the third-party marketing process for the Sale Transaction (and such process, the “Sale Process”) on the timeline contemplated by the Milestones and otherwise in accordance with the Bidding Procedures.

The Consenting Term Lenders shall, subject to the terms of the Restructuring Support Agreement and the Stalking Horse APA (which, in each case, shall be in form and substance acceptable to the Required Consenting Term Lenders), serve as the “stalking horse” bidder (the “Stalking Horse Bidder”) in connection with the Sale Process.

At the conclusion of the Sale Process, the Company will sell to the Stalking Horse Bidder or, subject to the Release Price being met, the third-party purchaser(s) determined to have submitted the highest or otherwise best offer, all of the Debtors’ right, title, and interest in, to and under certain properties identified by the purchaser(s) free and clear, to the maximum extent permitted by law, of any and all liens, encumbrances, claims, and other interests, subject to any agreed upon title exceptions, the terms and conditions of which sale will be consistent with this Plan Term Sheet, the Restructuring Support Agreement, and Stalking Horse APA (or such other asset purchase agreement as may be agreed to by the Company and any third-party purchaser(s)).

Subject to the Release Price being met, or as may otherwise be agreed by the Company and the Consenting Term Lenders, the Consenting Term Lenders agree to support a Sale Transaction to a third-party purchaser and, for the avoidance of doubt, agree to support confirmation of a Plan following consummation of the Sale Transaction (whether to the Stalking Horse Bidder or to a third-party purchaser).

Wind-Down Amount	To the extent the Stalking Horse Bidder is the Successful Bidder (as such term is defined in the Bidding Procedures), the Consenting Term Lenders agree to fund the wind-down of the Company pursuant to the Plan in accordance with the budget attached as Exhibit G to the Stalking Horse APA.
Term Loan Credit Bid Transaction	In the event the Sale Transaction is a Term Loan Credit Bid Transaction, the Term Loan Claims shall receive the treatment set forth in this Plan Term Sheet, and, subject to entry of the Sale Order and closing of the Sale Transaction, the Term Lenders shall be entitled to immediate possession of the Acquired Assets as and solely to the extent set forth in the Sale Order, with no further order of the Bankruptcy Court required.

Classification and Treatment of Claims
Type of Claim	Treatment	Impairment/ Voting
Administrative Claims	Except with respect to Professional Fee Claims and DIP Facility Claims, or as otherwise set forth herein, subject to the provisions of sections 327, 330(a), and 331 of the Bankruptcy Code, and except to the extent that a Holder of an Allowed Administrative Claim and, as applicable, the Debtors or the Plan Administrator, agree to less favorable treatment or such Holder has been paid by any applicable Debtor prior to the Effective Date, the Debtors or the Plan Administrator shall, in consultation with the Required Consenting Term Loan Lenders, pay each Holder of an Allowed Administrative Claim the full unpaid amount of such Allowed Administrative Claim in Cash, which payment shall be made (x) in the ordinary course of business, or (y) on the later of (i) the Effective Date and (ii) the date on which such Administrative Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter) with a Cash distribution; provided that any Allowed Administrative Claim that has been expressly assumed by the Purchaser under the Sale Transaction Documentation shall not be an obligation of the Debtors as of or after the Effective Date.	N/A
Priority Tax Claims	Except to the extent that a Holder of an Allowed Priority Tax Claim and, as applicable, the Debtors or the Plan Administrator, agree to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each Allowed Priority Tax Claim, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, each Holder of such Allowed Priority Tax Claim shall receive, at the option of the Debtors or the Plan Administrator, in consultation with the Required Consenting Term Loan Lenders, as applicable, either (i) the full unpaid amount of such Allowed Priority Tax Claim in Cash on the later of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Priority Tax Claim is due or as soon as reasonably practicable thereafter), or (ii) equal annual installment payments in Cash, of a total value equal to the Allowed amount of such Priority Tax Claim, over a period ending not later than five (5) years after the Petition Date; provided that any Allowed Priority Tax Claim that has been expressly assumed by the Purchaser under the Sale Transaction Documentation shall not be an obligation of the Debtors.	N/A

Classification and Treatment of Claims
Type of Claim	Treatment	Impairment/ Voting
DIP Facility Claims	In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed DIP Facility Claim, each DIP Facility Claim, except to the extent such DIP Facility Claims were credit bid pursuant to the terms of the Sale Transaction Documentation, shall be paid in full in Cash.	N/A
Other Secured Claims	Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of and in exchange for each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, at the election of the Debtors, in consultation with the Required Consenting Term Loan Lenders, and in each case, on the Effective Date: (a) payment in full in Cash; (b) delivery of the collateral securing any such Claim; (c) Reinstatement of such Claim; or (d) other treatment rendering such claim Unimpaired.	Unimpaired; deemed to accept.
Other Priority Claims	Except to the extent that a Holder of an Allowed Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, and release of and in exchange for each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash or other treatment rendering such Claim Unimpaired, in each case on the Effective Date.	Unimpaired; deemed to accept.
Term Loan Claims

In the event the Sale Transaction is not a Term Loan Credit Bid Transaction, in full and final satisfaction, compromise, settlement, release, and discharge of its Claim (unless the applicable Holder agrees to a less favorable treatment), each Holder of an Allowed Term Loan Claim shall receive its Pro Rata share of the Distributable Proceeds pursuant to the Waterfall Recovery on the Effective Date.

In the event the Sale Transaction is a Term Loan Credit Bid Transaction, the Term Loan Claims less the Credit Bid Amount (as defined in the Stalking Horse APA) (the “Deficiency Claim”) shall be entitled to its Pro Rata share of the Distributable Proceeds, if any, pursuant to the Waterfall Recovery.

Impaired; entitled to vote.
General Unsecured Claims	In full and final satisfaction, compromise, settlement, release, and discharge of its Claim (unless the applicable Holder agrees to a less favorable treatment), Holders of Allowed General Unsecured Claims that are not assumed by the Purchaser will receive their Pro Rata share of the Distributable Proceeds, if any, pursuant to the Waterfall Recovery.	Impaired; entitled to vote.

Classification and Treatment of Claims
Type of Claim	Treatment	Impairment/ Voting
Intercompany Claims	In full and final satisfaction of each Allowed Intercompany Claim, each Allowed Intercompany Claim, unless otherwise provided for under the Plan and subject to the Description of Transaction Steps, will either be Reinstated, distributed, contributed, set off, settled, cancelled and released or otherwise addressed at the option of the Debtors, in consultation with the Required Consenting Term Loan Lenders; provided, that no distributions shall be made on account of any such Intercompany Claims.	Unimpaired; deemed to accept / Impaired; deemed to reject.
Intercompany Interests	In full and final satisfaction of each Allowed Intercompany Interest, subject to the Description of Transaction Steps, each Intercompany Interest shall be Reinstated solely to maintain the Debtors’ corporate structure.	Unimpaired; deemed to accept.
Section 510(b) Claims	In full and final satisfaction, compromise, settlement, release, and discharge of its Claim, Holders of Section 510(b) Claims will receive their Pro Rata share of the Distributable Proceeds, if any, pursuant to the Waterfall Recovery; provided that for purposes of receiving the treatment provided in the Plan, each Holder of an Allowed Section 510(b) Claim shall be treated as if such Holder held a number of Allowed Akorn Interests equal in value to the amount of its Allowed Section 510(b) Claim.	Impaired; entitled to vote.
Interests in Akorn	On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of its Claim, Holders of all Class 8 Akorn Interests shall receive its Pro Rata share of the Distributable Proceeds, if any, pursuant to the Waterfall Recovery.	Impaired; entitled to vote.

Other Key Terms
Releases	The Plan shall include discharge, release, exculpation and injunction provisions substantially similar to the provisions set forth in Exhibit 1 attached hereto, in each case, to the maximum extent permitted under applicable law.
Avoidance Actions	Subject in all instances to the expiration of any “challenge period” under the DIP Order with respect to the prepetition Term Loan Claims, the Plan Administrator will retain all rights to commence and pursue any and all claims and causes of action arising under the sections 544, 545, 547, 548 and 550 of the Bankruptcy Code (collectively, the “Avoidance Actions”) and other litigation, other than Avoidance Actions acquired in connection with the Sale Transaction.

Other Key Terms
Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Effective Date, except as otherwise provided in this Plan Term Sheet, the Plan, or to the extent otherwise assumed by Purchaser, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements, shall be canceled, and the obligations of the Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full and discharged.
Conditions Precedent to Restructuring

The following shall be conditions to the Effective Date of the Plan (the “Conditions Precedent”):

(a)      The Bankruptcy Court shall have approved the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code;

(b)      The Bankruptcy Court shall have entered the Confirmation Order, which shall have become a Final Order that has not been stayed or modified or vacated and shall:

(i)       authorize the Debtors and the Reorganized Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, and other agreements or documents created in connection with the Plan;

(ii)      decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iii)     authorize the implementation of the Plan in accordance with its terms; and

(iv)     provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax;

(c)      The Bankruptcy Court shall have entered the Sale Order;

(d)      The occurrence of the Closing (as such term is defined and described in the Sale Transaction Documentation);

(e)      There shall not be in effect any (i) order, opinion, ruling, or other decision entered by any court or other governmental unit or (ii) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

(f)       All governmental and material third party approvals and consents, including Bankruptcy Court approval, that are necessary to implement the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods (including all applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended) shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

Other Key Terms

(g)      The Final DIP Order shall have been entered by the Bankruptcy Court, and shall not have been stayed or modified or vacated;

(h)      The Debtors shall not be in default under the Final DIP Order (or, to the extent that the Debtors are in default on the proposed Effective Date, such default shall have been waived by the DIP Lenders or cured by the Debtors in a manner consistent with the Final DIP Order) and the DIP Facility shall remain in full force and effect and shall not have been terminated, and the parties thereto shall otherwise be in compliance therewith;

(i)       The Restructuring Support Agreement shall not have terminated as to all parties thereto and shall remain in full force and effect and the Debtors and other parties then party thereto shall be in compliance therewith;

(j)       The Debtors shall have implemented the Restructuring Transactions, and all transactions contemplated by the Restructuring Support Agreement, in a manner consistent in all respects with the Restructuring Support Agreement and the Plan;

(k)      Each document or agreement constituting the Definitive Documents (as defined in the Restructuring Support Agreement) shall have been executed and/or effectuated and shall be in form and substance consistent with the Restructuring Support Agreement, including, without limitation, any consent rights included therein;

(l)       The Debtors shall have paid or reimbursed all fees and out-of-pocket expenses of the Consenting Term Loan Lenders (as applicable), including the fees and expenses of the Ad Hoc Group Professionals;

(m)     With respect to all actions, documents and agreements necessary to implement the Plan: (a) all conditions precedent to such documents and agreements (other than any conditions precedent related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements; (b) such documents and agreements shall have been tendered for delivery to the required parties and been approved by any required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (c) such documents and agreements shall have been effected or executed, and in each case all such actions, documents and agreements shall be consistent with the Restructuring Support Agreement, including, without limitation, any consent rights included therein;

(n)      All material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated in the Plan shall have been obtained;

(o)      The establishment of a Professional Fee Escrow Account funded in the amount of estimated accrued but unpaid Professional fees incurred by the legal counsel and other advisors to the Debtors and any statutory committees during the Chapter 11 Cases;

Other Key Terms

(p)      The Wind-Down Amount has been funded in accordance with, and as limited by, the terms of the Sale Transaction Documentation; and

(q)     Such other conditions precedent to the Effective Date, as are customary and otherwise reasonably acceptable to the Company, the Required DIP Lenders, and the Required Consenting Term Lenders.

On the Effective Date, the Plan shall be deemed substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

Waiver of Conditions Precedent to the Plan Effective Date	The conditions to Consummation set forth in Article IX.B of the Plan may be waived by the Debtors with the consent of the Required Consenting Term Loan Lenders, such consent not to be unreasonably withheld, delayed, or conditioned, at any time, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or consummate the Plan.
Additional Plan Provisions and Documentation	The Plan shall contain other customary provisions for chapter 11 plans of this type, which provisions, in each case, shall be in form and substance acceptable to the Required Consenting Term Lenders.

Exhibit 1

Discharge, Release, Injunction, and Exculpation Provisions

Discharge, Release, Injunction, and Exculpation Provisions
Exculpated Party	Collectively: (a) the Debtors; (b) the Consenting Term Loan Lenders; (c) the Term Loan Agent; (d) the DIP Lenders; (e) the DIP Agent; (f) the Committee and each of its members; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), each Entity’s current and former subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their respective capacities as such.
Released Party	Collectively, and in each case, in their respective capacities as such: (a) the Debtors; (b) the Consenting Term Loan Lenders; (c) the Term Loan Agent; (d) the DIP Lenders; (e) the DIP Agent; (f) all Releasing Parties; (g) the Acquired Entities; and (h) with respect to each Entity in clause (a) through (g), each such Entity’s current and former subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such (unless any such Entity or related party has opted out of being a Releasing Party, in which case such Entity or related party, as applicable, shall not be a Released Party).
Releasing Party	Collectively, collectively, and in each case, in their respective capacities as such: (a) the Debtors; (b) the Consenting Term Loan Lenders; (c) the Term Loan Agent; (d) the DIP Lenders; (e) the DIP Agent; (f) the Acquired Entities; (g) all Holders of Claims or Interests that are presumed to accept the Plan and who do not opt out of the releases in the Plan; (h) all Holders of Claims or Interests who vote to accept the Plan; (i) all Holders of Claims or Interests that (x) abstain from voting on the Plan and who do not opt out of the releases in the Plan, (y) vote to reject the Plan and who do not opt out of the releases in the Plan, or (z) are deemed to reject the Plan and who do not opt out of the releases in the Plan; (j) with respect to each Entity in clause (a) through (i), each such Entity’s current and former subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such (unless any such Entity or related party has opted out of being a Releasing Party, in which case such Entity or related party, as applicable, shall not be a Releasing Party).
Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Plan Administrator), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Discharge, Release, Injunction, and Exculpation Provisions
Releases by the Company

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, their Estates, the Plan Administrator, and the Acquired Entities from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, or their Estates, or the Plan Administrator, or the Acquired Entities would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in a Debtor, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Standstill Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the DIP Loan Documents, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Chapter 11 Cases, the DIP Loan Documents, the Sale Transaction Documentation, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between and Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud or gross negligence. Notwithstanding the inclusion of any Released Parties as a potential party to any Transferred Causes of Action or Retained Causes of Action, such parties shall remain Released Parties.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (i) release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan, or (iii) release any Claims or Causes of Action against any non-Released Party.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases herein, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the claims released by the releases herein; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (vi) a bar to any of the Debtors asserting any claim released by the releases herein against any of the Released Parties.

Third-Party Releases

As of the Effective Date, except as otherwise provided herein, each Releasing Party is deemed to have released and discharged each Debtor and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the Standstill Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the DIP Loan Documents, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, the Chapter 11 Cases, the DIP Loan Documents, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud or gross negligence.

Discharge, Release, Injunction, and Exculpation Provisions

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (i) release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan, or (iii) release any Claims or Causes of Action against any non-Released Party.

 Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases of Holders of Claims and Interests, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the release herein is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the claims released by the Releasing Parties; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after notice and opportunity for hearing; and (vi) a bar to any of the Releasing Parties asserting any Claim released by the release herein against any of the Released Parties.

Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the DIP Loan Documents, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that constitutes actual fraud, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
Injunction	Except as otherwise expressly provided in the Plan or for distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan shall be discharged pursuant to the Plan, or are subject to Exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Released Parties, or the Exculpated Parties (to the extent of the Exculpation provided pursuant to the Plan with respect to the Exculpated Parties): (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or the Confirmation Order, the automatic stay pursuant to section 362 of the Bankruptcy Code shall remain in full force and effect with respect to the Debtors until the closing of these Chapter 11 Cases.

ANNEX I

Defined Terms

Term	Definition
Ad Hoc Group Professionals	Gibson Dunn & Crutcher LLP, Greenhill & Co., LLC, and Young Conaway Stargatt & Taylor, LLP, in their capacities as advisors to certain Consenting Term Loan Lenders.
Administrative Claim	A Claim against any of the Debtors for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates; (b) Professional Fee Claims; (c) DIP Facility Claims; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
Affiliate	As set forth in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.
Allowed	With respect to any Claim against any of the Debtors, except as otherwise provided in the Plan: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or such other date as agreed by the Debtors pursuant to the Bar Date Order) or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date (or for which Claim a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed under the Plan, the Bankruptcy Code, the Bar Date Order, or pursuant to a Final Order); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not Disputed, and for which no contrary or superseding Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court or such an objection is so interposed and the Claim has been Allowed by a Final Order. Notwithstanding anything to the contrary in the Plan, no Claim of any Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed Allowed, unless and until such Entity or transferee has paid the amount, or turned over any such property, for which such Entity or transferee is liable under sections 522(i), 542, 543, 550, or 553 of the Bankruptcy Code. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

Term	Definition
Cash	Legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.
Causes of Action	Any and all actions, claims, causes of action, controversies, demands, rights, actions, Liens, indemnities, interests, guaranties, suits, obligations, liabilities, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, “Causes of Action” includes: (a) any rights of setoff, counterclaims, or recoupments and any claims for breach of contract or for breach of duties imposed by law or in equity; (b) any and all claims based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal Law or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any and all rights to dispute, object to, compromise, or seek to recharacterize, reclassify, subordinate or disallow Claims or Interests; (d) any and all Claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any and all claims or defenses including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any and all state or foreign Law fraudulent transfer or similar claims.
Distributable Proceeds	All Cash of the Debtors on or after the Effective Date, after giving effect to the funding of the Professional Fee Escrow Account.
Effective Date	The date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date.
Estate	As set forth in section 101(15) of the Bankruptcy Code.
File, Filed, or Filing	File, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent or the Bankruptcy Court.
Fresenius Litigation Claims	Any Claim arising from or relating to the Fresenius Litigation.
Fresenius Litigation	That certain litigation captioned Akorn, Inc. v. Fresenius Kabi AG, Quercus Acquisition, Inc. and Fresenius SE & Co. KGaA, No. 2018-0300-JTL (Del. Ch. Apr. 23, 2018).

Term	Definition
General Unsecured Claim	Any unsecured Claim against any of the Debtors that is not: (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) an Intercompany Claim; (d) an Other Priority Claim; (e) a Priority Tax Claim; (f) a Professional Fee Claim; (g) a Section 510(b) Claim; or (h) a Purchaser Assumed Claim.
Holder	An Entity holding a Claim or Interest in a Debtor, as applicable.
Intercompany Claim	Any Claim against a Debtor held by another Debtor or Non-Debtor Subsidiary.
Intercompany Interest	Any Interest held by a Debtor in another Debtor or Non-Debtor Subsidiary.
Interest	The common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement).
Other Priority Claim	Any Claim against any of the Debtors other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
Other Secured Claim	Any Secured Claim (including Secured Tax Claims) against any of the Debtors, other than a DIP Facility Claim or a Term Loan Claim.
Plan Administrator	The Person or Entity, or any successor thereto, designated by the Debtors, who will be disclosed at or prior to the Confirmation Hearing.
Priority Claims	Collectively, Administrative Claims, Priority Tax Claims, and Other Priority Claims.
Priority Tax Claims	Any Claim against the Debtors of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
Professional Fee Claims	Any Administrative Claim for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

Term	Definition
Professional Fee Escrow Account	An account funded by the Debtors with Cash as soon as practicable after Confirmation and not later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.
Professional Fee Escrow Amount	The reasonable estimate of the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall, deliver to the Debtors as set forth in Article II.B of the Plan.
Proof of Claim	A proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
Release Price	A Qualified Bid for a going-concern Sale Transaction sufficient to pay in full, in cash, all allowed Term Loan Claims or such other amount as may be agreed by the Required Consenting Term Lenders.
Sale Order	The order of the Bankruptcy Court approving the Sale Transaction.
Sale Transaction Documentation	Definitive documentation for the Sale Transaction.
Section 510(b) Claims	Any Claim against any of the Debtors that is subordinated under section 510(b) of the Bankruptcy Code, including, for the avoidance of doubt, the Fresenius Litigation Claims and any Shareholder Litigation Claims not settled pursuant to the Shareholder Settlement.
Settlement CVRs	Those certain contingent value rights, issued and delivered by Akorn pursuant to the terms of the Shareholder Settlement.
Shareholder Litigation Claims	Any Claim relating to the Shareholder Litigation, including, for the avoidance of doubt, the Settlement CVRs.
Shareholder Litigation	That certain litigation captioned In re Akorn, Inc. Data Integrity Securities Litigation, Civ. A. No. 1:18-cv-01713 (N.D. Ill. Mar. 8, 2018).
Shareholder Settlement	The full and final settlement and resolution of any and all Shareholder Litigation Claims that did not “opt out” of such settlement pursuant to that certain Order and Final Judgment Approving Class Action Settlement [Document No. 190].
Term Loan Agent	Wilmington Savings Fund Society, FSB,, in its capacity as successor administrative agent under the Term Loan Credit Agreement, or any of its predecessors or successors.
Term Loan Claim	Any Claim against any of the Debtors on account of the Term Loan Credit Agreement, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges and obligations.
Term Loan Credit Bid Transaction	A Sale Transaction to the Term Loan Agent or its designee on account of a credit bid of some or all of the Term Loan Claims, which credit bid is selected by the Debtors as the highest and best bid for the Purchased Assets as set forth in the Bidding Procedures Order and as approved by the Bankruptcy Court pursuant to the Sale Order.
Waterfall Recovery	Distributable Proceeds shall be allocated and paid to the Holders of Claims or Interests, as applicable, until paid in full from time to time in the following priority (in each case on a Pro Rata basis): (a) first, on account of Allowed Administrative Priority Claims, DIP Facility Claims, and Priority Tax Claims, (b) second, on account of Allowed Other Secured Claims; (c) third, on account of Allowed Other Priority Claims; [(d) fourth, on account of Allowed Term Loan Claims;] (v) fifth, on account of any Allowed General Unsecured Claims that are not assumed by the Purchaser; and (e) sixth, on account of Allowed Section 510(b) Claims and Allowed Akorn Interests.

Exhibit F

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Akorn, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Term Lenders, including the transferor to the Transferee of any Term Loan Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Term Lender” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Signature:
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan Claims

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.